As filed with the Securities and Exchange Commission on February 2, 2001
                                        Registration Statement No. 333-_________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             -----------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             -----------------------
                                ANDRX CORPORATION
             (Exact name of registrant as specified in its charter)

            Delaware                                    65-1013859
   (State or other jurisdiction                      (I.R.S. Employer
of incorporation or organization)                   Identification No.)

                                  Alan P. Cohen
                             Chief Executive Officer
                                Andrx Corporation
                                4955 Orange Drive
                              Davie, Florida 33314
                                 (954) 584-0300
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices and agent for service of process)
                       -----------------------------------
                          Copies of communications to:
                              Dale S. Bergman, P.A.
                                Broad and Cassel
                          201 South Biscayne Boulevard
                              Miami, Florida 33131
                            Telephone: (305) 373-9400
                           Telecopier: (305) 373-9443
                       -----------------------------------
        Approximate date of commencement of proposed sale to the public:
         As soon as practicable after this Registration Statement becomes effective and the satisfaction or waiver of all other conditions to the merger described in this proxy statement/prospectus forming part of this Registration Statement.
         If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]
         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                       -----------------------------------

                       CALCULATION OF REGISTRATION FEE(1)
=============================================================================================================================
                                                            Proposed Maximum       Proposed Maximum
          Title of Each Class              Amount to be      Offering Price       Aggregate Offering         Amount of
    of Securities to be Registered          Registered        Per Share(2)              Price           Registration Fee(3)
-----------------------------------------------------------------------------------------------------------------------------
Cybear Group common stock
$.001 par value per share.........         11,731,459              $0.61               $7,156,190                $1,789.05
=============================================================================================================================

(1) Represents the maximum number of shares of Cybear Group common stock to be issued in connection with the transaction.
(2) Estimated pursuant to paragraph (c) of Rule 457 under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee on the basis of the high and low sales prices for a share of common stock on the Nasdaq National Market on January 26, 2001.
(3)  Calculated by multiplying .000250 by the proposed maximum offering price.

                       -----------------------------------

         The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a), of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.
================================================================================

                         SPECIAL MEETING OF STOCKHOLDERS

Dear Mediconsult Stockholder,

         The boards of directors of Andrx Corporation and Mediconsult.com, Inc. have approved a merger agreement that will result in Mediconsult becoming a wholly-owned subsidiary of Andrx Corporation. If the merger is completed, you will receive shares of the class of Andrx Corporation common stock, which tracks the Internet business of Andrx Corporation, known as the Cybear Group, and is referred to as Cybear tracking stock, in exchange for your shares of Mediconsult common stock. The Cybear Group, includes Andrx Corporation's Cybear Inc. subsidiary and, upon completion of the merger, will include Mediconsult. We expect that the merger will be tax-free to you and Andrx Corporation. The boards of directors of Andrx Corporation and Mediconsult believe that the merger should provide benefits to both Mediconsult and Andrx Corporation.

         Mediconsult stockholders will receive, in the aggregate and subject to adjustment, 11,731,459 shares of Cybear tracking stock in the merger, or approximately 42.9% of the issued and outstanding shares of Cybear tracking stock following the merger. You will receive 0.1430 shares, subject to adjustment, of Cybear tracking stock for each share of Mediconsult common stock you own. Under the merger agreement, options and warrants to purchase Mediconsult common stock that are outstanding immediately before the effective time of the merger will be assumed by Andrx Corporation and converted into options and warrants to purchase Cybear tracking stock at the rate of 0.1430 shares, subject to adjustment, of Cybear tracking stock for each share of Mediconsult common stock into which your option or warrant is convertible. The merger is subject to several conditions, including the restructuring of certain obligations and the amendment of certain agreements of Mediconsult.

         The number of shares of Cybear tracking stock you will receive in the merger is subject to adjustment. By adopting the merger agreement, Mediconsult stockholders agree that 20% of the total number of shares of Cybear tracking stock to be issued in the merger will not be issued until a balance sheet as of the closing date of the merger is agreed upon by Andrx Corporation and Mediconsult. Consequently, the exact number of shares of Cybear tracking stock Mediconsult's stockholders will receive may be less than 11,731,459 but not less than 9,385,723. We anticipate that immediately after the merger, approximately 42.9% of the outstanding shares of Cybear tracking stock will be held by former Mediconsult stockholders or noteholders. The exact percentage will depend on the adjustment made, if any.

         Andrx Corporation and Mediconsult also entered into a credit agreement which is more fully described herein.

         The board of directors of Mediconsult has unanimously approved the merger and the merger agreements and determined that the merger is advisable, fair to and in the best interests of Mediconsult and its stockholders. The merger cannot be completed unless the Mediconsult stockholders adopt the merger agreement by the vote of the holders of a majority of the outstanding shares of Mediconsult common stock. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you attend the special meeting, you may vote in person even if you previously returned your proxy. To adopt the merger agreement, you MUST vote "FOR" the proposal by following the instructions stated on the enclosed proxy card. If you do not vote at all, it will in effect count as a vote against the proposal. We urge you to vote FOR the merger.

         Robert A. Jennings, a principal stockholder, and JHC Limited, an entity controlled by Mr. Jennings, together representing 12,597,752 shares of Mediconsult common stock or 22.6% of the outstanding shares of Mediconsult common stock have already agreed to vote in favor of the merger.

         Please see pages __ through __ for a description of risk factors that may affect the value of the Cybear tracking stock to be issued to you in the merger, along with other risk factors pertaining to the merger that you should consider.

         This document provides you with detailed information about the merger. We encourage you to read this document carefully in its entirety.

                                                     Sincerely yours,

                                                     Ian D. Sutcliffe
                                                     Chief Executive Officer
                                                     Mediconsult.com, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or the Cybear tracking stock to be issued in the merger or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

         This proxy statement/prospectus is dated February __, 2001, and was first mailed to stockholders on or about February __, 2001.

                              MEDICONSULT.COM, INC.

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MARCH __, 2001

To the Stockholders of Mediconsult.com, Inc.:

         We will hold a special meeting of stockholders of Mediconsult.com, Inc., a Delaware corporation, at the offices of Mediconsult, whose address is 560 White Plains Road, Tarrytown, New York, at 10:00 A.M. local time, on March __, 2001 for the following purposes:

         1. To consider and vote upon a proposal to adopt a merger agreement under which:

         o Mediconsult will merge with a wholly-owned subsidiary of Andrx Corporation, a Delaware corporation newly formed by Andrx Corporation for this purpose, and become a wholly-owned subsidiary of Andrx Corporation,

         o Each outstanding share of Mediconsult's common stock will be converted into 0.1430, subject to adjustment, of a share of the class of Andrx Corporation common stock which tracks the Internet business of Andrx Corporation, known as Cybear Group, and is referred to as Cybear tracking stock, and

         o Ian D. Sutcliffe, currently Chief Executive Officer and a director of Mediconsult, will be appointed as the representative of the Mediconsult stockholders to act on behalf of the Mediconsult stockholders in connection with the merger and any possible adjustments to the number of shares of Cybear tracking stock you will receive as referred to in the merger agreement.

         2. To transact such other business as may properly come before the meeting or any agreements or postponements thereof.

         Only stockholders of record at the close of business on January 31, 2001 are entitled to notice of and to vote at the special meeting and any adjournments or postponements thereof. YOUR VOTE IS VERY IMPORTANT. Adoption of the merger agreement proposal described in the attached proxy statement/prospectus at the Mediconsult special meeting requires the favorable vote of the holders of a majority of the outstanding shares of Mediconsult common stock.

         Whether or not you expect to be present, please sign, date and return the enclosed proxy card in the pre-addressed envelope provided for that purpose as promptly as possible. No postage is required if mailed in the United States. Please do not send in your stock certificates at this time. If the merger is consummated, Andrx Corporation will send you instructions explaining how to exchange your shares for Cybear tracking stock.

                                           By Order of the Board of Directors,

                                           E. Michael Ingram, Secretary

Tarrytown, New York
February __, 2001

All Stockholders Are Invited To Attend The Special Meeting In Person. Those Stockholders Who Are Unable To Attend Are Respectfully Urged To Execute And Return The Enclosed Proxy Card As Promptly As Possible. Stockholders Who Execute A Proxy Card May Nevertheless Attend The Special Meeting, Revoke Their Proxy And Vote Their Shares In Person.

The Board Of Directors Of Mediconsult Has Unanimously Approved The Merger And The Merger Agreement And Determined That The Merger Is Advisable, Fair To And In The Best Interests Of Mediconsult And Its Stockholders. After Careful Consideration, The Mediconsult Board Of Directors Unanimously Recommends That The Mediconsult Stockholders Vote "FOR" The Adoption Of The Merger Agreement Proposal.

                                TABLE OF CONTENTS

                                                                                                               PAGE

SUMMARY..........................................................................................................1
SELECTED CONSOLIDATED FINANCIAL DATA.............................................................................8
ANDRX CORPORATION AND SUBSIDIARIES UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA....................13
UNAUDITED COMPARATIVE PER SHARE INFORMATION.....................................................................25
RISK FACTORS....................................................................................................26
         Risks Related to the Merger............................................................................26
         Risks Related to Cybear................................................................................26
         Risks Related to Andrx.................................................................................33
         Risks Associated With Having Two Classes of Common Stock...............................................38
NOTE REGARDING FORWARD-LOOKING STATEMENTS.......................................................................44
WHO CAN HELP ANSWER YOUR QUESTIONS..............................................................................44
WHERE YOU CAN FIND MORE INFORMATION.............................................................................44
PRICE RANGE OF EXISTING COMMON STOCKS AND DIVIDEND INFORMATION..................................................46
THE STOCKHOLDERS MEETING........................................................................................48
         The Mediconsult Special Meeting........................................................................48
         Voting of Proxies......................................................................................48
         Abstentions; Broker Non Votes..........................................................................49
         Solicitation of Proxies................................................................................49
         Stock Certificates.....................................................................................50
THE MERGER AND THE MERGER AGREEMENT.............................................................................51
         Description of the Merger..............................................................................51
         Background of the Merger...............................................................................51
         Opinion of Mediconsult's Financial Advisor.............................................................53
         Recommendation of Mediconsult's Board of Directors.....................................................57
         Interests of Certain Directors, Officers and Affiliates in the Merger..................................57
         Description of Andrx Corporation Capital Stock.........................................................58
         Description of Management and Allocation Policies......................................................68
         Comparison of Stockholder Rights.......................................................................72
         Certain Anti-Takeover Provisions.......................................................................75
         United States Federal Income Tax Considerations........................................................75
         Principal Provisions of the Merger Agreement...........................................................77
         Interim Financing......................................................................................86
         Appraisal Rights.......................................................................................87
         Accounting Treatment...................................................................................90
         Stock Exchange Listings................................................................................90

                                TABLE OF CONTENTS
                                  (continued)

                                                                                                               PAGE
         Stock Transfer and Exchange Agent......................................................................90
         Exchange Procedures....................................................................................90
         Financial Advisor......................................................................................91
MANAGEMENT'S DISCUSSION AND ANALYSIS OF CONDITION AND RESULTS OF OPERATIONS OF MEDICONSULT......................92
         Introduction...........................................................................................92
         Background.............................................................................................92
         Revenue Sources........................................................................................93
         Marketing and Sales Initiatives........................................................................94
         Visitor Traffic........................................................................................94
         Corporate..............................................................................................95
         Stock Options and Warrants.............................................................................95
         Results of Operations..................................................................................96
         Quarterly Results of Operations Data...................................................................98
         Liquidity and Capital Resources.......................................................................104
         Impact of Recent Accounting Pronouncements............................................................107
BUSINESS OF MEDICONSULT........................................................................................108
         Overview..............................................................................................108
         Industry Background...................................................................................108
         The Solution..........................................................................................109
         Mediconsult Strategy..................................................................................109
         Products and Services.................................................................................111
         Joint Ventures, Strategic Acquisitions and Relationships..............................................111
         Sales and Marketing...................................................................................113
         Infrastructure, Operations and Technology.............................................................113
         Competition...........................................................................................113
         Intellectual Property, Proprietary Rights and Domain Names............................................114
         Human Resources.......................................................................................115
         Government Regulation and Legal Uncertainties.........................................................115
         Description of Property...............................................................................117
         Legal Proceedings.....................................................................................117
BENEFICIAL SECURITY OWNERSHIP OF MEDICONSULT...................................................................119
EXPENSES OF SOLICITATION.......................................................................................120
LEGAL AND TAX OPINIONS.........................................................................................120
EXPERTS........................................................................................................120


                               TABLE OF CONTENTS
                                  (continued)

                                                                                                              PAGE
INDEX TO FINANCIAL STATEMENTS.................................................................................F-1
MEDICONSULT.COM, INC. INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS' REPORT
 AND FINANCIAL STATEMENTS.....................................................................................F-2

LIST OF ANNEXES

ANNEX A           AGREEMENT AND PLAN OF MERGER
ANNEX B           OPINION OF MCFARLAND DEWEY & CO., LLC.
ANNEX C           ANDRX CORPORATION CERTIFICATE OF INCORPORATION
ANNEX D           ANDRX CORPORATION MANAGEMENT AND ALLOCATION POLICIES
ANNEX E           SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

                   -------------------------------------------

         In September 2000, Andrx Corporation reorganized and acquired the outstanding shares of common stock of Cybear Inc. that it did not own, reincorporated in Delaware and created two new classes of common stock:

         o Andrx common stock, to track the performance of the Andrx Group, which includes Andrx Corporation and subsidiaries, other than its Cybear Inc. subsidiary and certain potential future Internet businesses of Andrx Corporation; and
         o Cybear tracking stock, to track the performance of the Cybear Group, which includes Cybear Inc., its subsidiaries, certain potential future Internet businesses of Andrx Corporation, and upon completion of the merger will include Mediconsult.

         As used in this proxy statement/prospectus, "Andrx Corporation" refers to Andrx Corporation and all of its subsidiaries. "Andrx" refers to Andrx Corporation and all of its subsidiaries prior to the September 2000 reorganization and to Andrx and its subsidiaries, other than Cybear Inc. after the reorganization. "Cybear" refers to Cybear Inc. and its subsidiaries prior to and following the reorganization. "Mediconsult" refers to Mediconsult.com, Inc. and its subsidiaries. "We" refers to Andrx Corporation and Mediconsult, collectively.

         The information in this proxy statement/prospectus with respect to Andrx Corporation gives effect to the two-for-one stock splits in June 1999 and April 2000 of the Andrx common stock.

                                     SUMMARY

         This summary contains selected information from this document and may not contain all of the information that is important to you. To understand the merger fully, we strongly encourage you to read this entire document carefully, including the annexes, and the documents to which we refer. A list of documents that Andrx Corporation incorporates by reference appears under the heading "Where You Can Find More Information."

                                  The Companies

Andrx Corporation
4955 Orange Drive
Davie, Florida 33314
Telephone: (954) 584-0300

         Andrx formulates and commercializes controlled-release oral pharmaceuticals using its proprietary drug delivery technologies. Andrx markets and sells Cartia XT(R) and Diltia XT(R), its generic or bioequivalent versions of Cardizem(R) CD and Dilacor XR(R).

         Andrx has eight proprietary drug delivery technologies that it has patented for certain applications or for which it has filed for patent protection for certain applications. Andrx believes its technologies are flexible and can be modified to apply to a variety of pharmaceutical products. Andrx uses its proprietary drug delivery technologies and formulation skills to develop:

         o bioequivalent versions of selected controlled-release brand name pharmaceuticals; and

         o brand name controlled-release formulations of existing immediate-release or controlled-release drugs where it believes that the application of Andrx's drug delivery technologies may improve the efficacy or other characteristics of those products.

         Controlled-release drug delivery technologies generally provide more consistent and appropriate drug levels in the bloodstream than immediate-release dosage forms and may improve drug efficacy and reduce side effects by releasing drug dosages at specific times and in specific locations in the body. These technologies also allow for the development of "patient friendly" dosage forms, which reduce the number of times a drug must be taken, thus improving patient compliance.

         Through its distribution operations, Andrx also sell drugs manufactured by third parties primarily to independent pharmacies, pharmacy chains which do not maintain their own central warehousing facilities and pharmacy buying groups.

         Cybear is an information technology company that is using the Internet to improve the efficiency of clinical, administrative and communications tasks associated with patient care from providers through the secure and reliable transmission of this information.

Mediconsult.com, Inc.
560 White Plains Road
Tarrytown, New York 10591
Telephone: (914) 332-6100

         Mediconsult.com, Inc. is a provider of solutions using the Internet to educate and connect doctors and patients. Mediconsult's websites and Internet services educate physicians, educate chronic patients and enable more effective doctor-patient relationships. Mediconsult provides doctors and patients with access to relevant communities, reliable tools and quality medical information that Mediconsult believes save doctors time and improve health outcomes for their patients.

         Mediconsult's focus is on the chronic medical conditions that are the cause of the majority of healthcare spending. By fostering communities of physicians and patients centered on prevalent medical conditions and health issues, we believe that Mediconsult creates significant opportunities for pharmaceutical and other healthcare companies to effectively reach physician and patient audiences using Internet-based medical education, marketing and sponsorship programs.

The Merger (See page ____)

         The boards of directors of Andrx Corporation and Mediconsult approved a merger agreement that will result in Mediconsult's becoming part of Cybear. If the merger is completed, you will receive shares of Cybear tracking stock in exchange for your shares of Mediconsult common stock. We strongly encourage you to read the merger agreement, attached as Annex A to this document, carefully because it is the legal document that governs the merger.

         You will receive, in the aggregate and subject to adjustment, approximately 11,731,459 shares of Cybear tracking stock in the merger, or approximately 42.9% of the issued and outstanding shares of Cybear tracking stock following the merger. You will receive 0.1430 shares, subject to adjustment, of Cybear tracking stock for each share of Mediconsult common stock you own. Under the merger agreement, options and warrants to purchase Mediconsult common stock that are outstanding immediately before the effective time of the merger will be assumed by Andrx Corporation and converted into options and warrants to purchase Cybear tracking stock at the rate of 0.1430 shares, subject to adjustment, of Cybear tracking stock for each share of Mediconsult common stock into which your option or warrant is convertible. The merger is subject to several conditions, including the restructuring of certain obligations and amendment of certain agreements of Mediconsult. The number of shares of Cybear tracking stock Mediconsult's stockholders will receive is, however, subject to adjustment. Therefore, the exact number of shares of Cybear tracking stock Mediconsult stockholders will receive may be less than 11,731,459 but not less than 9,385,723.

         We anticipate that immediately after the merger, approximately 42.9% of the outstanding shares of Cybear tracking stock will be held by former Mediconsult stockholders and parties who will receive shares of Mediconsult common stock prior to the merger in connection with the restructuring of certain obligations and amendment of certain agreements. The exact percentage will depend on the adjustment made, if any.

Risks Involved with the Merger (See page ____)

         An investment in Cybear tracking stock involves a high degree of risk. You should carefully consider the risk factors set forth in the section entitled "Risk Factors."

Special Meeting (See page_____)

         Record Date; Voting Power

         If you are a Mediconsult stockholder, you are entitled to vote at the special meeting if you owned shares of Mediconsult common stock as of the record date for that special meeting, which was the close of business on January 31, 2001.

         On January 31, 2001, there were 55,690,636 shares of Mediconsult common stock outstanding. For each share of Mediconsult common stock owned on that date, Mediconsult stockholders will have one vote at the special meeting.

         Quorum; Required Vote of Mediconsult Common Stockholders

         The holders of a majority of the outstanding shares of Mediconsult common stock must be present, in person or by proxy, at the special meeting for there to be a quorum. The merger requires the approval by a majority of all of the outstanding shares of Mediconsult common stock entitled to vote at the Mediconsult special meeting. If you fail to vote or abstain from voting, it has the effect of a vote against the merger. Robert A. Jennings, a principal stockholder and director, and JHC Limited, an entity controlled by Mr. Jennings, together representing 12,597,752 shares of Mediconsult common stock or 22.6% of the outstanding shares of Mediconsult common stock, have already agreed to vote in favor of the merger. As of January 31, 2001, Andrx Corporation, its directors and executive officers, and their affiliates, held no shares of Mediconsult common stock.

         Share Ownership of Management and Directors

         On January 31, 2001, directors and executive officers of Mediconsult owned and were entitled to vote 15,383,752 shares of Mediconsult common stock, or approximately 27.2% of the Mediconsult common stock outstanding on that date.

Mediconsult's Reasons for the Merger (See page ___)

         At the meeting held by the Mediconsult board of directors on January 9, 2001, the Mediconsult board of directors, by a unanimous vote of all directors, determined that the terms of the merger were advisable, fair to, and in the best interests of, Mediconsult and its stockholders, approved the merger agreement and authorized and directed certain executive officers to execute the merger agreement on behalf of Mediconsult.

         Mediconsult executed the merger agreement on January 9, 2001 and issued a press release announcing the merger agreement and the transactions contemplated therein on January 10, 2001.

         Accordingly, the Mediconsult board of directors, having unanimously approved the merger agreement and determined that the merger is advisable, fair to, and in the best interests of, Mediconsult and its stockholders, recommends that the Mediconsult stockholders vote FOR adoption of the merger agreement.

         The decision of the Mediconsult board of directors to approve the merger agreement on January 9, 2001, followed several months of exploring and analyzing the various strategic and financial alternatives available to Mediconsult. During this period, the Mediconsult board of directors met numerous times and reviewed in detail the business, results of operations and prospects of Mediconsult.

         In making its recommendation to the Mediconsult stockholders with respect to the merger, the Mediconsult board of directors considered a number of factors. These factors, to which no relative weights have been assigned, include the following:

         o The investigation and review by the Mediconsult board of directors of the merger;

         o The knowledge and review by the Mediconsult board of directors and its advisors of the current business, assets and financial condition and future prospects of Mediconsult, including its working capital deficit;

         o The information provided to the Mediconsult board of directors by the officers of Mediconsult with respect to the financial terms and other aspects of the merger;

         o The presentation of McFarland Dewey & Co., LLC, Mediconsult's financial advisor, delivered to the Mediconsult board of directors at its meetings on January 4, 2001 and

              January 9, 2001, including McFarland Dewey's written opinion, dated January 9, 2001, that, as of such date, and based upon and subject to the assumptions, limitations and qualifications set forth in such opinion, the exchange ratio, including any adjustment, is fair to the Mediconsult stockholders from a financial point of view (see "-- Opinion of Mediconsult's Financial Advisor");

         o The review of the material terms and conditions of the merger as reflected in the merger agreement, including the amount and form of consideration;

         o The review of the material terms and conditions of the interim financing provided to Mediconsult by Cybear, including the amount of the principal, the interest rate, the maturity date, the fact that the loan would be evidenced by a note secured by the assets and common stock of Physicians' Online, Inc., a wholly-owned subsidiary of Mediconsult, as well as warrants to purchase shares of Mediconsult's common stock;

         o Alternatives to the merger, including a proposed strategic transaction with a third party other than Andrx Corporation, the risks of liquidation and other alternatives that are less attractive for Mediconsult stockholders;

         o The fact that the combined companies will be positioned to service the growing needs of the on-line healthcare industry and hope to expand upon their relationships with key clients and to attract additional client relationships by offering a complete range of on-line services;

         o The structure of the merger, which would permit holders of Mediconsult common stock (except for the holders of notes) to convert all of their shares of Mediconsult common stock on a tax-free basis; and

         o Such other matters as the Mediconsult board of directors deemed appropriate or necessary in considering the merger.

Opinion of McFarland Dewey (See page __)

         An opinion was rendered to Mediconsult's board of directors by McFarland Dewey, as to the fairness, from a financial point of view, of the exchange ratio to the Mediconsult's stockholders in the merger. The Mediconsult board of directors received an oral opinion on January 9, 2001, subsequently confirmed in writing as of the same date, from McFarland Dewey to the effect that, as of the date of the opinion and based upon and subject to the matters described in the opinion, the exchange ratio is fair, from a financial point of view to the holders of Mediconsult common stock. We have included this opinion as Annex B to this document.

         The opinion is directed to the Mediconsult's board of directors and is not a recommendation to stockholders with respect to any matter relating to the merger. We urge you to read carefully the opinion in its entirety.

Recommendations to Stockholders (See page ____)

         The Mediconsult's board of directors believes that the merger is advisable, fair to and in the best interests of Mediconsult and for its stockholders and unanimously recommends that Mediconsult's stockholders vote FOR the merger.

United States Federal Income Tax Considerations (See page __)

         We believe that for U.S. federal income tax purposes, the Mediconsult stockholders generally should not recognize any gain or loss as a result of the merger, except with respect to cash received by the Mediconsult stockholders in lieu of fractional shares of Cybear tracking stock and any cash paid to dissenting stockholders.

         The U.S. federal income tax consequences are summarized below under the heading "United States Federal Income Tax Considerations." Tax matters are very complex and the tax consequences of the merger to you could depend on the facts of your own situation. We urge you to consult your tax advisors for a full description of the tax consequences of the merger to you.

Appraisal Rights (See page____)

         Mediconsult is a Delaware corporation. If the Cybear tracking stock is not listed for trading on the Nasdaq National Market on the effective date of the merger, the Mediconsult stockholders will have the right to an appraisal of the value of their shares of Mediconsult common stock, if any. If the Cybear tracking stock is listed for trading on the Nasdaq National Market on the effective date of the merger, the Mediconsult stockholders will have no appraisal rights. Nasdaq has recently notified Andrx Corporation that the Cybear tracking stock is not in compliance with the continued listing requirements.

         If appraisal rights exist, any Mediconsult stockholder who does not wish to receive the 0.1430 shares of Cybear tracking stock for each share of Mediconsult common stock he, she or it holds in connection with the merger has the right under Delaware law to have the "fair value" of his, her or its shares determined by the Delaware Chancery Court. This "right of appraisal" is subject to a number of restrictions and technical requirements. Generally, in order to exercise appraisal rights:

         o    you must not vote in favor of the merger; and

         o you must make a written demand for appraisal in compliance with Delaware law before the vote on the merger.

         Merely voting against the merger will not protect your right of appraisal. Annex E to this proxy statement/prospectus contains the Delaware statutory provision relating to your appraisal rights. Failure to follow all of the steps required by this provision will result in the loss of your appraisal rights. The Delaware law requirements for exercising appraisal rights are explained on pages ____ to ____ of this proxy statement/prospectus.

Accounting Treatment (See page __)

         The acquisition of the shares of Mediconsult common stock from the Mediconsult stockholders will be accounted for by Andrx Corporation as a purchase of a business. Under this method of accounting, the assets and liabilities of Mediconsult acquired by Andrx Corporation will be recorded at their fair value, and any excess of Andrx Corporation's purchase price over the fair value will be accounted for as goodwill, which will be amortized over no more than five years and allocated to Cybear.

Principal Provisions of the Merger Agreement (See page __)

         The merger agreement contemplates the merger of a wholly-owned subsidiary of Andrx Corporation with and into Mediconsult, with Mediconsult surviving the merger. Upon the consummation of the merger, Mediconsult will become a wholly-owned subsidiary of Andrx Corporation and part of Cybear. The merger will become effective on the date and time that the certificate of merger is filed with the Delaware Secretary of State or such other date and time specified in the certificate of merger.

         The merger agreement contains representations and warranties by Andrx Corporation, a wholly-owned subsidiary and Mediconsult which are customary for agreements of this nature. The merger agreement also contains customary covenants. Some of the covenants include:

         o Mediconsult's agreement to obtain an agreement from Robert A. Jennings, a director and principal stockholder of Mediconsult, and from JHC Limited, an entity controlled by Mr. Jennings, to vote in favor of the merger.

         o Andrx Corporation's agreement to cause Cybear Inc. to provide Mediconsult with up to $2,000,000 in interim financing to fund its operating activities until the consummation of the merger or termination of the merger agreement.

         o Mediconsult's agreement that it will not solicit, initiate or encourage or take any action which would facilitate a takeover proposal or engage in negotiations or disclose any nonpublic information or give access to its properties, books or records to any person who is considering making or has made a takeover proposal. Mediconsult may engage in negotiations, however, under certain conditions.

         The merger will be completed only if specific conditions are satisfied or waived, including the restructuring of certain obligations and amendment of certain agreements.

         The merger agreement can be terminated at any time before the merger is completed. In certain circumstances, Mediconsult has agreed to pay Andrx Corporation a termination fee of $1,000,000 and granted to Andrx Corporation a breakup warrant to purchase up to 19.9% of Mediconsult's common stock as of the termination date. The termination fee and the breakup warrant, along with the nonsolicitation provisions, may discourage third parties who are interested in acquiring a significant stake in Mediconsult, and these provisions are intended by Andrx Corporation to increase the likelihood that the merger will be completed.

Description of Andrx Corporation Capital Stock (See page __)

         Andrx Corporation's capital structure consists of two classes of common stock, Andrx common stock and Cybear tracking stock, and preferred stock. Andrx Corporation's certificate of incorporation sets forth the details of this capital structure and is attached as Annex C to this document. We strongly encourage you to read the certificate of incorporation carefully in its entirety because the certificate of incorporation governs your rights as a holder of the Cybear tracking stock.

         The certificate of incorporation provides for the following rights and preferences with respect to the two classes of Andrx Corporation capital stock:

Voting Rights

         o On all matters as to which both classes of common stock vote together as a single class, each outstanding share of Andrx common stock will have one vote, and each outstanding share of Cybear tracking stock has a number of votes equal to the quotient of the average market value of a share of Cybear tracking stock divided by the average market value of a share of Andrx common stock during the 20 consecutive trading days ending on the tenth trading day prior to the record date for determination of the stockholders entitled to vote, subject to some exceptions and qualifications. Cybear tracking stock in no event may represent in excess of 25% of the total voting power of all outstanding shares of Andrx Corporation common stock.

Sale of Cybear

         o Upon a sale or other disposition by Andrx Corporation of all or substantially all of the properties and assets of Cybear, Andrx Corporation is required to pay a dividend on the outstanding shares of Cybear tracking stock, redeem some or all of the outstanding shares of Cybear tracking stock or convert outstanding shares of Cybear tracking stock into shares of Andrx common stock, subject to some exceptions more fully described in the description of the Andrx Corporation capital stock.

Optional Conversion

         o At any time after September 8, 2001, or the occurrence of tax-related events, the Andrx Corporation board of directors may convert shares of Cybear tracking stock into Andrx common stock at a specified ratio of market prices.

Dividends

         o Funds available for dividends on Andrx common stock and Cybear tracking stock are limited to the lesser of the amount that would be legally available for the payment of dividends on the stock of such group if the group were a separate company and an amount equal to the funds legally available for the payment of dividends for Andrx Corporation as a whole.

         o Subject to the prior payment of dividends on outstanding shares of preferred stock and the limitations described above, the Andrx Corporation board of directors may choose to declare and pay dividends on either class, or both classes, of common stock, in equal or unequal amounts.

Liquidation

         o In the event of a dissolution or liquidation and winding-up of Andrx Corporation after payment or provision for payment of the debts and other liabilities of Andrx Corporation and full preferential amounts to which holders of preferred stock are entitled, the holders of Andrx Corporation common stock and Cybear tracking stock will be entitled to receive the net assets, if any, of Andrx Corporation remaining for distribution on a per share basis in proportion to the specified liquidation units per share of each class, as more fully described herein. The liquidation rights of holders of the respective classes may not bear any relationship to the relative market values or relative voting rights of the two classes.

Comparative Per Share Market Price and Dividend Information (See page __)

         Cybear tracking stock is quoted on the Nasdaq National Market under the symbol "CYBA." Mediconsult common stock is quoted on the Nasdaq National Market under the symbol "MCNS." On January 8, 2001, the last full trading day prior to public announcement of the proposed merger, the closing price per share of Cybear tracking stock was $0.2031 and the closing price per share of Mediconsult common stock was $0.1562. On January 31, 2001, the most recent practicable date prior to the filing of this document, the closing price per share of Cybear tracking stock was $0.5938 and the closing price per share of Mediconsult common stock was $0.125.

         Andrx Corporation and Mediconsult have been notified by Nasdaq that the Cybear tracking stock and Mediconsult common stock do not meet the requirements for continued listing. Accordingly, both Cybear tracking stock and Mediconsult common stock may be delisted from the Nasdaq National Market for failure to meet the requirements for continued listing. See "Price Range of Common Stocks and Dividend Information."

                      SELECTED CONSOLIDATED FINANCIAL DATA

         The Mediconsult stockholders should read the selected consolidated financial data below in conjunction with the consolidated financial statements and the notes to the financial statements for Mediconsult included herein and for Andrx Corporation and Cybear incorporated by reference. The amounts have been extracted from the companies' financial statements. All amounts are in thousands, except for share and per share amounts.

ANDRX CORPORATION
                                    Nine Months Ended
                                      September 30,                               Years Ended December 31,
                                ------------------------  --------------------------------------------------------------------------
                                    2000       1999           1999            1998           1997           1996           1995
                                ------------------------  -------------  --------------  -------------  -------------  -------------
                                (Unaudited) (Unaudited)
                                                       (in thousands, except for share and per share amounts)
Statement of Income Data (1):
Revenues.......................
   Distributed products........ $   231,653  $   195,246  $    262,402   $    215,903   $    146,237     $    86,721    $    50,468
   Manufactured products.......     133,209       82,981       134,796         11,472          3,324              --             --
   Stipulation fees............          --       70,733        70,733         19,130             --              --             --
   Licensing and other.........      11,443        4,939         8,059            552            137              50            165
                                -----------  -----------   ------------   ------------  -------------    ------------   ------------
     Total revenues............     376,305      353,899       475,990        247,057        149,698          86,771         50,633
                                -----------  -----------   ------------   ------------  -------------    ------------   ------------
Operating expenses.............
   Costs of goods sold.........     214,298      172,326       235,346        188,226        126,802          72,400         41,781
   Selling, general and
     administrative............      41,968       40,608        55,266         30,646         18,934          13,778          9,847
   Research and development....      33,340       16,689        25,697         16,837         11,251           5,066          3,895
   Cybear Inc. Internet
     operating expenses........      22,193       10,626        14,744          4,090          1,473              --             --
   Cybear Inc. merger costs....       2,098           --            --             --             --              --             --
                                -----------  -----------   ------------   ------------  -------------    ------------   ------------
   Total operating expenses....     313,897      240,249       331,053        239,799        158,460          91,244         55,523
                                -----------  -----------   ------------   ------------  -------------    ------------   ------------

Income (loss) from operations..      62,408      113,650       144,937          7,258         (8,762)         (4,473)        (4,890)
Other income (expense).........
   Minority interest...........       4,146        1,593         1,937             85             31              --             --
   Gain on sale of Cybear, Inc.
     shares....................          --          300           643            700             --              --             --
   Interest income.............       8,813        2,154         3,603          1,064          1,585           1,210            339
   Interest expense............        (735)      (1,147)       (1,661)          (380)          (490)           (765)          (636)
                                -----------  -----------   ------------   ------------  -------------    ------------   ------------
Income (loss) before income
   taxes.......................      74,632      116,550       149,459          8,727         (7,636)         (4,028)        (5,187)
Income taxes...................      30,762       42,899        55,405            333             --              --             --
                                -----------  -----------   ------------   ------------  -------------    ------------   ------------
Net income (loss).............. $    43,870  $    73,651   $    94,054    $     8,394    $    (7,636)    $    (4,028)   $    (5,187)
                                ===========  ===========   ============   ============  =============    ============   ============
Andrx Common Stock:
Net income (2)................. $    49,169  $    73,651   $    94,054    $     8,394    $    (7,636)    $    (4,028)   $    (5,187)
                                ===========  ===========   ============   ============  =============    ============   ============
Basic net income (loss) per
   share......................  $      0.75  $      1.19   $      1.52    $      0.14    $     (0.13)    $     (0.08)   $     (0.14)
                                ===========  ===========   ============   ============  =============    ============   ============
Diluted net income (loss) per
   share....................... $      0.72  $      1.13   $      1.45    $      0.13    $     (0.13)    $     (0.08)   $     (0.14)
                                ===========  ===========   ============   ============  =============    ============   ============
Basic weighted average shares
   of common stock outstanding.  65,892,000   61,644,000    61,979,800     60,090,800     56,852,400      48,592,000     37,787,200
                                ===========  ===========   ============   ============  =============    ============   ============
Diluted weighted average shares
   of common stock outstanding.  68,629,000   64,898,000    64,953,200     63,706,800     56,852,400      48,592,000     37,787,200
                                ===========  ===========   ============   ============  =============    ============   ============
Cybear Common Stock (4):
Net loss (3)................... $    (5,299)          --            --             --             --              --             --
                                ===========
Basic & diluted
   net loss per Cybear
   common stock................ $     (0.35)          --            --             --             --              --             --
                                ===========
Basic & diluted
   weighted average
   shares outstanding..........  15,203,000           --            --             --             --              --             --
                                ===========








                                                                                            December 31,
                               September 30,               -------------------------------------------------------------------------
                                   2000                         1999          1998          1997            1996           1995
                               -------------               ------------   ------------  -------------   ------------- --------------
                                (Unaudited)                                              (in thousands)
Balance Sheet Data(1):
Cash, cash equivalents and
  investments
  available-for-sale.........   $   342,727                $    123,418   $     23,092   $    25,543     $   30,320     $    13,841
Working capital..............       446,649                     180,863         51,345        45,144         32,963          14,402
Total assets.................       626,568                     357,954        121,198        90,845         66,538          36,010
Short-term borrowings........            --                      20,226          4,107           546          6,563           6,101
Total shareholders' equity...       542,143                     220,972         72,583        60,861         42,762          18,325


----------------

(1) Certain prior years' amounts have been reclassified to conform with the current year presentation.

(2) Net income attributed to Andrx common stock is based on the consolidated results of Andrx, including the majority ownership of Cybear though September 6, 2000 and the net income of Andrx excluding Andrx' 100% ownership of Cybear from September 7, 2000 to September 30, 2000.

(3) Cybear's net loss for the nine months ended September 30, 2000 reflects only the $5,299 of net loss attributable to the period subsequent to the reorganization (from September 7, 2000 to September 30, 2000).

(4) Cybear tracking stock is common stock of Andrx Corporation, but is designed to reflect the business of Cybear. Holders of Cybear tracking stock have no specific rights to the assets designated to Cybear, as Andrx Corporation continues to hold title to all of Cybear's assets and is responsible for all of its liabilities, regardless of how it allocates assets and liabilities among the classes of common stocks for financial statement presentation purposes. Holders of Cybear tracking stock are therefore subject to the risks of investing in the business, assets and liabilities of Andrx Corporation as a whole. For instance, the assets allocated to each class of common stock are subject to Company-wide claims of creditors and stockholder litigation.

CYBEAR INC.

                                                                                                                   Period From
                                               Nine Months Ended                      Years Ended                 February 5, 1997
                                                 September 30,                        December 31,                (Inception) to
                                         --------------------------------    -------------------------------        December 31,
                                               2000               1999            1999             1998                  1997
                                          --------------   --------------    ------------      -------------      ----------------
                                           (Unaudited)        (Unaudited)
                                                        (in thousands, except for share and per share amounts)
Statement of Operations Data:(1)
Total Revenues............................  $    3,863      $      118       $       270       $        --        $         96
                                           -------------  ---------------   -------------      -------------      ----------------

Operating expenses:
   Cost of Revenues.......................       3,425              12       $        77                --                  --
   Network operations and operations
      support.............................       3,276           2,186             2,790               643                  --
   Product development....................       2,515           2,134             3,058             1,557                 894
   Selling, general and administrative....       6,652           4,685             7,453             1,547                 667
   Depreciation and amortization..........       2,563             901             1,556               139                  65
   Merger costs...........................       1,202              --                --                --                  --
   Other non-recurring charges............       6,022              --                --               285                  --
                                           -------------  ---------------   -------------      -------------      ----------------
Total operating expenses..................      25,655           9,918            14,934             4,171               1,626
                                           -------------  ---------------   -------------      -------------      ----------------

Loss from operations......................     (21,792)         (9,800)          (14,664)           (4,171)             (1,530)
Other income (expenses)...................
   Interest income........................       1,519             684             1,282                --                  --
   Interest expense on advances from
      Andrx...............................          --            (216)             (216)             (210)                (28)
                                           -------------  ---------------   -------------      -------------      ----------------
Loss before income taxes..................     (20,273)         (9,332)          (13,598)           (4,381)             (1,558)
Income tax benefit........................          --           2,824             2,824             1,900                  --
                                           -------------  ---------------   -------------      -------------      ----------------
Net loss..................................  $  (20,273)     $   (6,508)      $   (10,774)      $    (2,481)       $     (1,558)
                                           ============= =================  =============      =============      ================
                                                                                                   December 31,
                                             September 30,                  ------------------------------------------------------
                                                 2000                          1999               1998                  1997
                                            ---------------                 -------------     -------------      -----------------
                                              (Unaudited)                                   (in thousands)
Balance Sheet Data:(1)
Cash, cash equivalents and
investments available-for-sale............. $    18,054                      $  37,994         $         4        $          1
Working capital (deficit)..................      19,671                         39,390              (3,235)             (1,378)
Total assets...............................      44,035                         53,068               3,332                 396
Total liabilities..........................       3,456                          3,091               3,800               1,410
Total shareholders' equity (deficit).......      40,579                         49,978                (468)             (1,015)

-----------------------
(1) Certain prior years' amounts have been reclassified to conform to the current year presentation.


MEDICONSULT

Statement of Operations Data:

                                                   Nine Months Ended
                                                     September 30,                 Years Ended December 31,
                                              ---------------------------   ----------------------------------------  --------------
                                                                                                                      April 23, 1996
                                                                                                                            to
                                                                                                                       December 31,
                                                  2000           1999           1999          1998          1997           1996
                                              ------------   ------------   ------------   -----------   -----------   ------------
Revenues                                      $ 17,270,999   $  3,715,432   $  6,362,226   $ 1,030,934   $   256,374   $         --
                                              ------------   ------------   ------------   -----------   -----------   ------------
   Operating expenses:
   Product and content development              19,753,410      4,641,565      7,574,171     1,316,188       765,864             --
   Marketing, sales and client services         12,143,572      7,661,904     11,934,645     1,811,710     1,130,340        435,637
   General and administrative                    5,679,344      3,332,837      7,055,865     1,012,719       792,213        403,794
   Depreciation and amortization                32,440,039      1,392,204      3,758,210       170,439       132,768             --
   Restructuring charge                          2,830,599             --             --            --            --             --
   Charge for impairment of
     long-lived assets                           8,557,690             --             --            --            --             --
   Fair value of options granted to
     employees                                   1,536,346      1,060,949      2,031,251       275,145        40,235             --
   Fair value of warrants granted to
     third parties                               1,805,347      1,707,611      1,834,175     1,354,000            --             --
                                              ------------   ------------   ------------   -----------   -----------   ------------
   Total operating expenses                     84,746,347     19,797,070     34,188,317     5,940,201     2,861,420        839,431
                                              ------------   ------------   ------------   -----------   -----------   ------------
   Loss from operations                        (67,475,348)   (16,081,638)   (27,826,091)   (4,909,267)   (2,605,046)      (839,431)
   Interest income (expense), net                  122,372      1,168,308      1,542,185            --       (20,000)       (22,667)
                                              ------------   ------------   ------------   -----------   -----------   ------------
   Net loss                                    (67,352,976)   (14,913,330)   (26,283,906)   (4,909,267)   (2,625,046)      (862,098)
   Dividends on preferred stock                         --       (945,505)      (945,505)           --            --             --
                                              ------------   ------------   ------------   -----------   -----------   ------------
   Net loss attributed to common
     stockholders                             $(67,352,976)  $(15,858,835)  $(27,229,411)   (4,909,267)   (2,625,046)      (862,098)
                                              ============   ============   ============   ===========   ===========   ============
   Per common share data:
   Basic and diluted net loss per share       $      (1.28)  $      (0.64)  $      (1.02)  $     (0.27)  $     (0.16)  $      (0.08)
                                              ============   ============   ============   ===========   ===========   ============
   Basic and diluted weighted average
     shares of common stock outstanding         52,654,870     24,882,258     26,711,890    17,910,898    16,729,900     11,137,662
                                              ============   ============   ============   ===========   ===========   ============
Balance Sheet Data: (unaudited)
Cash                                               892,314     33,927,596     22,320,814       135,053       400,949        393,130
Working Capital (deficit)                       (5,879,778)    34,464,200     11,171,076      (593,159)      372,522        (58,811)
Total Assets                                   168,657,992     58,777,278    222,780,950     1,142,383       751,763        760,028
Stockholders' Equity                           155,196,436     56,558,900    206,578,329       278,381       565,526        146,487

                       ANDRX CORPORATION AND SUBSIDIARIES
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

         The unaudited pro forma condensed consolidated balance sheets as of September 30, 2000 and the unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2000 and for the year ended December 31, 1999 give pro forma effect to:

         1. Andrx Corporation's reorganization which occurred on September 7, 2000. The reorganization created two classes of Andrx Corporation common stock: Cybear tracking stock, to separately track the performance of Cybear, and Andrx common stock, to track the performance of Andrx Corporation and Subsidiaries, other than its ownership of Cybear.

         2. The planned merger of Mediconsult with a wholly-owned subsidiary of Andrx Corporation. Upon completion of the merger, Mediconsult will be wholly-owned by Andrx Corporation and its results will be included in Cybear.

         Two sets of pro forma condensed consolidated financial data are being presented; Andrx Corporation and Cybear. The unaudited pro forma condensed consolidated balance sheets include the effects of the merger as if it occurred as of September 30, 2000. Andrx Corporation's and Cybear's historical balance sheets as of September 30, 2000 already include the effects of the reorganization. The unaudited pro forma condensed consolidated statements of operations give effect to the reorganization and the merger as if they had occurred at the beginning of the periods presented.

         Andrx Corporation is presenting the consolidated financial information of Cybear in these Cybear unaudited pro forma condensed consolidated financial statements. Cybear tracking stock is common stock of Andrx Corporation, but is designed to reflect the business of Cybear. Holders of Cybear tracking stock have no specific rights to the assets designated to Cybear, as Andrx Corporation continues to hold title to all of Cybear's assets and is responsible for all of its liabilities, regardless of how it allocates assets and liabilities among the classes of common stocks for financial statement presentation purposes. Holders of Cybear tracking stock are therefore subject to the risks of investing in the business, assets and liabilities of Andrx Corporation as a whole. For instance, the assets allocated to each class of common stock are subject to Company-wide claims of creditors and stockholder litigation.

         The unaudited pro forma condensed consolidated financial data is provided for informational purposes only and is not necessarily indicative of the results of operations or financial position had the transactions assumed therein occurred, nor is it necessarily indicative of the results of operations that may be expected to occur in the future. Consummation of the merger is subject to various conditions, including approval by stockholders of Mediconsult. In addition to stockholder approval, the transaction will be subject to other conditions, and accordingly, no assurance can be given that this transaction will be consummated. Furthermore, the unaudited pro forma condensed consolidated financial data is based upon assumptions that Andrx Corporation believes are reasonable and should be read in conjunction with the unaudited consolidated financial statements and the accompanying notes thereto included in Andrx Corporation's and Mediconsult's Quarterly Reports on Form 10-Q for the nine months ended September 30, 2000 and the consolidated financial statements and accompanying notes thereto, included in Andrx Corporation's, Cybear's and Mediconsult's Annual Reports on Form 10-K for the year ended December 31, 1999.

                       ANDRX CORPORATION AND SUBSIDIARIES
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS
                               SEPTEMBER 30, 2000
                                 (in thousands)

                                          Historical                                               Pro Forma
                                 -----------------------------   ------------------------------------------------------------------
                                                                                                                          Cybear
                                                                     Purchase            Andrx         Andrx Group        Group
                                   Andrx                             Accounting       Corporation       Including       Including
                                  Corporation     Mediconsult       Adjustments    Including Merger      Merger           Merger
                                 -------------   -------------    -------------    ----------------  -------------    ------------
ASSETS
Current assets
  Cash and cash equivalents       $   130,549      $        892     $         -      $  131,441       $   126,779      $    4,662
  Investments available-for-sale,
    at market value                   212,178                 -               -         212,178           197,894          14,284
  Accounts receivable, net             76,649             5,602               -          82,251            75,064           7,187
  Inventories                          82,476                 -               -          82,476            82,476               -
  Deferred income tax
    assets, net                        18,431                 -               -          18,431            18,431               -
  Prepaid and other
    current assets, net                10,791             1,088               -          11,879             8,966 (G)       4,576
                                 -------------     -------------   --------------    -------------    ------------     -----------
    Total current assets              531,074             7,582               -         538,656           509,610          30,709

Property, plant and
 equipment, net                        67,014             3,477               -          70,491            60,101          10,390
Goodwill and other
  intangibles, net                     13,570           157,599           8,776  (A)     22,346                 -          22,346
                                                                       (157,599) (B)
Other assets, net                      14,910                 -               -          14,910            14,545 (G)         425
                                 -------------     -------------   --------------    -------------    -----------     ------------
     Total assets                 $    626,568     $    168,658     $  (148,823)     $  646,403      $    584,256       $  63,870
                                 =============     =============   ==============    =============   ============     ============

LIABILITIES AND
SHAREHOLDERS' EQUITY
Current liabilities
   Accounts payable and
    accrued liabilities           $    84,425      $     11,127     $     1,602  (C) $   98,504      $    82,692        $  15,812
                                                                          1,350  (D)
  Intercompany payable                      -                 -               -               -                -            1,723(G)
  Notes payable                             -             2,335          (2,335) (E)          -                -                -
                                 -------------     -------------    -------------    ------------   -------------      -----------
    Total current                      84,425            13,462             617          98,504           82,692           17,535
    liabilities

    Total shareholders'
     equity                           542,143           155,196        (155,196) (A)    547,899          501,564           46,335
                                                                          5,756  (F)
                                 -------------     -------------   --------------    ------------   -------------     ------------
    Total liabilities and
     shareholders' equity         $   626,568      $    168,658     $  (148,823)     $  646,403      $   584,256       $   63,870
                                 =============     =============   ==============    ============   =============     ============


    The accompanying notes to the unaudited pro forma condensed consolidated balance sheets are an integral part of these statements.

                       ANDRX CORPORATION AND SUBSIDIARIES
       NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS
                            AS OF SEPTEMBER 30, 2000
             (in thousands, except for share and per share amounts)

A)      Goodwill resulting from the merger is derived as follows:

              Purchase price for Mediconsult                           $5,756
              Historical net assets of Mediconsult at
                September 30, 2000                          (155,196)
              Less elimination of historical Mediconsult
                  goodwill and other intangibles             157,599
              Debt converted into Mediconsult
                common shares prior to closing                (2,335)
                                                            --------
              Adjusted net liabilities acquired                            68
              Restructuring charges                                     1,602
              Transaction costs                                         1,350
                                                                      -------
                                                                       $8,776
                                                                      =======

         $8,776 has been allocated to goodwill and amortized over an estimated life of five years. This results in annual amortization of $1,755. The final allocation of purchase price may differ materially from amounts assumed in the accompanying pro forma information. An increase or decrease of $0.10 in Cybear's common stock price will result in an increase or decrease of approximately $1,151 to annual goodwill and therefore in an increase or decrease of approximately $230 to annual goodwill amortization.

B) Represents the elimination of historical Mediconsult goodwill and other intangibles of $157,599.

C) Reflects $1,602 of restructuring charges in connection with the merger, consisting of severance costs of $925 and lease terminations and payouts of $677. As the effect of the restructuring is non-recurring, it has not been included in the unaudited pro forma condensed consolidated statements of operations.

D)      Reflects transaction costs of $1,350 incurred as a result of the merger.

E) Reflects the conversion of $2,335 of notes payable plus accrued interest, into 26,227,000 shares of Mediconsult common stock prior to the closing of the merger.

F) Reflects the $5,756 purchase price of Mediconsult allocated to goodwill, (approximately 11,512,000 shares of Cybear tracking stock), determined based on the exchange ratio (0.1430) of shares of Cybear tracking stock for each share of Mediconsult common stock pursuant to the merger agreement and an assumed Cybear tracking stock price of $0.50 per share.

G) Includes intercompany transactions between Andrx and Cybear eliminated in historical Andrx Corporation financials which are shown in the respective group financial statements, as follows:

                   Andrx Group  -  Prepaid and other current assets      $1,663
                   Andrx Group  -  Other assets                             $60
                  Cybear Group  -  Intercompany payable                  $1,723

                       ANDRX CORPORATION AND SUBSIDIARIES
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000
             (in thousands, except for share and per share amounts)


                                                                                Pro Forma
                                                                   -----------------------------------
                                                                                            Andrx
                                                Historical                                Corporation
                                                  Andrx            Reorganization          Including         Historical
                                               Corporation          Adjustments          Reorganization      Mediconsult
                                              ------------          ------------          ------------       ------------
Total Revenues                                $    376,305          $         33 (2)      $    376,338       $     17,271
                                              ------------          ------------          ------------       ------------
Operating expenses
  Cost of goods sold                               214,298                   -                 214,298                -
  Selling, general and administrative               41,968                   -                  41,968                -
  Research and development                          33,340                   -                  33,340                -
  Cybear Inc. Internet operating expenses           22,193                   696 (3)            21,724             84,746
                                                                          (1,202)(1)
                                                                              37 (2)
  Reorganization costs                               2,098                (2,098)(1)               -                  -
                                              ------------          ------------          ------------       ------------
 Total operating expenses                          313,897                (2,567)              311,330             84,746
                                              ------------          ------------          ------------       ------------
Income (loss) from operations                       62,408                 2,600                65,008            (67,475)

Other income (expense)
  Minority interest                                  4,146                (4,146)(4)               -                  -
  Interest income                                    8,813                   -                   8,813                122
  Interest expense                                    (735)                  -                    (735)               -
                                              ------------          ------------          ------------       ------------
Income (loss) before income taxes                   74,632                (1,546)               73,086            (67,353)

Income taxes                                        30,762                (3,463)(6)            27,299                -
                                              ------------          ------------          ------------       ------------
Net income (loss)                             $     43,870          $      1,917          $     45,787       $    (67,353)
                                              ============          ============          ============       ============
Net income (loss) used in Andrx and/or
   Mediconsult per share calculations         $     49,169                                $     65,554       $    (67,353)
                                              ============                                ============       ============
Basic income (loss) per share                 $       0.75                                $       0.99       $      (1.28)
                                              ============                                ============       ============
Diluted income (loss) per share               $       0.72                                $       0.96       $      (1.28)
                                              ============                                ============       ============
Basic weighted average shares outstanding       65,892,000                                  65,892,000         52,655,000
                                              ============                                ============       ============
Diluted weighted average shares outstanding     68,629,000                                  68,629,000         52,655,000
                                              ============                                ============       ============
Net loss used in Cybear
  per shares calculations                     $     (5,299)(7)                            $    (19,767)
                                              ============                                ============
Basic and diluted net loss
  per Cybear common stock                     $      (0.35)                               $      (1.30)
                                              ============                                ============
Basic and diluted weighted
  average shares outstanding                    15,203,000                                  15,203,000
                                              ============                                ============

  The accompanying notes to the unaudited condensed consolidated statements of operations are an integral part of these statements

                       ANDRX CORPORATION AND SUBSIDIARIES
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000
             (in thousands, except for share and per share amounts)

                                                                                Pro Forma
                                                        ---------------------------------------------------------
                                                                            Andrx
                                                                         Corporation        Andrx Group       Cybear Group
                                                    Purchase              Including          Including          Including
                                                  Accounting            Reorganization     Reorganization     Reorganization
                                                  Adjustments             and Merger         and Merger        and Merger
                                                  -----------            -------------      ------------      -------------
   Total Revenues                                 $        -             $    393,609       $    372,475       $     21,134
                                                  ------------           ------------       ------------       ------------
 Operating expenses
   Cost of goods sold                                      -                  214,298            210,873              3,425
   Selling, general and  administrative                    -                   41,968             41,968                -
   Research and development                                -                   33,340             33,340                -
   Cybear Inc. Internet operating expenses              (1,536)(8)             75,932                -               75,932
                                                         1,316 (9)
                                                       (30,318)(9)
   Reorganization costs                                                           -                  -                  -
                                                  ------------           ------------       ------------       ------------
  Total operating expenses                             (30,538)               365,538            286,181             79,357
                                                  ------------           ------------       ------------       ------------
 Income (loss) from operations                          30,538                 28,071             86,294            (58,223)

 Other income (expense)
   Minority interest                                       -                      -                  -                  -
   Interest income                                        (193)(10)             8,742              7,294              1,448
   Interest expense                                        -                     (735)              (735)               -
                                                  ------------           ------------       ------------       ------------
 Income (loss) before income taxes                      30,345                 36,078             92,853            (56,775)

 Income taxes                                          (13,632)(11)            13,667             13,667                -
                                                  ------------           ------------       ------------       ------------
Net income (loss)                                 $     43,977           $     22,411       $     79,186       $    (56,775)
                                                  ============           ============       ============       ============
Net income (loss) used in Andrx and/or
    Mediconsult per share calculations                                   $     79,186
                                                                         ============
Basic income (loss) per share                                            $       1.20
                                                                         ============
Diluted income (loss) per share                                          $       1.15
                                                                         ============
Basic weighted average shares outstanding                                  65,892,000
                                                                         ============
Diluted weighted average shares outstanding                                68,629,000
                                                                         ============
Net loss used in Cybear per
  shares calculations                                                    $    (56,775)
                                                                         ============
Basic and diluted net loss per
  Cybear common stock                                                    $      (2.14)
                                                                         ============
Basic and diluted weighted average
  shares outstanding                                                       26,490,000
                                                                         ============

  The accompanying notes to the unaudited condensed consolidated statements of operations are an integral part of these statements

                       ANDRX CORPORATION AND SUBSIDIARIES
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
             (in thousands, except for share and per share amounts)

                                                                                     Pro Forma
                                                                        -----------------------------------
                                                                                                 Andrx
                                                     Historical                                Corporation
                                                       Andrx            Reorganization          Including         Historical
                                                    Corporation          Adjustments          Reorganization      Mediconsult
                                                   ------------          ------------          ------------       ------------

Total Revenues                                     $    475,990          $        -            $    475,990       $      6,362
                                                   ------------          ------------          ------------       ------------


Operating expenses
  Cost of goods sold                                    235,346                   -                 235,346                -
  Selling, general and administrative                    55,266                   -                  55,266                -
  Research and development                               25,697                   -                  25,697                -
  Cybear Inc. Internet operating expenses                14,744                 1,045(3)            15,902              34,188
                                                                                  113(2)
                                                   ------------          ------------          ------------          ------------
 Total operating expenses                               331,053                 1,158               332,211             34,188
                                                   ------------          ------------          ------------          ------------
Income (loss) from operations                           144,937                (1,158)              143,779            (27,826)

Other income (expense)
  Minority interest                                       1,937                (1,937)(4)               -                  -
  Gain on sale of Cybear Inc. shares                        643                  (643)(5)               -                  -
  Interest income                                         3,603                   -                   3,603              1,542
  Interest expense                                       (1,661)                 (216)(2)            (1,877)               -
                                                   ------------          ------------          ------------          ------------
Income (loss) before income taxes                       149,459                (3,954)              145,505            (26,284)

Income taxes                                             55,405                (1,181)(6)            54,224                -
                                                   ------------          ------------          ------------          ------------
Net income (loss)                                        94,054                (2,773)               91,281            (26,284)

Dividends on preferred stock                                -                     -                     -                 (945)
                                                   ------------          ------------          ------------          ------------
Net income (loss) allocated to
  common shareholders                              $     94,054          $     (2,773)         $     91,281       $    (27,229)
                                                   ============          ============          ============          ============
Net income (loss) used in
  Andrx and/or Mediconsult per
  share calculations                                $    105,385                               $    105,924       $    (27,229)
                                                    ============                               ============          ============
Basic income (loss) per share                       $       1.70                               $       1.71       $      (1.02)
                                                    ============                               ============          ============
Diluted income (loss) per share                     $       1.62                               $       1.63       $      (1.02)
                                                    ============                               ============          ============
Basic weighted average
  shares outstanding                                 61,979,800                                  61,979,800            26,711,900
                                                    ============                               ============          ============
Diluted weighted average
  shares outstanding                                 64,953,200                                  64,953,200            26,711,900
                                                    ============                               ============          ============
Net loss used in Cybear per
  shares calculations                              $    (10,774)                              $    (14,643)
                                                    ============                              ============
Basic and diluted net loss
  per Cybear common stock                          $      (0.70)                              $      (1.09)
                                                   ============                               ============
Basic and diluted weighted
  average shares outstanding                         15,470,000                                 13,411,300
                                                   ============                               ============

  The accompanying notes to the unaudited condensed consolidated statements of operations are an integral part of these statements

                       ANDRX CORPORATION AND SUBSIDIARIES
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
             (in thousands, except for share and per share amounts)

                                                                                     Pro Forma
                                                        ------------------------------------------------------------------------
                                                                                  Andrx
                                                                               Corporation        Andrx Group       Cybear Group
                                                          Purchase              Including          Including          Including
                                                        Accounting            Reorganization     Reorganization     Reorganization
                                                        Adjustments             and Merger         and Merger        and Merger
                                                        -----------            -------------      ------------      -------------
Revenues                                           $         -             $    482,352          $    475,720       $      6,632
                                                        ------------          ------------       ------------       ------------
Operating expenses
Cost of goods sold                                           -                  235,346               235,269                 77
Selling, general and administrative                          -                   55,266                55,266                -
Research and development                                     -                   25,697                25,697                -
Cybear Inc. Internet operating expenses                   (2,031)(8)             46,682                -                  46,682
                                                           1,755 (9)
                                                          (3,132)(9)
                                                    ------------           ------------          ------------       ------------
 Total operating expenses                                 (3,408)               362,991               316,232             46,759
                                                    ------------           ------------          ------------       ------------
Income (loss) from operations                              3,408                119,361               159,488            (40,127)

Other income (expense)
  Minority interest                                          -                      -                     -                  -
  Gain on sale of Cybear Inc. shares                         -                      -                     -                  -
  Interest income                                            (43)(10)             5,102                 2,321              2,781
  Interest expense                                           -                   (1,877)               (1,661)              (216)
                                                    ------------           ------------          ------------       ------------
Income (loss) before income taxes                          3,365                122,586               160,148            (37,562)

Income taxes                                              (8,550)(11)            45,674                45,674                -
                                                    ------------           ------------          ------------       ------------
Net income (loss)                                         11,915                 76,912               114,474            (37,562)

Dividends on preferred stock                                 -                     (945)                  -                 (945)
                                                    ------------           ------------          ------------       ------------
Net income (loss) allocated to
  common shareholders                               $     11,915           $     75,967          $    114,474       $    (38,507)
                                                    ============           ============          ============       ============
Net income (loss) used in
  Andrx and/or Mediconsult per
  share calculations                                                       $    114,474
                                                                           ============
Basic income (loss) per share                                              $       1.85
                                                                           ============
Diluted income (loss) per share                                            $       1.76
                                                                           ============
Basic weighted average
  shares outstanding                                                         61,979,800
                                                                           ============
Diluted weighted average
  shares outstanding                                                         64,953,200
                                                                           ============
Net loss used in Cybear per
  shares calculations                                                      $    (38,507)
                                                                           ============
Basic and diluted net loss
  per Cybear common stock                                                  $      (1.69)
                                                                           ============
Basic and diluted weighted
  average shares outstanding                                                 22,780,000
                                                                           ============

  The accompanying notes to the unaudited condensed consolidated statements of operations are an integral part of these statements

                       ANDRX CORPORATION AND SUBSIDIARIES
               NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENTS OF OPERATIONS
         FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND THE YEAR ENDED
                                DECEMBER 31, 1999
             (in thousands, except for share and per share amounts)


1) For the nine months ended September 30, 2000, reflects the elimination of fees and expenses of $2,098 and $1,202 incurred by Andrx and Cybear, respectively, in connection with the reorganization. As the effect of the costs is non-recurring, they have been eliminated in the unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 2000.

2) Reflects eliminations for intercompany transactions between Andrx and Cybear prior to the reorganization.

3) Reflects the additional amortization of reorganization goodwill of $696 for the nine months ended September 30, 2000 and $1,045 for the year ended December 31, 1999. Such goodwill is amortized on a straight-line basis over an estimated life of ten years.

4) Reflects the elimination of the historical minority interest resulting from the minority ownership of Cybear which is eliminated as a result of the reorganization.

5) To eliminate gain on sale of Cybear shares to Cybear's chairman pursuant to an existing subscription agreement.

6) Represents the income tax benefit allocated to Andrx pursuant to the reorganization as follows:

                                                       Nine Months Ended      Year Ended
                                                      September 30, 2000   December 31, 1999
                                                      ------------------   -----------------
Pre-tax pro forma reorganization for Andrx Corporation         $73,086           $145,505
Nondeductible goodwill amortization                                696              1,045
                                                      ------------------   -----------------
Adjusted net income before income taxes                         73,782            146,550
Federal and state statutory rate                                    37%                37%
                                                      ------------------   -----------------
Income tax                                                      27,299             54,224
Historical income tax                                           30,762             55,405
                                                      ------------------   -----------------
Income tax benefit                                            $ (3,463)         $  (1,181)
                                                      ==================   =================

7) Cybear's historical basic and diluted net loss per share for the nine months ended September 30, 2000 reflects only the $5,299 of net loss attributable to the period subsequent to the reorganization (from September 7, 2000 to September 30, 2000). Andrx' historical earnings per share for the nine months ended September 30, 2000 includes its ownership for the period prior to the reorganization (from January 1, 2000 to September 6, 2000).

8) Represents the reversal of compensation expense relating to options granted to Mediconsult employees (as measured by SFAS 123) amounting to $1,536 for the nine months ended September 30, 2000 and $2,031 for the year ended December 31, 1999. Since Andrx Corporation uses APB 25 to account for stock options granted to employees, no compensation charges would have been recorded.

                       ANDRX CORPORATION AND SUBSIDIARIES
               NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENTS OF OPERATIONS
         FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND THE YEAR ENDED
                                DECEMBER 31, 1999
             (in thousands, except for share and per share amounts)


9) Represents amortization of the Mediconsult goodwill resulting from the merger of $1,316 for the nine months ended September 30, 2000 and $1,755 for the year ended December 31, 1999 and the elimination of historical goodwill amortization of $30,318 for the nine months ended September 30, 2000 and $3,132 for the year ended December 31, 1999. (See Note A to the unaudited pro forma condensed consolidated balance sheets)

10) Represents the reversal of interest expense of $193 for the nine months ended September 30, 2000 and $43 for the year ended December 31, 1999 relating to notes payable which will be converted into Mediconsult common stock in connection with the merger.

11) Represents the income tax benefit resulting from historical Mediconsult net losses allocated to Andrx Group pursuant to the terms of the merger as follows:

                                               Nine Months Ended        Year Ended
                                               September 30, 2000    December 31, 1999
                                               -------------------   -----------------
Historical Mediconsult
  loss before income taxes                              $(67,353)          $(26,284)
Historical nondeductible
  goodwill amortization                                   30,318              3,132
Tax effect of other purchase
  accounting adjustments                                     193                 43
                                               -------------------   -----------------
Loss before income taxes                                 (36,842)           (23,109)
Federal and state statutory rate                              37%                37%
                                               -------------------   -----------------
Income tax benefit                                      $(13,632)           $(8,550)
                                               ===================   =================

                                     CYBEAR
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS
                               SEPTEMBER 30, 2000
                                 (in thousands)



                                                                                                    Pro Forma
                                                                                           ------------------------------
                                                                       Historical           Purchase
                                                         ------------------------------    Accounting          Cybear
                                                             Cybear        Mediconsult     Adjustments          Group
                                                         -------------    -------------   --------------     ------------
ASSETS
Current assets:
  Cash and cash equivalents                              $      3,770      $      892     $         -         $    4,662
  Investments available-for-sale, at market value              14,284               -               -             14,284
  Accounts receivable, net                                      1,585           5,602               -              7,187
  Convertible notes receivable, net                             3,000               -               -              3,000
  Prepaid and other current assets                                488           1,088               -              1,576
                                                         -------------     -----------    -------------       -----------
    Total current assets                                       23,127           7,582               -             30,709


Property and equipment, net                                     6,913           3,477               -             10,390


Goodwill and other intangibles, net                            13,570         157,599            8,776  (A)       22,346
                                                                                              (157,599) (B)


Other assets, net                                                 425               -               -                425


                                                         -------------     -----------    -------------       -----------
    Total assets                                         $     44,035      $  168,658     $   (148,823)       $   63,870
                                                         =============     ===========    =============       ===========


LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Accounts payable and accrued liabilities              $      1,733      $   11,127     $      1,602  (C)   $   15,812
                                                                                                 1,350  (D)
   Intercompany payable                                         1,723               -               -              1,723
   Notes payable                                                    -           2,335           (2,335) (E)            -
                                                         -------------     -----------    -------------       -----------
    Total current liabilities                                   3,456          13,462              617            17,535


Shareholders' equity                                           40,579         155,196         (155,196) (A)       46,335
                                                                                                 5,756  (F)


                                                         -------------     -----------    -------------       -----------
    Total liabilities and shareholders' equity           $     44,035      $  168,658     $   (148,823)       $   63,870
                                                         =============     ===========    =============       ===========

    The accompanying notes to the unaudited pro forma condensed consolidated balance sheets are an integral part of these statements

                                     CYBEAR
       NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS
                            AS OF SEPTEMBER 30, 2000
             (in thousands, except for share and per share amounts)


A)      Goodwill resulting from the merger is derived as follows:

            Purchase price for Mediconsult
                                                                         $5,756
            Historical net assets of Mediconsult at
              September 30, 2000                           (155,196)
            Less elimination historical Mediconsult
              goodwill and other intangibles                157,599
            Debt converted into Mediconsult
              common shares prior to closing                 (2,335)
                                                          -----------

            Adjusted net liabilities acquired                                68
            Restructuring charges                                         1,602
            Transaction costs                                             1,350
                                                                        --------
                                                                         $8,776
                                                                        ========

        $8,776 has been allocated to goodwill and amortized over an estimated life of five years. This results in annual amortization of $1,755. The final allocation of purchase price may differ materially from amounts assumed in the accompanying pro forma information. An increase or decrease of $0.10 in Cybear's common stock price will result in an increase or decrease of approximately $1,151 to annual goodwill and therefore in an increase or decrease of approximately $230 to annual goodwill amortization.

B) Represents elimination of historical Mediconsult goodwill and other intangibles of $157,599.

C) Reflects $1,602 of restructuring charges in connection with the merger, consisting of severance costs of $925 and lease terminations and payouts of $677. As the effect of the restructuring is non-recurring, it has not been included in the unaudited pro forma condensed consolidated statements of operations.

D)      Reflects transaction costs of $1,350 incurred as a result of the merger.

E) Reflects the conversion of $2,335 of notes payable plus accrued interest, into 26,227,000 shares of Mediconsult common stock prior to closing of the merger.

F) Reflects the $5,756 purchase price of Mediconsult allocated to goodwill, (approximately 11,512,000 shares of Cybear tracking stock), determined based on the exchange ratio (0.1430) of shares of Cybear tracking stock for each share of Mediconsult common stock pursuant to the merger agreement and an assumed Cybear tracking stock price of $0.50 per share.

                                     CYBEAR
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000
             (in thousands, except for share and per share amounts)




                                                                                                            Pro Forma
                                                                                                              Cybear
                                              Pro Forma      Pro Forma                       Pro Forma      Including
                                                Cybear        Cybear                         Purchase     Reorganization
                                Historical  Reorganization  Including      Historical        Accounting        and
                                 Cybear      Adjustments  Reorganization   Mediconsult       Adjustments      Merger
                               ----------    -----------   -------------   ----------       ------------   ------------
Total Revenues                 $  3,863        $     -      $   3,863        $ 17,271       $       -       $  21,134
                               ---------      ---------     ----------       ---------      ----------     ------------
Operating expenses
   Cost of revenues               3,425              -          3,425               -               -           3,425
   Network operations and
    operations support            3,276              -          3,276               -               -           3,276
   Product development            2,515              -          2,515          19,753               -          22,268
   Selling, general and
    administrative                6,652              -          6,652          21,164          (1,536)(4)      26,280
   Depreciation and
    amortization                  2,563             696 (2)     3,259          32,440           1,316 (5)       6,697
                                                                                              (30,318)(5)
   Merger costs                   1,202          (1,202)(1)         -               -               -               -
   Other non-recurring
     charges                      6,022              -          6,022          11,389               -          17,411
                               ---------      ---------     ----------       ---------      ----------     ------------
Total operating expenses         25,655            (506)       25,149          84,746         (30,538)         79,357
                               ---------      ---------     ----------       ---------      ----------     ------------

Income (loss) from operations   (21,792)            506       (21,286)        (67,475)         30,538         (58,223)

Other income (expense):
   Interest income, net           1,519              -          1,519             122            (193)(6)       1,448
                               ---------      ---------     ----------       ---------      ----------     ------------
Income (loss) before income
  taxes                         (20,273)            506       (19,767)        (67,353)         30,345         (56,775)

Income tax benefit                    -              -              -               -               -               -
                               ---------      ---------     ----------       ---------      ----------     ------------

Net income (loss)               $(20,273)      $    506      $ (19,767)       $(67,353)      $  30,345       $ (56,775)
                               =========      =========     ==========       =========      ==========     ============


    The accompanying notes to the unaudited condensed consolidated statements of operations are an integral part of these statements

                                     CYBEAR
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
             (in thousands, except for share and per share amounts)


                                                                                                                    Pro Forma
                                                                                                                      Cybear
                                               Pro Forma        Pro Forma                        Pro Forma          Including
                                                 Cybear          Cybear                           Purchase       Reorganization
                               Historical    Reorganization     Including       Historical       Accounting           and
                                 Cybear       Adjustments     Reorganization    Mediconsult      Adjustments         Merger
                               ----------     -----------     --------------    -----------      -----------     ---------------
Total Revenues                 $    270        $      -         $     270         $  6,362        $      -         $   6,632
                               ---------       ---------       -----------       ----------       ---------        -----------
Operating expenses
   Cost of revenues                  77               -                77                -               -                77
   Network operations and
    operations support            2,972               -             2,972                -               -             2,972
   Product development            3,058               -             3,058            7,574               -            10,632
   Selling, general and
    administrative                7,271               -             7,271           22,856          (2,031)(4)        28,096
   Depreciation and
    amortization                  1,556           1,045 (2)         2,601            3,758           1,755 (5)         4,982
                                                                                                    (3,132)(5)
                               ---------       ---------       -----------       ----------       ---------         ----------
Total operating expenses         14,934           1,045            15,979           34,188          (3,408)           46,759
                               ---------       ---------       -----------       ----------       ---------         ----------

Loss from operations            (14,664)         (1,045)          (15,709)         (27,826)          3,408           (40,127)

Other income (expense)
   Interest income, net           1,282               -             1,282            1,542             (43)(6)         2,781
   Interest expense on
     advances from Andrx           (216)              -              (216)              -                -              (216)
                               ---------       ---------       -----------       ----------       ---------         ----------

Loss before income taxes        (13,598)         (1,045)          (14,643)         (26,284)          3,365           (37,562)

Income tax benefit                2,824          (2,824)(3)             -                -               -                 -
                               ---------       ---------       -----------       ----------       ---------         ----------

Net loss                        (10,774)         (3,869)          (14,643)         (26,284)          3,365           (37,562)

Dividends on preferred
  stock                               -               -                  -            (945)              -              (945)
                               ---------       ---------       -----------       ----------       ---------         ----------
Net income (loss)
allocated to common
shareholders                   $(10,774)      $  (3,869)        $ (14,643)       $ (27,229)      $   3,365          $(38,507)
                               =========       ==========       ===========      ==========      =========        ==========

    The accompanying notes to the unaudited condensed consolidated statements of operations are an integral part of these statements

                                     CYBEAR
               NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENTS OF OPERATIONS
         FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND THE YEAR ENDED
                                DECEMBER 31, 1999
             (in thousands, except for share and per share amounts)


1) For the nine months ended September 30, 2000, reflects the elimination of fees and expenses of $1,202 incurred by Cybear in connection with the reorganization. As the effect of the costs is non-recurring, they have been eliminated in the unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 2000.

2) Reflects the additional amortization of reorganization goodwill of $696 for the nine months ended September 30, 2000 and $1,045 for the year ended December 31, 1999. Such goodwill is amortized on a straight-line basis over an estimated life of ten years.

3) For the year ended December 31, 1999, reflects the elimination of Cybear's historical $2,824 income tax benefit which would not have been used by Cybear on a separate income tax return basis as required by the new tax sharing agreement between Cybear and Andrx pursuant to the reorganization.

4) Represents the reversal of compensation expense relating to options granted to Mediconsult employees (as measured by SFAS 123) amounting to $1,536 for the nine months ended September 30, 2000 and $2,031 for the year ended December 31, 1999. Since Cybear uses APB 25 to account for stock options granted to employees, no compensation expense would have been recorded.

5) Represents amortization of the Mediconsult goodwill resulting from the merger of $1,316 for the nine months ended September 30, 2000 and $1,755 for the year ended December 31, 1999 and the elimination of historical goodwill amortization of $30,318 for the nine months ended September 30, 2000 and $3,132 for the year ended December 31, 1999. (See Note A to the unaudited proforma condensed consolidated balance sheets.)

6) Represents the reversal of interest expense of $193 for the nine months ended September 30, 2000 and $43 for the year ended December 31, 1999 relating to notes payable which were converted into Mediconsult common stock in connection with the merger.

                                  RISK FACTORS

         In addition to the other information included and incorporated by reference in this proxy statement/prospectus, you should carefully consider the following risk factors relating to the merger before you decide whether to vote to approve and adopt the merger agreement.

Risks Related to the Merger

         Mediconsult stockholders may never receive 20% of the shares of Cybear tracking stock to be issued in the merger.

         20% of the shares of Cybear tracking stock that would otherwise be received by the Mediconsult stockholders in the merger may be subject to an adjustment. Andrx Corporation may adjust the number of shares of Cybear tracking stock each Mediconsult stockholder will receive by an agreed upon number if the closing date audited balance sheet varies from the Mediconsult stockholders' equity amount represented in the merger agreement. The closing date balance sheet is to be audited by Andrx Corporation's independent certified public accountants. Therefore, the Mediconsult stockholders may never receive 20% of the shares of Cybear tracking stock to be issued in the merger or may receive less than the full 20% if there is an adjustment.

         Tax-free treatment of the merger.

         Although the merger is intended to qualify as a tax-free reorganization for federal income tax purposes, there can be no assurance that the IRS will treat the merger as a tax-free reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, or the Code. If the IRS were to successfully challenge the federal income tax treatment of the merger discussed herein, each Mediconsult stockholder would be required to recognize taxable gain or loss with respect to the Mediconsult common stock surrendered in the merger.

         Cybear may face challenges in integrating Mediconsult's business into Cybear and, as a result, may not realize the expected benefits of the anticipated merger.

         Integrating the operations and personnel of Cybear and Mediconsult will be a complex process, and Cybear is uncertain that the integration will be completed rapidly or that it will achieve the anticipated benefits of the merger. The successful integration of the businesses of the two companies will require, among other things, integration of the sales and marketing groups and coordination of development efforts, systems and technology. The diversion of the attention of management and any difficulties encountered in the process of combining the businesses of the two companies could cause the disruption of, or a loss of momentum in, the activities of the combined business. Further, the process of combining the two businesses of the companies could negatively affect employee morale and the ability of the combined business to retain some of its key employees after the merger. The inability to successfully integrate the operations and personnel of Cybear and Mediconsult, or any significant delay in achieving integration, could have a material adverse effect on the business, financial condition and operating results of the combined business after the merger.

Risks Related to Cybear

         Cybear has a limited operating history and a history of net losses and there is no assurance that Cybear will report net income in the future.

         A potential investor in Cybear tracking stock should consider the risks, expenses and difficulties frequently encountered by businesses such as Cybear, particularly in the new and rapidly evolving market for Internet products, content and services. There can be no assurance that Cybear will be successful in addressing these risks. Since its inception, Cybear has been primarily engaged in product development activities. Cybear has not yet generated any significant revenues from product sales or any other services.

In addition, Cybear has incurred significant net losses and negative cash flow from operations since inception.

         Cybear is still in an early stage and may experience difficulties in developing and commercializing its products.

         Cybear faces all of the risks, uncertainties, expenses, delays, problems and difficulties typically encountered in establishing a new business and developing and commercializing new products. Cybear has limited experience in developing and commercializing software and Internet-based products. It does not know the potential performance or market acceptance of products that it may introduce. It is possible that Cybear will have unanticipated expenses, problems or technical difficulties that could cause material delays in product commercialization.

         Cybear's operating losses have increased in recent quarters. Cybear intends to continue to spend in the areas of product development, network operations, sales and marketing, customer support and administration. As a result, it expects to continue to incur substantial operating losses for the foreseeable future, and it may not achieve or sustain profitability.

         Cybear will need to gain market acceptance in order to generate meaningful revenues and become profitable.

         Cybear cannot be certain that it can achieve sufficient revenues in relation to its expenses to ever become profitable. Cybear will not generate any meaningful revenues until and unless its products gain market acceptance by physicians and other participants in the healthcare industry. Cybear cannot guarantee that physicians and other participants in the healthcare industry will accept its products, or even the Internet, as a replacement for traditional methods of communication and as a source of information and administrative services. Market acceptance of its products will depend upon continued growth in the use of the Internet generally and, in particular, as a source of communications, information and administrative services for the healthcare industry.

         Cybear anticipates its revenues to be generated primarily from:

        o e-commerce sales of products ordered through the Internet under an arrangement with Andrx;

        o transaction fees derived from the use of productivity applications by healthcare providers;

        o       web developing and hosting fees; and

        o       subscriber fees from the users of its products.

         Cybear's revenues to date have been primarily generated from the sale of products pursuant to an arrangement with Andrx. The Southeast Regional office of the SEC has commenced an informal inquiry of Cybear with respect to this relationship. Cybear is cooperating voluntarily with the SEC. Cybear's business model is still evolving and it is unable to predict the amount and timing of revenues. If Cybear does achieve profitability, it cannot be certain that it can sustain or increase profitability on a quarterly or annual basis in the future.

         Andrx Corporation has recently been notified that the Cybear tracking stock may be delisted from the Nasdaq National Market, which could cause the Cybear tracking stock price to fall and decrease the liquidity of the Cybear tracking stock.

         The Nasdaq Stock Market, Inc. recently notified Andrx Corporation that the Cybear tracking stock is not in compliance with the continued listing requirements of the Nasdaq National Market because the Cybear tracking stock failed to maintain a bid price of $1.00 for a minimum of 30 consecutive trading days. Unless Cybear tracking stock is in compliance with the minimum bid price requirement on or prior to February 21, 2001 (subject to certain exclusions for appeal), the Cybear tracking stock will be delisted from the Nasdaq National Market and will likely trade in the over-the-counter market on the OTC Electronic Bulletin Board or through the "pink sheets." In such event, a stockholder may find it more difficult to obtain a price quotation for or sell Cybear tracking stock. Therefore, delisting of the Cybear tracking stock from the Nasdaq National Market may have an adverse impact on the market price and liquidity of the Cybear tracking stock.

         The trading price of the Cybear tracking stock has been less than $5.00 per share since it was issued, and therefore, upon delisting from the Nasdaq National Market, Cybear tracking stock will come within the definition of a "penny stock." In such event, Cybear tracking stock will be subject to the penny stock rules and regulations which require additional disclosure by broker-dealers in connection with any trades involving a penny stock. The additional burdens imposed on broker-dealers may restrict the ability of broker-dealers to sell Cybear tracking stock and may affect a stockholder's ability to resell Cybear tracking stock.

         Cybear may need additional capital to continue its business.

         Cybear believes that its existing capital resources may be sufficient to enable it to meet its anticipated working capital and capital expenditure requirements for the balance of 2001. Cybear expects negative cash flows and net losses to continue for the foreseeable future. As a result, Cybear may need to raise additional capital through public or private debt or equity financing or through funding from Andrx Corporation, and has no agreements or arrangements with respect to raising that capital with Andrx Corporation or any other party. Additional funding, whether obtained through public or private debt or equity financing, may not be available when required or may not be available on terms favorable to Cybear, if at all. If additional financing is not available, Cybear may be required to delay, scale back or eliminate some or all of its product development and deployment programs.

         The market price of Cybear tracking stock may fluctuate widely.

         The market price of the Cybear tracking stock may fluctuate widely in response to a number of events and factors such as:

        o       quarterly changes in results of operations of Cybear;

        o announcements of new technological innovations and new products and properties by Cybear or its competitors;

        o changes in financial estimates and recommendations by securities analysts;

        o the operating and stock price performance of companies that investors may deem comparable to Cybear;

        o the board of directors of Andrx Corporation making determinations relating to a variety of cash management and allocation matters;

        o the variable voting power of Cybear tracking stock relative to Andrx common stock;

        o       news relating to trends in Cybear's markets; and

        o       general economic conditions.

         The stock market and specifically the stock of Internet companies have been very volatile. This volatility is often not related to the operating performance of the companies. This broad market volatility and industry volatility may reduce the price of Cybear tracking stock, without regard to Cybear's performance. In addition, Cybear's operating results may be below the expectations of public market analysts and investors. In such event, there would be a high possibility that the market price of Cybear tracking stock would decrease.

         Cybear will not be able to attract users if it fails to establish and maintain awareness of its products.

         In order to increase its user base, Cybear must establish, maintain and strengthen the awareness of its products. For it to be successful in establishing this awareness, healthcare providers must perceive Cybear products as offering quality, cost-effective information and services, and medical suppliers, pharmaceutical companies and other vendors to the healthcare industry must perceive its products as being an effective marketing and sales channel for their products and services. Cybear's business could be materially adversely affected if its marketing efforts are not productive.

         Cybear needs to continue product development in order to attract and retain users.

         If Cybear is unable to develop its products as planned, it will not be able to attract and retain users, which will impact its ability to generate revenue.

         Cybear's first product dr.cybear was introduced in March 1999 but still needs further development. Other Cybear products have not yet been introduced and are still under development. Cybear will have to commit considerable time, effort and resources to finalize development and adapt its software to satisfy specific requirements of potential customers. Cybear product development efforts may not be successfully completed on a timely basis or at all. Cybear may not be able to successfully adapt its software to satisfy specific requirements of potential customers, and Cybear cannot guarantee that unanticipated events will not occur which would result in increased costs or material delays in product development or commercialization.

         Technologies as complex as those incorporated into its products may contain errors that become apparent during commercial use. Remedying product errors could delay its plans and cause Cybear to incur substantial additional costs.

         Competition could hamper Cybear's ability to build its user base resulting in insufficient revenues, which would adversely affect its business.

         Both the ISP market and the ASP market are extremely competitive. Cybear's competitors include online services or websites targeted to the healthcare community, general purpose ISPs, publishers and distributors of offline media targeted to the healthcare community, healthcare information companies and large data processing and information companies. Any pricing pressures, reduced margins or loss of market share resulting from its failure to compete effectively would materially adversely affect its business, financial condition and operating results. Cybear may not have the financial resources, technical expertise or marketing and support capabilities to compete successfully.

         Cybear expects competition in its market to increase significantly as new companies enter the market and current competitors expand their product lines and services. Many of these potential competitors are likely to enjoy substantial competitive advantages, including:

        o greater financial, technical and marketing resources that can be devoted to the development, promotion and sale of their services;

        o       stronger strategic relationships;

        o       longer operating histories;

        o       greater name recognition; and

        o       larger user bases.

         Cybear will not be successful if Internet usage for business and e-commerce does not increase.

         Cybear's success depends on the increased acceptance and use of the Internet, which is uncertain. Internet usage in Cybear's business area is at an early stage of development and is rapidly evolving. The adoption of the Internet for commerce, particularly by those individuals and companies in the healthcare industry that historically have relied upon traditional means of commerce, will require a broad acceptance of new methods of conducting business and exchanging information. A market for its products and services may not develop and demand for its services may not emerge or be sustainable. If the market fails to develop, develops more slowly than expected or becomes saturated with competitors, or if its services do not achieve or sustain market acceptance, its business, results of operations and financial condition would be materially adversely affected.

         Internet usage may be inhibited for a number of reasons, such as:

        o       lack of appropriate infrastructure;

        o       limitations on access by potential users;

        o       security concerns;

        o       privacy concerns;

        o       inconsistent quality of service; and

        o       lack of availability of cost-effective, high-speed service.

         If Internet usage grows, the Internet infrastructure may not be able to support the demands placed on it by this growth, and performance and reliability may decline. In addition, websites may from time to time experience interruptions in their service as a result of outages and other delays occurring throughout the Internet network infrastructure. If these outages or delays frequently occur in the future, Internet usage could be adversely affected and users may not use Cybear's products and services.

         Breaches of Internet security could harm Cybear's business and result in liability.

         To the extent that Cybear's activities involve the storage and transmission of proprietary information such as patient information and credit card numbers, security breaches could expose it to a risk of loss, litigation and possible liability to users. Cybear's security measures may not prevent security breaches, which in turn, may have a material adverse effect on its business, results of operations and financial condition.

         A party who is able to circumvent Cybear's security measures could misappropriate proprietary and confidential information or cause interruptions in its operations. Cybear may be required to expend significant capital and other resources to protect against the threat of security breaches or to alleviate problems caused by breaches. Concerns over the security of Internet transactions and the privacy of users may also inhibit the growth of the Internet generally, especially as a means of conducting commercial transactions.

         Claims that may be made against Cybear for information retrieved from the Internet could have material adverse financial effects on its business.

         Due to the fact that materials may be downloaded from Cybear's products and may be subsequently distributed to others, there is the potential that claims will be made against Cybear for defamation, negligence, copyright or trademark infringement or other theories based on the nature and content of such materials. Similar claims have been brought, sometimes successfully, against ISPs in the past. In addition, Cybear could be subject to liability with respect to content that may be accessible through its products or third party websites linked from its products.

         Although Andrx Corporation carries general liability insurance for Cybear, Andrx Corporation's insurance may not cover potential claims of this type or may not be adequate to cover all costs incurred in defense of potential claims or to indemnify it for all liability that may be imposed. Any costs or imposition of liability that is not covered by insurance or in excess of insurance coverage could have a material adverse effect on Cybear's business, results of operations and financial condition.

         Cybear and its service and content providers may experience system failures that could interrupt its services.

         The success of Cybear's business will depend on the capacity, reliability and security of its network infrastructure. Cybear relies on major telecommunications providers to provide the external telecommunications infrastructure necessary for Internet communications. Cybear also depends on its content and service providers for some of the content and service applications that it makes available through dr.cybear. Any significant interruptions in Cybear's services or an increase in response time could result in a loss of potential or existing users and sponsors and, if sustained or repeated, could reduce the attractiveness of dr.cybear to them. Although Cybear maintains insurance for its business, it cannot guarantee that its insurance will be adequate to compensate it for all losses that may occur or to provide for costs associated with business interruptions.

         To succeed, Cybear must be able to operate dr.cybear 24 hours a day, seven days a week, without interruption. To operate without interruption, Cybear's service and content providers must guard against:

        o       damage from fire, power loss and other natural disasters;

        o       communications failures;

        o       software and hardware errors, failures or crashes;

        o security breaches, computer viruses and similar disruptive problems; and

        o       other potential interruptions.

         dr.cybear may be required to accommodate a high volume of traffic and deliver frequently updated information. Cybear's users may experience slower response times or system failures due to increased traffic on its site or for a variety of other reasons. Cybear also depends on service application providers to provide information and data feeds on a timely basis. dr.cybear could experience disruptions or interruptions in service due to the failure or delay in the transmission or receipt of this information. Any significant interruption in Cybear's operations could have a material adverse effect on its business, financial condition and operating results.

         If Cybear is unable to manage growth, its business may suffer.

         Cybear's inability to manage growth effectively would have a material adverse effect on its business, financial condition and operating results. Cybear must continue to implement and improve its operational, financial and information systems, and expand, train and manage its employee base. Cybear may not be able to effectively manage expansion of its operations, and its facilities, systems, procedures or controls may not be adequate to support its operations.

         Cybear's ability to implement its business plan depends on its ability to attract and retain key personnel to implement its business plan.

         Cybear needs to attract and retain highly qualified technical, sales, customer service and managerial personnel in order to implement its business plan. Cybear particularly needs these personnel to continue product development and marketing. Competition for personnel in these areas is intense, and Cybear cannot guarantee that it will be able to attract or retain a sufficient number of highly qualified employees in the future. If Cybear is unable to hire and retain personnel in key positions, its business, financial condition and operating results could be materially adversely affected.

         Cybear's inability to protect its intellectual property could adversely impact the acceptance of the dr.cybear product and its financial condition.

         Cybear regards its patents, copyrights, trademarks, trade secrets including methodologies, practices and tools and other intellectual property rights as critical to its success. To protect Cybear's rights in these various forms of intellectual property, it relies on a combination of patent, trademark and copyright law, trade secret protection and confidentiality agreements and other contractual arrangements with its employees, affiliates, clients, strategic partners, acquisition targets and others. Cybear's inability to protect its intellectual property adequately could have a material adverse effect on the acceptance of the dr.cybear brand and on its business, financial condition and operating results.

         Cybear cannot guarantee that its actions to protect its proprietary rights will be adequate, that third parties will not infringe or misappropriate intellectual property, or that it will be able to detect unauthorized use of its intellectual property and take appropriate steps to enforce its rights. It is possible that Cybear's competitors or others will adopt product or service names similar to its, thereby impeding its ability to build brand identity and possibly leading to customer confusion. Moreover, because domain names derive value from the individual's ability to remember these names, Cybear cannot guarantee that its domain name will not lose its value if, for example, users begin to rely on mechanisms other than domain names to access online resources. In addition, Cybear cannot guarantee that other parties will not assert infringement claims against it.

         Litigation, whether to enforce or defend Cybear's intellectual property rights, would divert management resources, be expensive and may not effectively enable it to protect its intellectual property.

         Cybear's growth might be limited if its Internet activities become subject to sales or other taxes.

         The tax treatment of the Internet and e-commerce is currently unsettled. A number of proposals have been made at the federal, state and local level and by certain foreign governments that could impose taxes on the sale of goods and services and certain other Internet activities. Cybear cannot predict the effect of current attempts at taxing or regulating commerce over the Internet. Any legislation that substantially impairs the growth of e-commerce could have a material adverse effect on Cybear's business, financial condition and operating results.

         Government regulation of Internet communications may adversely impact Cybear's business.

         Cybear could become subject to regulation by the Federal Communications Commission or another regulatory agency as a provider of basic telecommunications services. Changes in the regulatory environment relating to the application of access charges and other support payments to Internet and Internet telephony providers, regulation of Internet services, including Internet telephony, and other regulatory changes that directly or indirectly affect costs imposed on Internet or Internet telephony providers, telecommunications costs or increase in the likelihood or scope of competition, could make its communications infrastructure more expensive to operate and have a material adverse impact on its business, financial condition and operating results.

         Government regulation of healthcare may adversely impact Cybear's business.

         The impact of regulatory developments in the healthcare industry is complex and difficult to predict, and Cybear cannot guarantee that it will not be materially adversely affected by existing or new regulatory requirements or interpretations. Participants in the healthcare industry are subject to extensive and frequently changing regulation under numerous laws administered by governmental entities at the federal, state and local levels. Many current laws and regulations, when enacted, did not anticipate the methods of healthcare communication that Cybear is developing. Cybear believes, however, that these laws and regulations may nonetheless be applied to its healthcare communications business. Accordingly, Cybear's healthcare communications business may be affected by current regulations as well as future regulations specifically targeted to this new segment of the healthcare industry.

         Current laws and regulations that may affect the healthcare communications business include:

        o the regulation of confidential patient medical record information;

        o laws relating to the electronic transmission of prescriptions from physicians' offices to pharmacies;

        o regulations governing the use of software applications in the diagnosis, cure, treatment, mitigation or prevention of disease; and

        o laws or regulations relating to the relationships between or among healthcare providers.

         There may also be future legislation and regulation in these areas, both at the state and federal level.

Risks Related to Andrx

         Andrx's business is subject to substantial litigation which could expose Andrx to unfavorable claims.

         Andrx has and continues to face substantial patent infringement litigation with respect to the manufacture, use and sale of its products. To date, actions have been filed against Andrx in connection with substantially all of Andrx's Abbreviated New Drug Applications or ANDAs. When Andrx files an ANDA, Andrx usually certifies that it believes the proposed product will not infringe an unexpired patent which has been listed with the U.S. Food and Drug Administration, or FDA, as covering the brand name product and/or that such patent is invalid or unenforceable. Andrx anticipates that additional actions may be filed as Andrx or Andrx's collaborative partners file additional ANDAs. Patent litigation may also be brought against Andrx in connection with certain other products that Andrx may pursue.

         The timing and outcome of this type of litigation is difficult to predict because of the uncertainties inherent in patent litigation. There can be no assurance that any of Andrx's products will be commercialized immediately following FDA's approval of their sale, as Andrx will launch Andrx's products only after it is both lawful and Andrx determines that it appears prudent to do so. Andrx's business and financial results could be materially harmed by the delays in marketing Andrx's products as a result of litigation, an unfavorable outcome in any litigation or the expense of litigation whether or not it is successful.

         Andrx is subject to antitrust litigation and an FTC administrative proceeding relating to a stipulation Andrx entered into with Aventis, S.A. which, if adversely determined, would harm Andrx's business and financial results.

         Class and individual actions have been filed against Andrx in a number of state and federal courts relating to a stipulation Andrx entered into with Aventis. In each of these suits, Andrx and Aventis and some of Andrx's affiliates, have been named as co-defendants. Andrx entered into the stipulation with Aventis in connection with patent infringement litigation that Aventis brought against Andrx. In the stipulation, Andrx agreed to maintain the status quo, which included not commencing to market Andrx's bioequivalent version of Cardizem CD until the earlier of final resolution of the Aventis litigation or the occurrence of certain other events. Aventis agreed, among other matters, not to seek a preliminary injunction against Andrx in the then-pending litigation, granted Andrx the right to obtain a license to the relevant Aventis' patents at various times and made certain payments to Andrx. The complaint in each of these actions alleges that by entering into the stipulation, Andrx and Aventis violated certain antitrust, restraint of trade and other laws which allegedly gave Aventis and Andrx a monopoly in the U.S. market for Cardizem CD and a bioequivalent version of that product. The complaints in each of the class actions seek compensatory damages on behalf of each class member in an unspecified amount and, in some cases, treble damages, as well as costs and counsel fees, disgorgement, injunctive relief and other remedies.

         An adverse outcome in the class actions, individual actions and the expense to Andrx of defending such actions, whether or not there is an adverse outcome, could materially harm Andrx's business and financial results.

         On March 16, 2000, Andrx was named as a respondent by the FTC Commission in an administrative action seeking a cease and desist order against future agreements similar to the stipulation and other remedies. The complaint in the administrative proceeding does not seek any monetary remedies from Andrx of any kind. On November 28, 2000, an order was entered in the administrative proceeding withdrawing the matter from the adjudicative part of the agency for the purpose of permitting the FTC to consider a proposed consent agreement resolving the matter. Andrx does not know when the FTC will consider the proposed settlement or whether it will be accepted.

         The South Regional office of the SEC has commenced a formal inquiry of Cybear with respect to the relationships and agreements between Cybear and Andrx, particularly with respect to Cybearclub LC, a joint venture between Cybear and Andrx that is intended to promote the distribution of healthcare products to physician offices through the Internet. Andrx and Cybear are cooperating voluntary with the SEC.

         Andrx's future results of operations will be adversely affected if Andrx is unable to market new pharmaceutical products and Andrx existing products.

         Andrx's future results of operations will depend significantly upon its ability to develop and market new pharmaceutical products and its existing ones, since Andrx only has a limited number of commercialized products and these and other products typically have declining revenues over their product life. To date, the FDA has approved the marketing of only four of Andrx's products. The FDA has tentatively approved three additional products Andrx developed. These products and other products Andrx may develop typically have declining revenues over their product lives. Andrx cannot assure you that its products under development or products submitted to the FDA will be approved for sale by the FDA or other regulatory authorities.

         Andrx's operating results may vary significantly on an annual or quarterly basis depending on the timing of, and Andrx's ability to obtain, FDA approvals for Andrx's new products. Newly introduced bioequivalent pharmaceuticals with limited or no competition are typically sold at higher selling prices, often resulting in higher gross profit margins. Competition from other manufacturers typically results in a decline in selling prices and gross profit margins. The timing of Andrx's future operating results may also be affected by a variety of additional factors, including the results of future patent challenges and market acceptance of Andrx's new products.

         Andrx is subject to stringent governmental regulation and a costly and time consuming approval process for its products.

         Drug manufacturers are required to obtain FDA approval before marketing their new drug product candidates. The FDA approval requirements are costly and time consuming. Andrx cannot assure you that Andrx's bioequivalence or clinical studies and other data will result in FDA approval to market Andrx's new drug products. Andrx believes that the FDA's ANDA procedures will apply to its bioequivalent versions of controlled-release drugs. Andrx cannot assure you that any of its bioequivalent versions of controlled-release drugs will be suitable for, or approved as part of, abbreviated applications. Moreover, once a drug is approved under either procedure, Andrx cannot assure you that it will not have to withdraw such product from the market if it is not manufactured in accordance with FDA standards or Andrx's own internal standards.

         Some abbreviated application procedures for bioequivalent controlled-release drugs and other products are presently the subject of petitions filed by brand name drug manufacturers, which seek changes from the FDA in the approval requirements for particular bioequivalent drugs. Andrx cannot predict at this time whether the FDA will make any changes to Andrx's abbreviated application requirements as a result of these petitions or the effect that any changes may have on Andrx. Any changes in FDA regulations or policies may make abbreviated application approvals more difficult and thus may materially harm Andrx's business and financial results.

         In order to market a new drug that does not qualify for the FDA's abbreviated application procedures, Andrx must conduct extensive clinical trials to demonstrate product safety and efficacy and submit a new drug application on NDA. The process of completing clinical trials and preparing an NDA may take several years and requires substantial resources. Andrx has never submitted an NDA. Andrx cannot assure you that Andrx's studies and filings will result in FDA approval to market Andrx's new drug products or the timing of any approval.

         Patent certification requirements for bioequivalent controlled-release drugs and for some new drugs could also result in significant delays in obtaining FDA approval if patent infringement litigation is initiated by the holder or holders of the brand name patents. Delays in obtaining FDA approval of abbreviated applications and some new drug applications can also result from a marketing exclusivity period and/or an extension of patent terms.

         Proposed FDA regulations and guidelines may result in Andrx's bioequivalent products not being able to fully utilize the 180-day marketing exclusivity period which will affect Andrx's results of operations.

         Any inability to fully use the 180-day marketing exclusivity period for any of Andrx's products will affect Andrx's results of operations. In August 1999, the FDA proposed to amend its regulations relating to 180-day marketing exclusivity for which certain bioequivalent drugs may qualify. Andrx cannot predict whether or what changes the FDA may make to those regulations. In March 2000, the FDA issued new guidelines regarding the timing of approval of ANDAs following a court decision in patent infringement actions and the start of the 180-day marketing exclusivity period provided for in the Waxman-Hatch amendments applicable to generic pharmaceuticals. These guidelines could result in Andrx not being able to utilize all or any portion of the 180-day marketing exclusivity period on ANDA products Andrx was the first to file on, depending on the timing of court decisions in patent litigation. Andrx is unable to predict what impact, if any, the FDA's new guidelines may have on its business or financial condition.

         Andrx faces uncertainties related to clinical trials which could result in delays in product development and commercialization.

         Andrx must demonstrate through clinical trials that Andrx's brand name products under development are safe and effective for use prior to seeking FDA approval for the commercial sale of these products. There are a number of difficulties associated with clinical trials and Andrx has limited experience in conducting and supervising clinical trials. Difficulties with clinical trials include the possibility that the results may not be indicative of results that would be obtained from large-scale testing and that patients can die, suffer adverse medical effects or artificially affect the clinical trial results. Moreover, Andrx cannot assure you that its clinical trials will demonstrate sufficient safety and efficacy to obtain FDA approval. A number of companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials even after promising results in pre-clinical studies. These failures have often resulted in decreases in stock prices. If any of Andrx's products under development are not shown to be safe and effective in clinical trials, Andrx's business and financial results could be materially harmed by any resulting delays in developing other compounds and conducting related clinical trials.

         Andrx's business and results of operations could be materially harmed if Andrx does not comply with the restrictive FDA regulations governing the manufacturing and distribution of Andrx's products.

         The FDA also regulates the development, manufacture, distribution, labeling and promotion of prescription drugs, requires that certain records be kept and reports be made, mandates registration of drug manufacturers and listing of their products and has the authority to inspect manufacturing facilities for compliance with Current Good Manufacturing Practices or cGMP standards. As a wholesale distributor of bioequivalent pharmaceuticals, Andrx is subject to state licensure and other requirements pertaining to the wholesale distribution of prescription drugs. Andrx's business and financial results could be materially harmed by any failure to comply with licensing and other requirements.

         Other requirements exist for controlled drugs, such as narcotics, which are regulated by the U.S. Drug Enforcement Administration or DEA and comparable state-level agencies. The FDA also has the authority to withdraw approvals of previously approved drugs for cause, to request recalls of products, to bar companies and individuals from future drug application submissions and, through action in court, to seize products, institute criminal prosecution or close manufacturing plants in response to violations. The DEA has similar authority and may also pursue monetary penalties. Andrx's business and financial results could be materially harmed by these requirements or FDA or DEA actions.

         Andrx's business could suffer if Andrx is unable to increase its manufacturing capacity.

         Andrx's approximately 35,000 square foot commercial manufacturing facility is currently being used to manufacture Cartia XT and Diltia XT and is expected to be only sufficient for these products and for certain of Andrx's other products. Andrx is in the process of expanding Andrx's manufacturing capacity in order to be able to manufacture all of the products Andrx intends to develop and manufacture. If Andrx is unable to do so in a timely manner, Andrx's business will suffer.

         Andrx's manufacturing facilities must comply with stringent FDA and other regulatory requirements.

         Andrx's new manufacturing facilities, once completed, will need to be in compliance with cGMP and inspected. Andrx cannot assure you that such approvals will be obtained or will be obtained in time to manufacture each of its additional products as they are approved. Andrx's facilities will be subject to periodic inspections by the FDA and Andrx cannot assure you that the facilities will continue to be in compliance with cGMP or other regulatory requirements. Failure to comply with such requirements could result in significant delays in the development, approval and distribution of Andrx's planned products, and may require Andrx to incur significant additional expense to comply with cGMP or other regulatory requirements. Andrx's business and financial results could be materially harmed by an adverse determination by the FDA as a result of any such inspection. Further, Andrx will depend on other companies to manufacture certain of the product candidates under development.

         The DEA also periodically inspects facilities for compliance with security, record keeping, and other requirements that govern controlled substances. Andrx's business and financial results could be materially harmed by an adverse determination by the DEA as a result of any such inspection.

         Andrx's business will suffer if Andrx is unable to manage its rapid growth.

         Andrx's business and financial results will be materially harmed if it fails to manage growth effectively or to develop a successful marketing approach. Andrx has experienced rapid growth of its operations. This growth has required Andrx to expand, upgrade and improve its administrative, operational and management systems, controls and resources. Andrx anticipates additional growth in connection with the development, manufacturing and marketing of its products.

         Andrx faces intense competition in the pharmaceutical industry from both brand-name and bioequivalent manufacturers, wholesalers and distributors that could severely limit its growth.

         The pharmaceutical industry is highly competitive and many of Andrx's competitors have longer operating histories and greater financial, research and development, marketing and other resources than Andrx. Andrx is subject to competition from numerous other entities that currently operate or intend to operate in the pharmaceutical industry, including companies that are engaged in the development of controlled-release drug delivery technologies and pharmaceuticals and other manufacturers that may decide to undertake in-house development of these products. Andrx's bioequivalent products may be subject to competition from competing bioequivalent products marketed by the patent holder. In Andrx's pharmaceutical distribution business, Andrx competes with a number of large wholesalers and other distributors of pharmaceuticals. Andrx cannot assure you that it will be able to continue to compete successfully with these companies.

         Andrx depends on its patents and trade secrets and Andrx's future success is dependent on its ability to protect these secrets and not infringe on the rights of others.

         Andrx believes that patent and trade secret protection is important to its business and that its future success will depend in part on its ability to obtain patents, maintain trade secret protection and operate without infringing on the rights of others. Andrx has been issued a number of U.S. patents and have filed additional U.S. and various foreign patent applications relating to Andrx's drug delivery technologies. Andrx expects to apply for additional U.S. and foreign patents in the future. The issuance of a patent is not conclusive as to Andrx's validity or as to the enforceable scope of the claims of the patent. Andrx cannot assure you that:

        o Andrx's processes or products will not infringe upon the patents of third parties;

        o Andrx's patents or any future patents will prevent other companies from developing similar or functionally equivalent products or from successfully challenging the validity of Andrx's patents;

        o       any of Andrx's future processes or products will be patentable;
                or

        o any pending or additional patents will be issued in any or all appropriate jurisdictions.

         Andrx's business and financial results could be materially harmed if Andrx fails to avoid infringement of the patent or proprietary rights of others or to protect its patent rights.

         Andrx also relies on trade secrets and proprietary knowledge, which Andrx generally seeks to protect by confidentiality and non-disclosure agreements with employees, consultants, licensees and pharmaceutical companies. Andrx cannot assure that these agreements will not be breached, that it will have adequate remedies for any breach or that its trade secrets will not otherwise become known by competitors.

         Andrx will need an effective sales organization to market and sell its future brand products and Andrx's failure to have an effective sales organization may harm its business.

         Andrx does not have an established sales organization to market and sell its brand products that it may develop or acquire. Andrx cannot assure you that prior to the time these products are available for commercial launch, Andrx will be able to license its products to pharmaceutical companies with sales organizations, enter into a favorable co-promotion or contract sales arrangement, or build an effective sales organization. Andrx's inability to enter into satisfactory sales and marketing arrangements in the future may materially harm its business and financial results. Andrx may have to rely on collaborative partners to market its products. These partners may not have the same interests as Andrx in marketing the products and Andrx may lose control over the sales of these products.

         Decreases in healthcare reimbursements could limit Andrx's ability to sell its products or decrease its revenues.

         Andrx's ability to maintain profitability in Andrx's distribution business or to commercialize its product candidates depends in part on the extent to which reimbursement for the cost of pharmaceuticals will be available from government health administration agencies, private health insurers and other organizations. In addition, third party payors are attempting to control costs by limiting the level of reimbursement for medical products, including pharmaceuticals, which may adversely affect the pricing of Andrx's product candidates. Moreover, healthcare reform has been, and may continue to be, an area of national and state focus, which could result in the adoption of measures which could adversely affect the pricing of pharmaceuticals or the amount of reimbursement available from third party payors. Andrx cannot assure you that healthcare providers, patients or third party payors will accept and pay for Andrx's pharmaceuticals. In addition, there is no guarantee that healthcare reimbursement laws or policies will not materially harm Andrx's ability to sell its products profitably or prevent it from realizing an appropriate return on its investment in product development.

         Andrx may be subject to product liability claims and may not have adequate insurance.

         The design, development and manufacture of Andrx's products or the product Andrx distributes involve a risk of product liability claims and Andrx cannot assure you that the coverage limits of its insurance will be sufficient to cover potential claims. Andrx has obtained product liability insurance and believe that it is adequate for its current operations, but may seek to increase its coverage prior to the commercial introduction of its new product candidates. Product liability insurance is expensive and difficult to obtain and may not be available in the future on acceptable terms or in sufficient amounts, if available at all. Andrx's business and financial results could be materially harmed by a successful claim against Andrx in excess of its insurance coverage.

Risks Associated With Having Two Classes of Common Stock

         Financial effects on one class could adversely affect the other class.

         Holders of Andrx common stock and Cybear tracking stock are common stockholders of Andrx Corporation, and will continue to be subject to all of the risks of an investment in Andrx Corporation and all of its businesses, assets and liabilities. The assets attributed to one class may be subject to the liabilities of the other class, even if these liabilities arise from lawsuits, contracts or indebtedness attributed to the other class. If Andrx Corporation is unable to satisfy one classes' liabilities with the assets attributed to it, Andrx Corporation may satisfy those liabilities with assets it has attributed to the other class.

         Financial effects on one class that affect the consolidated results of operations or financial condition of Andrx Corporation could, if significant, affect the results of operations or financial condition of the other class and the market price of the common stock relating to the other class. In addition, net losses of either class and dividends and distributions on, or repurchases of, either class of common stock will reduce the funds that can be paid as dividends on each class of common stock under Delaware law. For these reasons, you should read Andrx Corporation's consolidated financial information incorporated by reference in this proxy statement/prospectus.

         Holders of each class of common stock will have only limited class stockholder rights.

         Holders of Andrx common stock and the Cybear tracking stock generally will not have stockholder rights specific to their corresponding groups. Rather, stockholders will have customary stockholder rights relating to Andrx Corporation as a whole. For example, holders of Andrx common stock and the Cybear tracking stock will vote as a single class to approve a disposition of all or substantially all of Andrx Corporation's assets and holders of both classes are entitled to receive a percentage of all of Andrx Corporation's assets in the case of a liquidation. Holders of either Andrx common stock or the Cybear tracking stock will have the following rights with respect to their class of common stock:

        o an opportunity to receive dividends, if any, when, as and if declared by Andrx Corporation's board of directors;

        o an opportunity to have the Cybear tracking stock redeemed or converted into Andrx common stock upon the disposition of all or substantially all of the assets of Cybear; and

        o a right to vote separately as a class only on matters which are set forth in the Andrx Corporation certificate of incorporation or as may be required under Delaware law under the rules of any exchange or electronic trading system.

         Andrx Corporation will not hold separate meetings for holders of Cybear tracking stock or Andrx common stock.

         The aggregate voting power of all of the outstanding shares of the Cybear tracking stock is limited to 25% of the total voting power of all of the outstanding shares of both classes of Andrx Corporation's common stock.

         Except for limited matters on which a separate class vote may be required, the Andrx common stock and the Cybear tracking stock will vote together as a single class on all matters requiring a stockholder vote. Matters on which the Andrx common stock and the Cybear tracking stock will vote together may involve an apparent or real divergence of interests between the holders of each class of common stock in the aggregate. The aggregate voting power of all of the outstanding shares of the Cybear tracking stock is limited to 25% of the total voting power of all of the outstanding shares of both classes of Andrx Corporation common stock. Consequently, the aggregate voting power of all of the outstanding shares of Andrx common stock will represent a majority of the outstanding voting power of all of the outstanding shares of both classes of common stock. To the extent that matters come before the stockholders on which the holders of Andrx common stock and the holders of the Cybear tracking stock have a divergence of interests but vote as a single class, the holders of Andrx common stock, to the extent they vote in a similar manner, will be able to control the vote. These matters may include mergers or other extraordinary transactions. In addition, the issuance or repurchase of shares of either class of common stock could cause changes in the relative voting power of the groups, subject to the 25% limitation on the voting power of the Cybear tracking stock described above.

         In limited circumstances where a separate class vote is required, the class of common stock with less than majority voting power can block action.

         If Andrx Corporation's certificate of incorporation, Delaware law or market rules require a separate vote on any matter by the holders of either the Andrx common stock or the Cybear tracking stock, those holders could prevent approval of the matter, even if the holders of a majority of the total number of votes cast or entitled to be cast, voting together as a class, were to vote in favor of it.

         Holders of either class of common stock could be adversely affected by a conversion of the Cybear tracking stock.

         At any time or upon the occurrence of certain tax-related events, Andrx Corporation's board of directors, in its sole discretion and without stockholder approval, could determine to convert shares of the Cybear tracking stock into shares of Andrx common stock, including a conversion at a time when either or both classes of common stock may be considered to be overvalued or undervalued. Any conversion at a premium would dilute the interests of the holders of the Andrx common stock in Andrx Corporation. Any conversion would also preclude holders of both classes of common stock from retaining their investment in a security that is intended to reflect separately the performance of the groups. It may also give holders of shares of converted Cybear tracking stock a greater or lesser consideration than any consideration a third-party buyer would pay for all or substantially all of the assets of Cybear.

         Stockholders may not have any remedies for breach of fiduciary duties if any action by directors and officers has a disadvantageous effect on either class of common stock.

         Stockholders may not have any remedies if an action or decision of Andrx Corporation's board of its directors or its officers has a disadvantageous effect on the Andrx common stock or the Cybear tracking stock compared to the other class of common stock. Recent cases in Delaware Court involving tracking stocks have indicated that decisions by directors or officers involving differing treatment of tracking stocks should be judged under the business judgment rule, unless self-interest is established. The business judgment rule provides that an informed director or officer will be deemed to have satisfied his or her fiduciary duties if that person acts in a manner he or she believes in good faith to be in the best interests of Andrx Corporation. Because of the application of the business judgment rule, holders of one group's stock who are disadvantaged by an action of Andrx Corporation's board of directors or officers may not be able to successfully make claims that a decision involving different treatment of the Andrx common stock or the Cybear tracking stock was wrongful, absent a showing of self-interest by directors or officers.

         Stock ownership could cause directors and officers to favor one group over the other.

         The directors and officers of Andrx Corporation currently own more shares, including shares subject to stock options, of Andrx common stock than Cybear tracking stock. As a policy, Andrx Corporation's board of directors periodically monitors the ownership of shares of Andrx common stock and shares of Cybear tracking stock by its directors and executive officers and its option grants to them so that their interests are generally aligned with the two classes of common stock and with their duty to act in the best interests of Andrx Corporation and its stockholders as a whole. However, because the actual value of their interests in Andrx common stock and Cybear tracking stock currently varies significantly, it is possible that they could favor one group over the other due to their stock and option holdings.

         Numerous potential conflicts of interests exist between classes of common stock which may be difficult to resolve by Andrx Corporation's board of directors or which may be resolved adversely to one of the classes.

         The existence of different classes of common stock could give rise to occasions when the interests of holders of Andrx common stock and Cybear tracking stock diverge, conflict or appear to diverge or conflict.

         Andrx Corporation's board of directors may pay more or less dividends on one group's common stock than if that group was a separate company.

         Andrx Corporation's board of directors has the authority to declare and pay dividends on each class of common stock in any amount and could, in its sole discretion, declare and pay dividends exclusively on Andrx common stock, exclusively on the Cybear tracking stock, or on both, in equal or unequal amounts. Andrx Corporation's board of directors will not be required to consider the amount of dividends previously declared on each class, the respective voting or liquidation rights of each class or any other factor. The performance of one group may cause Andrx Corporation's board of directors to pay more or less dividends on the common stock relating to the other group than if that other group was a stand-alone corporation. In addition, Delaware law and the Andrx Corporation certificate of incorporation may impose limitations on the amount of dividends which may be paid on each class of common stock.

         Proceeds of mergers or consolidations may be allocated unfavorably.

         Andrx Corporation's certificate of incorporation and bylaws do not contain any provisions governing how consideration to be received by holders of Andrx common stock or the Cybear tracking stock in connection with a merger or consolidation involving Andrx is to be allocated among holders of each class of common stock. Andrx Corporation's board of directors will make that determination. That determination could favor the holders of one class of common stock at the expense of the holders of the other class of common stock.

         Allocation of corporate opportunities could favor Andrx or Cybear over the other.

         Andrx Corporation's board of directors may be required to allocate corporate opportunities between Andrx and Cybear. In some cases, the directors could determine that a corporate opportunity, such as a business that Andrx may be acquiring, should be shared by Cybear. Any such decisions could favor one class at the expense of the other.

         Andrx and Cybear may compete with each other to the detriment of their businesses.

         The existence of two separate classes of common stock will not prevent Andrx and Cybear from competing with each other. Any competition between Andrx and Cybear could be detrimental to the businesses of either or both of them. Under a policy of the Andrx Corporation board of directors, Andrx and Cybear will generally not engage in the principal businesses of the other. However, Andrx Corporation's board of directors will permit indirect competition between Andrx and Cybear based on a good faith business judgment that such competition is the best interests of Andrx Corporation and all of its stockholders as a whole. In addition, Andrx and Cybear may compete in a business that is not a principal business of the other.

         Andrx and Cybear may finance each other on unfavorable terms.

         It is possible that Andrx Corporation will transfer cash and other property between Andrx and Cybear to finance each of their business activities. The party providing the financing will be subject to the risks relating to the party receiving the financing. Andrx Corporation will account for those transfers in one of the following ways:

        o as a short-term or long-term loan between groups or as a repayment of a previous borrowing;

        o       as an increase or decrease in the equity interest; or

        o       as a sale of assets between the two groups.

         Andrx Corporation's board of directors has not adopted specific criteria for determining when it will transfer cash or other property as a loan or repayment, an increase or decrease in equity interest or a sale of assets. These determinations, including the terms of any transactions accounted for as debt, could be unfavorable to either the party transferring or the party receiving the cash or other property. Andrx Corporation's board of directors expects to make these determinations, either in specific instances or by setting generally applicable policies, after considering the financing requirements and objectives of the receiving party, the investment objectives of the transferring party and the availability, cost and time associated with alternative financing sources, prevailing interest rates and general economic conditions.

         Andrx and Cybear cannot assure you that any terms that are fixed for debt will approximate those that could have been obtained by the borrower if it were a stand-alone corporation.

         Cybear may not be fully reimbursed for Andrx's use of its tax benefits and could pay higher future taxes than if it were a stand-alone taxpayer.

         A tax sharing agreement entered into between Andrx and Cybear provides that tax benefits generated but not used by Cybear in the year generated may be used by other members of Andrx Corporation's consolidated group. Such other group members are not required to compensate Cybear for the use of Cybear's tax attributes. Accordingly, on a cash basis, any tax benefits generated by Cybear and utilized by other members of the consolidated group will not be available as a carry-forward to reduce Cybear's future tax liabilities. This could result in Cybear reporting higher corporate tax liability in the future than would have been the case if Cybear had retained its tax benefits.

         Holders of the Cybear tracking stock may receive less consideration upon a sale of all or substantially all of its assets than if the group was a separate company.

         Andrx Corporation's certificate of incorporation provides that if a disposition of all or substantially all of the assets of Cybear occurs, Andrx Corporation must, subject to certain exceptions:

        o distribute to holders of the Cybear tracking stock an amount equal to the net proceeds of such disposition, or

        o convert at a 110% exchange ratio the Cybear tracking stock into shares of the Andrx common stock.

If Cybear tracking stock was a separate, independent company and its shares were acquired by another person, certain costs of that disposition, including corporate level taxes, might or might not be payable in connection with that acquisition. As a result, stockholders of a separate, independent company might receive a greater amount than the net proceeds that would be received by holders of Cybear tracking stock if the assets of Cybear were sold. In addition, Andrx Corporation cannot assure you that the net proceeds per share of Cybear tracking stock will be equal to or more than the market value per share of Cybear tracking stock prior to or after announcement of a disposition.

         Provisions governing the two classes of common stock could discourage a change of control and the payment of a premium for shares.

         The existence of two classes of common stock could present complexities and could pose obstacles, financial or otherwise, to a person seeking to acquire control of Andrx Corporation. In addition, provisions of Delaware law and Andrx Corporation's certificate of incorporation and bylaws may also deter hostile takeover attempts. If Andrx and Cybear were separate, independent publicly traded companies, any person interested in acquiring either group without negotiating with the other group's management could seek control of that entity by obtaining control of its outstanding voting stock by means of a tender offer or proxy contest. A person interested in acquiring only one group would still be required to seek control of the majority of the voting power represented by all the outstanding stock of Andrx.

         Investors may not value the common stock based on group financial information and policies.

         Andrx Corporation cannot assure you that investors will value the Andrx common stock and the Cybear tracking stock based on the reported financial results and prospects of Andrx and Cybear or the dividend policies established by the board of directors with respect to the groups.

         Andrx Corporation's board of directors may change or make exceptions to the management and allocation policies to the detriment of one group without stockholder approval.

         Andrx Corporation's board of directors has adopted management and allocation policies to govern the relationship between the Andrx common stock and the Cybear tracking stock. Andrx Corporation's board of directors may modify or rescind, or make exceptions to, the policies with respect to the allocation of corporate opportunities, financing arrangements, shared corporate services, competition between the groups, taxes, debt, interest and other matters, or may adopt additional policies, in its sole discretion without stockholder approval. A decision to modify, rescind or make exceptions to these policies or adopt additional policies, could have different effects on the holders of the Andrx common stock and the holders of the Cybear tracking stock or could adversely affect the holders of one class of common stock compared to the holders of the other class of common stock.

         The anti-takeover provisions of Andrx Corporation's charter documents and Delaware law could affect stockholders.

         Certain provisions of Andrx Corporation's certificate of incorporation and bylaws may have anti-takeover effects and may delay, defer or prevent a takeover attempt of Andrx Corporation. Andrx Corporation is also subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which will prohibit Andrx Corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the persons became an interested stockholder, unless the business combination is approved in a prescribed manner. The application of
Section 203 also could have the effect of delaying or preventing a change of control of Andrx Corporation.

                    NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Andrx Corporation and Mediconsult caution readers that certain important factors may affect their actual results and could cause such results to differ materially from any forward-looking statements which may be deemed to have been made in this proxy statement/prospectus or which are otherwise made by them or on their behalf. For this purpose, any statements contained in this proxy statement/prospectus that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as "may", "will", "expect", "believe", "anticipate", "intend", "could", "would", "estimate", or "continue" or the negative other variations thereof or comparable terminology are intended to identify forward-looking statements. Factors which may affect Andrx Corporation's results include, but are not limited to, those set forth in this document or detailed from time to time in Andrx Corporation's filings with the SEC.

                       WHO CAN HELP ANSWER YOUR QUESTIONS

                   If you have additional questions about the
                         merger or would like additional
                             copies of this document
                               you should contact:

                              Mediconsult.com, Inc.
                              560 White Plains Road
                            Tarrytown, New York 10591
                          Attention: E. Michael Ingram
                          Phone Number: (914) 332-6100

                                Andrx Corporation
                                4955 Orange Drive
                              Davie, Florida 33314
                             Attention: Scott Lodin
                          Phone Number: (954) 584-0300


                       WHERE YOU CAN FIND MORE INFORMATION

         Andrx Corporation files annual, quarterly and special reports, proxy statements and other information with the SEC. Andrx Corporation's SEC filings are available to the public over the Internet at the SEC's website at http:// www.sec.gov. You may also read and copy any document Andrx Corporation files at the SEC's public reference room at 450 Fifth Street, N.W. Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

         The SEC allows Andrx Corporation to "incorporate by reference" the information Andrx Corporation files with it, which means that Andrx Corporation can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this proxy statement/prospectus, and information that Andrx Corporation files later with the SEC will automatically update and supersede this information.

         Andrx Corporation incorporates by reference the documents listed below and any future filings it makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the Andrx Corporation annual meeting:

  o The Registration Statement on Form S-3 (Registration No. 333-33822), as filed with the SEC on March 31, 2000, and as subsequently amended on April 28, 2000 and May 24, 2000,

  o Annual Report on Form 10-K for the fiscal year ended December 31, 1999 of Andrx,

  o Annual Report on Form 10-K for the fiscal year ended December 31, 1999 of Cybear Inc.,

  o Quarterly Report on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000 of Andrx,

  o Quarterly Report on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000 of Cybear Inc., and

  o      Current Report on Form 8-K of Andrx Corporation dated January 17, 2001.

         You should rely only on the information incorporated by reference or provided in this document. We have not authorized anyone else to provide you with different information. You should not assume that the information in this proxy statement/prospectus is accurate as of any date other than the date on the front of this document.

         PRICE RANGE OF EXISTING COMMON STOCKS AND DIVIDEND INFORMATION

         For the calendar quarters indicated, the table below sets forth the high and low closing prices per share of Cybear tracking stock and Mediconsult common stock as reported by the OTC Bulletin Board and the Nasdaq National Market, as applicable. Quotations from the OTC Bulletin Board were over-the-market quotations and, accordingly, reflected inter-dealer prices, without retail mark-up, mark-down or commission and may have not represented actual transactions.

         The Cybear tracking stock has been listed for trading on the Nasdaq National Market under the symbol "CYBA" since September 7, 2000. Prior to Andrx's September 2000 reorganization, Cybear's common stock was listed for trading on the Nasdaq National Market under the symbol "CYBA" and had been since June 18, 1999. From January 28, 1999 to June 17, 1999, Cybear's common stock was traded on the OTC Bulletin Board under the symbol "CYBR." Mediconsult's common stock has been listed for trading on the Nasdaq National Market under the symbol "MCNS" since April 6, 1999. From October 15, 1996 to April 5, 1999, Mediconsult's common stock was traded on the OTC Bulletin Board under the symbol "MCNS."

                                                  Cybear tracking stock Market      Mediconsult Common Stock Market
                                                            Price ($)                           Price ($)
                                                            ---------                           ---------
                                                      High            Low                  High              Low
                                                      ----            ---                  ----              ---
1998
First Quarter...................................                                            2.09             1.00
Second Quarter..................................                                            1.91             1.25
Third Quarter...................................                                            1.69             0.64
Fourth Quarter..................................                                            9.56             0.49

1999
First Quarter...................................       53.00(1)       3.25(1)              22.63             6.19
Second Quarter..................................       41.00         13.88                 19.69             9.69
Third Quarter...................................       23.25          5.88                 13.75             6.25
Fourth Quarter..................................       10.00          5.47                 11.25             4.63

2000
First Quarter...................................       12.25          4.38                  7.81             2.75
Second Quarter..................................        5.88          2.60                  3.94             1.50
Third Quarter...................................        4.88          0.75                  1.78             0.44
Fourth Quarter..................................        1.44          0.19                  0.94             0.06

2001
First Quarter (through January 31, 2001)........        1.00          0.19                  0.22             0.09

----------------
(1)  Commencing January 28, 1999.

         Neither Mediconsult nor Andrx Corporation has ever paid any dividends on its respective common stock. On January 31, 2001, the most recent practicable date prior to the filing of this document, the closing price per share as reported by the Nasdaq National Market of the Cybear tracking stock was $0.5938 and the last closing price per share of the Mediconsult common stock was $0.125. We urge stockholders to obtain current quotations.

         In November 2000, Nasdaq notified Mediconsult that the Mediconsult common stock is not in compliance with the continued listing requirements of the Nasdaq National Market because the Mediconsult common stock failed to maintain a bid price of $1.00 for 30 consecutive trading days. In addition, Nasdaq recently notified Mediconsult that the Mediconsult common stock is not in compliance with the continued listing requirements of the Nasdaq National Market because Mediconsult no longer met a minimum net tangible asset requirement. Mediconsult's failure to comply with the continued listing requirement may result in the Mediconsult common stock being delisted. Mediconsult has appealed Nasdaq's decision, delaying the delisting of the Mediconsult common stock until a decision has been rendered on Mediconsult's appeal.

         Nasdaq also recently notified Andrx Corporation that the Cybear tracking stock is not in compliance with the continued listing requirements of the Nasdaq National Market because the Cybear tracking stock failed to maintain a bid price of $1.00 for 30 consecutive trading days. If the Cybear tracking stock does not meet the minimum bid price requirement on or prior to February 21, 2001, Andrx Corporation intends to file an appeal with Nasdaq.

                            THE STOCKHOLDERS MEETING

         We are furnishing this document to the Mediconsult stockholders in connection with the solicitation of proxies by Mediconsult's board of directors at a special meeting of its stockholders, and at any adjournments or postponements of the meeting.

The Mediconsult Special Meeting

Where and When the Mediconsult Special Meeting Will be Held

         The special meeting will be held at the offices of Mediconsult, whose address is 560 White Plains Road, Tarrytown, New York 10591 starting at 10:00 A.M., local time on March __, 2001.

What Will be Voted Upon

         At the special meeting, the Mediconsult stockholders will consider and vote upon a proposal to adopt a merger agreement.

Only Mediconsult Stockholders of Record on January 31, 2001 Are Entitled to Vote

         Currently, the only outstanding voting securities of Mediconsult are shares of Mediconsult common stock. Only holders of record of Mediconsult common stock on the record date, January 31, 2001, are entitled to notice of and vote at the Mediconsult special meeting. Each holder of record, as of the record date, of Mediconsult common stock is entitled to cast one vote per share.

         On the record date, there were 55,690,636 shares of Mediconsult common stock outstanding and entitled to vote at the Mediconsult special meeting. These outstanding shares are held by approximately 305 Mediconsult stockholders of record.

Required Quorum and Vote for Approval

         The holders of a majority of the outstanding shares of Mediconsult common stock must be present, in person or by proxy, at the special meeting for there to be a quorum. The favorable vote of a majority of the shares of Mediconsult common stock outstanding on the Mediconsult record date is required for adoption of the merger agreement. On the record date, directors and executive officers of Mediconsult owned and were entitled to vote 15,383,752 shares of Mediconsult common stock, or approximately 27.2% of the shares of Mediconsult common stock outstanding on the Mediconsult record date. Robert A. Jennings, a principal stockholder and director of Mediconsult, and JHC Limited, an entity controlled by Mr. Jennings, together representing 12,597,752 shares of Mediconsult common stock or 22.6% of the outstanding shares of Mediconsult common stock, have already contractually agreed to vote in favor of the merger.

         If you fail to vote or abstain from voting, it has the effect of a vote against the merger.

Voting of Proxies

         All shares of Mediconsult common stock represented by proxies properly received prior to or at the Mediconsult special meeting and not revoked, will be voted in accordance with the instructions indicated in such proxies. If stockholders do not indicate any instructions on a properly executed and returned proxy, that proxy will be voted FOR the approval of the merger.

         If any other matters are properly presented at the special meeting for consideration, the persons named in the enclosed form of proxy, and acting under that proxy, will have discretion to vote on such matters in accordance with their best judgment, unless authorization to use that discretion is withheld. If a proposal to adjourn the special meeting is properly presented, the persons named in the enclosed form of proxy will not have discretion to vote shares voted against any of the proposals related to the approval of the merger in favor of the adjournment proposal. Mediconsult is not aware of any matters expected to be presented at its special meeting other than as described in its notice meeting.

         Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by:

  o filing, including by telegram or telecopy, with Mediconsult's Secretary, before the taking of the vote at the meeting, a written notice of revocation bearing a later date than the date of the proxy or a later-dated proxy relating to the same shares; or

  o    attending the meeting and voting in person.

         In order to vote in person at the special meeting, the Mediconsult stockholders must attend the meeting and cast their votes in accordance with the voting procedures established for the meeting. Attendance at a meeting will not in and of itself constitute a revocation of a proxy. Any written notice of revocation or subsequent proxy must be sent so as to be delivered at or before the taking of the vote at the meeting as follows to: Mediconsult.com, Inc., 560 White Plains Road, Tarrytown, New York 10591, Telecopy: (914) 332-6448,
Attention: Secretary.

         It is the policy of Mediconsult to keep confidential proxy cards, ballots and voting tabulations that identify individual stockholders, except where disclosure is mandated by law and in other limited circumstances.

         Mediconsult stockholders who require assistance in changing or revoking a proxy should contact the person at the address or phone number provided in this document under the caption "Who Can Help Answer Your Questions."

Abstentions; Broker Non Votes

         Adoption of the merger agreement requires a favorable vote of the majority of all outstanding shares of Mediconsult common stock, so an abstention will have the effect of a vote against the merger. The failure of a Mediconsult stockholder to return a proxy will have the effect of not being counted for purposes of determining the presence of a quorum.

         Under applicable rules, brokers who hold shares in street name for customers have the authority to vote on some routine proposals when they have not received instructions from beneficial owners. Under applicable rules, these brokers are precluded from exercising their voting discretion with respect to the approval and adoption of non-routine matters like the merger, and, thus, absent specific instructions from the beneficial owner of shares held in street name, brokers are not empowered to vote these shares with respect to the adoption of the merger, i.e., broker non-votes. Therefore, a broker non-vote will not be counted for purposes of determining the presence of a quorum, but it will otherwise have the same effect as an abstention.

Solicitation of Proxies

         Mediconsult shall pay the cost of soliciting proxies. In addition to solicitation by mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners, and Mediconsult will, upon written request, reimburse those brokerage houses and custodians for their reasonable expenses in so doing. Mediconsult may retain a proxy solicitor to aid in the solicitation of proxies and to verify records related to the solicitations. Each proxy solicitor will receive customary fees and expense reimbursement for their services. To the extent necessary in order to ensure sufficient representation at its meeting, Mediconsult may request by telephone or telegram the return of proxy cards. The extent to which this will be necessary depends entirely upon how promptly proxies are received. We urge stockholders to vote proxies without delay.

Stock Certificates

         Mediconsult stockholders should not send in any stock certificates with their proxy cards. A transmittal letter with instructions for the surrender of certificates representing shares of Mediconsult common stock will be mailed to the Mediconsult stockholders as soon as practicable after the consummation of the merger.

                       THE MERGER AND THE MERGER AGREEMENT

Description of the Merger

         The merger agreement provides that a wholly-owned a subsidiary of Andrx Corporation will merge with and into Mediconsult, which shall be the surviving corporation of the merger and, as a result thereof, become a wholly-owned subsidiary of Andrx Corporation. Each share of Mediconsult common stock issued and outstanding immediately prior to the effective time of the merger shall be canceled and extinguished and be converted automatically into the right to receive 0.1430 shares of Cybear tracking stock, subject to adjustment as provided in the merger agreement. In addition, options and warrants to purchase shares of Mediconsult common stock that are outstanding immediately before the effective time of the merger will be assumed by Andrx Corporation and converted into options and warrants to purchase shares of Cybear tracking stock at the rate of 0.1430, subject to adjustment, shares of Cybear tracking stock for each share of Mediconsult common stock into which the option or warrant is convertible. If the merger agreement is adopted at the special meeting, all required consents and approvals are obtained and all other conditions of the obligations of the parties to consummate the merger are either satisfied or waived, the merger will be consummated.

Background of the Merger

         During the last several years, Mediconsult has held conversations with a number of companies to evaluate possible business combinations or strategic alliances. In the third quarter of 2000, the Mediconsult board of directors began considering alternatives to maximize shareholder value and raise additional capital.

         Mediconsult's advisors contacted a number of companies that they and Mediconsult had identified as candidates for a possible business combination or strategic alliance with Mediconsult. In the last week of August, 2000, Robert A. Jennings, the then Chairman of Mediconsult, received an indication of interest from a third party regarding a possible strategic transaction or business combination between the two companies.

         Beginning the first week in September 2000, Ian Sutcliffe, Chief Executive Officer of Mediconsult, and E. Michael Ingram, Chief Financial Officer of Mediconsult, had several telephone conversations with the senior management of the third party who had expressed an interest in Mediconsult to explore the possibility of a strategic transaction between the companies.

         An initial meeting with senior management of this third party was held on Monday, September 18, 2000, to discuss potential terms for a transaction between the two companies. Meetings between the two parties continued through the balance of September and into October, 2000.

         On October 4, 2000, the Mediconsult board of directors held a special meeting to discuss possible strategic transactions. At the meeting, Mr. Ingram disclosed that Mediconsult had been approached by a third party about a possible transaction between the two companies, a nondisclosure agreement had been signed by the two companies and due diligence on the third party had begun.

         At the October 4, 2000 board meeting, Mr. Ingram informed the board of directors that Mediconsult and its advisors had contacted several other parties that might be interested in participating in a transaction with Mediconsult. After contacting the parties, Mediconsult received five responses, of which two parties declined to engage in discussions. During October, Mediconsult's management met with three of the parties.

         On October 9, 2000, an initial meeting was held with Timothy Nolan, President and Chief Operating Officer of Cybear Inc., Andrx Corporation's wholly-owned subsidiary. Attending for Mediconsult were Messrs. Sutcliffe and Ingram. This meeting was followed by subsequent meetings in October and November 2000, attended by additional members of the Cybear and Mediconsult senior management teams, including complete mutual due diligence and presentations of corporate strategies and financial plans.

         On October 24, 2000, Mediconsult engaged McFarland Dewey as its financial advisor.

         On November 2, 2000, the Mediconsult board of directors held a special meeting to discuss the status of any possible strategic transactions. During the meeting, Mr. Sutcliffe reported that after exploring options with a number of potential parties, he believed that only the third party who had approached Mediconsult in August presented a viable alternative at that time. Mediconsult's senior management and legal advisors then presented the principal terms of the proposed combination with the third party who had approached Mediconsult in August to its board of directors for discussion.

         In the first week of December 2000, Andrx Corporation, via Cybear Inc., submitted a proposal to acquire all of the issued and outstanding stock of Mediconsult in a stock-for-stock acquisition, or a tax-free exchange offer, in exchange for Cybear tracking stock. On December 4, 2000, the Mediconsult board of directors held a special meeting to discuss the terms of Cybear's proposal with Mediconsult's senior management and legal and financial advisors. After some discussion, the Mediconsult board of directors proposed several modifications to Cybear's proposal. On December 6, 2000, a term sheet was signed, including a 21-day exclusivity period.

         On December 8, 2000, Andrx Corporation submitted a draft merger agreement to Mediconsult. Over the course of the next month, representatives of Andrx Corporation and Mediconsult and their respective advisors completed their due diligence investigations and proceeded to negotiate the terms of the final merger agreement.

         On January 3, 2001, senior executives of both Andrx Corporation and Cybear made a presentation to the Mediconsult board of directors regarding each of their respective businesses and the possible benefits of combining Mediconsult and Cybear.

         On January 4, 2001, the Mediconsult board of directors held a special meeting to discuss with its financial and legal advisors the details of the proposed transaction with Cybear, including the consideration of 43%-45% of the outstanding Cybear tracking stock to be received by Mediconsult's stockholders, management and certain of Mediconsult's debtors after the merger and a brief outline of the terms of the $2,000,000 of interim financing that Cybear agreed to provide to fund Mediconsult's operating costs between the signing and closing of the proposed transaction. In addition, representatives of Covington & Burling, Mediconsult's outside legal advisors, made a presentation to the Mediconsult board of directors regarding their legal due diligence on Cybear and Andrx Corporation and representatives of McFarland Dewey, financial advisors to Mediconsult, made a presentation regarding their analysis of the financial terms of proposed transaction and discussed the results of the negotiations with the two companies.

         On January 9, 2001, the Mediconsult board of directors held a special meeting to vote on the proposed transaction with Andrx Corporation and Cybear. At this meeting, Mr. Ingram summarized the principal terms of the credit agreement and related loan documents. McFarland Dewey then followed up with a brief review of the presentation they made to the Mediconsult board of directors at the January 4, 2001 meeting and expressed its opinion that the exchange ratio was fair to the holders of Mediconsult common stock, from a financial point of view. Following these presentations and discussions, the Mediconsult board of directors unanimously approved the merger agreement. After the close of business that day, Andrx Corporation and Mediconsult executed the merger agreement and issued a joint press release announcing the merger on the morning of January 10, 2001.

Opinion of Mediconsult's Financial Advisor

         The board of directors of Mediconsult retained McFarland Dewey to deliver an opinion in connection with the merger. On January 9, 2001, McFarland Dewey delivered to the Mediconsult board of directors an oral opinion, subsequently confirmed by delivery of a written opinion dated January 9, 2001, to the effect that, as of that date, and based upon and subject to the factors and assumptions set forth in the opinion, the exchange ratio was fair from a financial point of view to the holders of Mediconsult shares.

         The full text of the definitive written McFarland Dewey opinion, dated January 9, 2001, which sets forth the assumptions made, the procedures followed, the matters considered and the limitations on the scope of the review undertaken by McFarland Dewey in rendering its opinion is attached as Annex B to this proxy statement/prospectus. Mediconsult's stockholders are urged to read the McFarland Dewey opinion carefully and in its entirety. The summary of the McFarland Dewey opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. Mediconsult's stockholders should note that:

    o The opinion does not address the merits of the underlying decision of the Mediconsult board of directors to proceed with or effect the merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the merger agreement.

    o McFarland Dewey was not engaged by Mediconsult to participate in or advise with respect to the negotiation of the terms of the merger or any other alternative transaction and has not done so. Without limiting the foregoing, although in connection with the preparation of the opinion, McFarland Dewey did not assist Mediconsult in soliciting indications of interest from third parties for the acquisition of Mediconsult, McFarland Dewey considered the limited market check conducted by Mediconsult's previous financial advisor.

    o McFarland Dewey does not express an opinion as to the terms of any transaction related to or ancillary to the merger, financial or otherwise, such as the financings contemplated by Mediconsult in the form of loan(s) from Cybear in connection with the merger.

         The summary set forth below does not purport to be a complete description of the analyses underlying the McFarland Dewey opinion or the presentation made by McFarland Dewey to the Mediconsult board of directors. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, McFarland Dewey did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, McFarland Dewey believes that its analysis must be considered as a whole and that selecting portions of its analysis, without considering all analyses, would create an incomplete view of the process underlying its opinion.

         In performing its analyses, numerous assumptions were made with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of McFarland Dewey, Mediconsult, Cybear or Andrx Corporation. Any estimates contained in the analyses performed by McFarland Dewey are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. In addition, as described above, the McFarland Dewey opinion was among several factors taken into consideration by the Mediconsult board of directors in making its determination to approve the merger. Consequently, the McFarland Dewey analyses described below should not be viewed as determinative of the decision of the Mediconsult board of directors or Mediconsult's management with respect to the fairness of the exchange ratio of the merger.

         In arriving at its opinion, McFarland Dewey, among other things:

    o reviewed certain publicly available business and financial information relating to Mediconsult, Andrx Corporation and Cybear which McFarland Dewey deemed to be relevant;

    o reviewed certain confidential information, including financial forecasts furnished to McFarland Dewey by Mediconsult, relating to the business, earnings, cash flow, assets, liabilities and prospects of each of Mediconsult and Cybear;

    o conducted discussions with members of senior management and representatives of Mediconsult, Andrx Corporation and Cybear concerning the matters described in the clauses above, as well as their respective businesses and prospects before and after giving effect to the merger;

    o    visited the facilities of both Mediconsult and Cybear;

    o reviewed the market prices and valuation multiples for Mediconsult shares outstanding common stock and Cybear shares outstanding tracking stock and compared them with those of certain publicly traded companies which McFarland Dewey deemed to be relevant;

    o reviewed the results of operations of Mediconsult and Cybear and compared them with those of certain publicly traded companies which McFarland Dewey deemed to be relevant;

    o compared the proposed financial terms of the merger with the financial terms of certain other transactions which McFarland Dewey deemed to be relevant;

    o reviewed the impact of the merger on the combined company which reflected the impact of purchase accounting;

    o    reviewed a draft of the merger agreement dated January 5, 2001; and

    o reviewed such other financial studies and analyses and took into account such other matters as McFarland Dewey deemed relevant, including McFarland Dewey's assessment of general economic, market and monetary conditions.

         In preparing its opinion, McFarland Dewey assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to McFarland Dewey, discussed with or reviewed by McFarland Dewey, or publicly available. McFarland Dewey did not assume any responsibility for independently verifying such information. McFarland Dewey has not undertaken an independent evaluation or appraisal of any of the assets or liabilities of Mediconsult or Cybear or been furnished with any such evaluation or appraisal.

         Additionally, McFarland Dewey assumed that:

    o Mediconsult would be unable to secure alternative financing in sufficient time to provide working capital to continue operations, and that if such financing was not obtained, Mediconsult would be unable to continue as a going concern in the absence of the consummation of the merger and would likely seek protection from creditors under the bankruptcy laws;

    o based on time constraints and Mediconsult's current circumstances, the merger is the best available transaction or course of action practically available that would address Mediconsult's liquidity and other financial concerns;

    o the information furnished to or discussed with McFarland Dewey by Mediconsult or Cybear has been prepared on a reasonable basis in accordance with industry practice and, with respect to financial planning data, reflects the best currently available estimates and judgment of Mediconsult's or Cybear's management as to the expected future financial performance of Mediconsult or Cybear, and that the management of Mediconsult or Cybear is not aware of any information or facts that would make the information provided to McFarland Dewey incomplete or misleading;

    o there have been no material changes in Mediconsult's assets, financial condition, results of operations, business or prospects since the date of the last financial statements or information made available to McFarland Dewey;

    o the merger will be accounted for as a purchase under generally accepted accounting principles and that it will qualify as a tax-free reorganization for U.S. federal income tax purposes; and

    o that the final form of the merger agreement would be substantially similar to the last draft reviewed by McFarland Dewey.

         The McFarland Dewey opinion is necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of such opinion. Other than as set forth in the draft merger agreement reviewed by McFarland Dewey, McFarland Dewey assumed that no material third party approvals regarding Mediconsult or Cybear with respect to any contracts or otherwise will be necessary.

         McFarland Dewey reviewed and analyzed the proposed terms of the merger, and observed that:

    o Following the merger, Mediconsult would be a wholly-owned subsidiary of Andrx Corporation;

    o As a result of the merger, each issued and outstanding share of common stock of Mediconsult would be converted into the right to receive
         0.1430 shares of Cybear tracking stock, subject to the adjustment provided for in the merger agreement. If the maximum adjustment was made, the exchange ratio would be reduced to 0.1144.

    o Mediconsult had negative working capital of approximately $7,179,000 as of December 31, 2000;

    o Upon signing of the merger agreement, Cybear agreed to loan Mediconsult up to $2,000,000 with a maturity date of July 15, 2001;

    o Mediconsult's shares of common stock outstanding as of the consummation of the merger will increase to approximately 82,056,000 shares due to the conversion of existing Mediconsult liabilities to common stock; and

    o Total transaction value, based on 82,056,000 shares of outstanding Mediconsult common stock, was approximately $6,556,000.

         The following is a brief summary of the material analyses prepared by McFarland Dewey in connection with the rendering of the McFarland Dewey opinion.

         Stock Price History. To provide contextual data and comparative market data, McFarland Dewey examined the history of the trading prices for both Cybear tracking stock and Mediconsult common stock and their relative relationships to each other for the latest twelve months and compared the results to the NASDAQ Index and S & P 500 Index. This information was prepared solely to provide background information regarding the stock prices of Mediconsult and Cybear over the periods indicated below as both companies similarly under-performed the two indices.

         Comparison of Selected Comparable Companies. McFarland Dewey compared the trading multiples for Mediconsult to corresponding multiples of a select group of e-health companies consisting of Allscripts Inc, drkoop.com Inc., Drugstore.com Inc, HealthCentral.com, HealthGate Data Corporation, Healthstream Inc, Medicalogic/Medscape Inc, PlanetRX.com, Sciquest.com Inc, WebMD Corporation, and Cybear. Based on its analysis, McFarland Dewey derived a summary reference range of implied enterprise values of Mediconsult.

         The following table summarizes the results of McFarland Dewey's company comparable analyses.

                                                Implied Mediconsult Multiple          Comparable Company Multiples
                                                 ---------------------------      ---------------------------------------
                                                                                                       Adjusted
                                                    Low           High           Low        Median     Average       High
                                                    ---           ----           ---        ------     -------       ----
Exchange Ratio                                     0.1144        0.1430
--------------------------------------------     -----------    ----------
Transaction Value/Book Value                        0.04x          0.05x          0.05x      0.22x       0.27x        290.94x
Transaction Value/LTM Revenue                       0.30x          0.33x          0.26x      1.20x       1.78x          7.83x
Transaction Value/Last QTR Annualized               0.23x          0.25x          0.22x      0.79x       1.52x          6.96x
Revenue
Transaction Value/Estimated 2000 Revenue            0.29x          0.32x          0.21x      0.74x       1.39x          5.47x
Transaction Value/Estimated 2001 Revenue            0.31x          0.34x          0.12x      0.32x       0.60x          3.06x

         The analysis indicated that, with the exception of Transaction Value to Book Value, Mediconsult's implied multiples exceeded the low end of the range of comparable multiples but were well below the adjusted average and median multiples. None of the comparable companies is identical to Mediconsult. Accordingly, an analysis of the results of the foregoing involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could ultimately affect the value of Mediconsult.

         Analysis of Selected Comparable Transactions. McFarland Dewey reviewed certain publicly available information regarding fifty-four select e-health related acquisitions and calculated transaction value to last twelve months sales multiples for such transactions. Due to the significant downturn in the public markets at the end of March, 2000, the fifty-four transactions were separated into two groups; pre- and post-market downturn. Based on Mediconsult's last twelve months negative EBIT and net income, McFarland Dewey did not consider EBIT and net income to be a useful comparison.

         The following table summarizes the results of McFarland Dewey's analysis of transactions comparable to the merger.

                                                   Implied Mediconsult                 Comparable Transaction Multiples
                                                         Multiple
                                                 -------------------------       ---------------------------------------------
                                                                                                       Adjusted
                                                    Low           High           Low        Median     Average       High
                                                    ---           ----           ---        ------     -------       ----
Exchange Ratio                                     0.1144        0.1430
--------------------------------------------     -----------    ----------
Transaction Value to LTM Sales:
Pre-April Public Market Downturn                    0.30x          0.33x          0.77x      6.05x       6.67x         32.23x
Post-April Public Market Downturn                   0.30x          0.33x          0.95x      4.28x       4.83x        116.01x

         The analysis indicated that Mediconsult's implied multiples were below the low end of the range of comparable multiples. No company or transaction used in the above analysis as a comparison was identical to Mediconsult. Accordingly, an analysis of the results of the comparison is not purely mathematical; rather it involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the comparable acquired companies and other factors that could affect the acquisition value of such companies and Mediconsult.

         Discounted Cash Flow Analysis. As the future viability of Mediconsult as a going concern is assumed to be in question beyond March, 2001, McFarland Dewey believes that a discounted cash flow analysis would not be a meaningful measure of value or reference for comparative value.

         Earnings Per Share Analysis And Balance Sheet Effect. McFarland Dewey reviewed the accretion or dilution that the merger would have on pro forma earnings per share indicated by the projections prepared by the managements of Mediconsult and Cybear and by the total annual expense reduction for the fiscal year 2001, resulting from the merger. McFarland Dewey also reviewed the impact that the merger would have on the projected pro forma balance sheet.

         McFarland Dewey has, in the past, provided financial advisory services to Mediconsult in connection with its merger with Physicians' Online as well as in connection with other transactions and received compensation for such services. Pursuant to a letter dated December 26, 2000, Mediconsult has agreed to pay McFarland Dewey a cash fee of $250,000 and 500,000 shares of Mediconsult common stock upon the rendering of the fairness opinion. McFarland Dewey may provide such services to the surviving corporation in the merger and/or its affiliates and may receive fees for the rendering of such services.

         Additionally, Mediconsult agreed to reimburse McFarland Dewey for reasonable out-of-pocket expenses, including, without limitation, reasonable fees and disbursements of its legal counsel. Mediconsult has also agreed to indemnify McFarland Dewey and certain related persons for certain liabilities related to or arising out of its engagement, including liabilities under the federal securities laws.

         Mediconsult retained McFarland Dewey based upon McFarland Dewey's experience and expertise. McFarland Dewey, as part of its investment banking business, is engaged in the valuation of businesses and securities in connection with mergers and acquisitions, competitive bids, private placements and valuations for corporate and other purposes.

Recommendation of Mediconsult's Board of Directors

         Mediconsult's board of directors believes that the merger is advisable, fair to and in the best interests of Mediconsult and its stockholders and unanimously recommends to its stockholders that they vote "FOR" the proposal to adopt the merger agreement.

Interests of Certain Directors, Officers and Affiliates in the Merger

         Other than as described herein, no director or executive officer of Mediconsult, and no associate of any such person, has any substantial interest, direct or indirect, in the merger, other than an interest arising from the ownership of Mediconsult common stock, in which case the director or officer receives no extra or special benefit not shared on a pro rata basis by all other holders of Mediconsult common stock.

         Certain members of Mediconsult's management and board of directors may be deemed to have interests in the merger in addition to their interests as stockholders of Mediconsult generally. In each case, the Mediconsult board of directors either was aware of these factors or, with respect to interests that arose subsequent to the signing of the merger agreement, was aware of their potential, and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby.

         Indemnification. The merger agreement provides that Andrx Corporation shall for a period of four years after the effective time of the merger indemnify, defend and hold harmless, to the fullest extent permitted under applicable law, each present and former director, officer, employee, trustee and agent of Mediconsult or any of its subsidiaries, including each person controlling any of the foregoing persons, for any acts or omissions, or alleged acts or omissions, by them in their capacities as such to the extent they were indemnified by Mediconsult on the date of the merger agreement. Andrx Corporation shall also maintain Mediconsult's existing directors' and officers' liability insurance policies, or policies providing terms at least as favorable as the existing policies, for a period of four years after the effective time of the merger.

Description of Andrx Corporation Capital Stock

         Under Andrx Corporation's current capital structure, there are two classes of common stock - Andrx common stock and Cybear tracking stock. Specifically, the Cybear tracking stock is common stock of Andrx that, unlike typical common stock, is designed to track the financial performance of a specific group of Andrx Corporation's business operations and related allocated assets, rather than operations and assets of the entire company. For instance, operations and assets dedicated to Andrx Corporation's Internet assets are referred to as Cybear. Therefore, the Cybear tracking stock is not stock of Cybear, but rather a class of Andrx Corporation's common stock containing special provisions intended to tie the value of that stock primarily to the operations and assets that it attributes to Cybear.

         The chief mechanism intended to cause the Cybear tracking stock to "track" the financial performance of Cybear are special provisions in Andrx Corporation's certificate of incorporation governing dividends and distributions. The provisions governing dividends provide that Andrx Corporation's board of directors has discretion to decide if and when to declare dividends subject to certain limitations. Those limitations are dependent, in part, upon the excess of earnings and paid-in capital or of the fair value of the net assets allocated to Cybear over the outstanding Cybear tracking stock's combined par value and amounts needed to satisfy preferences and debt obligations allocated to the related division. Within these and other, general limitations under the certificate of incorporation and Delaware law, the amount of any dividend payment will be at the Andrx Corporation's board of directors' discretion. When deciding whether to declare a dividend, and for how much, the board of directors would consider, among other things, the earnings, financial condition, capital requirements and level of indebtedness of Andrx or Cybear, as the case may be. To date, Andrx Corporation has never paid or declared a cash dividend on shares of any of its series of common stock, nor does Andrx Corporation anticipate doing so in the foreseeable future. Unless declared, dividends do not accrue on the Cybear tracking stock.

         Andrx Corporation aids investors in evaluating the net worth and earnings performance of each of its groups by:

    o defining in its certificate of incorporation, those assets that will initially comprise the group; and

    o publishing quarterly financial statements that break out the assets and liabilities and results of operations of each group for the reported periods.

The financial statements include audited annual and unaudited quarterly financial statements and separate management's discussions and analysis for each group division and Andrx Corporation. Andrx Corporation manages and accounts for transactions between the groups and with third parties, and any resulting re-allocations of assets and liabilities, by applying consistently between the groups a detailed set of policies established by its board of directors. The policies appear in Annex D of this proxy statement/prospectus. With some exceptions contained in the policies, Andrx Corporation's board of directors retains the discretion to revise the policies at any time, subject to its fiduciary duties to stockholders.

         The separate financial statements do not represent any physical segregation of assets among divisions or separate division accounts. They are an accounting presentation only, for the purpose of permitting investors to assess the financial performance of the operations and assets allocated to each group.

         While the common stocks are designed to reflect a group's performance, they remain common stocks of the entire company. Therefore, a holder of Cybear tracking stock is a common stockholder subject to the risks of investing in the business, assets and liabilities of Andrx Corporation as a whole. For instance, the assets allocated to any group are nonetheless subject to company-wide claims of creditors, product liability plaintiffs and stockholder litigation. Also, in the event of Andrx Corporation's liquidation, insolvency or similar event, a holder of Andrx Corporation common stock would have no direct claim against the assets allocated to the corresponding tracked group; a holder of common stock would only have the rights of a common stockholder in the combined assets of Andrx Corporation, subject also to Andrx Corporation's allocation of liquidation units as discussed below under the heading "Liquidation."

         If the merger is approved, you will be exchanging your Mediconsult common stock for Cybear tracking stock. A summary of the material terms of the Andrx capital stock is set forth below. The summary is not complete. We encourage you to read the certificate of incorporation which is attached as Annex C.

Authorized and Outstanding Shares

         The certificate of incorporation authorizes Andrx Corporation to issue 151,000,000 shares of capital stock as follows: 100,000,000 shares of a class of common stock, designated as Andrx common stock, 50,000,000 shares of a class of common stock, designated as Cybear tracking stock, and 1,000,000 shares of preferred stock. Shares of each class of stock will have a par value of $0.001 per share. The board of directors will be able to issue shares of preferred stock in series, without stockholder approval. As of January 31, 2001, 69,636,451 shares of Andrx common stock, 15,207,324 shares of the Cybear tracking stock, and no shares of preferred stock were issued and outstanding.

Dividends

         Dividends on the Andrx common stock and dividends on the Cybear tracking stock are limited to an amount not greater than the Available Dividend Amount as defined in the certificate of incorporation for the relevant group.

         Delaware law limits the amount of distributions on capital stock to the legally available funds, which are determined on the basis of the entire company, and not only the respective groups. As a result, the amount of legally available funds will reflect the amount of any net losses of each group, any distributions on Andrx common stock, Cybear tracking stock or any preferred stock and any repurchases of Andrx common stock, Cybear tracking stock or certain preferred stock. Dividend payments on the Andrx common stock and on the Cybear tracking stock could be precluded because legally available funds are not available under Delaware law, even though the Available Dividend Amount test for the particular relevant group was met. Andrx Corporation cannot assure stockholders that there will be an Available Dividend Amount for either group.

         Subject to the prior payment of dividends on any outstanding shares of preferred stock and the limitations described above, the board of directors is able, in its sole discretion, to declare and pay dividends exclusively on the Andrx common stock, exclusively on the Cybear tracking stock or on both, in equal or unequal amounts. In making its dividend decisions, the board of directors will not be required to take into account the relative Available Dividend Amounts for the two groups, the amount of prior dividends declared on either class, the respective voting or liquidation rights of either class or any other factor.

Conversion and Redemption

         The certificate of incorporation permits the conversion or redemption of Andrx common stock and Cybear tracking stock.

         Mandatory Dividend, Redemption or Conversion of Common Stock If Disposition of Cybear Assets Occurs. If Andrx Corporation sells, transfers, assigns or otherwise disposes of, in one transaction or a series of related transactions, all or substantially all of the properties and assets attributed to Cybear, Andrx Corporation is required, except as described below, to:

    o pay a dividend in cash and/or securities or other property to the holders of the Cybear tracking stock having a fair value equal to the net proceeds of the disposition;

    o if the disposition involves all, but not merely substantially all, of such properties and assets, redeem all outstanding shares of the Cybear tracking stock for cash and/or securities or other property having a fair value equal to the net proceeds of the disposition;

    o if the disposition involves substantially all, but not all, of such properties and assets, redeem or exchange that number of whole shares of the class of Cybear tracking stock as have in the aggregate an average market value, during the period of ten consecutive trading days beginning on the 26th trading day immediately succeeding the consummation date, closest to the net proceeds of the disposition; and the redemption price will be cash and/or securities or other property having a fair value equal to such net proceeds; or

    o convert each outstanding share of Cybear tracking stock to a number of shares of Andrx common stock equal to 110% of the ratio of the average market value of one share of Cybear tracking stock to the average market value of one share of Andrx common stock during the 10-trading day period beginning on the 26th trading day following the disposition date.

         Andrx Corporation may only pay a dividend or redeem shares of common stock as set forth above if it has legally available funds under Delaware law and the amount to be paid to holders is less than or equal to the Available Dividend Amount for the Cybear Group. Andrx Corporation is required to pay this dividend or complete a redemption or conversion on or prior to the 95th trading day following the disposition.

         For purposes of determining whether a disposition has occurred, "substantially all of the properties and assets" attributed to Cybear means a portion of such properties and assets:

    o that represents at least 80% of the then fair value of the properties and assets attributed to Cybear; or

    o from which were derived at least 80% of the aggregate revenues of Cybear for the immediately preceding 12 fiscal quarterly periods.

         The "net proceeds" of a disposition means an amount equal to what remains of the gross proceeds of the disposition after any payment of, or reasonable provision is made as determined by the board of directors for:

    o any taxes payable by Andrx Corporation or which would have been payable but for the utilization of tax benefits attributable to Andrx, in respect of the disposition or in respect of any resulting dividend or redemption;

    o any transaction costs, including, without limitation, any legal, investment banking and accounting fees and expenses; and

    o any liabilities of or attributed to Cybear, including, without limitation, any liabilities for deferred taxes, any indemnity or guarantee obligations incurred in connection with the disposition or otherwise, any liabilities for future purchase price adjustments and any preferential amounts plus any accumulated and unpaid dividends in respect of the preferred stock attributed to Cybear.

         Andrx may elect to pay the dividend or redemption price in connection with a disposition either in the same form as the proceeds of the disposition were received or in any other combination of cash, securities or other property that the Andrx Corporation board of directors determines will have an aggregate market value of not less than the fair value of the net proceeds.

         The following illustration demonstrates the provisions requiring a mandatory dividend, redemption or conversion if a disposition occurs. If:

    o 60 million shares of Andrx common stock and 30 million shares of Cybear tracking stock were outstanding,

    o the net proceeds of the disposition of substantially all, but not all, of the assets of Cybear equals $50 million,

    o the average market value of the Cybear tracking stock during the 10-trading day valuation period was $2 per share and

    o the average market value of the Andrx common stock during the same valuation period was $100 per share,

         then Andrx Corporation could do any of the  following:

(1) pay a dividend to the holders of shares of Cybear tracking stock equal to:

                       net proceeds                      =         $50 million     =      $1.66 per share
              ------------------------------------                  -----------
              number of outstanding shares of                       30 million
              Cybear tracking stock

         (2) redeem for $2 per share a number of shares of Cybear tracking stock equal to:

                       net proceeds                      =        $50 million     =      25,000,000 shares
              ------------------------------------                -----------
              average market value of                              2 million
              Cybear tracking stock

         (3) convert each outstanding share of Cybear tracking stock into a number of shares of Andrx common stock equal to:

                   Average market value of
         1.1 x     Cybear tracking stock                 =   1.1 x   $2 per share   =    0.022 shares
                   ---------------------                              ------------
                   Average market value of                          $100 per share
                   Andrx common stock

         Exceptions to the Dividend, Redemption or Conversion Requirement if a Disposition Occurs. Andrx Corporation is not required to take any of the above actions for any disposition of all or substantially all of the properties and assets of Cybear in a transaction or series of related transactions that results in Andrx Corporation receiving for such properties and assets primarily equity securities of any entity which:

    o acquires such properties or assets or succeeds to the business conducted with such properties or assets or controls such acquiror or successor; and

    o is primarily engaged or proposes to engage primarily in one or more businesses similar or complementary to the businesses conducted by Cybear prior to the disposition, as determined by the board of directors.

         The purpose of this exception is to enable Andrx Corporation technically to "dispose" of properties or assets of Cybear to other entities engaged or proposing to engage in businesses similar or complementary to those of Cybear without requiring a dividend on, or a conversion or redemption of, Cybear tracking stock, so long as Andrx Corporation holds an equity interest in that entity. A joint venture in which Andrx Corporation owns a direct or indirect equity interest is an example of such an acquiror. Andrx Corporation is not required to control that entity, whether by ownership or contract provisions.

         Andrx Corporation is also not required to effect a dividend, redemption or conversion if the disposition is:

    o of all or substantially all of its properties and assets in one transaction or a series of related transactions in connection with its dissolution, liquidation or winding up and the distribution of its assets to stockholders;

    o on a pro rata basis, such as in a spin-off, to the holders of all outstanding shares of Cybear tracking stock; or

    o made to any person or entity controlled by it, as determined by the board of directors.

         Notices If Disposition of Group Assets Occurs. Not later than the 20th trading day after the consummation of a disposition, Andrx Corporation will announce publicly by press release:

    o    the estimated net proceeds of the disposition;

    o    the number of outstanding shares of the Cybear tracking stock; and

    o the number of shares of Cybear tracking stock into or for which convertible securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof.

         Not earlier than the 36th trading day and not later than the 40th trading day after the consummation of the disposition, Andrx Corporation will announce publicly by press release whether it will pay a dividend or redeem shares of common stock with the net proceeds of the disposition or convert the Cybear tracking stock into the Andrx common stock.

         Andrx Corporation is required to cause to be mailed to each holder of shares of the Cybear tracking stock the additional notices and other information required by the certificate of incorporation.

         Conversion of Cybear Tracking Stock at Andrx Corporation's Option at Any Time. The Andrx Corporation board of directors may at any time after September 8, 2001, or at any time after a tax event occurs, convert each share of Cybear tracking stock into a number of shares of Andrx common stock equal to a percentage as set forth below of the ratio of the average market values of the Cybear tracking stock to the Andrx common stock over a 20-trading day period.


         Any conversion date occurring after the following
         anniversary of the September 2000 reorganization                  Percentage of market value ratio of
         and on or prior to the next such anniversary                      Cybear tracking stock to the Andrx
                                                                           common stock
         ----------------------------------------------------              -----------------------------------------
         First..........................................                                     125%
         Second.........................................                                     120%
         Third..........................................                                     115%
         Fourth and Thereafter..........................                                     110%

         Andrx Corporation will calculate the ratio as of the fifth trading day prior to the date it mails the conversion notice to holders. However, if a tax event occurs at any time subsequent to the effective date, a factor of 100% rather than the above percentages will be applied to the ratio of the average market values. This means that the holders of the Cybear tracking stock will not receive any premium in such conversion.

"Tax event" means the receipt by Andrx Corporation of an opinion of its tax advisors that, as a result of:

    o any amendment to, or change in, the laws or regulations interpreting such laws of the United States or any political subdivision or taxing authority, including any announced proposed change by an applicable legislative committee or its chair in such laws or by an administrative agency in such regulations, or

    o any official or administrative pronouncement, action or judicial decision interpreting or applying such laws or regulations,

it is more likely than not that for United States federal income tax purposes:

    o Andrx Corporation or its stockholders are, or, at any time in the future, will be subject to tax upon the issuance of shares of either Andrx common stock or Cybear tracking stock, or

    o Andrx common stock or Cybear tracking stock is not or, at any time in the future, will not be treated solely as stock of Andrx Corporation.

         These provisions allow Andrx Corporation the flexibility to recapitalize the two classes of common stock into one class of common stock that would, after such reorganization, represent an equity interest in all of its businesses. The optional conversion or redemption could be exercised at any future time if the Andrx Corporation board of directors determines that, under the facts and circumstances then existing, an equity structure consisting of two classes of common stock was no longer in the best interests of all of its stockholders. Such exchange could be exercised, however, at a time that is disadvantageous to the holders of one of the classes of common stock.

         Many factors could affect the market values of the Andrx common stock or the Cybear tracking stock, including the results of operations of Andrx Corporation and those of each of the groups, trading volume and general economic and market conditions. Market values could also be affected by decisions by the board of directors or management that investors perceive to affect differently one class of common stock compared to the other. These decisions could include changes to the management and allocation policies, transfers of assets between groups, allocations of corporate opportunities and financing resources between the groups and changes in dividend policies.

         The following illustration demonstrates the calculation of the number of shares issuable upon conversion of Cybear tracking stock into shares of Andrx common stock at Andrx Corporation's option between the second and third anniversaries of the reorganization. If:

    o    a tax event has not occurred,

    o 30 million shares of Cybear tracking stock and 60 million shares of Andrx common stock were outstanding immediately prior to a conversion,

    o the average market value of one share of the Cybear tracking stock over the 10-trading day valuation period was $2, and

    o the average market value of one share of Andrx common stock over the same valuation period was $100, then each share of Cybear tracking stock could be converted into .02 shares of Andrx common stock based on the following calculation:

                        1.2 x                $2      =           0.02 shares
                                             --
                                           $100

         Redemption in Exchange for Stock of Subsidiary. The Andrx Corporation board of directors may redeem on a pro rata basis all of the outstanding shares of Andrx common stock or Cybear tracking stock for shares of the common stock of one or more of its wholly-owned subsidiaries which own all of the assets and liabilities attributed to the relevant group. If at the time of any such redemption of Andrx common stock, Andrx is entitled to Number of Cybear Designated Shares, as defined in the certificate of incorporation, it will also issue an equal number of shares of Cybear tracking stock either to (1) the holders of the Andrx common stock or (2) one or more of those Andrx Corporation subsidiaries. Andrx Corporation may redeem shares of common stock for subsidiary stock only if it has legally available funds under Delaware law.

         These provisions are intended to give Andrx Corporation increased flexibility with respect to spinning-off the assets of one of the groups by transferring the assets of that group to one or more wholly-owned subsidiaries and redeeming the shares of common stock related to that group in exchange for stock of such subsidiary or subsidiaries. As a result of any such redemption, holders of each class of common stock would hold securities of separate legal entities operating in distinct lines of business. Such a redemption could be authorized by the board of directors at any time in the future if it determines that, under the facts and circumstances then existing, an equity structure comprised of the Andrx common stock and the Cybear tracking stock is no longer in the best interests of all of the stockholders as a whole.

         Selection of Shares for Redemption. If less than all of the outstanding shares of a class of common stock are to be redeemed, Andrx Corporation will redeem such shares proportionately from among the holders of outstanding shares of such common stock or by such method as may be determined by its board of directors to be equitable.

         Fractional Interests; Transfer Taxes. Andrx Corporation will not be required to issue fractional shares of any capital stock or any fractional securities to any holder of either class of common stock upon any conversion, redemption, dividend or other distribution described above. If a fraction is not issued to a holder, Andrx Corporation will pay cash instead of such fraction.

         Andrx Corporation will pay all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issue or delivery of any shares of capital stock and/or other securities on conversion or redemption of shares.

Voting Rights

         The certificate of incorporation provides that the entire voting power of the stockholders will be vested in the holders of common stock, who will be entitled to vote on any matter on which stockholders are entitled to vote, except as otherwise required by the board of directors or provided by law or stock exchange rules, by the terms of any outstanding preferred stock or by any provision of the certificate of incorporation restricting the power to vote on a specified matter to other stockholders. Holders of common stock will vote as a single class on each matter on which holders of common stock are generally entitled to vote.

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         On all matters as to which both classes of common stock vote together as a single class:

    o    each share of Andrx common stock will have one vote; and

    o each share of Cybear tracking stock will have a number of votes equal to the quotient of the average market value of a share of Cybear tracking stock over the 20-trading day period ending on the 10th trading day prior to the record date for determining the holders of common stock entitled to vote, divided by the average market value of a share of Andrx common stock over the same period; provided, however, in the event the holders of the Cybear tracking stock shall hold in excess of 25% of the total voting power, the vote of Cybear tracking stock shall be reduced to represent 25% of the total voting power.

         Accordingly, the relative per share voting rights of the Andrx common stock and the Cybear tracking stock will fluctuate depending on changes in the relative market values of shares of such classes of common stock.

         The Andrx common stock currently has and Andrx Corporation expects that it will continue to have a substantial majority of the voting power because it expects that the aggregate market value of the outstanding shares of Andrx common stock will be substantially greater than the aggregate market value of the outstanding shares of Cybear tracking stock. As of the record date, the holders of the Cybear tracking stock have less than 1% of the total voting power of Andrx Corporation common stock.

         Andrx Corporation will set forth the number of outstanding shares of Andrx common stock and Cybear tracking stock in its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q filed under the Exchange Act. Andrx Corporation will disclose in any proxy statement for a stockholders' meeting the number of outstanding shares and per share voting rights of the Andrx common stock and the Cybear tracking stock.

         If shares of only one class of common stock are outstanding, each share of that class will have one vote. If either class of common stock is entitled to vote as a separate class with respect to any matter, each share of that class will, for purpose of such vote, have one vote on such matter.

         Fluctuations in the relative voting rights of the Andrx common stock and the Cybear tracking stock could influence an investor interested in acquiring and maintaining a fixed percentage of the voting power of the stock to acquire such percentage of both classes of common stock, and would limit the ability of investors in one class to acquire for the same consideration relatively more or less votes per share than investors in the other class.

         The holders of Andrx common stock and Cybear tracking stock will not have any rights to vote separately as a class on any matter coming before the Andrx Corporation stockholders, except for certain limited class voting rights provided under Delaware law. In addition to the approval of the holders of a majority of the voting power of all shares of common stock voting together as a single class, the approval of a majority of the outstanding shares of the Andrx common stock or the Cybear tracking stock, voting as a separate class, would be required under Delaware law to approve any amendment to the certificate of incorporation that would change the par value of the shares of the class or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. As permitted by Delaware law, the certificate of incorporation provides that an amendment to the certificate of incorporation that increases or decreases the number of authorized shares of Andrx common stock or Cybear tracking stock will only require the approval of the holders of a majority of the voting power of all shares of common stock, voting together as a single class, and will not require the approval of the holders of the class of common stock affected by such amendment, voting as a separate class.

         The following illustration demonstrates the calculation of the number of votes each share of Cybear tracking stock would be entitled on all matters on which holders of Andrx common stock and Cybear tracking stock vote as a single class.

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

         If the average market value for the 20-trading day valuation period was $2 for the Cybear tracking stock and $100 for the Andrx common stock, each share of Andrx common stock would have one vote and each share of Cybear tracking stock would have 0.15 votes based on the following calculation:

                                        $2    =     0.02 votes
                                        --
                                      $100

         Assuming 60 million shares of Andrx common stock and 30 million shares of Cybear tracking stock were outstanding, the shares of Andrx common stock would represent approximately 99% of the total voting power and the shares of Cybear tracking stock would represent approximately 1% of the total voting power.

Liquidation

         Currently, in the event of a liquidation, dissolution or termination, after payment, or provision for payment, of its debts and other liabilities and the payment of full preferential amounts to which the holders of any preferred stock are entitled, holders of existing Andrx common stock and Cybear tracking stock are entitled to share equally in their remaining net assets.

         The certificate of incorporation provides that in the event of a dissolution, liquidation or winding up, after payment or provision for payment of the debts and other liabilities and full preferential amounts to which holders of any preferred stock are entitled, regardless of the group to which such shares of preferred stock were attributed, the holders of Andrx common stock and Cybear tracking stock will be entitled to receive the assets remaining for distribution to holders of common stock on a per share basis in proportion to the liquidation units per share of such class. Each share of Andrx common stock has one liquidation unit. Each share of Cybear tracking stock will have a number of liquidation units equal to the quotient of the average market value of a share of Cybear tracking stock over the 20-trading day period ending on the 40th trading day after the effective date of the reorganization, divided by the average market value of a share of Andrx common stock over the same period.

         After the number of liquidation units to which each share of Cybear tracking stock is entitled has been calculated in accordance with this formula, that number will not be changed without the approval of holders of the class of common stock adversely affected. As a result, after the date of the calculation of the number of liquidation units to which the Cybear tracking stock is entitled, the liquidation rights of the holders of the respective classes of common stock may not bear any relationship to the relative market values or the relative voting rights of the two classes. Andrx Corporation's financial advisors believe that, in general, these liquidation provisions are immaterial to trading in the Andrx common stock and the Cybear tracking stock.

         No holder of Andrx common stock has any special right to receive specific assets of Andrx and no holder of Cybear tracking stock has any special right to receive specific assets of Cybear in the case of the dissolution, liquidation or winding up of Andrx Corporation.

         If Andrx Corporation subdivides or combines the outstanding shares of either class of common stock or declare a dividend or other distribution of shares of either class of common stock to holders of such class of common stock, the number of liquidation units of either class of common stock will be appropriately adjusted, as determined by the board of directors, to avoid any dilution in the aggregate, relative liquidation rights of any class of common stock.

         Neither a merger nor consolidation of Andrx Corporation into or with any other corporation, nor any sale, transfer or lease of all or any part of its assets, will, alone, be deemed a liquidation or winding up of Andrx, or cause its dissolution for purposes of these liquidation provisions.

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

Determinations by the Board of Directors

         Any determinations made in good faith by the Andrx Corporation board of directors under any provision described under "Description of Andrx common stock and Cybear tracking stock," and any determinations with respect to any group or the rights of holders of shares of either class of common stock, will be final and binding on all of Andrx Corporation's stockholders, subject to the rights of stockholders under applicable Delaware law and under the federal securities laws.

Preemptive Rights

         Neither the holders of the Andrx common stock nor the holders of the Cybear tracking stock have any preemptive rights or any rights to convert their shares into any other securities of Andrx Corporation.

Cybear Designated Shares

         Andrx, in the future, may hold an equity interest in Cybear in the form of "Number of Cybear Designated Shares" as a result of future contributions of cash or property to Cybear described below. The Andrx Corporation board of directors could create Number of Cybear Designated Shares if it determines that
(1) Cybear requires additional equity capital to finance its business and (2) Andrx should supply that capital.

         Number of Cybear Designated Shares are authorized shares of Cybear tracking stock that are not issued and outstanding, but which the board of directors, pursuant to the management and allocation policies, may from time to time issue without allocating the proceeds or other benefits of such issuance to Cybear. The Number of Cybear Designated Shares are not eligible to receive dividends and can not be voted.

         The Number of Cybear Designated Shares will initially be zero but from time to time will be:

    o adjusted as appropriate to reflect subdivisions and combinations of the Cybear tracking stock and dividends or distributions of shares of Cybear tracking stock to holders of Cybear tracking stock and other reclassifications of Cybear tracking stock;

    o increased by a number equal to the quotient obtained by dividing (1) the fair value of all cash or other property attributed to Andrx that is contributed to Cybear to increase the Number of Cybear Designated Shares by (2) the average market value of Cybear tracking stock over the 20-trading day period immediately prior to the date of transfer;

    o decreased by a number equal to the quotient obtained by dividing (1) the fair value of all cash or other property attributed to Cybear that is contributed to Andrx to reduce the Number of Cybear Designated Shares by (2) the average market value of Cybear tracking stock over the 20-trading day period immediately prior to the date of contribution; and

    o decreased by the number of newly issued shares of Cybear tracking stock, the proceeds of which have been allocated to Andrx, or issued as a dividend or distribution or by reclassification, exchange or otherwise to holders of Andrx common stock.

Preferred Stock

         The Andrx Corporation board of directors is authorized to issue shares of preferred stock at any time, without stockholder approval. It has the authority to determine all aspects of those shares, including the following:

    o    the designation and number of shares;

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

    o the dividend rate and preferences, if any, which dividends on that series of preferred stock will have compared to any other class or series of Andrx Corporation capital stock;

    o    the voting rights, if any;

    o    the conversion privileges, if any, applicable to that series;

    o the redemption price or prices and the other terms of redemption, if any, applicable to that series;

    o    sinking fund provisions; and

    o    the voluntary and involuntary liquidation preferences.

         Any of these terms could have an adverse effect on the availability of earnings for distribution to the holders of Cybear tracking stock or for other corporate purposes. Voting rights of holders of preferred stock could adversely affect the voting power of stockholders of Cybear tracking stock, Andrx common stock or both and could have the effect of delaying, deferring or impeding a change of control of Andrx Corporation. This could protect the continuity of Andrx Corporation's management and possibly deprive stockholders of an opportunity to sell their shares at prices higher than the prevailing market prices.

Description of Management and Allocation Policies

         Andrx Corporation's board of directors established policies to address a number of issues with respect to the financing of Andrx and Cybear, competition between groups, inter-group business transactions, corporate opportunities and the allocation of debt, corporate overhead, interest, taxes and other charges between the two groups. These policies establish charges between the two groups on an objective basis and, except as described below, to ensure that transactions between Andrx and Cybear are made on terms that approximate the terms that could be obtained from unaffiliated third parties. We have included these policies as Annex D.

         A summary of the management and allocation policies that are currently in place are set forth below.

Policies Subject To Change Without Stockholder Approval

         The board of directors may modify, rescind or make exceptions to these policies, or may adopt additional policies, in its sole discretion without stockholder approval. However, the board of directors has no present plans to do so. A board of directors' decision to modify or rescind such policies, or adopt additional policies could have different effects upon holders of Andrx common stock and holders of Cybear tracking stock or could result in a benefit or detriment to one class of stockholders compared to the other class. The board of directors would make any such decision in accordance with its good faith business judgment that such decision is in the best interests of Andrx and all of its stockholders as a whole.

Interests To Be Attributed To The Groups

         It is Andrx Corporation's intent to attribute to Cybear all of its interests worldwide in Internet business related to the healthcare industry other than any Internet business related to the marketing, manufacture, purchase, warehousing, developing, sale and distribution of pharmaceuticals. Accordingly, upon completion of the merger, Mediconsult will become part of Cybear. All other of Andrx Corporation's interests not allocated to Cybear are allocated to Andrx.

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

Fiduciary and Management Responsibilities

         Under Delaware law, absent an abuse of discretion, a director or officer will be deemed to have satisfied his or her fiduciary duties to Andrx Corporation and its stockholders if that person is disinterested and acts in accordance with his or her good faith business judgment in the interests of Andrx Corporation and all of the stockholders as a whole. The board of directors in establishing policies with regard to intracompany matters such as business transactions between groups and allocations of assets, liabilities, debt, corporate overhead, taxes, interest, corporate opportunities and other matters, will consider various factors and information which could benefit or cause detriment to the stockholders of the respective groups and will make determinations in the best interests of Andrx Corporation and all of the stockholders as a whole.

Common Stock Ownership Of Directors And Senior Officers

         As a policy, the Andrx Corporation board of directors will periodically monitor the ownership of shares of Andrx common stock and shares of Cybear tracking stock by its directors and senior officers and the options granted to them so that their interests are generally aligned with the two classes of common stock and with their duty to act in the best interests of Andrx Corporation and the stockholders as a whole. However, because of the anticipated differences in trading values between Andrx common stock and Cybear tracking stock, the actual value of their interests in Andrx common stock and Cybear tracking stock will vary significantly. Accordingly, it is possible that directors or senior officers could favor one group over the other due to their stock and option holdings.

Financing Activities

         Most financial and treasury activities are managed on a centralized basis. These activities include but are not limited to the issuance and repayment of short-term and long-term debt and the issuance and repurchase of any preferred stock. If a transfer of cash or other property allocated to one group to the other group occurs, Andrx Corporation will account for such transfer in one of the following ways, as determined by its board of directors except as set forth in a tax sharing agreement entered into by Andrx and Cybear:

         o As a short-term or long-term loan from one group to the other, or as a repayment of a previous borrowing, as described under "Inter-Group Loans" below;

         o As an increase or decrease in the Number of Cybear Designated Shares, as described under "Future Equity Contributions to be Reflected as Cybear Tracking Stock Designated Shares" below; or

         o As a sale of assets between the two groups.

         The board of directors has not adopted specific criteria to determine which of the foregoing will be applied to a particular transfer of cash or property from one group to the other. The board of directors will make these determinations, either in specific instances or by setting applicable policies generally, in the exercise of its business judgment based on all relevant circumstances. All transfers of material assets from one group to the other will be made on a fair value basis for the foregoing purposes, as determined by the board of directors. See "Transfers of Assets Between Groups."

         Although debt and preferred stock may be allocated between groups, the debt and preferred stock will remain obligations of Andrx Corporation and all of its stockholders will be subject to the risks associated with those obligations.

         Debt. Debt will be allocated between the groups or, in its entirety to a particular group. If debt for a particular financing is allocated in its entirety to one group, the interest rate, amortization, maturity, redemption and other terms shall be on then prevailing terms on which Andrx Corporation could borrow

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

such funds. Any expense related to debt that is allocated in its entirety to a group will be allocated in whole to that group.

         Preferred Stock. Preferred stock, if issued, will be allocated between the groups or, if the board of directors so determines, in its entirety to a particular group. If Andrx Corporation allocates preferred stock for a particular financing in its entirety to one group, that group will be charged the dividend cost. If the dividend cost is higher than Andrx Corporation's actual cost, the other group will receive a credit for an amount equal to the difference as compensation for the use of its credit capacity. Any expense related to preferred stock that is allocated in its entirety to a group will be allocated in whole to that group.

         Inter-Group Loans. Cash or other property that is allocated to one group that is transferred to the other group, could, if so determined by the board of directors, be accounted for either as a short-term loan or as a long-term loan. The board of directors will establish the terms on which short-term and long-term loans between the groups will be made, including interest rate, amortization schedule, maturity and redemption terms. The terms, however, shall reflect the then prevailing terms on which Andrx Corporation could borrow the funds.

         Future Equity Contributions to be Reflected as Cybear Tracking Stock Designated Shares. Cash or other property allocated to Andrx that is contributed as additional equity to Cybear will increase the Number of Cybear Designated Shares. Cash or other property allocated to Cybear that is transferred to Andrx will, if so determined by the Andrx Corporation board of directors, decrease the Number of Cybear Designated Shares.

         Equity Issuances and Repurchases and Dividends. All financial effects of issuances and repurchases of shares of Andrx common stock or shares of Cybear tracking stock will be reflected entirely in the financial statements of that group except as described in the next sentence. All financial effects of issuances of additional shares of Cybear tracking stock, which have been reflected as a reduction in the Number of Cybear Designated Shares, will be reflected entirely in the financial statements of Andrx. Corporation Financial effects of dividends or other distributions on, and purchases of, shares of Andrx common stock or Cybear tracking stock will be reflected entirely in the respective financial statements of Andrx and Cybear.

Competition Between Groups

         Neither Andrx nor Cybear will engage in each other's principal businesses, except for joint transactions with each other. Joint transactions may include joint ventures or other collaborative arrangements to develop, market, sell and support new products and services. Third parties may also participate in such joint transactions. See "Transfers of Assets Between Groups
- Joint Transactions." The terms of any joint transactions will be determined by the Andrx Corporation board of directors.

         The Andrx Corporation board of directors will make decisions whether to permit indirect competition between the groups. Indirect competition could occur if and when:

         o one group uses products of third parties in that group's products rather than using the other group's products;

         o a third party uses a product of one group in the third party's products which compete with the other group's products; or

         o a group licenses technology allocated to that group to a third party that is a competitor of the other group.

         The groups may compete in a business which is not a principal business of the other group.

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

Transfers of Assets Between Groups

         The certificate of incorporation permits the transfer of assets between groups without stockholder approval. The board of directors determined that all such transfers will be made at fair value, as determined by Andrx Corporation's board of directors, except as described below. The consideration for such transfers may be paid by one group to the other in cash or other consideration, as determined by the board of directors.

         The board of directors has adopted specific policies for the sale of products and services between groups and joint transactions with each other and third parties as set forth below.

         Sales of Products and Services Between Groups. A group will sell products or services to the other group on terms that would be available from third parties in commercial transactions. If terms for such transactions are not available from a third party, the purchasing group will (1) pay for such products at fair value as determined by the board of directors and (2) pay for such services at fair value, as determined by Andrx Corporation's board of directors, or at the cost, including overhead, of the selling group.

         Joint Transactions. The groups may from time to time engage in transactions jointly, including with third parties, as described under "Competition Between Groups." Research and development and other services performed by one group for a joint venture or other collaborative arrangement will be charged at fair value, as determined by the board of directors.

Review of Corporate Opportunities

         The board of directors reviews any matter which involves the allocation of a corporate opportunity to either the Andrx common stock or the Cybear tracking stock or in part to the Andrx common stock and in part to the Cybear tracking stock. In accordance with Delaware law, the board of directors will make its determination with regard to the allocation of any such opportunity and the benefit of such opportunity in accordance with its good faith business judgment of the best interests of Andrx Corporation and all of its stockholders as a whole. Among the factors that the board of directors may consider in making this allocation is whether a particular corporate opportunity is principally related to the business of Andrx or Cybear; whether one group, because of its managerial or operational expertise, will be better positioned to undertake the corporate opportunity; and existing contractual agreements and restrictions.

Financial Statements

         Andrx Corporation prepares financial statements in accordance with accounting principles generally accepted in the United States, consistently applied, for Andrx and Cybear, and these financial statements, taken together, comprise all of the accounts included in our corresponding consolidated financial statements. The financial statements of each of Andrx and Cybear reflect the financial condition, results of operations and cash flows of the businesses included therein.

Allocation Matters

         Group financial statements also include allocated portions of Andrx Corporation's debt, interest corporate overhead and costs of administrative shared services and taxes. Andrx Corporation makes these allocations for the purpose of preparing each group's financial statements; however, holders of Andrx common stock and Cybear tracking stock will continue to be subject to all of the risks associated with an investment in Andrx Corporation and all of its businesses, assets and liabilities.

         In addition to allocating debt and interest as described above under "Financing Activities" and assets as described above under "Transfers of Assets Between Groups," Andrx Corporation's board of directors has adopted the following allocation policies:

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

         o Direct Charges. Andrx Corporation allocates direct expenses incurred on behalf of a group to that group.

         o Corporate Overhead and Administrative Shared Services. Andrx Corporation allocates a portion of the corporate overhead to Andrx and Cybear based upon the use of services by that group. Corporate overhead includes costs of our executive management, payroll, human resources, legal, auditing, tax, mergers and acquisitions, treasury, and strategic planning functions. Andrx Corporation allocates in a similar manner a portion of the costs of administrative shared services, such as information technology services. Where determinations based on use alone are not practical, Andrx Corporation uses other methods and criteria that it believes is equitable and provides a reasonable estimate of the cost attributable to the groups.

         o Taxes. Andrx Corporation allocates the federal income tax provisions and related tax payments and refunds between the groups based on a tax sharing agreement.

Capital Stock Committee

         Andrx Corporation established a capital stock committee of the board of directors as part of the September 2000 reorganization. Timothy Nolan was also appointed as Cybear's designee on Andrx Corporation's board of directors. Provided Mr. Nolan is a member of the board of directors, he will be a member of the capital stock committee, however, in the event that he is a member of the capital stock committee, the capital stock committee will have at least one other member. The capital stock committee will have authority to:

         o Interpret, make determinations under, and oversee the implementation of these policies in order to resolve potential and actual conflicts between the groups.

         o Adopt additional general policies governing the relationship between Andrx and Cybear with respect to these policies; and

         o Engage the services of accountants, investment bankers, appraisers, attorneys and other service providers to assist in discharging its duties.

         The decisions of the capital stock committee will be subject to ultimate approval of the board of directors.

Comparison of Stockholder Rights

         Following the merger, the rights of the Mediconsult stockholders will cease to be governed by the existing certificate of incorporation and existing bylaws of Mediconsult but will continue to be governed by Delaware law. Instead, the rights of the Mediconsult stockholders will be governed by Andrx Corporation's certificate of incorporation and bylaws.

         The following is a brief summary of the material ways in which the rights of Mediconsult stockholders will change because of the merger.

Amendments to Certificate of Incorporation.

         Andrx Corporation's certificate of incorporation requires an affirmative vote of the holders of at least a majority of all outstanding shares entitled to vote at a meeting to amend its certificate of incorporation, except to amend the provisions relating to directors, special meetings of stockholders, stockholder action and bylaws which require a vote of at least two-thirds of all outstanding shares entitled to vote without a meeting. Mediconsult's existing certificate of incorporation requires an affirmative vote of the holders of at least a majority of all outstanding shares entitled to vote at a meeting to amend its certificate of incorporation, except any amendment pertaining to the indemnification of officers and

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

directors of Mediconsult, which requires a vote of at least two-thirds of all outstanding shares entitled to vote.

Amendments to Bylaws.

         Andrx Corporation's certificate of incorporation and bylaws both require an affirmative vote of the holders of at least a majority of all outstanding shares entitled to vote at a meeting to amend its bylaws, except the provisions relating to directors, special meetings of stockholders, notice of stockholder proposals and stockholder action without a meeting, which require a vote of at least two-thirds of all outstanding share entitled to vote. Mediconsult's existing certificate of incorporation requires a two-thirds vote of all outstanding shares entitled to vote to amend the bylaws. Mediconsult's existing bylaws require the affirmative vote of the majority of directors present at a meeting of the board of directors at which a quorum is present to amend the bylaws.

Number of Directors.

         Andrx Corporation's certificate of incorporation and bylaws provide that the number of directors will not be less than three and not more than 12. The certificate of incorporation also provides that the number of directors will be fixed by resolution of the board of directors. Under Mediconsult's existing bylaws, the number of directors will not be less than one and not more than 10 and provides that the number of directors will be fixed by resolution of the board of directors.

Classified Board of Directors.

         Andrx Corporation's certificate of incorporation and bylaws provide for the board of directors to be divided into three classes of directors serving staggered terms. This results in approximately one-third of the directors being elected each year. Mediconsult does not have a classified board of directors.

Removal of Directors.

         Andrx Corporation's certificate of incorporation and bylaws provide that a director may only be removed for cause and by a two-thirds vote of all outstanding shares entitled to vote. Mediconsult's existing bylaws provide that a director may be removed with or without cause in a manner consistent with Delaware corporation law.

Filing Newly Created Directorships and Vacancies.

         Under Delaware law, Andrx Corporation's bylaws and Mediconsult's bylaws, whenever a vacancy occurs on the board of directors, including a vacancy resulting from an increase in the number of directors, it may be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum of directors, or by the stockholders, unless the certificate of incorporation provide otherwise.

Business combinations with substantial stockholders.

         Delaware law contains a statutory provision which is intended to curb abusive takeovers of Delaware corporations. Section 203 of the Delaware Corporation Law addresses the problem by preventing certain business combinations of the corporation with interested stockholders within three years after such stockholders become interested. Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or an affiliate, or associate of such person, who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless:

         o the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder;

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

         o the interested stockholder acquired 85% or more of the outstanding voting stock of the corporation in the same transaction that makes such person an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans); or

         o on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66 2/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder.

         Under Section 203, an "interested stockholder" is defined as any person who is:

         o the owner of 15% or more of the outstanding voting stock of the corporation; or

         o an affiliate or associate of the corporation and who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

Indemnification of directors and officers.

         Andrx Corporation's bylaws and Mediconsult's existing certificate of incorporation provide that directors or officers be indemnified against any liability (including any judgment, settlement, penalty or fine) incurred in connection with any legal proceeding provided the director, officer or employee acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of Andrx Corporation or Mediconsult, respectively.

         Andrx Corporation's bylaws and Mediconsult's existing certificate of incorporation generally provide that all reasonable expenses of the indemnified director or officer be paid in advance of the final proceeding to the fullest extent permitted by law.

Special Meetings of Stockholders.

         Under Delaware law, a special meeting of stockholders may be called by the corporation's board of directors or by such persons as may be authorized by the corporation's certificate of incorporation or bylaws.

         Andrx Corporation's bylaws provide that a special meeting may be called by the chief executive officer, a majority of the board of directors or 33.3% of the stockholders entitled to vote. Mediconsult's existing bylaws provide that a special meeting may be called by its president, board of directors, the holders of not less than one-tenth of all shares entitled to vote at the meeting, or legal counsel.

Dissenter's Rights.

         Delaware law provides that dissenting stockholders who follow prescribed statutory procedures are entitled to appraisal rights in the case of a merger of a corporation, except that such rights are not provided when:

         o no vote of the stockholders is required for the merger; or

         o shares of the corporation are listed on a national securities exchange on the record date or held by more than 2,000 stockholders and are to be exchanged solely for shares of stock of another corporation which are listed on a national securities exchange or held by more than 2,000 stockholders.

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Certain Anti-Takeover Provisions

         Andrx Corporation's certificate of incorporation and bylaws contain certain anti-takeover measures which are intended to protect the stockholders by rendering it more difficult for a person or persons to obtain control of Andrx Corporation without the cooperation of its management. The anti-takeover provisions include an advance notice requirement for any stockholder proposals or nominations for the election of a director and a provision for a staggered board of directors.

         Andrx Corporation's bylaws provide that any stockholder proposals and nominations for the election of directors be delivered to Andrx Corporation no less than 60 days nor more than 90 days in advance of a meeting. However, in the event that less than 70 days notice of the meeting is provided to the stockholders, the stockholders must provide Andrx Corporation with its notice no later than 10 days following the date Andrx Corporation's notice was made. Such stockholder notice must contain (1) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the annual meeting, (2) the name and record address of the stockholder, (3) the class and number of shares of capital stock which are beneficially owned by the stockholder and (4) any material interest of the stockholder in such business. Mediconsult's bylaws do not contain such a provision.

         The inclusion of such "anti-takeover" provisions in the Andrx Corporation certificate of incorporation may delay, deter or prevent a takeover which the stockholders may consider to be in their best interests, thereby possibly depriving holders of Andrx's securities of certain opportunities to sell or otherwise dispose of their securities at above-market prices, or limit the ability of stockholders to remove incumbent directors as readily as the stockholders may consider to be in their best interests.

United States Federal Income Tax Considerations

         The following discussion is a summary of the material U.S. federal income tax consequences of the merger and reflects the opinion of Broad and Cassel. The discussion is based on the Code, the Treasury Department regulations promulgated under the Code, published positions of the IRS, and court decisions now in effect, all of which are subject to change, potentially with retroactive effect. In particular, Congress could enact legislation or the Treasury Department could issue regulations affecting the treatment of stock with characteristics similar to the Cybear tracking stock.

         This discussion addresses only those stockholders who hold Mediconsult common stock as a capital asset and will, after the merger, hold Cybear tracking stock as a capital asset. However, this discussion does not address the Mediconsult stockholders who were creditors of Mediconsult and have exchanged their claims against Mediconsult for Mediconsult common stock in anticipation of exchanging the Mediconsult common stock for Cybear tracking stock. This discussion does not discuss all aspects of U.S. federal income taxation that may be relevant to stockholders in light of their particular tax circumstances. In particular, this discussion does not address the U.S. federal income taxation of stockholders subject to special treatment under the Code, such as the following:

         o Tax-exempt entities;

         o Partnerships, S corporations, or other pass-through entities;

         o Mutual funds and regulated investment companies;

         o Small business investment companies;

         o Insurance companies and other financial institutions;

         o Broker-dealers and dealers in securities;

         o Traders that mark their positions to market;

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         o Stockholders who hold their shares as part of a hedge, appreciated financial position, straddle, or conversion transaction;

         o Stockholders who acquired their shares through the exercise of options or otherwise as compensation or through a tax-qualified retirement plan;

         o Individuals who are not citizens or residents of the U.S.;

         o Estates and trusts not subject to U.S. federal income tax; and

         o Foreign corporations and other foreign entities.

         Finally, this discussion does not address any consequences under state, local or foreign tax laws.

         Mediconsult stockholders should consult with their own tax advisors with regard to the application of the federal income tax laws, as well as to the applicability and effect of any state, local or foreign tax laws to which you may be subject.

         Andrx Corporation has obtained an opinion from Broad and Cassel regarding the material U.S. federal income tax consequences of the merger, which is based on the law in effect on the date this registration statement is filed with the SEC. The opinion from Broad and Cassel is being filed with the SEC as an exhibit to this proxy statement/prospectus. The opinion relies on factual assumptions, including an assumption that there have been no changes in existing facts, that the Cybear tracking stock will be issued in accordance with the certificate of incorporation, that cash paid for fractional shares and to pay dissenting stockholders does not exceed 20% of the total merger consideration, and that the merger will be completed in accordance with the merger agreement. The opinion also relies on representations contained in certificates furnished to Broad and Cassel by officers of Andrx Corporation in connection with Broad and Cassel rendering its opinion. If any of these assumptions or representations are inaccurate, the conclusions contained in the opinion could be affected. Moreover, the opinion of Broad and Cassel is not binding on the IRS, and there can be no assurance that views expressed in the opinion, if challenged, would be sustained in court.

         Broad and Cassel is of the opinion that the Cybear tracking stock should be treated as voting common stock of Andrx Corporation for U.S. federal income tax purposes.

         No advance ruling has been sought from the IRS on the U.S. federal income tax consequences of the merger, including the classification of the Cybear tracking stock. The IRS has announced that it will not issue any advance rulings on the classification of an instrument that has certain voting and liquidation rights in an issuing corporation but whose dividend rights are determined by reference to the earnings of a segregated portion of the issuing corporation's assets, including assets held by a subsidiary. Broad and Cassel's opinion is not binding on the IRS. In addition, there are no court decisions or other authorities that bear directly on the treatment of stock with characteristics similar to the Cybear tracking stock. It is possible, therefore that the IRS could successfully take the position that:

         o The Cybear tracking stock is stock of a separate corporation and not capital stock of Andrx Corporation.

         o The receipt of Cybear tracking stock is a taxable event to Mediconsult stockholders.

         The IRS could also attempt to recharacterize certain indebtedness of Mediconsult as equity, which recharacterization could affect the tax consequences of the merger. If the IRS were to prevail, the merger would not be tax-free and each Mediconsult stockholder could recognize gain or loss equal to the difference between the (i) fair market value of the Cybear tracking stock received in the transaction (as of the merger date) and (ii) such stockholder's adjusted tax basis in the Mediconsult common stock surrendered.

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

         Broad and Cassel, however, is of the opinion that the IRS should not prevail in any of the above assertions. Accordingly, the discussion below of the material U.S. federal income tax consequences of the merger to Mediconsult stockholders, assumes that the Cybear tracking stock will be treated as voting common stock of Andrx Corporation for U.S. federal income tax purposes and that any debt of Mediconsult will not be recharacterized as equity.

         The material U.S. federal income tax consequences to Mediconsult's stockholders are as follows:

         o The merger of Andrx Corporation's wholly-owned subsidiary into Mediconsult with Mediconsult surviving the merger should qualify as a reorganization within the meaning of Sections 368(a)(1)(A) and (a)(2)(E) of Code.

         o Each Mediconsult stockholder should recognize no gain or loss as a result of the exchange of Mediconsult common stock solely for shares of Cybear tracking stock pursuant to the merger under Section 354(a)(1) of the Code, except with respect to any cash received by a Mediconsult stockholder instead of a fractional share of Cybear tracking stock.

         o Each Mediconsult stockholder should have a tax basis in the shares of Cybear tracking stock received in the merger equal to the tax basis of the Mediconsult common stock surrendered in the merger less any tax basis attributable to a fractional share of Cybear tracking stock for which cash is received.

         o Each Mediconsult stockholder's holding period for shares of Cybear tracking stock received in the merger should include the stockholder's holding period for the Mediconsult common stock exchanged therefor.

         o If any Mediconsult stockholder receives cash instead of a fractional share of Cybear tracking stock, the stockholder should recognize capital gain or loss equal to the amount of cash received less the amount of basis allocated to the fractional share interest. The gain or loss will be long-term capital gain or loss if the share of Mediconsult common stock exchanged for the fractional share of Cybear tracking stock was held for more than one year at the effective time of the merger, except that if Mediconsult is determined to be a "collapsible corporation", any gain recognized by a Mediconsult stockholder who directly or indirectly has ever owned more than 5% of the outstanding stock of Mediconsult may be treated as ordinary income.

         o Any Mediconsult stockholder who receives cash as a result of exercising appraisal rights, if any, will generally recognize capital gain or loss equal to the amount of cash received less such stockholder's tax basis in the Mediconsult common stock provided that such cash payment is not treated as a dividend for U.S. federal income tax purposes. The gain or loss will be long-term capital gain or loss if the share of Mediconsult common stock was held for more than one year at the effective time of the merger, except that if Mediconsult is determined to be a "collapsible corporation", any gain recognized by a Mediconsult stockholder who directly or indirectly has ever owned more than 5% of the value of the outstanding stock of Mediconsult, may be treated as ordinary income. Generally, a disposition of Mediconsult common stock pursuant to an exercise of appraisal rights will not be treated as a dividend if the stockholder exercising such rights does not own, directly or indirectly, any Andrx common stock or Cybear tracking stock immediately after the merger.

         The foregoing is not intended to be a complete analysis or description of all potential U.S. federal income tax consequences or any other consequences of the merger. In addition, this discussion does not address tax consequences which may vary with, or are contingent on, your individual circumstances. Moreover, this discussion does not address any non-income tax or any foreign, state or local tax consequences of the merger. Accordingly, you are strongly urged to consult with your tax advisor to determine the particular U.S. federal, state, local or foreign income or other tax consequences to you of the merger.

Principal Provisions of the Merger Agreement

         Set forth below is a description of the material terms of the merger agreement. We urge stockholders to carefully read, in its entirety, the merger agreement, which we have attached as Annex A to this proxy statement/prospectus and incorporated into this document by reference. If there is any discrepancy between the terms of the merger agreement and the following summary, the merger agreement will control.

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General

         The merger agreement contemplates that a wholly-owned subsidiary of Andrx Corporation will merge with and into Mediconsult, with Mediconsult surviving the merger and becoming part of Cybear. The merger will become effective on the date and time that the certificate of merger is filed with the Delaware Secretary of State or such other date and time specified in the certificate of merger.

Conversion of Shares and Consideration to be Received in the Merger

         At the effective time of the merger:

         o each issued and outstanding share of Mediconsult common stock, other than treasury stock owned by Mediconsult, shares held by Andrx Corporation or any of its subsidiaries or shares held by persons entitled to appraisal rights, if any, will be converted into the right to receive 0.1430 shares of Cybear tracking stock, subject to adjustment as described below;

         o each outstanding stock option under the Mediconsult stock option plans and each Mediconsult warrant will be converted into separately exercisable options and warrants to acquire the number of shares of Cybear tracking stock equal to the product of the number of Mediconsult common stock that were issuable upon exercise multiplied by 0.1430, subject to adjustment as described below; and

         o the exercise price for the shares of Cybear tracking stock issuable upon exercise of the assumed Mediconsult options and warrants will be equal to the quotient determined by dividing the existing exercise price of the Mediconsult option or Mediconsult warrant by 0.1430, subject to adjustment as described below;

Adjustment to the Consideration to be Received in the Merger

         The number of shares the Mediconsult stockholders will receive is subject to an adjustment. By approving the merger agreement, the Mediconsult stockholders agree that 20% of the total number of shares of Cybear tracking stock that may be issued to them will not be issued until after the effective date of the merger. These shares will be issued, subject to an adjustment, if any, once a balance sheet as of the closing date of the merger is agreed upon by Andrx Corporation and Mediconsult. By approving the merger agreement, the Mediconsult stockholders also agree to appoint Ian D. Sutcliffe as the representative of the Mediconsult stockholders with respect to the adjustment.

         Within 90 days after the closing date, Andrx Corporation will present to Mr. Sutcliffe a closing balance sheet as of the closing date audited by Andrx Corporation's independent certified public accountants. For each $250,000 by which Mediconsult's stockholder equity amount exceeds the Mediconsult stockholder equity amount set forth in the merger agreement, the 0.1430 exchange ratio for each share of Mediconsult common stock will be adjusted downward by
0.0128 of a share of Cybear tracking stock up to a maximum of .0286 of a share of Cybear tracking stock. Therefore, the exact number of shares of Cybear tracking stock the Mediconsult stockholders will receive may be less than 11,731,459 but not less than 9,385,723.

         Mr. Sutcliffe, as the Mediconsult stockholders' representative, will handle any and all disputes relating to the adjustment. The remaining shares of Cybear tracking stock will be distributed to the Mediconsult stockholders once the adjustment amount has been agreed to.

Representations and Warranties

         The merger agreement contains representations and warranties by Andrx Corporation and Mediconsult customary for agreements of this nature with regard to aspects of their respective businesses,

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financial conditions, structures and other facts pertinent to the merger. The representations given by Mediconsult relate to Mediconsult and its subsidiaries and the representations given by Andrx Corporation relate to Andrx Corporation and the subsidiary that will merge with and into Mediconsult. The representations made by Mediconsult cover the following topics:

         o  organization, qualification to do business and corporate power;

         o  capitalization;

         o authorization of the merger agreement, the merger and the related transaction agreements;

         o  noncontravention;

         o  filings and reports with the SEC;

         o  financial statements;

         o  changes in business since September 30, 2000;

         o  undisclosed liabilities;

         o  litigation, proceedings and investigations;

         o  restrictions on business activities;

         o  compliance with laws;

         o  title to the properties owned and leased;

         o  intellectual property;

         o  environmental laws and matters;

         o  taxes;

         o  employee benefit plans;

         o  employee matters;

         o  transactions with interested parties;

         o  insurance;

         o regulatory matters and compliance with applicable federal, state, local, and self-regulatory laws, rules and regulations of governmental entities;

         o  material contracts and obligations;

         o  options and other rights to acquire securities;

         o  opinion of financial advisor;

         o  the treatment of the merger as a purchase and as a tax-free merger;

         o  completeness of representations and warranties; and

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         o  brokers' and finders' fees in connection with the merger.

         The representations given by Andrx Corporation cover the following topics as they relate to Andrx Corporation:

         o  organization, qualification to do business and corporate power;

         o  capitalization;

         o authorization of the merger agreement, the merger and the related transaction agreements;

         o  noncontravention;

         o  filings and reports with the SEC;

         o  financial statements;

         o  changes in business since September 30, 2000;

         o  undisclosed liabilities;

         o  broker's and finders' fees in connection with the merger;

         o accuracy and compliance with securities regulations of the information supplied in the registration statement and the proxy statement/prospectus;

         o  litigation, proceedings and investigations;

         o  compliance with laws; and

         o  the treatment of the merger as a purchase and as a tax-free merger.

         The representations given by Andrx Corporation's subsidiary merging into Mediconsult cover the following topics:

         o  organization, qualification to do business and corporate power;

         o authorization of the merger agreement, the merger and the related transaction agreements;

         o  undisclosed liabilities; and

         o  litigation, proceedings and investigations.

         The representations and warranties in the merger agreement are complicated and not easily summarized. We urge you to carefully read the sections in the merger agreement titled "Representations and Warranties of Mediconsult," "Representations and Warranties of Andrx" and "Representations and Warranties of Merger Sub."

Principal Covenants

         Voting Agreements. Pursuant to the merger agreement, Mediconsult agreed to obtain an agreement from Robert A. Jennings, a director and principal stockholder, and JHC Limited, an entity controlled by Mr. Jennings, to vote in favor of the merger.

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         Interim Financing. In connection with the merger agreement, Andrx
Corporation agreed to cause Cybear Inc. to provide Mediconsult with up to $2,000,000 in interim financing to fund Mediconsult's operating activities until the closing date or the termination of the merger agreement. See "Interim Financing" on page ____ for a further discussion of the interim financing.

         Conduct of Business Pending the Merger. Pursuant to the merger agreement, Mediconsult has agreed that, until the effective time of the merger, subject to certain exceptions, Mediconsult will carry on business in the same manner as conducted prior to the date of the merger agreement.

         No Solicitation of Transactions. Pursuant to the merger agreement, Mediconsult has agreed that it will not solicit, initiate, encourage or take any action which would facilitate a takeover proposal or engage in negotiations with or disclose any nonpublic information or give access to its properties, books of records to any person who is considering making or has made a takeover proposal. However, Mediconsult's board of directors are not prohibited from taking and disclosing to its stockholders a position with respect to an unsolicited tender offer pursuant to Rules 14d-9 and 14e-2 promulgated under the Securities Exchange Act of 1934.

         In addition, Mediconsult may engage in any of the otherwise prohibited acts referred to above, other than soliciting, initiating or encouraging any takeover proposal, if:

         o  its board of directors receives an unsolicited takeover proposal;

         o its board of directors believes in good faith after receiving advice from a reputable financial advisor that the unsolicited takeover proposal is reasonably capable of being consummated and would, if consummated, be reasonably likely to result in a transaction more favorable than the merger to the Mediconsult stockholders;

         o its board of directors determines in good faith that the failure to entertain and consider an unsolicited takeover proposal which is believed to be superior could reasonably be deemed to be inconsistent with its fiduciary duties to the Mediconsult stockholders under applicable law; and

         o it notifies Andrx Corporation of its receipt of a takeover proposal and any determination by its board of directors and delivers to Andrx Corporation a copy of the proposal, or a summary of any oral proposals, and all documents containing or referring to non-public information about it that are supplied to the third party making such takeover proposal.

         Mediconsult has also agreed not to agree to endorse, and will not permit any of its officers, directors, employees or other representatives to agree to or endorse, any takeover proposal or withdraw its recommendation of the merger agreement and merger unless its board of directors believes in good faith, after receiving advice from a reputable financial advisor, that such action is required in order for its board of directors to comply with its fiduciary duties to stockholders under applicable law and Mediconsult has terminated the merger agreement. Mediconsult will also notify Andrx Corporation within 24 hours after its receipt of any takeover proposal and keep Andrx Corporation fully informed of the status and details of such takeover proposal.

         Mediconsult has agreed to notify Andrx Corporation of any receipt of any notice that any person is considering making a takeover proposal or any request for nonpublic information or access to its properties, books or records by any person considering making or that has made a takeover proposal and is required to keep Andrx Corporation fully informed of the status and details of any such notice, request, correspondence or communications.

         Insurance and Indemnification. The merger agreement provides that Andrx Corporation, for four years after the effective time of the merger, shall indemnify, to the fullest extent permitted under applicable law but no more than currently provided by Mediconsult, past or current officer, director,

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employee, trustee or agent of Mediconsult against all amounts paid in connection with any claim pertaining to acts or omissions in their capacities before or after the effective time. In addition, Andrx Corporation shall reimburse indemnified parties for reasonable fees and expenses in bringing any action to enforce rights or to collect money due under the merger agreement.

         The merger agreement also provides that, for four years after the effective time of the merger, Andrx Corporation shall maintain or shall cause to be maintained, directors and officers liability insurance on terms at least as favorable as Mediconsult's directors and officers liability insurance policies in effect prior to the effective date of the merger.

         Assumption of Stock Options. At the effective time of the merger, Andrx Corporation will assume all outstanding options to purchase Mediconsult common stock.

         Assumption of Warrants. Prior to the effective time of the merger, Andrx Corporation will assume all outstanding Mediconsult warrants.

         Other Covenants. The merger agreement contains additional covenants, including covenants relating to:

         o  notices and consents;

         o preparation, filing and distribution of this proxy statement/prospectus;

         o cooperation regarding filings with governmental and other agencies and organizations;

         o  coordination of the Mediconsult stockholders' meeting;

         o  access to information;

         o  notice of developments;

         o  tax filings and tax opinions; and

         o  press releases.

         In addition, the merger agreement contains a general covenant requiring each party to use its reasonable best efforts to effect the consummation of the merger.

         Conditions. The merger will be completed only if certain conditions are satisfied or waived, including the following:

         o the merger agreement has been adopted by the vote of the holders of a majority of the outstanding shares of Mediconsult common stock;

         o the SEC shall have declared the registration statement on Form S-4 effective and no stop order suspending its effectiveness shall have been issued and no proceeding for that purpose, and no similar proceeding, with respect to this proxy statement/prospectus shall have been initiated or threatened in writing by the SEC; and

         o  there shall be no court order that prohibits the merger.

         Andrx Corporation's obligation to complete the merger is subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger:

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         o  Mediconsult's representations and warranties must be true and correct when made and as of the closing of the merger.

         o Mediconsult must have complied with and performed in all material respects all of its covenants under the merger agreement;

         o  there shall not have been a material adverse effect on Mediconsult;

         o Andrx Corporation must have been provided with a certificate executed on behalf of Mediconsult that all representations are true and correct in all respects of any as of the closing date; the merger agreement has been adopted by the vote of the holders of a majority of the outstanding shares of Mediconsult common stock; Mediconsult has performed and complied with all of its covenants under the merger agreement in all material respects through the closing; there is no action pending or threatened before any court or administrative agency that would (i) prevent the consummation or cause the recession of any of the transactions contemplated by the merger agreement, (ii) adversely affect the right of the surviving corporation to succeed to Mediconsult or (iii) adversely affect the right of any former subsidiary of Mediconsult to own its assets and to operate its business; and there is no material adverse effect on Mediconsult;

         o Mediconsult shall have amended its lease agreements with Reckson Operating Partnership, L.P. and Brandywine Realty Services Corporation to Andrx Corporation's satisfaction;

         o Mediconsult shall have terminated its lease agreements with 320 Front Portfolio, Inc. and Addiscott Investments Limited and been released from all liability for these two leases to Andrx Corporation's satisfaction;

         o Mediconsult shall have resolved its dispute with the International Counsel on Infertility Information Dissemination to Andrx Corporation's satisfaction;

         o Mediconsult shall have amended its education services agreement with Bristol-Myers Squibb Company;

         o Mediconsult shall have amended its employment arrangement with several of its employees and entered into agreements with its accountants, lawyers and McFarland & Dewey to Andrx Corporation's satisfaction;

         o Mediconsult shall have received agreements from holders of Mediconsult options representing no less than 85% of the outstanding Mediconsult capital stock underlying the Mediconsult options to terminate the options, other than holders whose employment was terminated prior to the signing of the merger agreement;

         o Mediconsult shall have converted its outstanding obligations to its note holders and Accenture (f/k/a Andersen Consulting LLP) into Mediconsult common stock, except for $200,000 in cash to be paid to Accenture;

         o Mediconsult's average monthly unique user base shall not have decreased by more than 25% from its unique user base during the 90 days prior to the date of the merger agreement;

         o Except for Mediconsult.com, Limited, a Bermuda corporation, Mediconsult.com (US) Ltd., a Delaware corporation, 3542491 Canada Inc., Physicians' Online and such other subsidiaries designated by Andrx Corporation, none of Mediconsult's subsidiaries shall have any assets, operations or employees;

         o  Mediconsult shall have terminated its 401(k) plan;

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         o  Mediconsult shall have delivered to Andrx Corporation audited consolidated financial statements for the year ended December 31, 2000; and

         o Dissenter's rights shall not have been exercised by the holders of more than 10% of the outstanding shares of Mediconsult.

         Mediconsult's obligations to complete the merger are subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger:

         o Andrx Corporation's and Merger Sub's representations and warranties must be true and correct when made and as of the closing of the merger;

         o Andrx Corporation and Merger Sub must have complied and performed in all material respects with all of their respective covenants under the merger agreement;

         o Mediconsult must have been provided with a certificate executed on behalf of Andrx Corporation that all representations are true and correct in all material respects at and as of the closing date; the merger agreement has been adopted by the votes of the holders of a majority of the outstanding shares of Mediconsult common stock; the registration statement has become effective and there is no stop threatening or proceeding suspending or stop order threatening to suspend its effectiveness; Andrx Corporation and Merger Sub each have performed and complied with all of its covenants under the merger agreements in all material respects through the closing; there is no action pending or threatened before any court or administrative agency that would (i) prevent the consummation or cause the recission of any of the transactions contemplated by the merger agreement, (ii) adversely effect the right of Andrx Corporation or the surviving corporation to succeed to Mediconsult, or (iii) adversely affect the right of any former subsidiary of Mediconsult to own its assets and to operate its business; and there is no material adverse effect on Andrx Corporation ; and

         o There shall not have been a material adverse effect on Andrx Corporation.

         Termination of the Merger Agreement. At any time prior to the completion of the merger, the merger agreement may be terminated under the following circumstances if the terminating party is authorized to do so by its board of directors:

         o  By mutual written consent of Andrx Corporation and Mediconsult;

         o  By either Andrx Corporation or Mediconsult, if:

            o Without any fault on the part of the terminating party, the closing does not occur on or before May 15, 2001;

            o There shall be a final nonappealable order of a court preventing the consummation of the merger or there shall be a law, statute, rule, regulation or order enacted or issued which has the effect of making the merger illegal;

            o The merger agreement has not been adopted by the vote of the holders of a majority of the outstanding shares of Mediconsult common stock;

         o  By Andrx Corporation, if:

            o Mediconsult breaches any of its representations, warranties or covenants to the extent that it would cause the conditions to closing not to be satisfied, and the breach is not cured within 30 days of the receipt by Mediconsult of notice of the breach;

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            o  The Mediconsult board of directors withdraws or modifies its recommendation of the merger agreement or the merger in a manner adverse to Andrx Corporation or resolves to do so;

            o The Mediconsult board of directors recommends, endorses, accepts or agrees to a takeover proposal or resolves to do so; or

            o Mediconsult solicits, initiates, encourages or agrees to any takeover proposal or engages in any negotiations with, discloses any non-public information relating to Mediconsult or any of its subsidiaries to, or affords access to the properties, books or records of Mediconsult to, any person that has advised Mediconsult that it may be considering making, or that has made, a takeover proposal, or Mediconsult otherwise breaches the non-solicitation provisions of the merger agreement.

         o  By Mediconsult, if:

            o Andrx Corporation breaches any of its representations, warranties or covenants to the extent that it would cause the conditions to closing not to be satisfied, and the breach is not cured within 30 days following the receipt by Andrx Corporation of written notice of the breach; or

            o After receiving the unsolicited takeover proposal, Mediconsult's board of directors, in compliance with the procedures set forth in the merger agreement, determines in good faith that such takeover proposal is superior to the merger and that it is required by its fiduciary duty to accept such takeover proposal and advises Andrx Corporation of such action.

         Payment of Fees and Expenses. Whether or not the merger is consummated, subject to certain exceptions discussed in this proxy statement/prospectus, all costs and expenses incurred in connection with the merger agreement and the merger will be paid by the party incurring the expense except that expenses incurred in connection with filing and printing the proxy statement/prospectus and the registration statement, and registration and filing fees incurred in connection with the proxy statement/prospectus and the registration statement shall be shared equally.

         If the merger agreement is terminated because:

         o of fraud or the willful or intentional breach or failure to perform by Andrx Corporation or Mediconsult of any of its representations, warranties or covenants in the merger agreement or the breakup warrant, the purpose of which is to terminate the merger agreement;

then the breaching party will pay the other party a termination fee of $750,000 within five business days from the termination of the merger agreement.

         If the merger agreement is terminated because:

         o The closing does not occur on or before May 15, 2001 because Mediconsult fails to satisfy a closing condition;

         o The merger agreement has not been adopted by the vote of the holders of a majority of the outstanding shares of Mediconsult common stock; or

         o After receiving an unsolicited takeover proposal, Mediconsult's board of directors, in compliance with the procedures set forth in the merger agreement,

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            determines in good faith that such takeover proposal is superior to the merger and that it is required by its fiduciary duty to accept such takeover proposal and advises Andrx Corporation of such action; or

         o the Mediconsult board of directors changes or withdraws or modifies its recommendation of the merger agreement or the merger in an adverse manner; and

         o by January 9, 2002, (i) Mediconsult sells the capital stock of its wholly-owned subsidiary, Physicians' Online, Inc. or substantially all of Physicians' Online's assets, or (ii) the transaction substantially contemplated by the superior proposal is consummated, or (iii) Mediconsult closes a financing transaction or series of financing transactions with net proceeds equal to or greater than $7,500,000.

then Mediconsult will pay Andrx Corporation a termination fee of $1,000,000, and will issue a breakup warrant to purchase up to 19.9% of the then outstanding capital stock of Mediconsult within five business days of the consummation of any transaction described above. For so long as the Mediconsult common stock is traded on the Nasdaq National Market, the maximum number of shares of Mediconsult common stock issuable pursuant to the breakup warrant, the warrant issued in connection with the interim financing discussed below, and upon conversion of the note below, is limited to 19.9% of Mediconsult's issued and outstanding common stock. The breakup warrant is exercisable at a price of $0.125 per share and is exercisable at any time after Mediconsult becomes obligated to pay the $1,000,000 termination fee until one year from the termination of the merger agreement.

         If the merger agreement is terminated because:

         o Either party breaches any of its representations, warranties, covenants or obligations in the merger agreement to the extent that the breach causes a condition to closing not to be satisfied and the breach is not cured within 30 days following receipt by the other party of written notice of the breach;

then the non-terminating party will pay to and reimburse the terminating party for all actual out-of-pocket expenses incurred by the terminating party in connection with the merger agreement and the transactions contemplated by the merger agreement within five business days from the non-terminating party's receipt of a statement from the terminating party indicating the amount of such out-of-pocket expenses that have been incurred. In addition, if the merger agreement is terminated as a result of a nonwillful material breach or failure to perform related to one of the foregoing reasons for termination by the non-terminating party, the terminating party will have the right to recover any damages arising from such non-willful material breach or failure to perform.

Interim Financing

         On January 9, 2001, Mediconsult and Physicians' Online entered into a credit agreement with Cybear Inc. whereby Cybear Inc. agreed to provide Mediconsult with interim financing not to exceed $2,000,000. The interim financing is to be used by Mediconsult to fund its and Physicians' Online's operating activities until the closing date. The credit agreement shall be due and payable on July 15, 2001 and contains the customary representations, warranties, covenants, conditions and events of default.

         The interim financing is evidenced by a note. If the merger agreement is terminated, the note is convertible into Mediconsult common stock at a conversion price equal to $0.125 at any time. If the Mediconsult common stock is still listed for trading on the Nasdaq National Market, the note is convertible into no more than 19.9% of the then outstanding shares of Mediconsult common stock. The note contains registration rights and antidilution adjustments, including adjustments for issuances of shares at less than the conversion price.

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         The interim financing is secured by a pledge of all of Physicians'
Online's outstanding common stock as evidenced by a pledge agreement and a security interest in all of Physicians' Online's assets as evidenced by a security agreement.

         In connection with the credit agreement, Mediconsult issued to Cybear Inc. a warrant to purchase 8,926,502 shares of Mediconsult common stock at an exercise price of $0.125 per share. The warrant is only exercisable in the event the merger agreement is terminated and will be exercisable until January 9, 2006. The warrant contains registration rights and the customary antidilution adjustments, including adjustments for issuances of shares at less than the exercise price.

Appraisal Rights

         Mediconsult is a Delaware corporation. If the Cybear tracking stock is not listed for trading on the Nasdaq National Market on the effective date of the merger, Mediconsult's stockholders will have the right to an appraisal of the value of their Mediconsult common stock. If the Cybear tracking stock is listed for trading on the Nasdaq National Market on the effective date of the merger, the Mediconsult stockholders will have no appraisal rights.

         If appraisal rights exist under Section 262 of the Delaware General Corporation Law, any holder of Mediconsult common stock who does not wish to accept the merger consideration may dissent from the merger and elect to have the fair value of the stockholder's shares of Mediconsult common stock (exclusive of any element of value arising from the accomplishment or expectation of the merger) judicially determined and paid to the stockholder in cash, together with a fair rate of interest, if any, provided that the stockholder complies with the provisions of Section 262 of the Delaware General Corporation Law. The following discussion is not a complete statement of the law pertaining to appraisal rights under Delaware law, and is qualified in its entirety by the full text of Section 262, which is provided in its entirety as Annex E to this proxy statement/prospectus and assumes appraisal rights exist. All references in Section 262 and in this summary to a "stockholder" are to the record holder of the shares of Mediconsult common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow properly the steps summarized below and in a timely manner to perfect appraisal rights.

         Under Section 262, where a proposed merger is to be submitted for approval at a meeting of stockholders, as in the case of the special meeting, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that the appraisal rights are available and include in the notice a copy of Section 262. This proxy statement/prospectus shall constitute the notice to the holders of common stock, and the applicable Delaware law provisions are attached to this proxy statement/prospectus as Annex E. Any stockholder who wishes to exercise appraisal rights or who wishes to preserve the right to do so should review carefully the following discussion and Annex E to this proxy statement/prospectus because failure to comply with the procedures specified in
Section 262 timely and properly will result in the loss of appraisal rights. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of the common stock, Mediconsult believes that stockholders who consider exercising these rights should seek the advice of counsel.

         Any holder of common stock wishing to exercise the right to dissent from the merger and demand appraisal under Section 262 must satisfy each of the following conditions:

         o The stockholder must deliver to Mediconsult a written demand for appraisal of the stockholder's shares before the vote on the merger agreement at the special meeting, which demand will be sufficient if it reasonably informs Mediconsult of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of the holder's shares.

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         o  The stockholder must not vote its shares of common stock in favor of the merger agreement. Because a proxy which does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the merger agreement or abstain from voting on the merger agreement.

         o The stockholder must continuously hold the shares from the date of making the demand through the effective time of the merger. Accordingly, a stockholder who is the record holder of shares of common stock on the date the written demand for appraisal is made but who thereafter transfers the shares prior to the effective time of the merger will lose any right to appraisal in respect of that stockholder's shares. Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to adopt the merger agreement will constitute a written demand for appraisal within the meaning of Section 262. The written demand for appraisal must be in addition to and separate from any such proxy or vote.

         Only a holder of record of shares of common stock issued and outstanding immediately prior to the effective time of the merger is entitled to assert appraisal rights for the shares of common stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the stockholder of record, fully and correctly, as that stockholder's name appears on the stock certificates, should specify the stockholder's name and mailing address, the number of shares of common stock owned and that the stockholder intends thereby to demand appraisal of the stockholder's common stock. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a stockholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising these rights with respect to the shares held for other beneficial owners; in that case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned the demand will be presumed to cover all shares held in the name of the record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by a nominee.

         A stockholder who elects to exercise appraisal rights under Section 262 should mail or deliver prior to the special meeting a written demand to:
Mediconsult.com, Inc., 560 White Plains Road, Tarrytown, New York 10591,
Attention: Secretary.

         Within 10 days after the effective time of the merger, the surviving corporation must send a notice as to the effectiveness of the merger to each former Mediconsult stockholder who has made a written demand for appraisal in accordance with Section 262 and who has not voted in favor of the merger agreement. Within 120 days after the effective time of the merger, but not thereafter, either the surviving corporation or any dissenting stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Chancery Court demanding a determination of the value of the shares of common stock held by all dissenting stockholders. Mediconsult is under no obligation to and has no present intent to file a petition for appraisal, and stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file such a petition or that the surviving corporation will initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Inasmuch as Mediconsult has no obligation to file such a petition, the failure of a stockholder to do so within the period specified could nullify that stockholder's previous written demand for appraisal. In any event, at

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any time within 60 days after the effective time (or at any time thereafter with the written consent of Mediconsult), any stockholder who has demanded appraisal has the right to withdraw the demand and to accept payment of the merger consideration. Under the merger agreement, Mediconsult has agreed that, except with the prior written consent of Andrx Corporation, it will not voluntarily make any payment with respect to, or offer to settle, or settle, any such purchase demand.

         Within 120 days after the effective time of the merger, any stockholder who has complied with the provisions of Section 262 to that point in time will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of these shares. The surviving corporation must mail the statement to the stockholder within 10 days of receipt of the request or within 10 days after expiration of the period for delivery of demands for appraisals under Section 262, whichever is later.

         A stockholder timely filing a petition for appraisal with the Delaware Chancery Court must deliver a copy to the surviving corporation, which will then be obligated within 20 days to provide the Delaware Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded appraisal of their shares. After notice to these stockholders, the Delaware Chancery Court is empowered to conduct a hearing on the petition to determine which stockholders are entitled to appraisal rights. The Delaware Chancery Court may require stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the requirement, the Delaware Chancery Court may dismiss the proceedings as to that stockholder.

         After determining the stockholders entitled to an appraisal, the Delaware Chancery Court will appraise the "fair value" of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The costs of the action may be determined by the Delaware Chancery Court and taxed upon the parties as the Delaware Chancery Court deems equitable. Upon application of a dissenting stockholder, the Delaware Chancery Court may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all of the shares entitled to appraisal.

         Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined under Section 262 could be more than, the same as or less than the merger consideration they would receive under the merger agreement if they did not seek appraisal of their shares. stockholders should also be aware that investment banking opinions are not opinions as to fair value under Section 262.

         In determining fair value and, if applicable, a fair rate of interest, the Delaware Chancery Court is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. In Weinberger, the Delaware Supreme Court stated that "elements of future value, including the nature of the enterprise, that are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger."

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         Any stockholder who has duly demanded an appraisal in compliance with
Section 262 will not, after the effective time of the merger, be entitled to vote the shares subject to the demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date prior to the effective time of the merger).

         Any stockholder may withdraw its demand for appraisal and accept the merger consideration by delivering to the surviving corporation a written withdrawal of the stockholder's demand for appraisal, except that (1) any such attempt to withdraw made more than 60 days after the effective time of the merger will require written approval of the surviving corporation and (2) no appraisal proceeding in the Delaware Chancery Court shall be dismissed as to any stockholder without the approval of the Delaware Chancery Court, and such approval may be conditioned upon such terms as the Delaware Chancery Court deems just. If the surviving corporation does not approve a stockholder's request to withdraw a demand for appraisal when such approval is required or if the Delaware Chancery Court does not approve the dismissal of an appraisal proceeding, the stockholder would be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be lower than the value of the merger consideration.

         If, after the effective time of the merger, the shares of a dissenting stockholder shall lose their status of dissenting share, Andrx Corporation shall issue and deliver, upon surrender by such stockholder of the certificates representing shares of Mediconsult common stock, the number of shares of Cybear tracking stock to which such stockholder would otherwise be entitled to under the merger agreement.

         Failure to comply strictly with all of the procedures set forth in
Section 262 will result in the loss of a stockholder's statutory appraisal rights, if available. Consequently, any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise such rights.

Accounting Treatment

         The acquisition of Mediconsult will be accounted for by Andrx Corporation as a purchase of a business. Under this method of accounting, the assets and liabilities of Mediconsult acquired will be recorded at their fair value, and any excess of Andrx Corporation's purchase price over the fair value will be accounted for as goodwill, which will be amortized over no more than five years years and allocated to Cybear.

Stock Exchange Listings

         Cybear tracking stock is quoted on the Nasdaq National Market under the symbol "CYBA." Mediconsult common stock is quoted on the Nasdaq National Market under the symbol "MCNS." Both Cybear tracking stock and Mediconsult common stock may, however, be delisted from the Nasdaq National Market for failure to meet the requirements for continued listing. See "Price Range of Existing Common Stocks and Dividend Information" on pages _____ to ____.

Stock Transfer and Exchange Agent

         American Stock Transfer & Trust Company, the transfer agent for the Cybear tracking stock, will act as the exchange agent for the merger.

Exchange Procedures

         Upon consummation of the merger, the transfer agent will mail to all holders of outstanding Mediconsult common stock a letter of transmittal and instructions for surrendering their stock certificates of Mediconsult common stock. Upon proper surrender of such stock certificates, the Mediconsult common stock will be exchanged for 80% of the shares of Cybear tracking stock to be issued to the

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Mediconsult stockholders. Shortly after the merger, the Mediconsult stockholders will be mailed stock certificates representing their shares of Cybear tracking stock. Once Andrx Corporation and Mediconsult agree on a balance sheet dated as of the closing date of the merger and any resulting adjustment, stockholders will be mailed stock certificates representing their remaining Cybear tracking stock shares, if any.

Financial Advisor

         McFarland Dewey is acting as Mediconsult's sole advisor with respect to the merger. Mediconsult agreed to pay McFarland Dewey a fee of $250,000 and 500,000 shares of Mediconsult common stock.

         Mediconsult has also agreed to reimburse McFarland Dewey for its reasonable out-of-pocket expenses, including the fees and expenses of their lawyers, and to indemnify them against liabilities under the Securities Act and certain other liabilities.

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                MANAGEMENT'S DISCUSSION AND ANALYSIS OF CONDITION
                    AND RESULTS OF OPERATIONS OF MEDICONSULT

Introduction

         Mediconsult uses the Internet to educate and connect doctors and patients. Its Web communities and interactive solutions educate physicians, empower patients and enable more effective doctor-patient relationships. Mediconsult provides relevant tools, reliable services and quality medical information, that save doctors time and improve health outcomes for their patients.

         Mediconsult's focus is on the chronic medical conditions that are responsible for the majority of healthcare spending. By fostering communities centered on prevalent medical conditions and health issues, it creates significant opportunities for pharmaceutical and other healthcare companies to effectively reach physician and patient audiences using Internet-based educational, marketing and sponsorship programs.

Background

         For the period from the inception of Mediconsult's operations in April 1996 through January 1997, its operating activities related primarily to the initial development of the mediconsult.com website and operating infrastructure, and the recruitment of employees. Since the launch of mediconsult.com in 1996, Mediconsult focused on developing and organizing content in an easy to navigate format, and improving the functionality of mediconsult.com. During that time, Mediconsult added new sites through subsequent acquisitions including cyberdiet.com and heartinfo.com, and new Internet-based healthcare tools through the acquisition of Mood Sciences.

         In the third quarter of 1999, Mediconsult expanded its focus on long-term strategic relationships with major pharmaceutical manufacturers to include other Internet-based initiatives in addition to marketing programs. The initial relationship in this new strategic direction was entered into with Bristol-Myers Squibb Company in which Mediconsult is working with Bristol-Myers to develop innovative new approaches to electronic medical education.

         In December 1999, Mediconsult expanded its focus to include a secure physicians-only service through the acquisition of Physicians' Online, Inc. Physicians' Online is an Internet online service that provides medical information, communications, and a transactions network for physicians. It is a secure, physicians-only environment featuring access to medical databases, daily medical news, continuing medical education credits, clinical symposia, e-mail accounts, Internet, discussions with colleagues, secure prescription transactions, market research and recruiting services, among other services. Membership is free.

         In February 2000, Mediconsult acquired Web Northstar Interactive, Corp., a company that specializes in research evaluation. As consideration for the acquisition, Mediconsult issued approximately 435,000 shares of common stock for an aggregate price of $2.8 million.

         In March 2000, Mediconsult acquired Storknet, a company dedicated to pregnancy and parenting issues. As consideration for the acquisition it issued approximately 34,000 shares of common stock for an aggregate price of $0.2 million.

         In July 2000, Mediconsult announced expense reductions resulting in a restructuring plan targeted primarily at its consumer website operations as part of an overall evaluation of potential cost savings. This restructuring plan highlights Mediconsult's shift toward building its physician community and developing product offerings for its pharmaceutical clients. Management believes that the reductions will result in savings of approximately $1 million per month. The majority of expense reductions are targeted at those business units that are stand-alone consumer channels. The expense reductions reduced

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Mediconsult's headcount by approximately 100 employees, about 45% of the total workforce at September 30, 2000.

Revenue Sources

         Mediconsult's main sources of revenue have historically been through services related to the development and support of online education marketing and sponsorship programs for pharmaceutical and other healthcare companies. These services continue to be a source of revenue for Mediconsult and typically include the design, development and management of customized websites relating to particular pharmaceutical or other health-related products. These services also include marketing research, focus group testing and online testing of visitors' preferences. Revenue from these services is recognized on the basis of contractual commitments over the period of each engagement using the percentage-of-completion method, based on labor hours and costs incurred as the measure of progress towards completion. Revenue from support services, principally the management of websites that Mediconsult develops for its clients, is recognized ratably over the periods services are provided, generally on a monthly basis. Payments received from clients prior to the performance of client services are recorded as unearned revenue.

         Mediconsult also provides advertising services involving the sale of advertising space on certain websites it owns, manages or sponsors. These services can be provided separately or as part of a more comprehensive suite of services provided to its clients. Advertising services include banner advertisements, polls, surveys, registration programs, coupons and other interactive forms of advertising. Revenue from advertising sales is recognized ratably over the period in which the advertisement is displayed, if no significant obligations remain. In certain cases, advertising revenue from the sale of advertising space is related to the delivery of impressions or click-throughs from pages viewed by visitors to its websites. In these cases, Mediconsult may guarantee a minimum number of impressions or click-throughs by visitors over a specific period of time. To the extent that revenue is related to the number of impressions or click-throughs, Mediconsult defers recognition of this revenue until the required impressions or click-throughs are achieved. Payments received from advertisers prior to displaying their advertisements are recorded as deferred revenue. Mediconsult does not recognize revenue from barter transactions with respect to its advertising services.

         As noted above, in the third quarter Mediconsult expanded its focus on long term strategic relationships with major pharmaceutical manufacturers to include other Internet-based initiatives in addition to marketing programs. The initial relationship in this new strategic direction was entered into with Bristol-Myers Squibb in which Mediconsult is working with Bristol-Myers to develop innovative new approaches to electronic medical education. Mediconsult is currently in the proposal stages for similar relationships with additional major pharmaceutical companies.

         Mediconsult also derives revenue from licensing content and providing website support to healthcare and other organizations. These client organizations make Mediconsult content available to visitors to its websites or to websites of their clients. Revenue from content licensing is recognized over the period of the license. In certain cases, Mediconsult designs and develops these websites. The portion of licensing revenue related to up-front customized design work is recognized over the period that the work is performed. In certain cases, Mediconsult realizes additional revenue from management of the website or its content. Revenue from management services is recognized ratably over the period the services are performed, generally on a monthly basis. Mediconsult may also retain the right to place advertising on a website that hosts its content.

         Although Mediconsult has certain electronic commerce alliances with merchants of healthcare-oriented books and products, revenue from these revenue-sharing arrangements has not been material. Revenue from Mediconsult's share of the proceeds from electronic commerce partners' sales is recognized by Mediconsult upon notification from its commerce partners of sales attributable to its websites.

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Marketing and Sales Initiatives

         In late 1997, Mediconsult initiated its first significant marketing and advertising program. Mediconsult was engaged by Novartis Consumer Health Canada to develop a comprehensive on-line smoking cessation program for its Habitrol brand, focused on Canadian consumers. Mediconsult developed the website for this program during early 1998, for which it received payment as services were performed. Mediconsult receives revenue for maintaining and upgrading this program, beginning with its launch in June 1998, and receives monthly advertising revenue for referring visitor traffic to the Habitrol website. Mediconsult recently expanded the Habitrol program to provide French and professional healthcare versions of the website.

         Mediconsult has also generated revenue from developing programs for a number of branded pharmaceutical products for Novartis Pharma, the worldwide pharmaceutical division of Novartis. Mediconsult is developing a custom version of an electronic medical education product for Bristol-Myers Squibb. In 1998, revenue from Novartis and Bristol-Myers Squibb represented $0.7 million or 65% total revenue. In the twelve months ended December 31, 1999, revenue from Novartis and Bristol-Myers Squibb represented $5.0 million or 76% of Mediconsult's total revenue. In the nine months ended September 30, 2000, revenue from Bristol-Myers Squibb and Eli Lilly Company represented $12.5 million or 72% of our total revenue. The loss of Bristol-Myers Squibb as a customer or any changes to the existing relationship that are less favorable to Mediconsult, or any significant reduction in traffic on or through the Physicians' Online website, will materially and adversely affect Mediconsult's business, financial condition and results of operations.

         To date, Mediconsult's revenue has been generated primarily by its own internal sales organization, Pharma Marketing, LLC and, to a lesser extent, by third party advertising representatives. As of September 30, 2000, Mediconsult had an internal marketing, sales, program design and product development organization of 87 professionals. Mediconsult believes that it needs to increase further the size of its internal marketing and sales organization in order for it to execute successfully its growth strategy and, accordingly, Mediconsult intends to hire additional marketing and sales professionals in 2001.

Visitor Traffic

         To improve the depth and breadth of Mediconsult's medical content and to increase visitor traffic, in 1998 through September 2000, Mediconsult completed strategic initiatives to purchase, manage or sponsor the following websites and companies:

         o PharmInfo.com, a leading website providing information on pharmaceutical products and clinical trials for pharmacists, physicians and consumers.

         o  Inciid.org, a website providing information on infertility.

         o Cyberdiet.com, a website providing tailored nutritional information and programs.

         o Heartinfo.org, a leading website that provides high quality content and tools focused on heart disease and related areas that have attracted a large and growing number of visitors to the www.heartinfo.com website.

         o Mood Sciences, Inc., a company that specializes in mental health disease management innovations.

         o POL.net, the flagship site of Physicians' Online, a company with more authenticated doctor-users than any other medical website.

         o Web Northstar Interactive Corp., a company specializing in online research products.

         o  Storknet, a website dedicated to pregnancy and parenting issues.

         As a consequence of the July 2000 decision to discontinue its consumer businesses, Mediconsult initiated efforts in the third quarter of 2000 to sell its consumer oriented assets. To date, Mediconsult has successfully sold substantially all of the assets of Cyber-Tech, Inc., Cyberdiet, Inc., and the Storknet Website. The sale of the Mood Sciences, Inc. assets is currently pending.

Corporate

         Mediconsult was originally incorporated under the laws of the State of Colorado in October 1989. In April 1996, it purchased Mediconsult.com Limited, a Bermuda corporation, through a merger in which Mediconsult.com Limited became a wholly-owned subsidiary of Mediconsult. In December 1996, Mediconsult consummated a reincorporation merger pursuant to which it became a Delaware corporation.

         Mediconsult conducts business primarily through Mediconsult.com Limited, its Bermudan subsidiary. In addition to Mediconsult.com Limited, Mediconsult has established subsidiaries in the United States, Canada and the United Kingdom. Mediconsult's operations are conducted by Mediconsult.com Limited, which has obtained an exemption from all Bermudan income taxes until the year 2016. Mediconsult.com Limited has, however, entered into service agreements with other subsidiaries of Mediconsult for their employees to provide services to Mediconsult.com Limited. These subsidiaries will be subject to income taxes in their jurisdictions. Mediconsult.com Limited may be deemed to be doing business in the United States and thereby become subject to US taxation.

Stock Options and Warrants

         Mediconsult expenses stock options granted to employees over their vesting period, based on their fair value at the date of grant, under Statement of Financial Accounting Standards No. 123 "Accounting For Stock-Based Compensation." The fair value of options and warrants granted to non-employees for services provided are expensed over the period the services are performed in accordance with EITF 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services."

         Pursuant to an agreement dated July 28, 1998 with Arnhold and S. Bleichroeder, Inc. to provide Mediconsult with investment advisory services, Mediconsult has issued to Arnold and S. Bleichroeder 100,000 shares of common stock and warrants to purchase an aggregate of 400,000 shares of common stock with an exercise price of $1.22 per share, which was the closing price of Mediconsult's common stock on the contract date. Of this amount, warrants for 200,000 shares of common stock were delivered upon the initial filing of a prospectus and warrants for 200,000 shares of common stock were deliverable in 2000, if certain conditions were met. Warrants for 100,000 shares were delivered on March 15, 2000. Delivery of the warrants will result in the recognition of an expense in the statement of operations equal to the fair value of the warrants on the date of delivery in accordance with EITF 96-18 "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services." At September 30, 2000, Mediconsult determined that the final 100,000 warrant shares will not vest.

         On March 23, 2000 the Company and Accenture, formerly known as Andersen Consulting LLP, entered into a warrant agreement under which Mediconsult issued Accenture warrants to purchase 1,503,425 shares of Mediconsult's common stock at an exercise price of $3.8125 per share in connection with consulting services rendered by Accenture to Mediconsult under a consulting services agreement signed on September 10, 1999. The warrants have a term of five years and vest over time, based upon consulting services performed by Accenture on Mediconsult's behalf. In connection with the issuance of these warrants, Mediconsult reserved 1,503,425 shares of common stock issuable upon exercise of these warrants.

         During the quarter ended September 30, 2000, Mediconsult offered employees an opportunity to cancel existing option grants in exchange for new, re-priced option awards. The re-pricing offer was for the same number of shares cancelled; however, vesting of the re-priced options began at the new grant date, and vesting of the new options does not automatically accelerate upon a change in control of Mediconsult. Of those eligible for the re-pricing, 3 accepted the offer, representing 104,500 option shares. The re-pricing was effective August 7, 2000. The net affect on the second quarter option expense as a result of the re-pricing was an increase of $3,641.

         As a result of Mediconsult's restructuring, many participants in Mediconsult's employee stock option plan were no longer eligible to participate in the plan, and some or all of those employees' outstanding option grants were forfeited. The expense previously incurred relative to the issuance of these option grants which were forfeited by certain employees was reversed in the same period of the employees' termination, resulting in a credit balance for the quarter ended September 30, 2000.

Results of Operations

         Revenue. Revenue consists of fees received for the design, development and implementation of online marketing and advertising programs, including website development and implementation, advertising services, licensing our content and website support. Revenue was $0.3 million for the year ended December 31, 1997, $1.0 million for the year ended December 31, 1998, an increase of 233% over the prior year, and $6.4 million for the year ended December 31, 1999, an increase of 540% over the prior year. Revenue was $17.3 million for the nine months ended September 30, 2000 and $3.7 million for the nine months ended September 30, 1999, an increase of 365%. The period-to-period growth in revenue was primarily attributable to acquisitions, an increase in the number of clients, the number of marketing and advertising programs developed and implemented for those clients and Mediconsult's newly introduced initiatives focused on the delivery of electronic medical education over the Internet.

         Product And Content Development. Product and content development costs include expenses incurred by Mediconsult to develop, enhance, manage, monitor and operate its websites and to develop new products such as electronic medical education and related products. Prior to 1997, these costs consisted primarily of third party software development expenses, which were deferred and amortized over the years ended December 31, 1997 and 1998. From 1997 onwards, these costs have consisted primarily of salaries and fees paid to employees and consultants to develop and maintain the software and information contained on Mediconsult's websites. For the year ended December 31, 1997, these costs were $0.8 million, for the year ended December 31, 1998, these costs were $1.3 million, an increase of 63% over the prior year, and for the year ended December 31, 1999 these costs were $7.6 million, an increase of 485% over the prior year. Total product and content development costs increased from $4.6 million for the nine months ended September 30, 1999 to $19.8 million for the nine months ended September 30, 2000. For 1997 and 1998, these costs related primarily to the development of healthcare content. In 1999 and 2000 these activities were supplemented by both internal and third party expenses incurred for the development of new products, such as electronic medical education as well as costs incurred relating to acquisitions.

         Marketing, Sales And Client Services. Marketing, sales and client services costs include expenses incurred by Mediconsult to obtain and maintain client relationships. These costs included salaries and fees paid to employees and consultants, and programming costs. In 1997, marketing, sales and client services costs were $1.1 million and for the year ended December 31, 1998, marketing, sales and client services costs were $1.8 million, an increase of 64% over the prior year. For the year ended December 31, 1999, these costs were $11.9 million, an increase of 561% over the prior year, consisting primarily of costs associated with the development and implementation of specific client marketing programs and of new prototype marketing and advertising programs. A substantial portion of the increase was attributable to acquisitions and a marketing agreement entered into with Pharma Marketing, LLC which resulted in sales and marketing efforts being significantly increased. Total marketing, sales and client service costs increased from $7.7 million for the nine months ended September 30, 1999 to $12.1 million for the nine months ended September 30,2000. These costs increased during this nine month period as Mediconsult's activities in sponsorships and its medical educational programs increased.

         General And Administrative Expenses. General and administrative expenses consist primarily of salaries and related costs for general corporate functions, including finance, accounting and legal expenses, and fees for other professional services. For the year ended December 31, 1997, general and administrative expenses were $0.8 million. These expenses were $1.0 million for the year ended December 31, 1998, an increase of 25% over the prior year, and $7.1 million for the year ended December 31, 1999, an increase of 610% over the prior year. Total general and administrative expenses increased from $3.3 million for the nine months ended September 30, 1999 to $5.7 million for the nine months ended September 30, 2000. The increase in general and administrative expenses was attributable to increased salaries and related expenses associated with acquired companies and hiring additional personnel to support the growth of Mediconsult's operations. In addition, we opened offices in New York and Toronto in 1999.

         Depreciation And Amortization. Depreciation and amortization expense includes depreciation of tangible assets and software, using the straight line method, over the estimated useful lives of the assets. Amortization expense includes intangible assets such as goodwill. For the year ended December 31, 1997, depreciation and amortization expense was $0.1 million. These expenses were $0.2 million for the year ended December 31, 1998, an increase of 100% over the prior year, and $3.8 million for the year ended December 31, 1999, an increase of 1800% over the prior year. The increases were primarily due to the growth of Mediconsult, and the acquisitions completed in 1999, principally the amortization of intangibles arising from the Physicians' Online transaction. Depreciation and amortization expense increased from $1.4 million for the nine months ended September 30, 1999 to $32.4 million for the nine months ended September 30, 2000. These nine month period-to-period increases are primarily due to the amortization of goodwill from the Physicians' Online acquisition which was completed in December 1999.

         Restructuring. During the third quarter of 2000, Mediconsult initiated a restructuring program. The restructuring was intended to reduce its cost structure for website operations and to focus resources on its core businesses related to educating and connecting physicians and patients. The restructuring predominantly affected operations in Mediconsult's Canadian location. During the third quarter of 2000, a charge of approximately $2.8 million was recorded with respect to the restructuring of Mediconsult's Canadian location and website operations. Approximately 100 employees were notified of terminations as operations were curtailed in line with current demands for Mediconsult's products. As a result, 96 employees were terminated as of September 30, 2000 and the remaining employees were terminated as of December 31, 2000.

         The restructuring plan was adopted due to several related factors, including the continued difficulty in successfully executing a consumer oriented business model and the costs associated with maintaining and enhancing Mediconsult's consumer web properties, including, mediconsult.com, heartinfo.org, cyberdiet.com,storknet.com, and pharminfo.com. Furthermore, the capital market's change in valuation of web-based healthcare companies has made the raising of additional capital more difficult. As a result of these factors we adopted the described restructuring during the quarter ended September 30, 2000.

         Mediconsult believes that the actions taken in conjunction with the restructuring will not adversely affect its ability to increase revenue in any material fashion. The cost savings associated with the restructuring should speed Mediconsult's transition to profitability and enhance future cash flows. It is not anticipated that the cost savings realized as a result of the restructuring will be offset by future cost increase, unless supported by additional revenue justifying any such future cost increases.

         Of the total restructuring charge, of $2.8 million, payments of $0.8 million were made in the three months ended September 30, 2000. The balance of $2.0 million will be paid over time, with the final payments being made upon the expiration of the lease on the Canadian offices on September 30, 2004.

         Impairment Of Long-Lived Assets. As a further consequence of the factors described in the foregoing discussion of restructuring charge taken in the third quarter of 2000, in the same period, Mediconsult realized an impairment of long-lived assets. A charge of approximately $8.3 million was recorded in this period related to the write-off of the carrying value of goodwill originally acquired with the purchase of the operations affected by the restructuring. Mediconsult has determined that there will be no future cash flows associated with the goodwill. In addition, certain fixed assets used in the operations affected by the restructuring will be disposed of during the fourth quarter of 2000 resulting in a charge of approximately $0.3 million to reflect a reduction in their carrying value to approximate their fair value, which is the estimated sales price Mediconsult will receive for the fixed assets. Mediconsult believes that the actions taken in conjunction with disposal of these assets will not adversely affect its ability to increase revenue in any material fashion.

         The charge realized for the impairment of long-lived assets is non-cash and will have no adverse affect on Mediconsult's future cash flows.

         Fair Value Of Options Granted To Employees. Mediconsult has recorded compensation expense in connection with the vesting of employee stock options of $40,235 during the year ended December 31, 1997, $0.3 million during the year ended December 31, 1998, an increase of 646% over the prior year, and $2.0 million during the year ended December 31, 1999, an increase of 567% over the prior year. In the nine month period ended September 30, 2000 compensation expense in connection with the vesting of employee stock options increased to $1.5 million, an increase of $0.4 million or 36.3% over the expense recognized in the nine month period ended September 30, 1999 of $1.1 million. The increases are attributable to an increase in the number of employees and the number of options being granted to employees and an increase in the value of each stock option granted.

         Fair Value Of Options Granted To Consultants And Warrants Granted To Third Parties. The fair value of options and warrants granted to non-employees for services provided are expensed over the period the services are performed in accordance with EITF 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services." Mediconsult recorded compensation expense in connection with stock options and warrants granted to consultants and third parties of $0 during the year ended December 31, 1997, $1.4 million in the year ended December 31, 1998, and $1.8 million during the year ended December 31, 1999 (an increase of 29% over the prior year). The related expense increased from $1.7 million for the nine months ended September 30, 1999 to $1.8 million for the nine months ended September 30, 2000.

         Compensation expense represents the amortization of deferred compensation that is measured based on the fair value of the options and warrants granted to employees, consultants and third parties. These amounts are amortized over the vesting period of the applicable options. Mediconsult has recorded deferred compensation for the value of the options granted that have not yet vested of $0.9 million as of December 31, 1998. $16.1 million as of December 31, 1999 and $8.3 million as of September 30, 1999.

Quarterly Results of Operations Data

         The following table sets forth certain unaudited quarterly consolidated statement of operations data for each of the eight quarters ended December 31, 1999. In our opinion, this data has been prepared on substantially the same basis as the audited financial statements appearing elsewhere in this report and includes all necessary adjustments, consisting only of normal recurring adjustments necessary for fair presentation of this data. The quarterly data should be read in conjunction with the financial statements and the notes to these statements appearing elsewhere in this report. The results of operations for any quarter are not necessarily indicative of the results of operations for any future period.

         Mediconsult has limited operating history upon which to evaluate its business and predict revenue and planned operating expenses. Mediconsult's quarterly operating results may vary significantly in the foreseeable future due to a variety of factors, many of which are outside its control. The timing of its marketing program and electronic medical education product sales are two of the most significant factors affecting quarterly results. The time between the date of initial contact with a potential client and the execution of a contract with the client typically ranges from six weeks for smaller agreements nine months for larger agreements. These contracts are also subject to delays over which Mediconsult has little or no control, including customers budgetary constraints, their internal acceptance reviews whether or when regulatory approval of their products is given by the Food and Drug Administration or other regulatory authority, the possibility of cancellation or delay of projects by clients and any post-approval actions taken by the FDA or other regulatory authority, including product recalls. During the selling process, Mediconsult may expend substantial funds and management resources and yet not obtain adequate revenue. Once a contract is executed, a significant portion of Mediconsult's revenue may be derived from custom development efforts and implementation projects, rather than from recurring fees. As a result, Mediconsult cannot predict with certainty when it will perform the work necessary to receive payment for these projects. In addition, traffic levels on websites have typically fluctuated during the summer, and during year-end and holiday periods, and Mediconsult could experience a decrease in visitor traffic to its websites during these periods.

                                                                              Quarter Ended
                                                                               (unaudited)
                                                     -----------------------------------------------------------------
                                                        Mar. 31,          Jun. 30,        Sept. 30,        Dec. 31,
                                                          1998              1998             1998            1998
                                                     ---------------    -------------    -------------    ------------
                                                                              (in thousands)
STATEMENT OF OPERATIONS
DATA:
Revenues                                             $       206        $       215      $     238        $     372
                                                     ---------------    -------------    -------------    ------------
Operating Expenses:
     Product and content development                         250                260            401              405
     Marketing, sales and client services                    189                492            234              896
     General and administrative                              171                137            183              435
     Depreciation and amortization                            39                126             45               46
     Fair value of options granted to                         39                 30             26              180
     employees
     Fair value of warrants granted to
     third parties                                            --                 --             --            1,354
                                                     ---------------    -------------    -------------    ------------
     Total operating expenses                                688              1,045            889            3,317
                                                     ---------------    -------------    -------------    ------------
Loss from operations                                        (482)              (830)          (651)          (2,945)
Interest Income
                                                               --                 --             --               --
                                                     ---------------    -------------    -------------    ------------
Net loss                                             $      (482)       $      (830)     $    (651)       $  (2,945)

Net loss per share                                   $     (0.03)       $     (0.05)     $   (0.04)       $   (0.16)
                                                     ===============    =============    =============    ============

         In 1999, due to various factors the quarters ended March 31, June 30, and September 30, 1999, were revised, after the initial filings were made. The following tables provide the Quarterly Results of Operations Data for each quarter of 1999, as originally filed and as revised, including the effect of the revisions.


                                                                          Quarter Ended
                                                                           (unaudited)
                                                               ------------------------------------
                                                                  Mar. 31,            Mar. 31,
                                                                    1999                1999
                                                               ----------------    ----------------
                                                               (as reported)          (revised)
                                                                         (in thousands)
STATEMENT OF OPERATIONS DATA:
Revenues                                                       $        700        $        487
Operating Expenses:
     Product and content development                                    752                 905
     Marketing, sales and client services                               738                 738
     General and administrative                                         825                 656
     Depreciation and amortization                                      119                 119
     Fair value of options granted to
     employees                                                          191                 152
     Fair value of warrants granted to third
     parties                                                             --                  --
                                                               ----------------    ----------------
     Total operating expenses                                         2,625               2,570
Loss from operations                                                (1,924)             (2,083)
Interest income                                                          --                  --
Net loss                                                       $    (1,924)             (2,083)
Dividends on preferred stock                                             --                  --
Net loss attributable to common stockholders                   $    (1,924)            $(3,028)
Net loss per share                                             $     (0.10)        $     (0.16)
                                                               ================    ================

The effect of the revisions in the quarter ended March 31, 1999 was as follows:


                                                                             Effect on Net Loss
                                                                           ------------------------
                                                                               (in thousands)
Reduction of Revenue                                                       $           (214)
Reflect dividends on preferred stock (1)                                               (946)
Fair value of options granted to employees                                                40
Other net decrease in operating expenses                                                  16
                                                                           ------------------------

         Total effect                                                      $         (1,104)
                                                                           ========================

(1) Amount is reflected as an increase to net loss attributable to common shareholders.



                                                                          Quarter Ended
                                                                           (unaudited)
                                                               ------------------------------------
                                                                  Jun 30,              Jun. 30,
                                                                   1999                 1999
                                                               -------------       ----------------
                                                               (as reported)          (revised)
                                                                         (in thousands)
STATEMENT OF OPERATIONS DATA:
Revenues                                                       $    1,203          $      812
Operating Expenses:
     Product and content development                                1,368               1,368
     Marketing, sales and client services                             837                 837
     General and administrative                                       649                 830
     Depreciation and amortization                                    388                 388
     Fair value of options granted to employees                       384                 391
     Fair value of warrants granted to third parties                2,269               1,498
     Total operating expenses                                       5,896               5,312
                                                               -------------       ----------------
Loss from operations                                               (4,693)             (4,500)
Interest income                                                       576                 576
                                                               -------------       ----------------
Net loss                                                           (4,117)             (3,924)
Dividends on preferred stock                                           --                  --
                                                               -------------       ----------------
Net loss attributable to common stockholders                   $   (4,117)         $   (3,924)
Net loss per share                                             $    (0.15)         $    (0.14)
                                                               =============       ================


The effect of the revisions in the quarter ended June 30, 1999 was as follows:



                                                                             Effect on Net Loss
                                                                           ------------------------
                                                                                Quarter Ended
                                                                                  06/30/99
                                                                               (in thousands)
Reduction of Revenue                                                       $           (391)
Fair value of options granted to employees                                               (7)
Fair value of warrants granted to consultants                                            771
Other net decrease in operating expenses                                               (180)
                                                                           ------------------------

         Total effect                                                      $             193
                                                                           ========================


                                                                          Quarter Ended
                                                                           (unaudited)
                                                               ------------------------------------
                                                                 Sep. 30,             Sep. 30,
                                                                   1999                 1999
                                                               -------------       ----------------
                                                               (as reported)         (revised)
                                                                         (in thousands)
STATEMENT OF OPERATIONS DATA:
Revenues                                                       $      1,984        $      2,416
Operating Expenses:
     Product and content development                                  2,369               2,369
     Marketing, sales and client services                             2,764               6,087
     General and administrative                                       1,225               1,847
     Depreciation and amortization                                      885                 885
     Fair value of options granted to employees                       1,120                 517
     Fair value of warrants granted to third parties                     --                 210
                                                               -------------       ----------------
     Total operating expenses                                         8,364              11,915
                                                               -------------       ----------------
Loss from operations                                                (6,379)             (9,499)
Interest income                                                         592                 592
                                                               -------------       ----------------
Net loss                                                            (5,787)             (8,907)
Dividends on preferred stock                                             --                  --
                                                               -------------       ----------------
Net loss attributable to common stockholders                   $    (5,787)        $    (8,907)
Net loss per share                                             $     (0.20)        $     (0.31)
                                                               =============       ================


The effect of the revisions in the quarter ended September 30, 1999 was as follows:

                                                                             Effect on Net Loss
                                                                           ------------------------
                                                                                Quarter Ended
                                                                                  09/30/99
                                                                               (in thousands)
Increase in (reduction of) revenue                                         $             432
Fair value of options granted to employees                                               603
Fair value of warrant granted to consultants                                           (210)
Expense amounts related to Pharma Marketing LLC                                      (3,323)
Other net decrease in operating expenses                                               (622)
                                                                           ------------------------

         Total effect                                                      $         (3,120)
                                                                           ========================


                                                                           Quarter Ended
                                                                            (unaudited)
                                                                           Dec. 31, 1999
                                                                     --------------------------
                                                                          (in thousands)
STATEMENT OF OPERATIONS DATA:
Revenues                                                             $          2,647
Operating Expenses:
     Product and content development                                            2,933
     Marketing, sales and client services                                       4,273
     General and administrative                                                 3,723
     Depreciation and amortization                                              2,366
     Fair value of options granted to employees                                   970
     Fair value of warrants granted to third parties                              126
                                                                     --------------------------
     Total operating expenses                                                  14,391
                                                                     --------------------------
Loss from operations                                                         (11,744)
Interest income                                                                   374
                                                                     --------------------------
Net loss                                                                     (11,370)
Dividends on preferred stock                                                       --
                                                                     --------------------------
Net loss attributable to common stockholders                         $       (11,370)
Net loss per share                                                   $         (0.35)
                                                                     ==========================


                                                                                 Quarter Ended
                                                                                  (unaudited)
                                                          -------------------------------------------------------------
                                                              Mar. 31,             Jun. 30,             Sept. 30,
                                                                2000                 2000                  2000
                                                          -----------------     ----------------    -------------------
                                                                                 (in thousands)
STATEMENT OF OPERATIONS
DATA:
Revenues                                                  $   6,224,191         $   4,539,703       $     6,507,105
                                                          -----------------     ----------------    -------------------
Operating Expenses:
    Product and content development                           8,016,917             7,084,828             4,651,665
    Marketing, sales and client services                      4,975,119             3,327,309             3,841,144
    General and administrative                                1,998,060            2,0238,218             1,643,070
    Depreciation and amortization                            10,739,314            11,118,802            10,581,923
    Restructuring Charge                                             --                    --                    --
    Charge for impairment of long-lived assets                       --                    --             8,557,690
    Fair value of options granted to employees                  682,344               952,214               (98,212)
    Fair value of warrants granted to third parties             493,697             1,090,000               221,650
                                                          -----------------     ----------------    -------------------
    Total operating expenses                                 26,905,451            25,611,371            32,229,529
                                                          -----------------     ----------------    -------------------
Loss from operations                                        (20,681,260)          (21,071,668)          (25,722,424)
Interest income (expense), net                                  142,689                38,261               (58,578)
Net loss                                                  $ (20,538,571)        $ (21,033,407)      $   (25,781,002)
Net loss per share                                        $       (0.41)        $       (0.40)      $         (0.48)
                                                          =================     ================    ===================

Liquidity and Capital Resources

         Since inception, Mediconsult has financed operations primarily through the public and private placement of equity securities and advances from its principal stockholder. Mediconsult's most significant financing transaction was a public offering completed in April 1999 which raised net proceeds to Mediconsult of $57 million. As of December 31, 1999, Mediconsult had $22.3 million in cash and cash equivalents compared to $0.1 million at December 31, 1998. In May 2000, Mediconsult received $6.5 million in proceeds from a placement of equity securities to McKesson HBOC, Inc. As of September 30, 2000, the cash and cash equivalents balance was $0.9 million.

         Mediconsult has incurred substantial costs to design, develop and implement Internet-based marketing and advertising programs for clients, to build brand awareness and to grow its business. As a result, Mediconsult has incurred operating losses and negative cash flows from operations in each quarter since commencing operations. As of September 30, 2000, Mediconsult had an accumulated deficit of $102.0 million. These losses have been primarily funded through the financing activities described above and by advances aggregating $5.1 million by a stockholder, an entity controlled by Robert A. Jennings, Mediconsult's former Chairman and Chief Executive Officer. Approximately $0.5 million of these advances were repaid and $4.3 million converted to equity in 1999. The balance was repaid in April, 2000.

         To date, Mediconsult has experienced negative cash flows from operating activities. For the period ended December 31, 1997, net cash used in operating activities was $2.5 million. For the year ended December 31, 1998, net cash used in operating activities was $2.7 million. For the year ended December 31, 1999, net cash used in operating activities was $14.4 million. Net cash used in operating activities for these periods was primarily attributable to net losses during these periods offset by certain non-cash expenses. For the year ended December 31, 1999, the increase in net cash used in operating activities was attributable to a net operating loss of $26.3 million, offset by certain non-cash items of $11.9 million in the aggregate. This amount was comprised of deferred compensation expense of $3.9 million related to stock options and warrants granted to employees and consultants, depreciation of $0.6 million, amortization of intangibles of $3.1 million, amortization of deferred compensation related to shares issued for services and membership in Pharma Marketing LLC of $1.5 million and net changes in operating working capital of $2.8 million. Net cash used in operating activities during the nine months ended September 30,1999 was $10.3 million, compared to net cash used in operating activities during the nine months ended September 30, 2000 of $21.9 million. This increase in cash used was primarily attributable to net losses during this period, which were partially offset by certain non-cash items of $49.6 million. This amount was comprised of depreciation and amortization of $32.4 million, services rendered in exchange for common stock of $2.0 million, restructuring charges of $2.8 million, impairment of long-lived assets of $8.6 million, and warrants granted to consultants and employees of $6.7 million. Net cash used reflected several factors, including (1) increased operating expenses as our business volume increased; (2) an increase in accounts receivable of $4.7 million; and (3) decreases in accounts payable of $3.3 million.

         For the period ended December 31, 1997, net cash used in investing activities was $0.1 million. For the year ended December 31, 1998, net cash used in investing activities was $30,225. For the year ended December 31, 1999, net cash used in investing activities was $23.7 million. Cash used in investing activities during 1997 and 1998 related to capital expenditures, primarily the acquisition of equipment. In 1999, the balance was comprised of $2.4 million of capital expenditures and $21.3 million on acquisition of subsidiaries, net of cash acquired of $.2 million. Net cash used in investing activities during the nine months ended September 30,1999 was $15.7 million, compared to net cash used in investing activities during the nine months ended September 30, 2000 of $4.0 million. This decrease in cash used was primarily attributable to the reduction of acquisition activity and was partially offset by increased fixed asset purchases.

         For the period ended December 31, 1997, net cash provided by financing activities was $2.6 million. For the year ended December 31, 1998, net cash provided by financing activities was $2.4

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million. For the year ended December 31, 1999, net cash provided by financing activities was $60.3 million. Net cash proceeds from financing activities in 1997 and 1998 were primarily attributable to net proceeds received from unsecured advances from a stockholder in the aggregate amount of $2.6 million in 1997 and $2.2 million in 1998. By December 31, 1999, $4.3 million of the cash advances from a stockholder made prior to that date had been converted into junior preferred stock. Net cash provided by financing activities in 1999 comprised $57 million from the issuance of common stock and $3.2 million from the issuance of senior preferred stock that was subsequently converted to common stock. We also had net repayments of $0.2 million to a stockholder in 1999 and realized $0.3 million from the exercise of stock options. Net cash provided by financing activities during the nine months ended September 30, 2000 was $4.5 million. The net cash provided by financing activities in the nine months ended September 30, 2000 was the result of a $6.5 million private placement of Mediconsult common stock to McKesson HBOC, Inc. in May 2000.

         As of December 31, 1999, Mediconsult had no principal capital commitments outstanding. During 2000, Mediconsult expects to repay $5.0 million of notes payable. In addition, at December 31, 1999 Mediconsult had lease obligations totaling $1,266,000, as more specifically set forth below:

                Year                         Lease Obligations
                ----                         -----------------
                2000                                $434,000
                2001                                 227,000
                2002                                 227,000
                2003                                 218,000
                2004                                 160,000
                                                ------------
      Total lease obligations                     $1,266,000

         Subsequent to December 31, 1999, Mediconsult has entered into additional lease agreements which will increase its lease obligations in 2000, 2001, 2002, 2003, and 2004, by $801,567, $915,156, $915,156, $228,789, and $0,
respectively.

         In connection with its sponsorship and management of INCIID.ORG, Mediconsult has committed to pay INCIID $0.5 million per year beginning in 1999 for three years in equal quarterly installments, in cash or common stock as Mediconsult determines with respect to each quarter.

         Mediconsult's ability to generate significant revenue is uncertain. Mediconsult incurred net losses of approximately $2.6 million for the year ended December 31, 1997, $4.9 million for the year ended December 31, 1998 and $26.3 million for the year ended December 31, 1999. Mediconsult incurred net losses attributable to common stockholders of approximately $67.4 million and $15.9 million for the nine month periods ended September 30, 2000 and September 30, 1999, respectively. Mediconsult expects losses from operations and negative cash flow to continue for the foreseeable future and at least through the year 2000 as a result of its expansion plans and expectations that operating expenses will increase in the next several years. The rate at which these losses will be incurred may increase from current levels. Although Mediconsult has experienced revenue growth in recent periods, its revenue may not remain at current levels or increase in the future. If its revenue does not increase and if spending levels are not adjusted accordingly, Mediconsult may not generate sufficient revenue to achieve profitability, which would have a material adverse effect on its business, financial condition and results of operations. Even if Mediconsult achieves profitability, it may not sustain or increase profitability on a quarterly or annual basis in the future.

         Mediconsult's working capital requirements depend on numerous factors. Mediconsult has experienced a substantial increase in expenditures since inception consistent with growth in its operations and staffing, and anticipates that this will continue for the foreseeable future. Mediconsult anticipates incurring additional expenses to increase its marketing and sales efforts, for new product and content development and for technology and infrastructure development. Additionally, Mediconsult will continue to evaluate possible investments in businesses, products and technologies, the expansion of our marketing and sales programs and more aggressive brand promotions. If Mediconsult experiences a shortfall in

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revenue in relation to expenses, or if its expenses precede increased revenue, its business, financial condition and results of operation and could be materially and adversely affected.

         Mediconsult has incurred significant losses and negative cash flow from operations during the nine-months ended September 30, 2000 and expects these conditions to continue for the foreseeable future. In addition, Mediconsult is in default on notes payable which were due on October 31, 2000. Mediconsult has negative working capital and needs additional capital to fund operations and liquidate liabilities in the ordinary course of business during the year ending December 31, 2001. Management's current plan, which is discussed in greater detail below, includes merging with Andrx Corporation. In the event Mediconsult's planned merger with Andrx is not completed or if it is otherwise unable to obtain needed capital on appropriate terms, operations would need to be significantly scaled back or discontinued.

         In January 2001, the Mediconsult board of directors approved a merger agreement with Andrx Corporation, under which Mediconsult will become a wholly-owned subsidiary of Andrx Corporation.

         Under the merger agreement, each share of Mediconsult common stock, issued and outstanding immediately prior to the effective time of the merger will automatically convert into 0.1430 shares of Cybear tracking stock, subject to adjustment. In addition, options and warrants to acquire Mediconsult common stock outstanding immediately before the effective time of the merger will be assumed by Andrx Corporation and converted into options and warrants to acquire Cybear tracking stock at the rate of 0.1430 shares of Cybear tracking stock, subject to adjustment. The Cybear tracking stock is a class of Andrx common stock designed to track the financial performance of Andrx Corporation's Internet assets, which are referred to as Cybear.

         In connection with the merger, Mediconsult entered into a credit agreement with Cybear Inc., a wholly-owned subsidiary of Andrx Corporation, whereby, Cybear Inc. agreed to provide Mediconsult with up to $2.0 million in interim financing to fund its operating activities until the effective time of the merger. Amounts borrowed under such credit agreement are due on July 15, 2001, and collateralized by all of the outstanding common stock of Physicians Online. In the event that the merger agreement is terminated, the amount due is convertible into shares of Mediconsult common stock at a conversion price of $0.125 per share. In addition, Mediconsult issued Cybear Inc. a warrant to purchase 8,926,502 shares of Mediconsult common stock at an exercise price of $0.125 per share, exercisable up to January 9, 2006 but only in the event that the merger agreement is terminated and Mediconsult is obligated to pay the $1.0 million termination fee.

         In the event that the merger is terminated under certain conditions defined in the agreement, the breaching party will pay the other party a termination fee of $750,000. In the event that the merger agreement is terminated certain conditions defined in the merger agreement, Andrx will receive a termination fee of $1.0 million, in addition to the issuance of a warrant to purchase up to 19.9% of the then outstanding capital stock of Mediconsult.

         Although a significant portion of Mediconsult's revenue is derived from activities conducted outside the United States, fees paid to Mediconsult have been and are expected to continue to be paid in U.S. dollars. However, a substantial portion of Mediconsult's payroll is paid, and it is expected that rent under leases of office facilities outside the United States will be paid, in currencies other than U.S. dollars. Because its financial results are reported in U.S. dollars, they are affected by changes in the value of the various foreign currencies in which Mediconsult makes payments in relation to the U.S. dollar. Mediconsult does not cover known or anticipated operating exposures through foreign currency exchange option or forward contracts. The primary currency for which Mediconsult has foreign currency exchange rate exposure is the Canadian dollar. Mediconsult's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities and advances from shareholder are carried at cost, which approximates their fair value because of the short-term maturity of these instruments.

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Impact of Recent Accounting Pronouncements

Mediconsult's management believes that the future adoption of recently issued accounting standards will not have a material impact on Mediconsult's financial statements, except that Mediconsult is currently evaluating the future impact that Staff Accounting Bulletin 101, Revenue Recognition", issued in December 1999 by the Securities and Exchange Commission, will have on its financial statements.

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                             BUSINESS OF MEDICONSULT

Overview

         Mediconsult was founded as a Delaware corporation in 1996. It uses the Internet to educate and connect doctors and patients. Mediconsult's web communities and interactive solutions educate physicians, empower patients and enable more effective doctor-patient relationships. Mediconsult provides relevant tools, reliable services and quality medical information, that save doctors time and improve health outcomes for their patients.

         Mediconsult focus is on the chronic medical conditions that are responsible for the majority of healthcare spending. By fostering communities centered on prevalent medical conditions and health issues, Mediconsult believes it creates significant opportunities for pharmaceutical and other healthcare companies to effectively reach physician and patient audiences using Internet-based educational, marketing and sponsorship programs.

         On December 16, 1999, Mediconsult completed the acquisition of Physicians' Online, Inc., a physicians-only Internet service that provides doctors with clinically oriented services, tools, and information. It is a secure, physicians-only environment featuring access to clinical discussion groups, medical databases, daily medical news, continuing medical education credits, clinical symposia, e-mail accounts, Internet access, secure prescription transactions, market research and recruiting services, among other services. Membership is free so long as the member does not use Physicians' Online as its Internet Service Provider. Physicians' Online's services are principally supported by pharmaceutical and direct-to-physician advertising sponsors as well as subscription fees from its members using it as an Internet Service Provider and MDDirect, a physician recruitment business.

         Mediconsult address is 560 White Plains Road, 4th Floor, Tarrytown, NY 10591. Its telephone number is (914) 332-6100 and its principal websites are www.mediconsultinc.com and www.pol.net. Information contained on its websites is not, and should not be deemed to be, a part of this proxy statement/prospectus.

Industry Background

         As consumers have become more proactive in their personal healthcare decisions, they have increasingly searched for information about medical conditions, treatment alternatives and medical outcomes. This trend has also accelerated the use and acceptance of the Internet by healthcare providers. The Internet enables individuals, whether patients or healthcare professionals, to access large quantities of this information quickly and easily. With this growth in healthcare information available online, and the ubiquity of the Internet, physicians and other healthcare professionals have begun to accept the Internet as a tool enabling them to more effectively and efficiently provide healthcare to their patients.

         The Rapid Growth Of The Internet. The growth of the Internet as a new means of communicating, accessing information and engaging in commerce has been rapid and is expected to accelerate. Jupiter Communications estimates that the number of Internet users worldwide will grow to approximately 250 million by the end of 2002. This growth is being driven by a number of factors, including a growing base of personal computers in the home and workplace, improvements in network infrastructure, more convenient, faster and inexpensive Internet access, technological advances in PCs and modems, increased quantity and quality of content available on the Internet and the overall increased public awareness of the Internet. Due to its large audience, the Internet represents a significant channel for advertisers.

         The Interactive Nature Of The Internet. The Internet provides an effective method for individuals to access large quantities of reliable and independent information on medical conditions, treatment alternatives and medical outcomes. Mediconsult believes that access to this information, together with support groups and interaction with medical experts on-line, leads to a greater understanding of health

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issues and improved patient compliance with pharmaceutical protocols. The
Internet also provides an attractive vehicle for pharmaceutical and other healthcare companies to increase consumers' awareness of diagnosed and undiagnosed medical conditions and treatment options. The Internet allows pharmaceutical companies to easily provide information targeted to visitors' needs, which may lead to improved patient compliance with prescribed drug therapies. It has been estimated that 10% of prescriptions are never filled, 33% are not properly refilled and 50% are not taken as prescribed, resulting in poorer health outcomes for patients and increased expenditures to the overall healthcare system.

         Advertising On The Internet. The Internet's interactive nature, coupled with the demographics of the Internet healthcare user, makes the Internet an attractive vehicle for both direct-to-consumer and direct-to-healthcare professional advertising of prescription pharmaceuticals. Mediconsult believes that the Internet will capture an increasing portion of this market as pharmaceutical companies recognize the value of this medium for their products.

         Delivery Of Medical Education Over The Internet. The Internet's interactive nature and the ability to access the medium from home, office and many other locations makes the Internet a viable alternative to existing methods of delivering medical education to healthcare professionals. Mediconsult believes that the Internet will capture an increasing portion of spending for medical education as pharmaceutical companies recognize the Internet as a reliable, cost-effective alternative to traditional methods of delivering medical education to healthcare professionals.

The Solution

         Through its websites, Mediconsult addresses physicians and consumers' needs for healthcare information and provides a targeted marketing and advertising platform for pharmaceutical and other healthcare companies. Key elements of this solution include:

         High Quality Trusted Content; User-Friendly Environment. Mediconsult provides its visitors with high quality content on specific medical conditions and health issues and an easy-to-navigate environment. Its staff searches for and reviews extensive amounts of health information and selects relevant material from a wide variety of sources, including medical journals, healthcare association literature and general periodicals.

         Large, Highly Targeted Audience. Mediconsult's websites are designed to attract a highly desirable target audience of healthcare professionals and patients for pharmaceutical manufacturers and other healthcare companies. Mediconsult has developed a sophisticated, integrated database of demographic information about healthcare professionals' and patients' needs, habits, preferences and intentions. Mediconsult is able to identify its visitor traffic patterns by condition or health issue, which provides relevant information for clients seeking to target an audience for a particular pharmaceutical product or condition.

         Broad, Sophisticated Internet Healthcare Marketing And Advertising Programs. Mediconsult designs, develops, and implements broad, sophisticated Internet compliance, launch, marketing and direct-to-consumer advertising programs for pharmaceutical and other healthcare companies and provides ongoing support services as part of these programs. Mediconsult utilizes its extensive knowledge of the Internet healthcare user and its high quality, focused content to effectively design and develop programs focused on a particular product or health issue. These programs incorporate one or more of a broad spectrum of Internet-based tools and products ranging from condition diagnosis tools, to targeted site sponsorships, to customized websites containing relevant content from its websites. In addition, Mediconsult delivers high quality, real-time interactive medical education programs via the Internet.

Mediconsult Strategy

         Effective upon its acquisition of Physicians' Online, Mediconsult changed its business strategy and announced that it would no longer be selling banner advertisements on its patient-focused websites.

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Mediconsult is now primarily focused on physicians as the driving force of most healthcare spending. Mediconsult operates the first and one of the most active online network of physicians -- Physicians' Online. Physicians' Online has been operating since 1992. The Physicians' Online network offers a number of services and tools for physicians that focus on the physician's on-line clinical needs, including:

         o  journal articles;
         o  medical associations;
         o  medical news;
         o  practice management tools;
         o  continuing medical education;
         o  discussion forums;
         o  e-mail;
         o  Internet access;
         o  recruitment services;
         o  build-a-website;
         o  Rx sample ordering; and
         o  e-commerce.

         The Physicians' Online network is accessible only by members that have been authenticated as practicing U.S.-based physicians prior to their entering the site. The authentication process requires the physician to provide personal information that is then matched to the American Medical Association database, or to provide other appropriate documentation like a medical license, for example, via fax. Once the physician has been authenticated, Mediconsult provides him or her with a username and password to use each time they visit the network.

         Physicians' Online operated an ISP as an additional service to its members. Historically, approximately half of Physicians' Online's active members accessed the service through the Physicians' Online ISP. However, in the Fall of 2000, Mediconsult announced a strategic alliance with AT&T Internet Services to provide Internet access to the Physicians' Online membership. Since this announcement, the number of Physicians' Online members accessing the Physicians' Online Website has declined rapidly as they migrated to other methods of accessing the Internet. Effective January 31, 2001, the Physicians' Online ISP will be terminated and all members will be required to access the site via other ISPs.

         The most popular features of the Physicians' Online site are the clinical discussion forums, medical literature searches and e-mail. There are more than 35,000 active discussion `threads' on Physicians' Online. Members can post clinical information about a difficult case and receive advice from their colleagues.

         As a result of the Physicians' Online merger, Mediconsult has one of the largest authenticated, physicians-only audiences, combined with one of the largest patient audiences. This asset allows Mediconsult to focus more intently on the opportunities in areas such as electronic medical education, as evidenced by its September 1999 agreement with Bristol-Myers Squibb, and physician programs such as the Mydoctor.com initiative which allows a Physicians' Online-member physician to create his or her own custom website in only minutes.

         In the patient healthcare arena, Mediconsult's primary focus historically was the design, development and implementation of interactive solutions that educated physicians, empowered patients and enabled a more effective physician/patient relationship. Mediconsult continues to create and maintain communities of doctors and patients and specialize in enabling communication between members of these two distinct communities. However, since July 2000, when Mediconsult announced the discontinuance of its patient-oriented websites, the importance of direct-to-consumer advertising programs has diminished substantially. Mediconsult has announced its intent to sell these consumer sites and has completed the sale of heartinfo.org, cyberdiet.com and storcknet.com. The sale of the Mood Sciences website and assets is pending.

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         Broaden Relationships With Pharmaceutical Companies. Mediconsult seeks to broaden relationships with pharmaceutical companies in several ways. It attempts to expand relationships with existing clients to broaden the number of programs, both in terms of number of products and types of client services, provided to them. For example, Mediconsult's work with the Ethicon Endo-Surgery unit of Johnson & Johnson as a discussion group sponsor has led to other opportunities to expand its services within Johnson & Johnson. Mediconsult also continues to actively pursue a number of additional major pharmaceutical companies and other healthcare clients with proposals tailored to their specific products and marketing strategies.

         Build Strong Brand Awareness. Mediconsult believes that establishing brand awareness is critical to attracting and retaining visitors and advertisers. Mediconsult seeks to build its brand by creating a superior visitor experience and creating broad awareness of its name as the trusted, secure, on-line source for healthcare information for healthcare professionals and their patients.

Products and Services

         Physician-Oriented Products and Services

         Mediconsult primarily designs and develops physician-oriented programs. These include programs such as electronic medical education, and the Mydoctor.com suite of products to physicians and patients. Through Physicians' Online, Mediconsult also offers secure physician-only communities that allow medical professionals to openly discuss clinical issues and outcomes, and other services designed to facilitate the physician/patient relationship.

         Marketing and Advertising Programs

         Mediconsult designs, develops and implements sophisticated on-line marketing and advertising programs for pharmaceutical and other healthcare companies. These programs are intended to educate physicians and patients on particular medical conditions, increase their awareness of treatment options, describe the benefits of various treatments and generally increase compliance with treatment protocols. Mediconsult's programs include:

         o condition-specific site sponsorships, visitor polls and surveys, to build brand awareness;

         o  condition-specific content, to educate the targeted visitor group;

         o calls to action and other visitor interactions, such as requests for product samples;

         o design and development of customized websites focused on a particular product, treatment or medical condition; and

         o development of product positioning strategies and initiation of on-line program launches.

Joint Ventures, Strategic Acquisitions and Relationships

         Joint Ventures

         In February 1999, Mediconsult entered into a memorandum of agreement to form a 50/50 joint venture with CommonHealth LLP. The venture was intended to focus on providing pharmaceutical and other healthcare companies with innovative approaches to marketing their products in comprehensive marketing and advertising campaigns containing both significant Internet components and traditional media such as, print, television and direct marketing. Based upon changed strategic focus, the documentation to finalize the venture was not completed, and during 1999, CommonHealth and Mediconsult agreed to terminate the relationship.

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         Strategic Acquisitions and Sponsorship Programs

         In the past Mediconsult grew its consumer oriented businesses through strategic acquisitions and agreements. In July 2000, Mediconsult announced the discontinuation of its consumer oriented businesses. This announcement led to the sale of several websites and their associated assets and the termination of active updating and marketing of the other consumer websites. These transactions and their current status is as follows:

         Inciid.org. Inciid.org is a website providing information on infertility. In February 1999, Mediconsult entered into an exclusive sponsorship agreement with the InterNational Counsel of Infertility Information Dissemination, a not-for-profit organization, relating to INCIID.ORG and granting Mediconsult the sole right to place advertisements on the website, to link traffic, and manage the content on the website. This relationship has been terminated by Mediconsult and is the subject of a pending arbitration proceeding.

         Cyberdiet.com. Cyberdiet.com is a website providing tailored nutritional information and programs. On May 11, 1999, Mediconsult completed the acquisition of CyberDiet, Inc., the owner of cyberdiet.com which provides tailored nutritional information and programs, in exchange for 400,000 shares of its common stock issued to the former shareholders of CyberDiet. The total purchase price, including acquisition costs and assumption of net liabilities, was $2.8 million. The fair value of shares provided as consideration was determined by the market price of the shares at the announcement date, February 25, 1999. The excess of the purchase price over net assets acquired was recorded as goodwill and is being amortized on a straight-line basis over five years. The cyberdiet.com website and certain related assets were sold to Dietwatch.com, Inc. in December 2000 in exchange for $250,000 and DietWatch.com stock valued at $1.0 million.

         Cyber-tech, Inc. Cyber-tech is a company that has developed and provides high quality content and tools focused on heart disease and related areas that have attracted a large and growing number of visitors to the www.heartinfo.org website. On June 14, 1999, Mediconsult acquired all of the capital stock of Cyber-Tech. The consideration paid to Cyber-Tech shareholders consisted of $3,765,000 in cash and 267,732 shares of Mediconsult common stock. Mediconsult and the shareholders of Cyber-Tech also entered into an escrow agreement with respect to certain of the shares of Mediconsult common stock issued to the former Cyber-Tech shareholders. The total transaction value, including acquisition costs, was $7.6 million. The fair value of shares provided as consideration was determined by the market price of the shares at the transaction date. The excess of the purchase price over net assets acquired was allocated to goodwill and other intangible assets. Goodwill and other intangible assets are being amortized on a straight-line basis over an estimated useful life of three to five years. Certain assets of Cyber-Tech, including the heartinfo.org website were sold to Quadrant Healthcom in November 2000.

         Mood Sciences, Inc. Mood Sciences is a company that specializes in mental health disease management innovations. Mood Sciences was acquired on October 27, 1999, in exchange for 215,000 shares of Mediconsult common stock. The total purchase price, including acquisition costs of $0.2 million and assumption of net liabilities of $0.2 million, was $1.9 million. The fair value of shares provided as consideration was determined by the market price of the shares at the transaction date. The excess of the purchase price over net assets acquired was recorded as goodwill and is being amortized on a straight-line basis over five years. Mediconsult is currently completing negotiations to sell substantially all of the assets of Mood Sciences to the founder of Mood Sciences. Mediconsult expects to complete this transaction in the first quarter of 2001.

         Physicians' Online, Inc. Physicians' Online is a company with more authenticated doctor-users than most other medical website. On December 16, 1999, Mediconsult acquired the shares of Physicians' Online, a provider of an exclusive network for physicians in addition to on-line medical information and communications. Physicians' Online operates a secure, physicians-only environment featuring access to medical databases, daily medical news, continuing medical education credits, clinical symposia, e-mail accounts, Internet access, and other services. As consideration for the acquisition, Mediconsult issued

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approximately 18.5 million shares of Mediconsult common stock. The total value of consideration was $183.1 million, including the assumption of debt and acquisition costs. Identifiable intangible assets resulting from the transaction are amortized over periods ranging from three to five years.

Sales and Marketing

         Until September 1999, Mediconsult's sales and marketing was managed entirely by Mediconsult employees. In September 1999, Mediconsult entered into a relationship with Pharma Marketing, LLC under which responsibility for sales and marketing of certain aspects of its business to pharmaceutical companies is managed by this newly formed company. Marketing and program design continue to be managed by its own employees.

         Pharma Marketing is a marketing company formed in September 1999 which, as its only business, conducts sales and marketing activities on behalf of Mediconsult. On September 7, 1999, Mediconsult entered into a membership investment agreement for the purchase of 35% of the aggregate membership interests of Pharma Marketing for $1,250,000 and 200,000 shares of Mediconsult common stock. The remaining 65% of Pharma Marketing is owned by a certain individual. Under the terms of an operating agreement with and among Mediconsult, Pharma Marketing and the individual, the $1,250,000 contributed by Mediconsult and 100,000 of the 200,000 shares that Mediconsult issued to Pharma Marketing, were distributed to this individual in September 1999. In September 2000, the remaining 100,000 shares of Mediconsult common stock were distributed to this individual.

         Mediconsult generally seeks to hire individuals with significant experience in program design, marketing and from the Internet and healthcare industries.

Infrastructure, Operations and Technology

         Mediconsult's operating infrastructure has been designed and implemented to support the reliable and swift delivery of hundreds of thousands of page views a day. The design of its websites allows for growth into millions of page views per day. Web pages are generated and delivered, in response to visitors' requests by any one of multiple web servers. Key attributes of this infrastructure include scalability, performance and service availability.

         Mediconsult has deployed a standard production and development server environment utilizing standard software solutions running on generally available server hardware platforms. Mediconsult is currently transitioning its systems hosted at various offsite facilities to an in-house software environment to be located in the United States in its Tarrytown, NY facilities. Its web-based software systems use standard, off-the-shelf software components. Mediconsult's strategy is to license and integrate "best-of-breed" commercially available technology from industry leaders such as IBM, Sun Microsystems and Microsoft whenever possible. Mediconsult believes this architecture will allow it to increase rapidly the scale of its systems in a cost-effective manner.

         Mediconsult's production data is copied to backup tapes each night and stored at a third party, off-site storage facility. Mediconsult does not have a comprehensive disaster recovery plan but is in the process of developing such a plan to respond to system failures. Mediconsult has engaged International Computer Security Associates to conduct a security audit of its systems. Strict password management and physical security measures are followed.

Competition

         There are many companies that provide Internet and non-Internet based education, content, marketing and advertising services to the healthcare industry. All of these companies compete with Mediconsult for clients, and Internet healthcare companies also compete with it for visitor traffic. Mediconsult expects competition to continue to increase as there are no substantial barriers to entry in its markets. Increased competition could result in reductions in the fees Mediconsult receives for its services, lower margins, loss of clients, reduced visitor traffic to its websites, or loss of market share. Any of these occurrences could materially and adversely affect its business, financial condition and results of operations. Competition is also likely to increase significantly, not only as new entities enter the market, but also as current competitors expand their services. Mediconsult's principal competitors include:

         o advertising agencies and consulting firms, such as Young & Rubicam and Agency.com, that develop marketing and advertising programs for pharmaceutical and other healthcare companies;

         o websites that deliver consumer and professional healthcare information, either as their sole focus or as part of a more broadly-based site, such as iVillage, OnHealth, WebMD, and Medscape;

         o Other, larger companies that either have entered the Internet healthcare markets or have announced an intention to do so, such as IMS Health, McKesson HBOC, Quintiles Transnational, and National Data Corporation;

         o general purpose consumer online service providers, such as America Online and the Microsoft Network;

         o  website development firms, such as USWeb/CKS; and

         o publishers and distributors of television, radio and print, such as FOX, CBS, Disney, NBC and Time Warner.

         Mediconsult's ability to compete depends on a number of factors, many of which are outside of its control. These factors include quality of content, ease of use, timing and market acceptance of new and enhanced services, and level of sales and marketing efforts.

         Many of its existing competitors, as well as a number of potential new competitors, have longer operating histories, greater name recognition, existing relationships with pharmaceutical and other healthcare companies and significantly greater financial, technical and marketing resources than Mediconsult does. This may allow them to devote greater resources than Mediconsult to the development and promotion of their services. These competitors may also engage in more extensive development efforts, undertake more far-reaching marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to existing and potential employees, advertisers and alliance partners. Mediconsult's competitors may develop services that are equal or superior to those provided by Mediconsult or that achieve greater market acceptance and brand recognition than Mediconsult achieves. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase their ability to address the needs of advertisers. It is possible that new competitors may emerge and rapidly acquire significant market share. Mediconsult may not be able to compete successfully or competitive pressures may have a material adverse effect on its business, results of operations and financial condition. If clients perceive the Internet generally or its websites in particular to be a relatively limited or ineffective medium, clients may be reluctant to devote a significant portion of their budgets to Internet advertising or to advertise on its websites.

Intellectual Property, Proprietary Rights and Domain Names

         Mediconsult protects its intellectual property through a combination of trademark and copyright law, trade secret protection and confidentiality with employees, customers, independent contractors and strategic partners. Mediconsult pursues the registration of its domain names, trademarks and service marks in the United States, and has obtained trademark registration in the United States of the "MEDICONSULT.COM" and "PHYSICIANS' ONLINE" marks and assert various other trademarks and servicemarks. Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which its services and products are made available on-line. Mediconsult obtains a majority of its content from the public domain. In addition, Mediconsult creates some of its own content and obtains rights to use the balance of its content from third parties. It is possible that Mediconsult could become subject to infringement actions based upon the content obtained from these third parties. In addition, others may use this content and Mediconsult may be subject to claims from licensors. Mediconsult currently has no patents; however, it has one patent pending which was acquired in the Mood Sciences transaction. This pending patent will be transferred to the purchaser of the Mood Sciences assets at the time the transaction closes. Mediconsult does not anticipate that patents will become significant part of its intellectual property in the future. Mediconsult seeks to enter into confidentiality agreements with its employees and independent consultants and has instituted procedures to control access to and distribution of its technology, documentation and other proprietary information and the proprietary information of others. The steps Mediconsult takes to protect its proprietary rights may not be adequate and third parties may infringe or misappropriate its copyrights, trademarks, service marks and similar proprietary rights. In addition, other parties may assert claims of infringement of intellectual property or other proprietary rights against Mediconsult. The legal status of intellectual property on the Internet is currently subject to various uncertainties.

Human Resources

         As of September 2000, Mediconsult employed 166 full-time employees, of whom 19 were in marketing, sales and program design, 68 were in product and content development, 20 were in administration and corporate services, and 59 were in operations and support. Competition for personnel is intense and Mediconsult may not be able to retain its senior management or other key personnel in the future. None of its current employees is represented by a labor union or is the subject of a collective bargaining agreement. Mediconsult believes that its relations with employees are good. Since September 30, 2000, Mediconsult has reduced its workforce substantially. As of January 26, 2001, Mediconsult employs approximately 85 individuals.

Government Regulation and Legal Uncertainties

         General. There is an increasing number of laws and regulations pertaining to the Internet. In addition, a number of legislative and regulatory proposals are under consideration by federal, state, local and foreign governments and agencies. Laws or regulations may be adopted with respect to the Internet relating to liability for information retrieved from or transmitted over the Internet, online content regulation, visitor privacy, taxation and quality of products and services. Moreover, the applicability to the Internet of existing laws governing issues such as intellectual property ownership and infringement, copyright, trademark, trade secret, obscenity, libel, employment and personal privacy is uncertain and developing. Any new legislation or regulation, or the application or interpretation of existing laws may have an adverse effect on Mediconsult's business. In addition to Internet regulation, Mediconsult's websites may be subject to numerous state and federal laws that govern the delivery of healthcare services and goods in the United States. These laws range from laws prohibiting the offer, payment or receipt of remuneration to induce referrals to entities providing healthcare services and goods to licensure requirements as well as special protection for healthcare data. These laws are complicated and are under constant revision and interpretation. These laws and their active enforcement, particularly in the area of healthcare fraud, affects the way all healthcare providers structure their business relationships and deliver healthcare services and goods. New developments in this area could affect the structure and operation of Mediconsult's business. In the event some state or federal regulatory agency determined that Mediconsult's relationship with one or more of its clients that deliver healthcare services or goods violate any such laws, then Mediconsult could be subjected to fines and other costs and could be required to revise or terminate that portion of its business.

         Liability for Information Retrieved From the Company's Websites and From the Internet. Content may be accessed on Mediconsult's websites and this content may be downloaded by visitors and subsequently transmitted to others over the Internet. This could result in claims against Mediconsult based on a variety of theories, including defamation, practicing medicine without a license, malpractice, obscenity, negligence, copyright or trademark infringement or other theories based on the nature, publication and distribution of this content. Some of these types of claims have been brought, sometimes successfully, against providers of Internet services in the past. Mediconsult could also be exposed to liability with respect to third-party content that may be posted by visitors in chat rooms or bulletin boards offered on its websites. It is also possible that if any information contains errors or false or misleading information, third parties could make claims against Mediconsult for losses incurred in reliance on such information. In addition, Mediconsult may be subject to claims alleging that, by directly or indirectly providing links to other websites, it is liable for copyright or trademark infringement or the wrongful actions of third parties through their respective websites. The Communications Decency Act of 1996 provides that, under certain circumstances, a provider of Internet services shall not be treated as a publisher or speaker of any information provided by a third-party content provider. This safe harbor has been interpreted to exempt certain activities of providers of Internet services. Mediconsult's activities may prevent it from being able to take advantage of this safe harbor provision. While Mediconsult attempts to reduce its exposure to such potential liability through, among other things, visitor policies and disclaimers, the enforceability and effectiveness of such measures are uncertain. Any claims brought against Mediconsult in this respect may have a material and adverse effect on its business.

         On-Line Content Regulations. While Mediconsult does not believe the content on its websites is obscene or indecent, its websites contain healthcare content which is explicit in nature and is intended for a mature audience. Several federal and state statutes prohibit the transmission of certain types of indecent, obscene or offensive content over the Internet to certain persons. The enforcement of these statutes and initiatives, and any future enforcement activities, statutes and initiatives, may result in limitations on the type of content and advertisements available on Mediconsult's websites. Legislation regulating online content could dampen the growth in use of the Internet generally and decrease the acceptance of the Internet as an advertising and e-commerce medium, which could have a material adverse effect on its business, results of operations and financial condition. Mediconsult adheres to the Health on the Network code of conduct which establishes guidelines for health information on the Internet.

         Privacy Concerns. The Federal Trade Commission, commonly referred to as the FTC, is considering adopting regulations regarding the collection and use of personal identifying information obtained from individuals when accessing websites, with particular emphasis on access by minors. Such regulations may include requirements that companies establish certain procedures to, among other things: (1) give adequate notice to consumers regarding information collection and disclosure practices, (2) provide consumers with the ability to have personal identifiable information deleted from a company's database, (3) provide consumers with access to their personal information and with the ability to rectify inaccurate information, (4) clearly identify affiliations or a lack thereof with third parties that may collect information or sponsor activities on a company's website and (5) obtain express parental consent prior to collecting and using personal identifying information obtained from children under 13 years of age. Such regulation may also include enforcement and redress provisions. While Mediconsult has implemented or intends to implement programs designed to enhance the protection of the privacy of its visitors, including children, there can be no assurance that such programs will conform with any regulations adopted by the FTC. The FTC's regulatory and enforcement efforts may adversely affect the ability to collect demographic and personal information from visitors, which could have an adverse effect on Mediconsult's ability to provide highly targeted opportunities for clients, advertisers and e-commerce marketers.

         It is also possible that "cookies", information keyed to a specific server, file pathway or directory location that is stored on a visitor's hard drive, possibly without the visitor's knowledge, used to track demographic information and to target advertising may become subject to laws limiting or prohibiting their use. A number of Internet commentators, advocates and governmental bodies in the United States and other countries have urged the passage of laws limiting or abolishing the use of cookies. Limitations on or elimination of Mediconsult's use of cookies could limit the effectiveness of its targeting of advertisements, which could have a material adverse effect on its business, results of operations and financial condition.

         The European Union, or EU, has adopted a directive that imposes restrictions on the collection and use of personal data. Under the Directive, EU citizens are guaranteed certain rights, including the right of access to their data, the right to know where the data originated, the right to have inaccurate data rectified, the right to recourse in the event of unlawful processing and the right to withhold permission to use their data for direct marketing. The directive could, among other things, affect U.S. companies that collect information over the Internet from individuals in EU member countries, and may impose restrictions that are more stringent than current Internet privacy standard in the United States. In particular, companies with offices located in EU countries will not be allowed to send personal information to countries that do not maintain adequate standards of privacy. The directive does not, however, define what standards of privacy are adequate. As a result, there can be no assurance that the directive will not adversely affect the activities of entities, such as Mediconsult, which engage in data collection from visitors in EU member countries.

         Domain Names. Domain names are Internet "addresses." The current system for registering, allocating and managing domain names has been the subject of litigation, including trademark litigation, and of proposed regulatory reform. Mediconsult has registered as URLs, the domain names "mediconsult.com," "mediconsultinc.com" and "pol.net" among other URLs. Although we have registered "MEDICONSULT.COM" and "PHYSICIANS' ONLINE" as trademarks, third parties may bring claims for infringement against Mediconsult for the use of these trademarks. There can be no assurance that Mediconsult's domain names will not lose their value, or that Mediconsult will not have to obtain entirely new domain names in addition to or in lieu of its current domain names if reform efforts result in a restructuring of the current system.

         Jurisdictions. Due to the global nature of the Internet, it is possible that, although transmissions by Mediconsult over the Internet originate primarily in the United States, the governments of other states and foreign countries might attempt to regulate such transmissions or prosecute Mediconsult for violations of their laws. These laws may be modified, or new laws enacted, in the future. Any of the foregoing developments could have a material adverse effect on Mediconsult's business, results of operations and financial condition. In addition, as Mediconsult service is available over the Internet in multiple states and foreign countries, these jurisdictions may claim that we are required to qualify to do business as a foreign corporation in each state or foreign country. Mediconsult has not qualified to do business as a foreign corporation in any jurisdiction. This failure to qualify as a foreign corporation in a jurisdiction where it is required to do so could subject Mediconsult to taxes and penalties and could result in its inability to enforce contracts in such jurisdictions. Any new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and other online services could have a material adverse effect on Mediconsult business, financial condition and results of operations.

Description of Property

         Mediconsult maintains corporate headquarters in Tarrytown, New York. The Tarrytown lease agreement for approximately 24,000 square feet of corporate headquarters space expires in 2004. Mediconsult operates out of offices in one additional location Berwyn, Pennsylvania. Mediconsult also has employees geographically dispersed who work out of home offices, independent or client offices.

         Mediconsult owns or leases a variety of computers and other computer equipment for its operational needs. This year Mediconsult significantly upgraded and expanded its computers and related equipment in order to increase efficiency, enhance reliability, and provide the necessary base for business expansion.

         Mediconsult believes that its facilities and equipment are suitable and adequate for its business as presently conducted.

Legal Proceedings

         Mediconsult's wholly-owned subsidiary, Physicians' Online is a defendant in a lawsuit in which a former officer and director of Physicians' Online alleges, among other things, that Physicians' Online violated securities laws in selling stock to the former officer and that Physicians' Online breached its employment agreement with the former officer. This action is currently in the United States District Court in New York. Physicians' Online has made a motion in the United States District Court action seeking dismissal of the action. By Order dated August 14, 1997, United States District Court Judge for the Southern District of New York (a) dismissed the first two counts of the former officer's Amended Complaint alleging violation of certain provisions of the Securities Act with prejudice, and (b) dismissed the third, fourth and sixth counts of the former officer's Amended Complaint alleging securities fraud, common law fraud and negligent misrepresentation; with leave to replead. By letter dated November 4, 1997, the former officer notified the Court of the former officer's decision not to replead the former officer's third, fourth and sixth counts at this time.

         Mediconsult is party to an arbitration proceeding in New York, New York in which the International Council of Infertility Information Dissemination is pursuing a claim that Mediconsult has violated the exclusive sponsorship agreement between it and Mediconsult. Mediconsult believes it has meritorious defenses to the claims asserted in the proceeding. Settlement discussions are currently pending in this matter.

         Mediconsult is also party to a number of other claims and lawsuits incidental to its business.

         Mediconsult's management, based on the advice of counsel, believes that the ultimate outcome of these matters, individually or in the aggregate, will not have a material adverse effect on Mediconsult results of operations.

                  BENEFICIAL SECURITY OWNERSHIP OF MEDICONSULT

         The following table sets forth, as of the record date, information with respect to the beneficial ownership of Mediconsult's common stock by (1) each person who is known by Mediconsult to beneficially own 5% or more of Mediconsult's outstanding common stock, (2) Mediconsult's chief executive officer and each of the other named executive officers, as defined in the Securities Exchange Act, (3) each director of Mediconsult, and (4) all directors and executive officers of Mediconsult as a group. Mediconsult is not aware of any beneficial owner of more than 5% of the outstanding common stock other than as set forth in the following table.


                                                                 Number of Shares               Percent of Class
Name and Address of Beneficial Owner(1)                        Beneficially Owned(2)               Outstanding
-------------------------------------------------------     ----------------------------     ------------------------
Robert A. Jennings (3)............................                  12,597,752                        22.6%
Ian D. Sutcliffe (4)..............................                   1,260,000                         2.2
Timothy McIntyre .................................                     200,000                          *
Barry Guld (5)....................................                      70,000                          *
James L. Bierman..................................                          --                         --
Michael Hand......................................                          --                         --
Edward Kuhlenkamp.................................                     504,000                         --
E. Michael Ingram (6) ............................                     752,000                         1.3
JHC Limited (7) ..................................                  11,807,752                        21.2
All directors and executive officers as a group
  (8 persons) (8).................................                  15,383,752                        27.2
5% or greater holders:
----------------
*     Less than 1%.

(1) Except as otherwise indicated, the address of each beneficial owner is c/o Mediconsult.com, Inc., 560 White Plains Road, Tarrytown, New York 10591.
(2) Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of Mediconsult common stock listed, which includes shares of Mediconsult common stock that such persons have the right to acquire a beneficial interest in within 60 days, but does not include any shares of Mediconsult common stock that may be deemed to be beneficially owned by Andrx Corporation as a result of the merger agreement or credit agreement.
(3) Represents 790,000 shares of Mediconsult common stock held by Mr. Jennings and 11,807,752 shares held by JHC Limited, an entity he controls.
(4) Includes 500,000 shares of Mediconsult common stock issuable upon the exercise of stock options.
(5) Represents 70,000 shares of Mediconsult common stock issuable upon the exercise of stock options.
(6) Represents 502,000 shares of Mediconsult common stock and 250,000 shares of Mediconsult common stock issuable upon the exercise of stock options.
(7)   Mr. Jennings controls JHC Limited, a Bermuda company.
(8) Includes 920,000 shares of Mediconsult common stock issuable upon the exercise of stock options.

                            EXPENSES OF SOLICITATION

         Mediconsult will pay the cost of soliciting proxies for the special meeting. In addition to soliciting by mail, Mediconsult directors, officers and other employees may solicit proxies in person, or by telephone, facsimile transmission or other means of electronic communication. Mediconsult will also pay brokers, nominees, fiduciaries and other custodians their reasonable fees and expenses for sending proxy materials to beneficial owners and obtaining their instructions. Mediconsult may retain a proxy solicitor to perform solicitation services.

                             LEGAL AND TAX OPINIONS

         Broad and Cassel, a partnership including professional associations, Miami, Florida has rendered an opinion concerning the validity of the shares of Cybear tracking stock being issued in the merger. Broad and Cassel has also rendered an opinion concerning certain tax matters described under "The Merger - United States Federal Income Tax Considerations."

                                     EXPERTS

         Andrx Corporation's financial statements as of December 31, 1999 and 1998 and for each of the three fiscal years in the period ended December 31, 1999 incorporated by reference in this proxy statement/prospectus and Cybear Inc.'s financial statements as of December 31, 1999 and 1998 and for each of the two fiscal years in the period ended December 31, 1999 and the period from February 5, 1997 (inception) through December 31, 1997 have been so included in reliance on the reports of Arthur Andersen LLP, independent certified public accountants, given on their authority as experts in giving said reports.

         Mediconsult's consolidated financial statements as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999, included in this proxy statement/prospectus have been so included in reliance on the report (which contains an emphasis of matter paragraph relating to Mediconsult's need to obtain additional capital to fund operations and liquidate liabilities in the ordinary course of business during the year ending December 31, 2001, as described in note 21 to the financial statements) of PricewaterhouseCoopers, independent accountants, given on the authority of said firm as experts in accounting and auditing.

         PricewaterhouseCoopers, Hamilton, Bermuda, Mediconsult's former public accounting firm was dismissed on June 20, 2000. Neither of PricewaterhouseCoopers's reports on the financial statements of Mediconsult for the past two years contained an adverse opinion or disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles. Mediconsult's decision to change public accountants was approved by both its audit committee and its full board of directors.

         During Mediconsult's two most recent fiscal years, the most recent interim period for the quarter ended September 30, 2000 and through the date of the filing of this proxy statement/prospectus, there were no disagreements with PricewaterhouseCoopers on any matter of accounting principles or practices, financial statement, disclosure or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of PricewaterhouseCoopers, would have caused PricewaterhouseCoopers to make a reference to the subject matter of the disagreement in connection with its reports in the financial statements for such years.

         The firm of Ernst & Young LLP was engaged by Mediconsult on June 23, 2000, as Mediconsult's principal public accountant to audit its financial statements for the fiscal year ending December 31, 2000.

                          INDEX TO FINANCIAL STATEMENTS

MEDICONSULT.COM, INC.                                                                       PAGE
                                                                                            ----

Report of Independent Accountants......................................................     F-2

Consolidated Balance Sheets as of December 31, 1999 and 1998...........................     F-3

Consolidated Statements of Operations for the Years Ended December 31, 1999,
1998 and 1997..........................................................................     F-4

Consolidated Statements of Changes in Stockholders' Equity for the Years Ended
December 31, 1999, 1998 and 1997.......................................................     F-5

Consolidated Statements of Cash Flows for the Years Ended December 31, 1999,
1998 and 1997..........................................................................     F-7

Notes to Consolidated Financial Statements.............................................     F-8

Nine Months Year to Date Interim Unaudited Financial Information.......................     F-20

Notes to Consolidated Financial Statements (Unaudited).................................     F-23

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Mediconsult.com, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Mediconsult.com, Inc. and its subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 21 to the consolidated financial statements, the Company has incurred significant losses and negative cash flow from operations during the nine months ended September 30, 2000 and expects these conditions to continue for the foreseeable future. In addition, the Company is in default on notes payable which were due on October 31, 2000. The Company has negative working capital and needs additional capital to fund operations and liquidate liabilities in the ordinary course of business during the year ending December 31, 2001. In connection therewith, the Company has entered into an agreement to merge with a wholly-owned subsidiary of Andrx Corporation.

PricewaterhouseCoopers
Hamilton, Bermuda

March 20, 2000, except for footnote 20 which is dated as of March 31, 2000 and footnote 21 which is dated as of January 31, 2001.

                              MEDICONSULT.COM, INC.
                           CONSOLIDATED BALANCE SHEETS

                                                                                             December 31,
                                                                                   ---------------------------------
                                                                                        1999               1998
                                                                                   -------------      --------------
ASSETS
Current assets:
     Cash and cash equivalents                                                       $ 22,320,814          $ 135,053
     Accounts receivable, net of allowance for doubtful accounts of $31,875             1,062,574            135,790
         and $0 at December 31, 1999 and 1998, respectively (Note 3)
     Unbilled Revenue                                                                   3,433,663
     Prepaid expenses and other current assets                                            556,646                 --
                                                                                 ------------------  ----------------
         Total current assets                                                          27,373,697            270,843

     Fixed assets, net (Note 7)                                                         2,291,772             52,790
     Intangible assets, net (Note 8)                                                  193,115,481            818,750
                                                                                 ------------------  ----------------
         Total assets                                                                $222,780,950     $    1,142,383
                                                                                 ==================  ================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable and accrued expenses                                           $ 10,591,054            $243,413
     Advances from shareholder (Note 10)                                                  314,979             513,589
     Deferred revenue                                                                     322,488             107,000
     Notes payable (Note 9)                                                             4,974,100                  --
                                                                                 ------------------  ----------------
         Total current liabilities                                                     16,202,621             864,002
                                                                                 ------------------  ----------------
Commitments and contingencies (Notes 17, 20 and 21)                                            --                  --
Mandatorily redeemable
     Senior preferred stock, $0.001 par value, 5,000,000 shares authorized,
         1,000,000 shares designated, no shares issued and outstanding at
         December 31, 1999 and 1998                                                            --                  --

Stockholders' equity:
     Junior preferred stock $0.001 par value, 4,000,000 shares designated, none and 430,000 shares issued and outstanding at December 31, 1999 and
         1998, respectively                                                                    --           4,300,000
     Common stock, $.001 par value, 100,000,000 shares authorized, 49,633,275 and 18,519,950 shares issued and outstanding at December 31, 1999 and
         1998, respectively                                                                49,634              18,520
     Additional paid-in capital                                                       257,263,537           5,242,981
     Deferred compensation                                                            (16,051,925)           (884,109)
     Accumulated deficit                                                              (34,682,917)         (8,399,011)
                                                                                 ------------------  ----------------
         Total stockholders' equity                                                   206,578,329             278,381
                                                                                 ------------------  ----------------
         Total liabilities and stockholders' equity                               $   222,780,950      $    1,142,383
                                                                                  ===================  ===============

The accompanying notes are an integral part of these consolidated financial statements.

                              MEDICONSULT.COM, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                             Year Ended December 31,
                                                           ---------------------------------------------------------
                                                                  1999                1998                 1997
                                                           ----------------    -----------------    ----------------
Revenues                                                   $      6,362,226    $       1,030,934    $        256,374
                                                           ----------------    -----------------    ----------------

Operating expenses:
    Product and content development                               7,574,171            1,316,188             765,864
    Marketing, sales and client services (Note 5)                11,934,645            1,811,710           1,130,340
    General and administrative                                    7,055,865            1,012,719             792,213
    Depreciation and amortization                                 3,758,210              170,439             132,768
    Fair value of options granted to employees                    2,031,251              275,145              40,235
   Fair value of options and warrants granted to
       consultants and third parties                              1,834,175            1,354,000                  --
                                                           ----------------    -----------------    ----------------
       Total operating expenses                                  34,188,317            5,940,201           2,861,420
                                                           ----------------    -----------------    ----------------

Loss from operations                                           (27,826,091)          (4,909,267)         (2,605,046)
Interest income (expense), net                                    1,542,185                   --            (20,000)
                                                           ----------------    -----------------    ----------------
Net loss                                                       (26,283,906)          (4,909,267)         (2,625,046)
Dividends on preferred stock                                      (945,505)                   --                  --
                                                           ----------------    -----------------    ----------------
Net loss attributable to common stockholders               $   (27,229,411)    $     (4,909,267)    $    (2,625,046)
                                                           ================    =================    ================

Per common share data:
Basic and diluted net loss per share                       $         (1.02)    $          (0.27)    $         (0.16)
                                                           ================    =================    ================
Weighted average shares of common stock outstanding used        26,711,890           17,910,898          16,729,900
in computing basic and diluted net loss per share          ================    =================    ================

         The accompanying notes are an integral part of these consolidated financial statements.

                              MEDICONSULT.COM, INC.
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                            Junior Preferred Stock      Common Stock       Additional
                            ----------------------   -----------------       Paid in          Defered     Accumulated
                             Shares     Amount       Shares      Amount      Capital       Compensation     Deficit           Total
                            -------    -------      -------      ------     ---------      ------------    ----------        ------
Balance at January 1,             --     $    --  16,209,400  $   16,209     $994,976  $             --    $(864,698)      $146,487
1997
   Conversion of                  --          --   1,000,000       1,000      499,000                --            --       500,000
   debentures
   Options exercised              --          --      82,000          82        3,768                --            --         3,850
      Stockholder            250,000   2,500,000                      --           --                --            --     2,500,000
   advances converted to
   shares
   Issuance of                    --          --                      --      153,512         (153,512)            --            --
   compensatory stock
   options
   Amortization of                --          --                      --           --            40,235            --        40,235
   deferred compensation
Net loss                          --          --          --          --           --                --   (2,625,046)   (2,625,046)
                           --------------------------------------------------------------------------------------------------------
Balance at December 31,      250,000   2,500,000  17,291,400      17,291    1,651,256         (113,277)   (3,489,744)       565,526
1997
   Shares issued in               --          --     100,000         100      119,900                --            --       120,000
   exchange for services
   Shares issued for              --          --     100,000         100      818,650                --            --       818,750
   acquisition of
   PharmInfoNet
   Stockholder advances      180,000   1,800,000                      --           --                --            --     1,800,000
   converted to shares
   Stock options                  --          --   1,028,550       1,029      253,199                --            --       254,228
   exercised
   Compensation to                --          --                      --    1,354,000                --            --     1,354,000
   non-employees
   Issuance of                                --                      --    1,045,976       (1,045,976)            --            --
   compensatory stock
   options
   Amortization of                            --                      --           --           275,144            --       275,144
   deferred compensation
Net loss                          --          --          --          --           --                --   (4,909,267)   (4,909,267)
                           --------------------------------------------------------------------------------------------------------
Balance at December 31,      430,000   4,300,000  18,519,950      18,520    5,242,981         (884,109)   (8,399,011)       278,381
1998
      Issuance of common                      --     200,000         200    1,649,800       (1,650,000)            --            --
   stock in exchange
   for  services and
   membership interest
   in PharmaMarketing
   Shares issued for                          --  19,446,571      19,447  166,732,938                --            --   166,752,385
   acquisition of
   subsidiaries
   Beneficial conversion                      --                      --      859,505                --            --       859,505
   of Senior Redeemable
   Preferred Stock
   Issuance of common                         --   4,800,000       4,800   56,983,992                --            --    56,988,792
   stock in secondary
   public offering, net
   of issuance costs of
   $5,411,208.
   Accretion of Senior                        --                      --    (859,505)                --            --     (859,505)
   Preferred redeemable
   dividend

   Accretion of Junior         8,600      86,000                      --     (86,000)                --            --            --
   Preferred dividend


                            Junior Preferred Stock      Common Stock       Additional
                            ----------------------   -----------------       Paid in          Defered     Accumulated
                             Shares     Amount       Shares      Amount      Capital       Compensation     Deficit           Total
                            -------    -------      -------      ------     ---------      ------------    ----------        ------

   Conversion of Senior                       --     506,329         506    3,159,494                --            --     3,160,000
   Preferred Stock to
   Common Stock
     Junior preferred shares (438,600)  (4,386,000)  3,732,752     3,733    4,382,267                --            --            --
     converted
     to common stock
     Stock options                                   2,236,400     2,237      249,361                --            --       251,598
     exercised
     Amortization of                          --                      --             --       1,454,300            --     1,454,300
   deferred compensation
   related to shares
   issued to Pharma
   Marketing LLC
     Issuance of                              --                      --     13,162,053     (13,162,053)           --            --
     compensatory stock
     options
     Deferred                                                                 3,841,314      (3,841,314)           --            --
   compensation
   associated with
   options issued to in
   connection with
   acquisitions
   Issuance of stock                                  91,273          91        111,262                                     111,353
   upon warrants exercise
   Issuance of stock                                 100,000         100          (100)                                          --
   upon cash-less
   exercise of warrants
     Issuance of                              --                      --      1,834,175      (1,834,175)          --             --
   warrants to
   consultants for
   services
     Amortization of                          --                      --             --       2,031,251           --      2,031,251
     deferred compensation
     Amortization of                          --                      --             --       1,834,175           --      1,834,175
     deferred compensation
   to third parties
Net loss                          --          --          --          --             --                    (26,283,906) (26,283,906)
                           ---------- ----------- ----------- ----------- -------------- ----------------  ------------ ------------
Balance at December 31,           --     $    --  49,633,275  $   49,634   $257,263,537    $(16,051,925)  $(34,682,917) $206,578,329
1999
                           ---------- ----------- ----------- ----------- -------------- ----------------  ----------- -------------

         The accompanying notes are an integral part of these consolidated financial statements.

                              MEDICONSULT.COM, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                Year Ended December 31,
                                                                   ------------------------------------------------
                                                                       1999               1998               1997
                                                                   -------------       ----------          --------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss                                                        $    (26,283,906)   $    (4,909,267)   $     (2,625,046)
Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation of fixed assets                                          626,440            170,439             132,768
    Amortization of intangible assets                                   3,131,770                 --                  --
    Services received in exchange for common stock                             --            120,000                  --
   Amortization of deferred compensation related to shares
      issued for services and membership interest in Pharma             1,454,300                 --                  --
      marketing
   Fair value of options and warrants granted to                        3,865,426          1,629,144              40,235
   consultants and employees
    Changes in assets and liabilities:
       Accounts receivable                                              (618,499)             22,020           (157,810)
       Deferred medical content costs                                          --                 --             161,600
       Unbilled revenue                                               (3,433,663)                 --                  --
       Prepaid expenses and other current assets                        (401,322)                 --                  --
       Accounts payable and accrued expenses                            7,374,835            201,014            (19,301)
       Deferred revenue                                                 (107,000)            107,000                  --
                                                                ------------------  -----------------  ----------------
Net cash used in operating activities                                (14,391,619)        (2,659,650)         (2,467,554)
                                                                ------------------  -----------------  ----------------
CASH FLOWS FROM INVESTING ACTIVITIES
    Fixed assets purchases                                            (2,405,857)           (30,225)           (120,474)
    Acquisition of subsidiaries, net of cash acquired of
$166,220                                                             (21,329,896)                 --                  --
                                                                ------------------  -----------------  ----------------
Net cash used in investing activities                                (23,735,753)           (30,225)           (120,474)
                                                                ------------------  -----------------  ----------------
CASH FLOWS FROM FINANCING ACTIVITIES
    Proceeds of advances from shareholder                                 629,989          2,169,751          2,591,997
    Repayment of advances from shareholder                              (828,599)                 --                 --
   Proceeds from issuance of senior redeemable preferred
      shares, net of offering costs of $40,000                          3,160,000                 --                 --
    Proceeds from exercise of warrants                                    111,353                 --                 --
    Proceeds from issuance of common stock in a secondary
       offering, net of issuance costs of $5,411,208                   56,988,792                 --                 --
    Proceeds from exercise of stock options                               251,598            254,228              3,850
                                                                ------------------  -----------------  ----------------
Net cash provided by financing activities                              60,313,133           2,423,979         2,595,847
                                                                ------------------  -----------------  ----------------
Increase (decrease) in cash                                            22,185,761           (265,896)             7,819
Cash and cash equivalents at beginning of year                            135,053            400,949            393,130
                                                                ------------------  -----------------  ----------------
Cash and cash equivalents at end of year                        $      22,320,814   $        135,053   $        400,949
                                                                ==================  =================  ================
     Non-cash financing and investing activities (Notes 4, 5 and 6)

     The accompanying notes are an integral part of these consolidated financial statements.

         1.   ORGANIZATION
              Mediconsult.com, Inc. ("Mediconsult" or the "Company") is a provider of physician and patient-oriented healthcare information and services on the world wide web. The Company's sites provide a source of medical information and are designed to empower physicians and consumers through increased professional and consumer education regarding medical conditions and treatment alternatives. These sites also provide a destination on the Internet where visitors can interact with others in communities centered around chronic medical conditions and other health issues. The Company facilitates this environment through an array of complementary services such as moderated on-line support groups and discussion forums. The Company operates in an environment of rapid change in technology and is dependent upon the continued services of its current employees, consultants and subcontractors.

              The Company was originally incorporated under the laws of the State of Colorado in October 1989. In April 1996, the Company purchased Mediconsult.com Limited, a Bermuda corporation (MCL), through a merger in which MCL became a wholly-owned subsidiary of the Company. In December 1996, the Company consummated a reincorporation merger pursuant to which Mediconsult became a Delaware corporation.

              In April 1999 the Company sold 4,800,000 shares of common stock in a secondary public offering for $13 per share. The Company raised $56,988,792, net of offering expenses.

         2.   NEED FOR FUTURE CAPITAL

              The Company has sustained losses and negative cash flows from operations since inception and expect these conditions to continue for the foreseeable future. At December 31, 1999 and 1998, the Company had an accumulated deficit of $34,682,917 and $8,399,011 respectively and working capital (deficit) of $11,171,076 and $(593,159), respectively. Management expects that available cash resources as of December 31, 1999, in addition to future revenue generated from clients, will be sufficient to meet anticipated needs for working capital and capital expenditures through at least the end of the first quarter of fiscal 2001. Although the Company believes it has sufficient resources to support its operations, it may need to raise additional funds in order to fund more rapid expansion, to develop new or enhance existing services or products, to respond to competitive pressures, to acquire complementary products, businesses or technologies and to execute its long term business strategy. There can be no assurance that any required additional financing will be available on terms favorable to the Company if at all. If additional funds are raised by the issuance of equity securities, stockholders will experience dilution of their ownership interest and these securities may have rights senior to those of the holders of the common stock. If additional funds are raised by the issuance of debt or preferred stock, it may subject the Company to certain limitations of its operations, including limitations on the payment of dividends. If adequate funds are not available or not available on acceptable terms, the Company may need to scale back or discontinue operations, including our inability to fund its expansion, successfully promote its brand name, take advantage of acquisition opportunities, develop or enhance services or respond to competitive pressures or execute its business strategy, any of which could have a material adverse effect on our business, financial condition and results of operations.

         3.   SIGNIFICANT ACCOUNTING POLICIES

                  A)  USE OF ESTIMATES

                  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates made by management include allowance for doubtful accounts, valuation of intangibles, estimated useful lives of tangible and intangible assets, contingencies, percentage of completion contracts, fair value of options and warrants and accruals. Actual results could differ from those estimates.

                  B)  BASIS OF CONSOLIDATION

                  These consolidated financial statements include the accounts of Mediconsult and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated on consolidation.

                  C)  REVENUE RECOGNITION

                  The Company's revenues are derived primarily from the development and implementation of on-line marketing and advertising programs for pharmaceutical and other healthcare companies. Development work could include marketing research, focus-group testing, on-line testing of visitor preferences, and development of customized client web sites. Such revenues are recognized on the basis of contractual commitments over the period of each engagement using the percentage-of-completion method based on labor hours and costs incurred as the measure of progress towards completion. Provisions for contract adjustments and losses are recorded in the period that such items are identified. Deferred revenue represents amounts billed in advance of services being performed. Unbilled revenue represents revenue recognized but not billed. At December 31, 1999, unbilled revenue primarily relates to Bristol-Myers Squibb. The Company has billed and collected $2 million of such unbilled revenue subsequent to December 31, 1999.

                  Revenue from the sale of banner advertisements is recognized ratably in the period in which the advertisement is displayed, provided that no significant Company obligations remain and collection is probable. Company obligations typically include guarantees of minimum number of "impressions", or times that an advertisement appears in pages viewed by users of our on-line properties. To the extent minimum guaranteed impressions are not met, the Company defers recognition of the corresponding revenues until the remaining guaranteed impression levels are achieved.

                  Other revenues include licensing, Internet Service Provider subscriptions in connection with Physicians' Online, and electronic commerce. Revenues from the licensing of content are recognized ratably over the period of the license agreement. Subscription service revenues are recognized over the period that services are provided.

                  D)   CONCENTRATION OF CREDIT RISK

                  Financial instruments that potentially subject the Company to significant concentration of credit risk consist primarily of cash and cash equivalents, and accounts receivable. Cash and cash equivalents are held at six institutions. Accounts receivable are typically uncollateralized and are derived from revenues earned from pharmaceutical customers primarily located in the United States and Europe. Management performs ongoing credit evaluations of the Company's customers and maintains reserves for potential credit losses. One customer accounted for 75% of the accounts receivable and unbilled revenue balance at December 31, 1999. Another customer accounted for 53% of the accounts receivable and unbilled revenue balance at December 31, 1998. During 1999 and 1998, two customers accounted for 76% and 65% of total revenues, respectively.

                  E)   CASH AND CASH EQUIVALENTS

                  The Company considers all highly liquid investments which have original maturities of three months or less, when acquired, to be cash equivalents. The carrying amount reported in the balance sheet for cash and cash equivalents approximates its fair value.

                  F)   SOFTWARE DEVELOPMENT COSTS

                  The Company accounts for software development in accordance with Statement of Financial Accounting Standards No. 86 "Accounting for Costs of Computer Software to Be Sold, Leased or Marketed" which requires that certain software product development costs incurred after establishment of technological feasibility has been established, be capitalized and amortized, commencing the general release of the software to the public, over the economic life of the product. To date, the Company did not incur such costs.

                  Software acquired from third parties or obtained in business combinations is depreciated over its useful lives.

                  G)   FIXED ASSETS

                  Property and equipment, mainly comprised of purchased computer equipment and software is recorded at cost and depreciated using the straight-line method over their estimated useful lives of two years. The carrying amounts and accumulated depreciation for fixed assets sold or retired are eliminated from the respective accounts and gains or losses realized on disposition are reflected in the accompanying consolidated statements of operations.

                  H)   INTANGIBLE ASSETS

                  Intangible assets are comprised mainly of software, customer lists, goodwill and the content and design of certain web sites. Intangible assets are amortized on a straight-line basis over the estimated future periods to be benefited ranging from three to five years.

                  Intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to future undiscounted cash flows of the businesses acquired. If the assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets. To date, no impairment loss has occurred.

                  I)   MARKETING, SALES AND CLIENT SERVICES

                  Advertising costs are recorded as expense the first time an advertisement appears. All other advertising costs are expensed as incurred. The Company does not incur any direct-response advertising costs.

                  J)   EMPLOYEE STOCK OPTION COMPENSATION

                  The Company accounts for employee stock-based compensation in accordance with Statement of Financial Accounting Standards ("SFAS") No. 123 "Accounting For Stock-Based Compensation." The Company recognizes as an expense the fair value of options granted to employees, on the date of the grant, and amortizes such expense over the vesting period. The fair value of stock options is estimated using the Black-Scholes option-pricing model that takes into account the exercise price, expected life of the options, current market price of the common stock and its expected volatility, expected dividends on the common stock, and the risk-free interest rate based on zero-coupon U.S. government issues with a remaining term equal to the expected life of the options.

                  K)   CONSULTANT STOCK OPTION AND THIRD PARTY WARRANT
                  COMPENSATION

                  The fair value of options and warrants granted to non-employees for services rendered is recognized as an expense in accordance with EITF 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services."

                  L)   INCOME TAXES

                  The Company accounts for income taxes in accordance with the provisions of SFAS 109, "Accounting for Income Taxes." SFAS 109 requires that the Company recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined on the basis of the difference between the tax basis of assets and liabilities and their respective financial reporting amounts ("temporary differences") at the enacted tax rates in effect for the years in which the temporary differences are expected to reverse. A valuation allowance is established for any deferred tax assets not expected to be recoverable.

                  M)   BASIC AND DILUTED NET LOSS PER SHARE

                  Basic earnings (loss) per share is computed by dividing the net loss available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share gives effect to all dilutive potential common shares outstanding during a period, consisting primarily of the incremental common shares issuable upon conversion of the convertible preferred stock (using the if-converted method) and shares issuable upon the exercise of stock options and warrants (using the treasury stock method). Common equivalent shares are excluded from the computation if their effect is anti-dilutive. Loss available to common shareholders is computed by increasing net loss for dividends declared in the period on preferred stock and the dividends accumulated for the period on cumulative preferred stock from net loss.

                  N)   COMPREHENSIVE INCOME

                  In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS 130, "Reporting Comprehensive Income." SFAS 130 establishes standards for reporting comprehensive income (loss) and its components in a financial statement. Comprehensive income (loss) as defined includes all changes in equity (net assets) during a period from non-owner sources. For all years presented, the Company's comprehensive loss was equal to net loss.

                  O)   SEGMENTS

                  In June 1997, the FASB issued SFAS 131, "Disclosures About Segments Of An Enterprise And Related Information." This statement establishes standards for reporting information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company operates in a single segment and therefore, the adoption of SFAS 131 has had no impact on the financial statements of the Company.

                  P)   FAIR VALUES OF FINANCIAL INSTRUMENTS

                  SFAS 107 "Disclosure About The Fair Value Of Financial Instruments," requires disclosure about the fair value of certain financial instruments. The Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, notes payable and advances from shareholder are carried at cost which approximates their fair value because of the short-term maturity of these instruments.

                  Q)   RECLASSIFICATIONS

                  Certain previously reported amounts have been reclassified to conform to the 1999 consolidated financial statement presentation.

                  R)   RECENT PRONOUNCEMENTS

                  Management believes that the future adoption of recently issued accounting standards will not have a material impact on the Company's financial statements, except that the Company is currently evaluating the future impact that Staff Accounting Bulletin 101, "Revenue Recognition," issued in December 1999 by the Securities and Exchange Commission, may have on the Company's financial statements in the future.

         4.   ACQUISITIONS

              All acquisitions were accounted for as purchased business combinations under APB 16 "Business Combinations."

                  A)   PHARMINFO.COM

                  On December 31, 1998, the Company acquired the content and design of the PharmInfo.com web site in exchange for 100,000 shares of Mediconsult common stock. The total purchase price was $0.8 million, equivalent to the quoted market price of the Company's shares on the date of close, which was recorded as goodwill. The goodwill is being amortized on a straight-line basis over an estimated useful life of three years.

                  B)   CYBERDIET, INC.

                  On May 11, 1999, the Company completed the acquisition of CyberDiet, LLC, which provides tailored nutritional information and programs, in exchange for 400,000 shares of Mediconsult common stock. The total purchase price, including acquisition costs and assumption of net liabilities, was $2.8 million. The fair value of shares provided as consideration was determined by the market price of the shares at the announcement date (February 25, 1999). The excess of the purchase price over net assets acquired was recorded as goodwill and is being amortized on a straight-line basis over five years.

                  C)   CYBER-TECH, INC.

                  On June 14, 1999, the Company acquired all of the capital stock of Cyber-Tech, Inc. ("Cyber-Tech"), a company that has developed on-line content and tools focused on heart disease and related areas. The consideration paid to Cyber-Tech shareholders consisted of $3,765,000 in cash and 267,732 shares of Mediconsult common stock. Mediconsult and the shareholders of Cyber-Tech also entered into an escrow agreement with respect to certain of the shares of Mediconsult common stock issued to the former Cyber-Tech shareholders. The total transaction value, including acquisition costs, was $7.6 million. The fair value of shares provided as consideration was determined by the market price of the shares at the transaction date. The excess of the purchase price over net assets acquired was allocated to goodwill and other intangible assets. Goodwill and other intangible assets are being amortized on a straight-line basis over an estimated useful life of three to five years.

                  A summary of the total purchase price for the acquisition of Cyber-Tech is as follows:

                           Cash                                     $3,765,000
                           Mediconsult common stock                  3,750,000
                           Other direct acquisition costs               99,219
                                                                   -----------
                                                                   $ 7,614,219
                                                                   ===========

                  A summary of the allocation of the total purchase price is as follows:

                           Tangible net assets acquired            $   4,403
                           Other intangible assets                   500,000
                           Goodwill                                7,109,816
                                                                 -----------
                                                                  $7,614,219
                                                                 ===========

                  D)   MOOD SCIENCES, INC.

                  Mood Sciences, a company that specializes in mental health disease management innovations, was acquired on October 27, 1999, in exchange for 215,000 shares of Mediconsult common stock. The total purchase price, including acquisition costs of $0.2 million and assumption of net liabilities of $0.2 million, was $1.9 million. The fair value of shares provided as consideration was determined by the market price of the shares at the transaction date. The excess of the purchase price over net assets acquired was recorded as goodwill and is being amortized on a straight-line basis over five years.

                  E)   PHYSICIANS' ONLINE, INC.

                  On December 16, 1999, the Company acquired the shares of Physicians' Online, Inc. ("POL"), a provider of an exclusive network for physicians in addition to on-line medical information and communications. POL operates a secure, physicians-only environment featuring access to medical databases, daily medical news, continuing medical education credits, clinical symposia, e-mail accounts, Internet access, and other services. As consideration for the acquisition, the Company issued approximately 18.5 million shares of Mediconsult common stock. The total value of consideration was $183.1 million, including the assumption of debt and acquisition costs. The fair value of shares provided as consideration to the previous shareholders was determined by the market price of the shares at the announcement date (September 7, 1999). The effect on the purchase price of the POL vested options was computed in accordance with SFAS 123, the value of which was not material. Identifiable intangible assets resulting from the transaction are amortized over periods ranging from three to five years.

                  A summary of the total purchase price for the acquisition of Physicians' Online, Inc. is as follows:

                   Mediconsult common stock issued to POL stockholders         $156,779,105
                   Other direct acquisition costs                                 6,885,346
                   Assumption of liabilities                                     20,333,786
                                                                              --------------
                                                                               $183,998,237
                                                                              ==============

                  A summary of the allocation of the total purchase price is as follows:

                           Current Assets                         $  419,483
                           Fixed Assets                              430,779
                           Customer list                           6,206,000
                           Software                                7,730,000
                           Work force                              2,142,000
                           Trademark                               6,152,000
                           Goodwill                              160,917,975
                                                               -------------
                                                                $183,998,237
                                                               =============

                  The fair value assigned to intangible assets acquired was based on an appraisal of such assets as of the date of acquisition and the assets are being amortized on a straight-line basis over their respective useful lives. The estimated useful life of software is three years, work force is four years, and all other intangible assets, including goodwill, have an estimated useful life of five years. Goodwill represents the excess of the purchase price over the fair value of identifiable tangible and intangible assets acquired.

                  F)    UNAUDITED PRO FORMA RESULTS OF OPERATIONS

                  Had the acquisitions of Pharminfo.com, CyberDiet, Cyber-Tech, and Mood Sciences occurred on January 1, 1998, the unaudited pro forma revenue, net loss and related basic and diluted net loss per share for the years ended December 31, 1999 and 1998 would have been $7.0 million and $2.2 million, $29.5 million and $7.4 million, and $1.12 and $0.39, respectively. Had the acquisition of Physicians' Online, Inc. occurred on January 1, 1998, the unaudited pro forma revenue, net loss and related basic and diluted net loss per share for the years ended December 31, 1999 and 1998 would have been $12.0 million and $7.1 million, $74.7 million and $52.9 million, and $1.68 and $1.45, respectively. Had all acquisitions occurred on January 1, 1998, the unaudited pro forma revenue, net loss and related basic and diluted net loss per share for the years ended December 31, 1999 and 1998 would have been $12.6 million and $8.2 million, $77.0 million and $37.4 million, and $1.72 and $1.48, respectively. Note that the per share data was adjusted to reflect the weighted average number of shares of common stock as a result of the acquisitions. These unaudited pro forma results are based on various assumptions and are not necessarily indicative of what would have occurred had the acquisitions been consummated on January 1, 1998.

         5.   PHARMA MARKETING, LLC

              On September 7, 1999 the Company entered into various agreements (collectively "Agreements") whereby, among other things, the Company purchased a 35% membership interests of Pharma Marketing LLC ("Pharma"), an entity organized to perform certain sales and marketing operations of the Company and operate solely on behalf of the Company, for $1,250,000 and 200,000 shares of Mediconsult common stock. The remaining 65% of Pharma is owned by a certain individual ("Individual"). Under the terms of the Agreements, Pharma distributed to the individual the $1,250,000 contributed by the Company and 100,000 of the 200,000 shares contributed by the Company. The remaining 100,000 shares will be distributed to the individual in the future. For financial reporting purposes, the cash contributed to Pharma have been deemed to be cost of services provided by the Individual and as such have been expensed. Total expense, which includes the cash contributed, other expenses, and the fair value of Company common stock issued to the Individual, recorded in connection with these agreements for the year ended December 31, 1999 approximated $3,730,000. The remaining 100,000 shares of the Company's common stock to be issued to the Individual are being accounted for in accordance with EITF 96-18. Accordingly, the Company will be required to recognize as an expense the fair value of the shares of common stock over the vesting period.

              Mediconsult.com, Limited, a subsidiary of the Company, has entered into a service agreement with Pharma under which Pharma agrees to provide pharmaceutical sales and marketing services to Mediconsult.com, Limited and its affiliates. Under this service agreement, Pharma is entitled to receive a monthly retainer and commissions based on revenues generated under contracts that Pharma assists in obtaining. Pharma entered into an employment agreement with the Individual, under which, the Individual is principally responsible for performing the services under Pharma's service agreement with Mediconsult.com, Limited.

              Subject to certain conditions described in the operating agreement, the members of Pharma, other than Mediconsult, have the right to put their Pharma membership interests to the Company in exchange for shares of the Company's common stock.

         6.   NON-CASH FINANCING AND INVESTING ACTIVITIES

              Non-cash financing activities include, on April 6, 1999, in conjunction with a public offering of the Company's common stock, $3.2 million of the senior preferred stock and $4.3 million of the junior preferred stock were converted to common stock. In addition, the Company assumed debt in the amount of $5.3 million of which $4.7 million was outstanding at December 31, 1999 (Note 9). Non-cash investing activities included the acquisitions noted in Notes 4 and 5. These resulted in a total of 19,446,569 shares being issued with a deemed value of $166.8 million.

         7.   FIXED ASSETS

              Fixed assets consist of the following:

                                                             December 31,
                                                     ---------------------------
                                                         1999           1998
                                                     -----------    ------------
Computer equipment                               $    1,935,382    $   132,626
Computer programming                                  1,019,440        223,371
Furniture and equipment                                 242,335             --
Leasehold improvements                                   24,262             --
                                                ---------------  --------------
                                                      3,221,419        355,997
Accumulated depreciation and amortization              (929,647)      (303,207)
                                                ---------------  --------------
                                                 $    2,291,772    $    52,790
                                                ===============  ==============

         8.   INTANGIBLE ASSETS

                  The Company's intangible assets consist of the following:

                                              December 31,
                              ---------------------------------------------
                                     1999                     1998
                              ------------------       --------------------
Goodwill                         $   173,517,251       $        818,750
Other intangible assets                  500,000                     --
Software                               7,730,000                     --
Customer lists                         6,206,000                     --
Trademarks                             6,152,000                     --
Work force                             2,142,000                     --
                              ---------------------  --------------------
                                     196,247,251       $        818,750
Accumulated amortization              (3,131,770)                    --
                              ---------------------  --------------------
                                 $   193,115,481       $        818,750
                              =====================  ====================

         9.   NOTES PAYABLE

                  Notes payable consist of advances from POL's shareholders made to provide POL with working capital prior to the acquisition by Mediconsult. The notes bear interest at 11% and are repayable as follows:

                              February 29, 2000           $   2,639,551
                              October 31, 2000                2,334,549
                                                         --------------
                              Total                       $   4,974,100
                                                          =============

                  Accrued interest payable at December 31, 1999 in the amount of $477,276 is included in accounts payable and accrued liabilities. Subsequent to December 31, 1999, the Company had repaid the notes payable which were due on February 29, 2000.

         10.  ADVANCES FROM SHAREHOLDER

                  Advances from shareholder are interest free and repayable on demand.

         11.  CAPITAL STOCK

                  SENIOR PREFERRED STOCK

                  On February 26, 1999, the Company sold in a private placement an aggregate of 506,329 shares of newly designated voting senior preferred stock at $6.32 per share and warrants exercisable for five years to purchase 224,000 shares of the senior preferred stock at $6.32 per share to Nazem & Company IV, L.P. Transatlantic

                  Venture Fund C.V. (a joint venture of Nazem & Company and Banque Nationale de Paris) and certain other individual investors, for an aggregate of $ 3.2 million. The senior preferred stock contains a redemption provision whereby the holder has the option to receive $6.32 per share, plus declared and unpaid dividends, at any time after February 25, 2003. In addition, the Company has recognized a senior preferred stock dividend of approximately $859,000. Such amount represents the intrinsic value of the beneficial conversion feature using the conversion terms that are most beneficial to the holders. During April 1999, all shares of senior preferred stock and accumulated dividends were converted into an equal number of common shares. As of December 31, 1999 the 224,000 warrants remain outstanding, however such warrants are exercisable into an equal number of shares of common stock.

                  JUNIOR PREFERRED STOCK

                  In September 1998, the board of directors and the stockholders, respectively, approved an amendment (the "Amendment") to the Certificate of Designation of the Preferred Stock to, among other things, change the existing $10 Non-Cumulative Preferred Stock to a cumulative preferred stock and change the name to "Preferred Stock". Under the amendment each issued and outstanding share of preferred stock entitles the holder of record to receive cumulative dividends payable in additional shares of preferred stock at the rate of 8% per annum, payable semi-annually. Each share of preferred stock is automatically convertible into shares of common stock, subject to an adjustment, upon certain occurrences. The conversion rate of the preferred stock has standard anti-dilution protections in the event of stock splits, dividends, combinations, mergers and reorganizations, but is not protected from issuances below the base conversion rate. No dividends were declared prior to September 30, 1998, when dividends on such shares became cumulative. During April 1999, all shares of junior preferred stock and accumulated dividends were converted into 3,732,752 common shares.

         12.  STOCK OPTIONS

              The Company maintains its 1996 Stock Option Plan (the "Plan") to provide incentives to employees, directors and consultants. The maximum term of options granted under the Plan is ten years. The board of directors has the exclusive power over the granting of options and their vesting provisions. During the year ended December 31, 1999, the number of shares of common stock covered by the Plan was increased from 2,500,000 to 7,000,000.

     Stock options for common stock comprise:

                                             1999                          1998                            1997
                                  ---------------------------    --------------------------     -------------------------
                                                  Weighted                      Weighted                        Weighted
                                                   Average                       Average                        Average
                                    Number Of     Exercise         Number Of    Exercise         Number Of      Exercise
                                     Shares         Price           Shares        Price            Shares        Price
                                  ------------   -----------     ------------  ----------       ------------  -----------
Outstanding - Beginning of year       2,716,000  $  0.37            1,150,000  $    0.25             980,000  $  0.03
Granted during the year               3,627,851     5.30            2,605,050       0.38             252,000     1.03
Exercised during the year           (2,236,400)     0.11          (1,028,550)       0.23            (82,000)     0.05
Canceled during the year               (98,800)     4.33             (10,500)       0.29                  --       --
                                  ------------                   ------------                   ------------
Outstanding - End of year            4,008,651      4.50           2,716,000        0.37          1,150,000      0.25
                                  ============                   ============                   ============
Exercisable - End of year            1,564,285      1.84           2,318,800        0.12            967,000      0.28
                                  ============                   ============                   ============

              The options granted during the year include 1,465,151 Physicians' Online options converted to options to acquire the Company's common stock upon the closing of the acquisition. The weighted-average exercise price of these options after conversion was $1.53. The number of converted shares exercisable at December 31, 1999 was 1,050,770.

                                       1.                 Options Outstanding                2.        Options Exercisable
                                       -------------------------------------------------     --------------------------------
                                                        Weighted-
                                                         Average           Weighted-                           Weighted-
                                                         Remaining         Average                              Average
         Range of Exercise                Number        Contractual        Exercise            Number          Exercise
               Prices                   Outstanding     Life (years)         Price            Exercisable        Price
         --------------------------    ---------------- ---------------- ---------------     ---------------- ---------------
               $0.50 - $3.50                 1,956,151       8.11            $1.53                 1,492,785      $1.53
               $5.63 - $6.97                   351,700       9.79            $6.05                     9,000      $6.50
               $7.00 - $7.97                   932,500       9.71            $7.16                        --        --
               $8.00 - $9.94                   502,300       9.76            $8.55                    58,000      $8.26
              $11.12 - $17.25                  266,000       9.28            $12.58                    4,500      $11.19

              During the years ended December 31, 1999 and 1998 the fair values of the options granted to employees, recognized as deferred expense, excluding options converted from Physicians' Online in 1999, were $13,162,050 and $1,045,976 respectively. The weighted average exercise price and weighted average fair value of options whose exercise price was less than the market value at the grant date during 1999 were $11.43 and $8.71, respectively. The weighted average exercise price and weighted average fair value of options whose exercise price was equal to the market value at the grant date during 1999 were $7.30 and $5.85, respectively. The fair value of unvested options issued in exchange for POL options was valued at $3,841,314. Such amount will be expensed over the remaining vesting period.

              The fair values of each option granted was estimated using the Black-Scholes option-pricing model. The following assumptions were used in computing the fair value of the option grants in 1999: expected volatility of the common stock ranging between 110% and 133%; expected lives ranging from one to five years; zero dividend yield and weighted average risk-free interest rates ranging between 4.63% and 6.45%.

         13.  WARRANTS

              In addition to the warrants issued in connection with the senior preferred stock as discussed in Note 11A, the Company issued warrants to purchase 400,000 shares of common stock at an exercise price of $1.22 per share to Arnhold and S. Bleichroeder, Inc. in consideration of investment advisory services. These warrants have been delivered or are being held in escrow and are deliverable as follows: 200,000 were delivered upon initial filing of Mediconsult's secondary offering prospectus in April 1999 and have been exercised; 100,000 were delivered on March 15, 2000; and 100,000 will be delivered on September 15, 2000. The delivery of the remaining 100,000 warrants is subject to the continued performance of financial advisory services for the Company by a particular individual on behalf of this firm. Such remaining 100,000 warrants deliverable in 2000, are being accounted for in accordance with EITF 96-18. Accordingly, the Company will be required to recognize as an expense the fair value of the warrants over the vesting period. These warrants, which expire on March 1, 2004, have net issue election and anti-dilution provisions comparable to the senior preferred stock warrants. These warrants do not confer upon the holder any voting or any other right of a stockholder. Total expense associated with these warrants was $1.8 million during 1999.

         14.  EARNINGS PER SHARE

              For each of the years ended December 31, 1999, 1998 and 1997, the Company reported net losses and, therefore, common stock equivalents were not included in the calculation of diluted earnings per share since such inclusion would have been anti-dilutive. The following common stock equivalents have been excluded from diluted per share amounts because their effect would have been anti-dilutive:

                                                              December 31,
                                         1999                   1998                   1997
                                        ------------    ---------------------  ------------------
Options                                   4,008,651              2,716,000              1,150,000
Warrants                                    424,000                     --                     --
Convertible preferred stock                      --              4,300,000              2,500,000
                                      ----------------  ---------------------  --------------------
                                          4,432,651              7,016,000              3,650,000
                                      ================  =====================  ====================


         15.  INCOME TAXES

              The Company's operations are conducted by its U.S., Bermudan and Canadian subsidiaries. The Bermuda subsidiary has received an undertaking from the Bermuda Government exempting it from all local income, profits and capital gains taxes until the year 2016. At the present time, no such taxes are levied in Bermuda, however, there can be no assurance that the Bermuda subsidiary will not be deemed to be transacting business in the U.S. by regulatory authorities and therefore become subject to U.S. taxation. The Company and its U.S. subsidiary are Delaware companies and the Canadian subsidiary is incorporated under the laws of that country. The Company and its U.S. and Canadian subsidiaries are subject to income tax, however no income tax provision has been recorded for the years ended December 31, 1999, 1998 or 1997 as the Company has experienced net operating losses in each year for both U.S. and foreign income tax purposes.

                  The primary difference between the Company's effective income tax rate and the Federal statutory tax rate is attributable to the valuation allowance recorded on all deferred tax assets and the difference between the U.S. and foreign income tax rates.

                  The tax effect of temporary differences, net operating losses and tax credit carryforwards as of December 31, 1999 and 1998 are as follows:

                                                                     1999                1998
                                                                  --------------      -----------
                   U.S. Deferred tax assets                       $   3,530,011       $        --
                   Foreign Deferred tax assets                        2,884,139           580,060
                   Valuation allowance                              (6,414,150)         (580,060)
                                                                  --------------      -----------
                                                                  $          --       $        --
                                                                  ==============      ===========

                  The Company has recorded a valuation allowance against all deferred tax assets considering its history of net operating losses and uncertainty regarding the Company's ability to generate sufficient taxable income in the future to utilize these deferred tax assets.

                  As of December 31, 1999 and December 31, 1998, the Company has available, for U.S. and Canadian tax reporting purposes, net operating loss carryforwards of approximately $16.6 million and $1.3 million respectively which will expire in various years through 2019. In addition, at December 31, 1999 and 1998 the Company has no undistributed foreign earnings.

         16.  DEFINED CONTRIBUTION BENEFIT PLANS

                  Beginning in 1999, through a professional organization, NELCO Companies, Mediconsult made available a 401K employee savings plan to the United States based employees. The plan is not contributed to by Mediconsult. Employee contributions are limited to the lesser of 15% of each employee's annual compensation and the statutory limit on such contributions.

                  Physicians' Online established a 401K employee savings plan on January 1, 1995, which was amended on April 1, 1998. The plan is not contributed to by Physicians' Online. Employee contributions are limited to the lesser of 15% of each employee's annual compensation and the statutory limit on such contributions. The Physicians' Online 401K employee savings plan was adopted by the Company in connection with the acquisition of POL.

         17.  COMMITMENTS AND CONTINGENCIES

                  The Company has various operating leases in effect for corporate and operating activities. The operating leases expire over the next one to five years. Certain leases contain escalation charges for real estate taxes and electricity. Rent expense for the year ended December 31, 1999 was $497,340. Future minimum lease payments under non cancelable operating leases are as follows:

                   2000.......................................    $  434,000
                   2001.......................................       227,000
                   2002.......................................       227,000
                   2003.......................................       218,000
                   2004.......................................       160,000

         18.  LITIGATION

                  The Company's wholly owned subsidiary, POL is a defendant in a lawsuit in which a former officer and director of POL alleges, among other things, that POL violated securities laws in selling stock to the former officer and that POL breached its employment agreement with the former officer. This action is currently in the United States District Court in New York. POL has made a motion in the United States District Court action seeking dismissal of the action. By Order dated August 14, 1997, United States District Court Judge for the Southern District of New York (a) dismissed the first two counts of the former officer's amended complaint alleging violation of certain provisions of the Securities Act of 1933 with prejudice, and (b) dismissed the third, fourth and sixth counts of the former officer's amended complaint alleging securities fraud, common law fraud and negligent misrepresentation; with leave to replead. By letter dated November 4, 1997, the former officer notified the Court of the former officer's decision not to replead the former officer's third, fourth and sixth counts at this time.

                  Management, based on the advice of its legal counsel, believes that the ultimate outcome of this action will not have a material adverse effect on the Company's financial position or results of operations.

                  The Company is also party to a number of other claims and lawsuits that are incidental to the ordinary course of business. Management, based on the advice of its legal counsel, believes that the outcome of any such claims and lawsuits will not have a material adverse effect on the Company's results of operations.

         19.  RELATED PARTY TRANSACTIONS

                  During the years ended December 31, 1998 and 1999, advances from shareholders of $2,169,751 and $315,000, respectively, were made to the Company, of which $1,800,000 and $0 were converted to common stock respectively and $30,000 and $513,610, respectively, were repaid.

                  The Company has an office in Hamilton, Bermuda, occupying space in the office of Robert A. Jennings, Chief Executive Officer and shareholder, at no cost.

         20.  SUBSEQUENT EVENTS

                  On February 11, 2000, the Company acquired Web North Star Interactive Corp. ("NIC"), an entity engaged in the development and marketing of certain market research software and services, in exchange for 435,161 shares of the Company's common stock in addition to cash consideration which will be determined based on the collection of NIC accounts receivable. For the purpose of the acquisition, the Company established Northstar Acquisition Inc., ("NAI") a wholly-owned subsidiary of the Company. On February 11, 2000, NIC merged with and into NAI. The Company intends to amortize the intangible assets associated with the acquisition over the estimated useful live periods ranging from three to five years.

                  On March 21, 2000, the Company acquired certain assets of Doerr Consulting, including the storknet.com URL, customer lists and other intangible and tangible assets for a total consideration of $200,000 payable in 33,676 shares of the Company's common stock. The Company intends to amortize the intangible assets over their estimated useful live periods ranging from three to five years.

                  On March 23, 2000 the Company and Accenture (f/k/a Andersen Consulting LLP) entered into a two years marketing alliance agreement for the joint marketing of certain products and services to the pharmaceutical industry by the Company and Accenture. Under the terms of the agreement, the Company will pay Accenture marketing assistance fees calculated on the basis of revenues generated from the sale of such products and services. The Company and Accenture also entered into a warrant agreement under which the Company issued Accenture warrants to purchase 1,503,425 shares of the Company's common stock at an exercise price of $3.8125 per share in connection with consulting services rendered by Accenture to the Company under a consulting services agreement signed on September 10, 1999. The warrants have a term of five-years and vest over time, based upon consulting services performed by Accenture on the Company's behalf. In connection with the issuance of these warrants the Company reserved 1,503,425 shares of common stock issuable upon exercising of these warrants. The Company will account for these warrants in accordance with EITF 96-18 and accordingly, the fair value of the warrants will be expenses over the respective vesting period.

                  On March 24, 2000, the Company entered into a non-cancelable operating lease for office space in Philadelphia. The lease commences on April 1, 2000 and will expire in three years. The minimum annual rent payable is $454,356.

                  On March 28, 2000, the Company entered into a non-cancelable operating lease for office space in Tarrytown, NY. The lease commences on April 1, 2000 and will expire in five years. The minimum annual rent payable is $460,800.

         21.  NEED FOR ADDITIONAL CAPITAL

                  The Company has incurred significant losses and negative cash flow from operations during the nine months ended September 30, 2000 and expects these conditions to continue for the foreseeable future. In addition, the Company is in default on notes payable which were due on October 31, 2000. The Company has negative working capital and needs additional capital to fund operations and liquidate liabilities in the ordinary course of business during the year ending December 31, 2001. Management's current plan, which is discussed in greater detail below, includes merging with a wholly-owned subsidiary of Andrx Corporation ("Andrx"). In the event the Company's planned merger with Andrx is not completed or if the Company is otherwise unable to obtain needed capital on appropriate terms, operations would need to be significantly scaled back or discontinued.

                  In January 2001, the board of directors of the Company approved a merger agreement with Andrx, under which the Company will become a wholly-owned subsidiary of Andrx.

                  Under the agreement, each share of common stock of the Company, issued and outstanding immediately prior to the effective time of the merger will automatically convert into 0.1430 shares of Cybear tracking stock, subject to adjustment. In addition, options and warrants to acquire shares of the Company's common stock outstanding immediately before the effective time of the merger will be assumed by Andrx and converted into options and warrants to acquire shares of Cybear tracking stock at the rate of 0.1430 shares of Cybear tracking stock for each share of Company common stock. The Cybear tracking stock is a class of Andrx common stock designed to track the financial performance of Andrx Corporation's Internet assets which are referred to as the Cybear Group.

                  In connection with the merger, the Company entered into a credit agreement with Cybear Inc., a wholly-owned subsidiary of Andrx, whereby, Cybear Inc. agreed to provide the Company with up to $2.0 million in interim financing to fund the Company's operating activities until the effective time of the merger. Amounts borrowed under such credit agreement are due on July 15, 2001, and collateralized by all of the outstanding shares of common stock of Physicians Online, Inc. (a wholly-owned subsidiary of the Company). In the event that the merger agreement is terminated, the amount due is convertible into shares of the Company's common stock at a conversion price of $0.125 per share. In addition, the Company issued to Cybear Inc. a warrant to purchase 8,926,502 shares of the Company's common stock at an exercise price of $0.125 per share, exercisable at any time after the merger agreement is terminated up to January 9, 2006.

                  In the event that the merger is terminated under certain conditions defined in the merger agreement, the breaching party will pay the other party a termination fee of $750,000. In the event that the merger agreement is terminated under certain conditions defined in the merger agreement, the Company will pay Andrx a termination fee of $1.0 million and will issue to Andrx a warrant to purchase up to 19.9% of the then outstanding capital stock of the Company.

                                    NINE MONTHS YEAR TO DATE INTERIM UNAUDITED
                                               FINANCIAL INFORMATION

                                               Mediconsult.com, Inc.

                                       Unaudited Consolidated Balance Sheets

                                                                        September 30,      December 31,
                                                                             2000              1999
                                                                      -------------------------------------
  ASSETS
 Current assets
 Cash and cash equivalents                                                      $892,314       $22,320,814
 Accounts receivable                                                           5,602,170         1,062,574
 Unbilled revenue                                                                      -         3,433,663
 Assets held for disposal                                                        276,892                 -
 Prepaid expenses and other current assets                                       810,402           556,646
                                                                      -------------------------------------

 Total current assets                                                          7,581,778        27,373,697
                                                                      -------------------------------------

 Fixed assets, net                                                             3,477,378         2,291,772
 Intangible assets, net                                                      157,598,836       193,115,481
                                                                      -------------------------------------

 Total assets                                                               $168,657,992      $222,780,950
                                                                      -------------------------------------

  LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
 Accounts payable and accrued expenses                                       $10,134,795       $10,591,054
 Advances from shareholder                                                             -           314,979
 Deferred revenue                                                                992,212           322,488
 Notes payable                                                                 2,334,549         4,974,100
                                                                      -------------------------------------

 Total current liabilities                                                    13,461,556        16,202,621
                                                                      -------------------------------------

Commitments and contingencies                                                          -                 -

Stockholders' equity
 Senior Preferred stock, $0.001 par value, 5,000,000 shares authorized,
 1,000,000 shares designated, no shares issued and outstanding at September 30,
 2000 and December 31, 1999, respectively                                              -                 -

 Junior preferred stock, 4,000,000 shares designated,
 no shares issued and outstanding at
 September 30, 2000 and December 31, 1999, respectively                                -                 -

 Common stock, $.001 par value, 100,000,000 shares authorized, 54,224,312 and
 49,633,275 shares issued and outstanding at September 30, 2000 and December 31,
 1999, respectively                                                               54,224            49,634

 Additional paid-in capital                                                  267,247,181       257,263,537
 Deferred compensation                                                      (10,069,076)      (16,051,925)
 Accumulated deficit                                                       (102,035,893)      (34,682,917)
                                                                      -------------------------------------

 Total stockholders' equity                                                  155,196,436       206,578,329

Total liabilities and stockholders' equity                                  $168,657,992      $222,780,950
                                                                      -------------------------------------

                                              See accompanying notes.

                                               Mediconsult.com, Inc.


                                  Unaudited Consolidated Statement of Operations

                                                     Nine Months Ended
                                             ----------------------------------

                                              September 30,    September 30,
                                                  2000              1999
                                             ----------------  ----------------
Revenues                                          $17,270,999        $3,715,432
                                             ----------------  ----------------

Operating expenses:
 Product and content development                   19,753,410         4,641,565
 Marketing, sales and client services              12,143,572         7,661,904
 General and administrative                         5,679,344         3,332,837
 Depreciation and amortization                     32,440,039         1,392,204
 Restructuring charge                               2,830,599                --
 Charge for impairment of long-lived assets         8,557,690                --
 Fair value of options granted to employees         1,536,346         1,060,949
 Fair value of warrants granted to third
 parties                                            1,805,347         1,707,611
                                             ----------------  ----------------

 Total operating expenses                          84,746,347        19,797,070
                                             ----------------  ----------------

Loss from operations                              (67,475,348)      (16,081,638)
Interest (expense) income, net                        122,372         1,168,308
                                             ----------------  ----------------

Net loss                                          (67,352,976)      (14,913,330)
Dividends on preferred stock                                -          (945,505)
                                             ----------------  ----------------
Net loss attributed to common stockholders       $(67,352,976)     $(15,858,835)
                                             ================  ================

Per common share data:
  Basic and diluted net loss per share                 $(1.28)           $(0.64)
                                             ================  ================

Weighted average shares of common stock
  outstanding used in computing basic
  and diluted net loss per share                   52,654,870        24,882,258
                                             ================  ================
                                              See accompanying notes.


                                               Mediconsult.com, Inc.

                                  Unaudited Consolidated Statement of Cash Flows

                                                                  Nine Months Ended
                                                               -------------------------
                                                                    September 30,         September 30,
                                                                         2000                 1999
                                                               --------------------------------------------
Cash flows from operating activities
Net loss                                                                  $(67,352,976)      $(14,913,330)
Adjustments to reconcile net loss to net cash used
 in operating activities
   Depreciation of fixed assets                                               2,121,907            389,586
   Bad debts expense                                                            216,900                 --
   Amortization of intangible assets                                         30,318,132          1,002,618
   Fair value of options and warrants granted                                 6,733,650          2,768,560
   Restructuring charge                                                       2,830,599                 --
   Charge for impairment of long-lived assets                                 8,557,690                 --
   Forfeiture of options by employees                                       (3,613,607)                 --
   Services received in exchange for common stock                             2,028,710                 --
   Amortization of deferred compensation related to
     interest in Pharma marketing                                               421,200          1,219,280
 Changes in assets and liabilities
     Accounts receivable                                                    (4,756,496)          (278,000)
     Unbilled revenue                                                         3,433,663        (1,812,100)
     Prepaid expenses and other current assets                                (253,756)          (397,322)
     Accounts payable and accrued expenses                                  (3,286,861)          1,818,746
     Deferred revenue                                                           669,724          (107,000)
                                                               --------------------------------------------

Net cash used in operating activities                                      (21,931,521)       (10,308,962)
                                                               --------------------------------------------

Cash flows from investing activities
   Fixed assets purchases                                                   (3,808,445)        (1,511,414)
   Purchase of businesses, net of cash acquired                               (215,381)        (4,127,343)
   Advance to Physicians' Online, Inc.                                                -       (10,096,438)
                                                               --------------------------------------------

Net cash used in investing activities                                       (4,023,826)       (15,735,195)
                                                               --------------------------------------------

Cash flows from financing activities
   Proceeds from advances from shareholder                                            -            315,000
   Repayment of advances from stockholder                                     (314,979)          (828,599)
   Proceeds from issuance of senior preferred stock                                   -          3,160,000
   Proceeds from issuance of common stock in a
     public offering                                                                  -         56,988,792
   Proceeds from exercise of warrants                                                 -            111,353
   Proceeds from issuance of common stock in a
     private offering                                                         6,500,000                 --
   Proceeds from exercise of stock options                                      981,377             90,154
   Payment of long-term debt                                                (2,639,551)                 --
                                                               --------------------------------------------

Net cash provided by financing activities                                     4,526,847         59,836,700
                                                               --------------------------------------------

(Decrease) increase in cash                                                (21,428,500)         33,792,543
Cash - beginning of period                                                   22,320,814            135,053
                                                               --------------------------------------------

Cash - end of period                                                           $892,314        $33,927,596
                                              See accompanying notes.

                              MEDICONSULT.COM, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
             ------------------------------------------------------

         1. BASIS OF PRESENTATION


              These consolidated financial statements are unaudited and reflect all adjustments that in the opinion of management are necessary for a fair presentation of the results for the interim period. The results of operations for the current interim period are not necessarily indicative of results to be expected for the current year or any other period. Certain amounts have been reclassified to conform to the fiscal 2000 presentation.


              These consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto, included in Mediconsult.com, Inc.'s (the "Company") Annual report on Form 10-K, and first and second quarter 10-Q's as filed with the Securities and Exchange Commission.


         2. STOCK OPTIONS


              We have a 1996 stock option plan (the "Plan") to provide incentives to employees, directors and consultants. The maximum term of options granted under the Plan is ten years. The board of directors has the exclusive power over the granting of options and their vesting provisions. Stock options for common stock comprise:

                                           September 30, 2000
                                           --------------------
                                                                Weighted Average
                                               Number of            Exercise
                                                 Shares              Price
                                           -------------------------------------
         Outstanding - December 31, 1999        4,008,651            $4.50
         Granted during the period              2,336,047             1.27
         Exercised during the period          (1,266,238)             0.66
         Forfeited during the period          (1,394,192)             7.07
                                           -------------------------------------

         Outstanding - September 30, 2000       3,684,268             4.08
                                           -------------------------------------

         Exercisable - September 30, 2000         689,274            $1.88

              During the nine months ended September 30, 2000 and 1999 the fair values of the options granted to employees were $1,895,396 and $1,555,095, respectively.


         3. WARRANTS


                  On March 23, 2000, the Company and Accenture (f/k/a Andersen Consulting LLP) entered into a warrant agreement under which the Company issued Accenture warrants to purchase 1,503,425 shares of the Company's common stock at an exercise price of $3.8125 per share in connection with consulting services rendered by Accenture to the Company under a consulting services agreement signed on September 10, 1999. The warrants have a term of five years and vest over time, based upon consulting services performed by Accenture on the Company's behalf. In connection with the issuance of these warrants the Company reserved 1,503,425 shares of common stock issuable upon exercise of these warrants.


         4. RESTRUCTURING CHARGES


              During the third quarter of 2000, the Company initiated a restructuring program. The restructuring is intended to reduce the Company's cost structure for its web site operations to focus resources on its core businesses related to educating and connecting physicians and patients. The restructuring predominantly affects the Company's operations in its Canadian location.



              During the third quarter of 2000, a charge of approximately $2.8 million was recorded with respect to the restructuring of the Company's Canadian location and web site operations. Approximately 100 employees were notified of terminations as operations were curtailed in line with current demands for the company's products. As a result 96 employees were terminated as of September 30, 2000 and the remaining employees will be terminated by December 31, 2000. The remaining restructuring costs relate to non-cancellable operating leases for office space at the Canadian location and contracts for telephone and web site services.

              The following table illustrates the different components of the restructuring accrual:

                                                          Other
                             Employee      Operating    Long-term
                           Compensation     Leases      Contracts       Total
                           -----------------------------------------------------
 Accrual in third quarter   $1,338,826      $660,135      $831,639    $2,830,600
 Payments made through
 September 30, 2000          (609,686)     (124,536)      (62,513)     (796,735)
                           -----------------------------------------------------

 Ending Balance               $729,140      $535,599      $769,126    $2,033,865




         5. IMPAIRMENT OF LONG-LIVED ASSETS


              As a result of the Company's restructuring program resulting in the closing of its Canadian location and related operations, the Company has realized an impairment of long-lived assets. A charge of approximately $8.3 million was recorded related to the write-off of the carrying value of goodwill originally acquired with the purchase of the operations affected by the restructuring. Management has determined that there are no future cash flows associated with the goodwill. In addition, certain fixed assets used in the restructured operations will be disposed of during the fourth quarter resulting in a charge of approximately $0.3 million to reflect a reduction in their carrying value to approximate their fair value, which is the estimated disposal sales price of the fixed assets.


         6. DEFAULT ON NOTES PAYABLE


              The Company is in default with respect to all of its notes payable due on October 31, 2000, of $2.9 million including interest of $0.6 million. Management is currently in negotiations with the holders of these notes to arrange payment alternatives.

                                    ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                          AGREEMENT AND PLAN OF MERGER



                                  BY AND AMONG



                               ANDRX CORPORATION,
                       MEDICONSULT ACQUISITION CORP., AND
                              MEDICONSULT.COM, INC.





                                 January 9, 2001

                                TABLE OF CONTENTS

                                                                                                               Page

1.       Definitions.............................................................................................1

2.       Basic Transaction.......................................................................................7

         (a)      The Merger.....................................................................................7

         (b)      Filing of Certificate of Merger, Effective Time................................................7

         (c)      Effect of Merger. .............................................................................7

                  (i)      General...............................................................................7

                  (ii)     Articles of Incorporation.............................................................8

                  (iii)    Bylaws................................................................................8

                  (iv)     Directors.............................................................................8

                  (v)      Officers..............................................................................8

         (d)      The Closing....................................................................................8

         (e)      Effect on Capital Stock........................................................................8

         (f)      Cancellation of Treasury Stock and Shares of Mediconsult Common Stock Owned by Andrx...........9

         (g)      Unvested Mediconsult Common Stock..............................................................9

         (h)      Capital Stock of Merger Sub....................................................................9

         (i)      Fractional Shares..............................................................................9

         (j)      Exchange Agent................................................................................10

         (k)      Andrx to Provide Stock and Cash...............................................................10

         (l)      Exchange Procedures...........................................................................10

         (m)      Dividends; No Further Ownership Rights in Mediconsult Capital Stock; Etc......................11

         (n)      Lost, Stolen or Destroyed Certificates........................................................12

         (o)      Dissenters' Rights............................................................................12

         (p)      Tax Consequences..............................................................................12

         (q)      Adjustment to Exchange Ratio..................................................................12

         (r)      Taking of Necessary Action, Further Action....................................................15

3.       Representations and Warranties of Mediconsult..........................................................15

         (a)      Organization, Qualification, and Corporate Power..............................................16

         (b)      Capitalization................................................................................16

         (c)      Authorization of Transaction..................................................................17

                                TABLE OF CONTENTS
                                   (continued)

                                                                                                               Page

         (d)      Noncontravention..............................................................................17

         (e)      Filings with the SEC..........................................................................18

         (f)      Financial Statements..........................................................................18

         (g)      Events Subsequent to Most Recent Mediconsult Fiscal Period End................................19

         (h)      Undisclosed Liabilities.......................................................................20

         (i)      Litigation....................................................................................20

         (j)      Restrictions on Business Activities...........................................................20

         (k)      Compliance With Laws..........................................................................20

         (l)      Title to Property.............................................................................20

         (m)      Intellectual Property.........................................................................21

         (n)      Environmental Matters.........................................................................23

         (o)      Taxes.........................................................................................24

         (p)      Employee Benefit Plans........................................................................24

         (q)      Employee Matters..............................................................................27

         (r)      Interested Party Transactions.................................................................28

         (s)      Insurance.....................................................................................28

         (t)      Regulatory Matters............................................................................28

         (u)      Material Contracts............................................................................29

         (v)      Mediconsult Options...........................................................................31

         (w)      Opinion of Financial Advisor..................................................................31

         (x)      Tax and Accounting Treatment..................................................................31

         (y)      Representations Complete......................................................................32

         (z)      Brokers' Fees.................................................................................32

4.       Representations and Warranties of Andrx................................................................32

         (a)      Organization of Andrx.........................................................................32

         (b)      Capitalization................................................................................32

         (c)      Authorization of Transaction..................................................................33

         (d)      Noncontravention..............................................................................33

         (e)      Filings with the SEC..........................................................................34

         (f)      Financial Statements..........................................................................34

                                TABLE OF CONTENTS
                                   (continued)

                                                                                                               Page

         (g)      Events Subsequent to Most Recent Andrx Fiscal Period End......................................34

         (h)      Undisclosed Liabilities.......................................................................35

         (i)      Brokers' Fees.................................................................................35

         (j)      Disclosure....................................................................................35

         (k)      Litigation....................................................................................35

         (l)      Compliance With Laws..........................................................................35

         (m)      Tax and Accounting Treatment..................................................................35

5.       Representations and Warranties of Merger Sub...........................................................36

         (a)      Organization of Merger Sub....................................................................36

         (b)      Authorization of Transaction..................................................................36

         (c)      Undisclosed Liabilities.......................................................................36

         (d)      Litigation....................................................................................36

6.       Covenants..............................................................................................37

         (a)      General.......................................................................................37

         (b)      Notices and Consents..........................................................................37

         (c)      Regulatory Matters and Approvals..............................................................37

                  (i)      Securities Act, Securities Exchange Act, and State Securities Laws;
                           Registration Statement and Proxy Statement...........................................37

                  (ii)     Mediconsult Stockholder Meeting......................................................38

                  (iii)    HSR and other Filings; Reasonable Efforts............................................39

         (d)      Operation of Business.........................................................................39

         (e)      Full Access...................................................................................40

         (f)      Notice of Developments........................................................................41

         (g)      Insurance and Indemnification.................................................................41

         (h)      Mediconsult Options and Warrants..............................................................43

         (i)      Certain Tax Matters...........................................................................44

                  (i)      Return Filing; Information Sharing Until the Closing Date............................44

                  (ii)     Tax Covenants........................................................................44

         (j)      No Solicitation...............................................................................45

         (k)      Interim Financing.............................................................................46

                                TABLE OF CONTENTS
                                   (continued)

                                                                                                               Page

         (l)      Voting Agreement..............................................................................46

7.       Conditions to Obligation to Close......................................................................46

         (a)      Conditions to Obligation of Andrx and Merger Sub..............................................46

         (b)      Conditions to Obligation of Mediconsult.......................................................49

8.       Termination............................................................................................50

         (a)      Termination of Agreement......................................................................50

         (b)      Effect of Termination.........................................................................51

         (c)      Expenses and Termination Fees.................................................................51

9.       Miscellaneous..........................................................................................52

         (a)      Survival......................................................................................52

         (b)      Press Releases and Public Announcements.......................................................52

         (c)      No Third Party Beneficiaries..................................................................53

         (d)      Entire Agreement..............................................................................53

         (e)      Succession and Assignment.....................................................................53

         (f)      Counterparts..................................................................................53

         (g)      Headings......................................................................................53

         (h)      Notices.......................................................................................53

         (i)      Governing Law.................................................................................55

         (j)      Amendments and Waivers........................................................................55

         (k)      Severability..................................................................................55

         (l)      Construction..................................................................................55

         (m)      Incorporation of Exhibits and Schedules.......................................................55

         (n)      Waiver of Jury Trial..........................................................................55

         (o)      Consent to Jurisdiction.......................................................................55

EXHIBIT A - ANDRX OFFICER'S CERTIFICATE
EXHIBIT B - MEDICONSULT OFFICER'S CERTIFICATE
EXHIBIT C - FORM OF VOTING AGREEMENT
EXHIBIT D - FORM OF BREAKUP WARRANT

                          AGREEMENT AND PLAN OF MERGER

         This AGREEMENT AND PLAN OF MERGER (the "Agreement") is made and entered into as of January 9, 2001, by and among Andrx Corporation, a Delaware corporation ("Andrx"), Mediconsult Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Andrx ("Merger Sub"), and Mediconsult.com, Inc., a Delaware corporation ("Mediconsult"). Andrx, Merger Sub and Mediconsult are individually referred to as a "Party" and collectively referred to herein as the "Parties."

                                 R E C I T A L S

         A. The Board of Directors of each of Andrx and Merger Sub has unanimously (i) determined that it is advisable and fair to, and in the best interests of each such company that, upon the terms and subject to the conditions of this Agreement, Merger Sub merge with and into Mediconsult, with Mediconsult being the surviving corporation (the "Merger"), and (ii) approved this Agreement, the Merger and the other transactions contemplated hereby.

         B. The Board of Directors of Mediconsult has unanimously (i) determined that it is advisable and fair to, and in the best interests of, Mediconsult and its stockholders that, upon the terms and subject to the conditions of this Agreement, the Merger be consummated, (ii) approved this Agreement, the Merger and the other transactions contemplated hereby and (iii) recommended the approval of this Agreement and the Merger by the stockholders of Mediconsult.

         C. Pursuant to the Merger, among other things, the outstanding shares of Common Stock, par value $.001 per share ("Mediconsult Common Stock"), of Mediconsult shall be converted into the right to receive the consideration set forth herein.

         D. The Parties intend, by executing this Agreement, that the Merger qualify as a "reorganization" under the provisions of Section 368(a)(1)(A) (by reason of Section 368(a)(2)(E)) of the Internal Revenue Code of 1986, as amended, including all rules and regulations thereunder (the "Code").

         Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1.       Definitions

         "Action" has the meaning set forth in Section 6(g).

         "Adjustment Date" has the meaning set forth in Section 2(q)(ii).

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

         "Andrx's Accountants" means Arthur Andersen LLP, Andrx's independent certified public accountants.

         "Andrx Capital Stock" means all shares of Andrx Common Stock, Cybear Tracking Stock and all shares of any other capital stock of Andrx.

         "Andrx Certificate of Incorporation" means the certificate of incorporation of Andrx, as amended.

         "Andrx Common Stock" means the Andrx Corporation - Andrx Group Common Stock, par value $.001 per share, of Andrx, a class of Andrx Capital Stock that has the terms and features set forth in the Andrx Certificate of Incorporation.

         "Andrx Material Adverse Effect" has the meaning set forth in Section 4(a).

         "Andrx Option Plan" means Andrx's 2000 Stock Option Plan.

         "Andrx Options" means all unexpired and unexercised issued and outstanding options, warrants and other rights to acquire or receive Andrx Capital Stock (whether or not vested or exercisable).

         "Andrx Public Reports" has the meaning set forth in Section 4(e).

         "Base Stockholders Equity" has the meaning set forth in Section
         2(q)(ii).

         "Breakup Warrant" has the meaning set forth in 8(c)(ii).

         "Cash Breakup Fee" has the meaning set forth in 8(c)(ii).

         "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act, as amended.

         "Certificate of Merger" has the meaning set forth in Section 2(a).

         "Certificates" has the meaning set forth in 2(l).

         "Closing" has the meaning set forth in Section 2(d).

         "Closing Balance Sheet" has the meaning set forth in Section 2(q)(i).

         "Closing Date" has the meaning set forth in Section 2(d).

         "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of
         1985.

         "Code" has the meaning set forth in the preface.

         "Confidential Information" means any information concerning the businesses and affairs of a person that is not already generally available to the public.

         "Copyright" has the meaning set forth in Section 3(m)(i)(3).

         "Cybear" means Cybear Inc., a Delaware corporation and wholly owned Subsidiary of Andrx.

         "Cybear Tracking Stock" means the Andrx Corporation - Cybear Group Common Stock, par value $.001 per share, of Andrx, a class of Andrx Capital Stock that has the terms and features set forth in the Andrx Certificate of Incorporation.

         "Deficit Amount" has the meaning set forth in Section 2(q)(ii).

         "DGCL" means the General Corporation Law of the State of Delaware, as amended.

         "Disclosure Schedule" has the meaning set forth in Section 3.

         "Dissenting Shares" has the meaning set forth in Section 2(e)(i).

         "DOJ" means the Antitrust Division of the United States Department of Justice.

         "Effective Time" has the meaning set forth in Section 2(b).

         "Environmental and Safety Laws" shall mean any federal, state or local laws, ordinances, codes, regulations, rules, policies and orders that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or which are intended to assure the safety of employees, workers or other persons, including the public.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, including all the rules and regulations thereunder.

         "Exchange Agent" has the meaning set forth in Section 2(j).

         "Exchange Ratio" has the meaning set forth in Section 2(e)(i).

         "Facilities" means all buildings and improvements on the Property of Mediconsult or its Subsidiaries for purposes of Section 3(n) only.

         "FTC" means the United States Federal Trade Commission.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         "Governmental Entity" means any court, quasi-judicial or administrative agency or commission, or other foreign or domestic governmental or quasi-governmental authority or instrumentality.

         "Governmental Permits" means all authorizations, consents, licenses, permits, orders, approvals, waivers, franchises and other rights granted by any Governmental Entity necessary to conduct business.

         "Hazardous Materials" shall mean any toxic or hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance or material, including without limitation, those substances, materials and wastes defined in or regulated under any Environmental and Safety Laws.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Indemnified Party" has the meaning set forth in Section 6(g).

         "Independent Accountants" has the meaning set forth in Section
         2(q)(iii).

         "Intellectual Property" has the meaning set forth in Section 3(m)(i).

         "IRS" means the Internal Revenue Service.

         "Knowledge" means the actual knowledge after reasonable investigation of the directors and officers of Mediconsult and its Subsidiaries, or Andrx and Merger Sub, as the case may be.

         "Marks" has the meaning set forth in Section 3(m)(i)(1).

         "McFarland Dewey" means McFarland Dewey & Co., LLC.

         "Mediconsult's Accountants" means Ernst & Young, LLP, Mediconsult's independent certified public accountants.

         "Mediconsult Balance Sheet" has the meaning set forth in Section 3(h).

         "Mediconsult Capital Stock" means all shares of Mediconsult Common Stock and all shares of any other capital stock of Mediconsult.

         "Mediconsult Certificate of Incorporation" means the certificate of incorporation of Mediconsult, as amended.

         "Mediconsult Common Stock" has the meaning set forth in the preface.

         "Mediconsult Employee Plans" has the meaning set forth in Section 3(p)(i).

         "Mediconsult ERISA Affiliate" has the meaning set forth in Section 3(p)(i).

         "Mediconsult Financial Statements" has the meaning set forth in Section 3(f).

         "Mediconsult Material Adverse Effect" has the meaning set forth in
         Section 3(a).

         "Mediconsult Material Contracts" has the meaning set forth in Section 3(u)(i).

         "Mediconsult Option Plans" means the Mediconsult Amended and Restated 1996 Stock Option Plan and the Physicians' Online Amended and Restated 1994 Stock Option Plan.

         "Mediconsult Options" means all unexpired and unexercised issued and outstanding options to acquire or receive Mediconsult Capital Stock (whether or not vested or exercisable).

         "Mediconsult Public Reports" has the meaning set forth in Section 3(e).

         "Mediconsult Stockholders" means the stockholders of Mediconsult.

         "Mediconsult Stockholders Equity" has the meaning set forth in Section 2(q)(ii).

         "Mediconsult Stockholders Meeting" has the meaning set forth in Section 6(c)(ii).

         "Mediconsult Warrants" means all warrants and other rights to acquire or receive Mediconsult Capital Stock (whether or not vested or exercisable), including, without limitation, the warrants issued by Mediconsult to Andersen Consulting LLP, but excluding the Mediconsult Options.

         "Merger" has the meaning set forth in the preface.

         "Merger Sub" has the meaning set forth in the preface.

         "Merger Sub Bylaws" has the meaning set forth in Section 2(c)(iii).

         "Merger Sub Certificate of Incorporation" has the meaning set forth in
         Section 2(c)(ii).

         "Merger Sub Common Stock" has the meaning set forth in Section 2(h).

         "Most Recent Andrx Fiscal Period End" has the meaning set forth in
         Section 3(g).

         "Most Recent Mediconsult Fiscal Period End" has the meaning set forth in Section 3(g).

         "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency) provided, however, that any transaction involving the single payment of or receipt of $10,000 shall not be deemed to be in the ordinary course of business and provided further that any payments relating to payroll shall be deemed in the ordinary course of business.

         "Party" has the meaning set forth in the preface above.

         "Patents" has the meaning set forth in Section 3(m)(i)(2).

         "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         "Physicians' Online" means Physicians' Online, Inc., a Delaware corporation and wholly owned Subsidiary of Mediconsult.

         "Proceeding" means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

         "Property" shall mean all real property leased or owned by Mediconsult or its Subsidiaries either currently or in the past for purposes of
         Section 3(n) only.

         "Proxy Statement/Prospectus" has the meaning set forth in Section 6(c)(i)(1).

         "Registration Statement" has the meaning set forth in Section
         6(c)(i)(1).

         "Representatives" has the meaning set forth in Section 6(j).

         "Required Filings" has the meaning set forth in Section 3(d).

         "Required Mediconsult Stockholder Vote" means the affirmative vote in favor of this Agreement and the Merger by the holders of a majority of the Mediconsult Capital Stock outstanding.

         "SEC" means the Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, landlord's and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         "Stockholder Representative" has the meaning set forth in Section 2(q)(iii)(4)(i).

         "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

         "Superior Proposal" has the meaning set forth in Section 6(j).

         "Surviving Corporation" has the meaning set forth in Section 2(a).

         "Takeover Proposal" means any offer or proposal or any oral or written indication of interest received by any director or executive officer of Mediconsult or any of its Subsidiaries in connection with a potential merger or other business combination involving Mediconsult or any of its Subsidiaries or the acquisition of twenty percent

         (20%) or more of the outstanding Mediconsult Capital Stock or capital stock of any of its Subsidiaries, or any of the assets of Mediconsult or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

         "Tax" means (i) any net income, alternative or add-on minimum Tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit Tax, custom, duty or other Tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to Tax or additional amount imposed by a Tax Authority, (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person.

         "Tax Authority" means any Governmental Entity responsible for the imposition of any Tax (domestic or foreign).

         "Tax Return" means any return, statement, report or form (including, without limitation, estimated Tax returns and reports, withholding Tax returns and reports and information reports and returns) required to be filed with respect to Taxes.

         "Trade Secret" has the meaning set forth in Section 3(m)(i)(4).

2.       Basic Transaction

                  (a) The Merger. At the Effective Time, subject to the terms and conditions of this Agreement, the applicable provisions of the DGCL, and a certificate of merger in a form satisfactory to the Parties (the "Certificate of Merger"), Merger Sub shall be merged with and into Mediconsult, the separate corporate existence of Merger Sub shall cease, and Mediconsult shall continue as the surviving corporation (the "Surviving Corporation"). As a result of the Merger, Mediconsult shall become a wholly owned subsidiary of Andrx. The effects and consequences of the Merger shall be as set forth in Section 2(c) below.

                  (b) Filing of Certificate of Merger, Effective Time. In connection with the Closing, the Parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL. The Merger shall become effective at the time (the "Effective Time") and date on which the Certificate of Merger has been duly filed with the Secretary of State of Delaware or such time and date as agreed upon by the Parties and specified in the Plan of Merger.

                  (c) Effect of Merger.

                           (i)      General. At the Effective Time, the effect
of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject to the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of Mediconsult and

Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Mediconsult and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

                           (ii)     Articles of Incorporation. The certificate
of incorporation of Merger Sub (the "Merger Sub Certificate of Incorporation"), at the Effective Time, shall be the certificate of incorporation of the Surviving Corporation.

                           (iii)    Bylaws. Subject to Section 6(g), the bylaws
of Merger Sub, immediately prior to the Effective Time, shall be, at the Effective Time, the bylaws of the Surviving Corporation (the "Merger Sub Bylaws") until thereafter amended as provided by law and such Bylaws.

                           (iv)     Directors. The directors of Merger Sub
immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time and until their successors are duly appointed or elected in accordance with applicable law, or until their earlier death, resignation or removal in accordance with the Merger Sub Certificate of Incorporation and Merger Sub Bylaws.

                           (v)      Officers. The officers of Merger Sub at the
Effective Time shall be the officers of the Surviving Corporation immediately prior to the Effective Time until their successors are duly appointed or elected in accordance with applicable law, or until their earlier death, resignation or removal in accordance with the Merger Sub Certificate of Incorporation and Merger Sub Bylaws.

                  (d) The Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Broad and Cassel, 201 South Biscayne Boulevard, Suite 3000, Miami, Florida 33131, at 10:00 a.m. on (a) the next business day after the last to be fulfilled or waived of the conditions set forth in Section 7 shall be fulfilled or waived in accordance herewith (other than conditions which by their nature are to be satisfied at the Closing, but subject to such conditions) or (b) at such other time, date or place as Mediconsult and Andrx may agree in writing. The date on which the Closing occurs is referred to herein as the "Closing Date."

                  (e) Effect on Capital Stock.

                           (i)      Each share of Mediconsult Common Stock
issued and outstanding immediately prior to the Effective Time (other than any shares of Mediconsult Common Stock to be canceled pursuant to Section 2(f) or, if applicable, any shares of Mediconsult Common Stock held by Persons who have not voted such shares for approval of the Merger and with respect to which such Persons shall become entitled to exercise dissenters' rights in accordance with the DGCL (the "Dissenting Shares")) will be canceled and extinguished and be converted automatically into the right to receive 0.1430 shares of Cybear Tracking Stock, subject to adjustment as provided for in Section 2(q) (the "Exchange Ratio"). 80% of the shares of Cybear Tracking Stock into which the Mediconsult Common Stock shall be converted pursuant to this Section 2(e) shall be issued upon surrender of the certificates representing such share of Mediconsult Common Stock in the manner provided in Section 2(l) (or, in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit and, if required, bond in the manner provided in Section 2(n)). The remaining 20% of the shares of Cybear Tracking Stock into which the Mediconsult Common Stock shall be converted shall be issued to stockholders who have surrendered their certificates representing shares of Mediconsult Common Stock as provided in the preceding sentence, following the determination of any adjustment to the Exchange Ratio as provided in Section 2(q). It is the intention of the Parties that the holders of Mediconsult Common Stock will, as a result of the Merger, own in the aggregate approximately 42.9% of the Cybear Tracking Stock outstanding after the Merger on a fully diluted basis assuming no adjustment in the Exchange Ratio as provided in Section 2(q).

                           (ii)     At the Effective Time, each outstanding
Mediconsult Option and Mediconsult Warrant shall be assumed by Andrx in accordance with Section 6.

                  (f) Cancellation of Treasury Stock and Shares of Mediconsult Common Stock Owned by Andrx. Each share of Mediconsult Common Stock that is owned by Mediconsult as treasury stock immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof. Each share of Mediconsult Common Stock that is owned by Andrx or any direct or indirect wholly-owned subsidiary of Andrx immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof.

                  (g) Unvested Mediconsult Common Stock. If any shares of Mediconsult Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement, or other agreement with Mediconsult or under which Mediconsult has any rights, then (unless such condition terminates by virtue of the Merger pursuant to the express term of such agreement) the shares of Cybear Tracking Stock issued in exchange for such shares of Mediconsult Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Cybear Tracking Stock may accordingly be marked with appropriate legends. Mediconsult shall take all action that may be necessary to ensure that, from and after the Effective Time, Andrx is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

                  (h) Capital Stock of Merger Sub. At the Effective Time, each share of Common Stock, par value $.001 per share, of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, par value $.001 per share, of the Surviving Corporation, and the Surviving Corporation shall become a wholly owned subsidiary of Andrx. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such share of capital stock of the Surviving Corporation.

                  (i) Fractional Shares. No fraction of a share of Cybear Tracking Stock will be issued to the stockholders of Mediconsult in the Merger. Instead, as promptly as practicable after the Effective Time, the fractional share interests of Cybear Tracking Stock will be aggregated into whole shares of Cybear Tracking Stock (provided that after such aggregation, the remaining fractional share of Cybear Tracking Stock, if any, shall be rounded up to the next whole share) and sold on the open market by the Exchange Agent. The net proceeds from the sale will be distributed by the Exchange Agent as promptly as practicable after the Effective Time, to the stockholders entitled to receive such fractional share interests from Andrx in an amount of cash (rounded to the nearest whole cent) equal to the product of such fraction, multiplied by the net proceeds per share received by the Exchange Agent for the sale of the Cybear Tracking Stock. Andrx shall pay the Exchange Agent's compensation and expenses in connection with such sale.

                  (j) Exchange Agent. Andrx shall appoint American Stock Transfer and Trust Company to serve as exchange agent (the "Exchange Agent") in the Merger.

                  (k) Andrx to Provide Stock and Cash. Promptly after the Effective Time, Andrx shall make available to the Exchange Agent for exchange in accordance with Section 2(l) the shares of Cybear Tracking Stock issuable pursuant to Section 2(l) in exchange for all of the outstanding shares of the Mediconsult Common Stock immediately prior to the Effective Time and cash in an amount sufficient for payment of any dividends or distributions payable pursuant to Section 2(m).

                  (l) Exchange Procedures. Promptly after the Effective Time, Andrx shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the "Certificates"), which immediately prior to the Effective Time represented outstanding shares of Mediconsult Capital Stock, whose shares were converted into shares of Cybear Tracking Stock pursuant to Section 2(e) and any dividends or other distributions pursuant to Section 2(m): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall contain such other provisions as Andrx may reasonably specify) and (ii) instructions for use in effecting the surrender of Certificates in exchange for certificates representing shares of Cybear Tracking Stock and cash in lieu of fractional shares pursuant to Section 2(i) and any dividends or other distributions pursuant to Section 2(m). Upon surrender of the Certificates for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Cybear Tracking Stock into which their shares of Mediconsult Capital Stock were converted at the Effective Time and any dividends or distributions payable pursuant to Section 2(m), and payment in lieu of fractional shares which the holder has the right to receive pursuant to Section 2(i) and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, subject to
Section 2(m) as to the payment of dividends, to evidence the ownership of the number of full shares of Cybear Tracking Stock into which such shares of Mediconsult Capital Stock shall have been so converted (including any voting notice or other rights associated with the ownership of such share of Cybear Tracking Stock under the Andrx Certificate of Incorporation or the bylaws of Andrx or under Delaware law) and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 2(i) and any dividends or distributions payable pursuant to Section 2(m). If any portion of the Cybear Tracking Stock (and any dividends or distributions thereon), otherwise payable hereunder to any person, is to be issued or paid to a person other than the person in whose name the Certificate is registered, it shall be a condition to such issuance or payment that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such issuance or payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such issuance or payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

                  (m) Dividends; No Further Ownership Rights in Mediconsult Capital Stock; Etc.

                           (i)      Notwithstanding any other provisions of this
Agreement, no dividends or other distributions declared after the Effective Time on the Cybear Tracking Stock shall be paid with respect to any shares of Mediconsult Capital Stock represented by a Certificate until such Certificate is surrendered for exchange as provided herein. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the Cybear Tracking Stock certificates issued in exchange therefor, without interest, (A) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Cybear Tracking Stock and not paid, less the amount of any withholding Taxes which may be required thereon and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such shares of Cybear Tracking Stock, less the amount of any withholding Taxes which may be required thereon.

                           (ii)     All shares of the Cybear Tracking Stock
issued upon surrender of Certificates in accordance with this Section 2 shall be deemed to be in full satisfaction of all rights pertaining to the shares of Mediconsult Capital Stock represented thereby, and from and after the Effective Time, there shall be no transfers on the stock transfer books of Mediconsult of the shares of Mediconsult Capital Stock. If, after the Effective Time, certificates representing any such shares are presented to the Surviving Corporation, they shall be canceled and exchanged for certificates for the consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in Section 2(l).

                           (iii)    Upon demand by Andrx, the Exchange Agent
shall deliver to Andrx any portion of the Cybear Tracking Stock made available to the Exchange Agent pursuant to Section 2(k) hereof, and cash in lieu of fractional shares thereof, that remains undistributed to holders of Mediconsult Capital Stock one year after the Effective Time. Holders of Certificates who have not complied with this Section 2 prior to such demand shall thereafter look only to Andrx for payment of any claim to such Cybear Tracking Stock and dividends or distributions, if any, in respect thereof.

                           (iv)     The Surviving Corporation and Andrx shall be
entitled to deduct and withhold from the Cybear Tracking Stock (and any dividends or distributions thereon), otherwise payable hereunder, to any person such amounts as it is required to deduct and withhold with respect to making of such payment under any provision of federal, state, local or foreign income Tax law. To the extent that the Surviving Corporation or Andrx so withholds those amounts, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Mediconsult Capital Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Andrx, as the case may be.

                  (n) Lost, Stolen or Destroyed Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Andrx, the posting by such person of a bond in such reasonable amount as Andrx may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable merger consideration and unpaid dividend and distributions on shares of Cybear Tracking Stock deliverable in respect thereof pursuant to this Agreement.

                  (o) Dissenters' Rights. Any Dissenting Shares shall not be converted into shares of Cybear Tracking Stock but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the DGCL. Mediconsult agrees that, except with the prior written consent of Andrx, or as required under the DGCL, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such purchase demand. Each holder of Dissenting Shares who, pursuant to the provisions of the DGCL, becomes entitled to payment of the fair value for shares of Mediconsult Common Stock shall receive payment therefor (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, Andrx shall issue and deliver, upon surrender by such stockholder of the certificate or certificates representing shares of Mediconsult Common Stock, the number of shares of Cybear Tracking Stock to which such stockholder would otherwise be entitled under
Section 2(e) and the Agreement.

                  (p) Tax Consequences. It is intended by the parties hereto that the Andrx Merger shall constitute a reorganization within the meaning of
Section 368(a)(1)(A) (by reason of Section 368(a)(2)(E)) of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Section 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

                  (q) Adjustment to Exchange Ratio.

                           (i)      Closing Balance Sheet. As promptly as
practicable, but in any event within 90 calendar days following the Closing Date, Andrx shall deliver to the Stockholder Representative a balance sheet as of the closing date (the "Closing Balance Sheet"), together with a report thereon of Andrx's Accountants stating that the Closing Balance Sheet fairly presents the financial condition of Mediconsult as of the Closing Date in conformity with GAAP, except as hereinafter provided, applied on a basis consistent with the preparation of the Mediconsult Balance Sheet and in accordance with the requirements of this Agreement.

                           (ii)     Adjustment. The Closing Balance Sheet shall
be deemed final, conclusive and binding for the purposes of this Section 2(q) upon the date (the "Adjustment Date") that is the earliest of (A) the failure of the Stockholder Representative to notify Andrx of a dispute within 20 business days after the post-marked date or the Stockholder Representative's receipted date of Andrx's delivery of the Closing Balance Sheet to the Stockholder Representative, (B) the resolution of all disputes pursuant to Section 2(q)(iii) by Andrx's Accountants and Mediconsult's Accountants, and (C) the resolution of all disputes, pursuant to

Section 2(q)(iii) by the Independent Accountants. In the event that the amount of the total stockholders equity as shown on the Closing Balance Sheet (the "Mediconsult Stockholders Equity") is less than the amounts set forth on
Schedule 2(q) (the "Base Stockholders Equity"), then, within three business days after the Adjustment Date the Exchange Ratio shall be adjusted downward by
0.0128 of a share of Cybear Tracking Stock for each $250,000 by which the Base Stockholders Equity exceeds the Mediconsult Stockholder Equity (the "Deficit Amount") up to a maximum of 0.0286 of a share of Cybear Trading Stock.

                           (iii)    Disputes.

                                    (1) Subject to clause (2) of this Section
2(q)(iii), the Closing Balance Sheet delivered by Andrx to the Stockholder Representative shall be deemed to be and shall be final, conclusive and binding upon the Parties hereto. The Closing Balance Sheet shall be prepared in accordance with GAAP on the basis of Mediconsult's historical accounting practices, consistently applied and shall set forth information and financial data in form and substance consistent with the comparable information and financial data set forth in the Mediconsult Financial Statements.

                                    (2) The Stockholder Representative may
dispute the Deficit Amount reflected on the Closing Balance Sheet on the basis that the amount was not arrived at in accordance with GAAP, applied on a basis consistent with the preparation of the Mediconsult Balance Sheet (or on the basis of any judgments made under GAAP); provided, however, that the Stockholder Representative shall have notified Andrx and Andrx's Accountants in writing of each disputed item, specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within 15 business days after the date of Andrx's delivery of the Closing Balance Sheet to the Stockholder Representative. In the event of such a dispute, the Stockholder Representative may cause Mediconsult's Accountants to inspect the Closing Balance Sheet, and Mediconsult's Accountants shall have access to any work papers prepared by Andrx or Andrx's Accountants in the preparation of the Closing Balance Sheet. Upon completion of the review by Mediconsult's Accountants, which review shall be completed within ten business days after the date of the Stockholder Representative's written notice referred to in the first sentence of this subsection, Mediconsult's Accountants and Andrx's Accountants shall attempt to reconcile their differences, and any resolution by them as to any disputed amounts shall be final, conclusive and binding on the Parties hereto. If Mediconsult's Accountants and Andrx's Accountants are unable to reach a resolution within 30 business days after the date of the Stockholder Representative written notice of dispute, Mediconsult's Accountants and Andrx's Accountants shall submit the items remaining in dispute for resolution to a nationally recognized accounting firm reasonably acceptable to Mediconsult's Accountants and Andrx's Accountants (the "Independent Accountants"), which shall, within 30 business days after such submission, determine and report to the Stockholder Representative and Andrx upon such remaining disputed items, and such report shall be final, conclusive and binding on the Stockholder Representative and Andrx. The fees and disbursements of the Independent Accountants shall be shared equally by Andrx and the Stockholder Representative.

                                    (3) The resolution of disputed matters with
respect to the Closing Balance Sheet pursuant to the provisions of this Section 2(q) shall not preclude, restrict or otherwise adversely affect any of Andrx's rights to indemnification or other legal remedies under this Agreement.

                                    (4)(i) Subject to the terms and conditions
of this Section 2(q), Ian Sutcliffe is designated as the representative of the Mediconsult Stockholders (the "Stockholder Representative") by Mediconsult on behalf of each of the Mediconsult Stockholders to serve, and Andrx hereby acknowledges that the Stockholder Representative shall serve, as the sole representative of the Mediconsult Stockholders from and after the Effective Time with respect to the matters set forth in this Section 2(q). The Stockholder Representative shall serve in such capacity without compensation except for the reimbursement of out-of-pocket expenses and indemnification specifically provided herein. The Stockholder Representative has accepted such designation as of the date hereof. Notwithstanding anything to the contrary contained in this Agreement, the Stockholder Representative shall have no duties or responsibilities except those expressly set forth herein, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on behalf of any Mediconsult Stockholders shall otherwise exist against the Stockholder Representative.

                                    (ii)     Each of the Mediconsult
Stockholders by voting in favor of this Agreement at the Mediconsult Stockholders Meeting and/or by acceptance or receipt of any portion of the consideration to be paid pursuant to Section 2(e) will and hereby does, effective as of the Effective Time, irrevocably appoint the Stockholder Representative as the agent, proxy and attorney-in-fact for such Mediconsult Stockholder for all purposes of this Section 2(q), including full power and authority on such Mediconsult Stockholder's behalf (i) to take all actions which the Stockholder Representative considers necessary or desirable in connection with the defense, pursuit or settlement of any determinations relating to this
Section 2(q), (ii) to engage and employ agents and representatives (including accountants, legal counsel and other professionals) and to incur such other expenses as he shall deem necessary or prudent in connection with the administration of the foregoing; (iii) to provide for all expenses incurred in connection with the administration of the foregoing to be paid by directing Andrx to reimburse the Stockholder Representative for such expenses; (iv) to accept and receive notices to the Mediconsult Stockholders pursuant to this Agreement; and (v) to take all other actions and exercise all other rights which the Stockholder Representative (in his sole discretion) considers necessary or appropriate in connection with this Agreement. Each of the Mediconsult Stockholders, by voting in favor of this Agreement at the Mediconsult Stockholders Meeting and/or by acceptance or receipt of any portion of the consideration to be paid pursuant to Section 2(e), agrees that such agency and proxy are coupled with an interest, and are therefore irrevocable without the consent of the Stockholder Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Mediconsult Stockholder. All decisions and acts by the Stockholder Representative shall be binding upon all of the Mediconsult Stockholders, and no Mediconsult Stockholder shall have the right to object, dissent, protest or otherwise contest the same.

                                    (iii)    If the Stockholder Representative
shall die, become incapacitated, resign or otherwise fail to act on behalf of the Mediconsult Stockholders for any reason, the Stockholder Representative shall be such other person as shall be selected by a majority of the persons serving as directors of Mediconsult immediately prior to the Closing, and such substituted representative shall be deemed to be the Stockholder Representative for all purposes of this Agreement.

                                    (iv)     The Stockholder Representative is
authorized to act on the Mediconsult Stockholders' behalf notwithstanding any dispute or disagreement among the Mediconsult Stockholders and the other Parties shall be entitled to rely on any and all action taken by the Stockholder Representative without any liability to, or obligation to inquire of, any of the Mediconsult Stockholders even if such Party shall be aware of any actual or potential dispute or disagreement among the Mediconsult Stockholders. Each of the other Parties hereto is expressly authorized to rely on the genuineness of the signature of the Stockholder Representative and, upon receipt of any writing which reasonably appears to have been signed by the Stockholder Representative, the other Parties hereto may act upon the same without any further duty of inquiry as to the genuineness of the writing.

                                    (v)      Neither the Stockholder
Representative nor any agent employed by him shall be liable to any of the Mediconsult Stockholders relating to the performance of his duties under this Agreement for any errors in judgment, negligence, oversight, breach of duty or otherwise except to the extent it is finally determined in a court of competent jurisdiction by clear and convincing evidence that the actions taken or not taken by the Stockholder Representative constituted fraud or were taken or not taken in bad faith. The Stockholder Representative shall be indemnified and held harmless by Andrx against all damages to be paid or incurred in connection with any action, suit proceeding or claim to which the Stockholder Representative is made a party by reason of the fact that he was acting as the Stockholder Representative pursuant to this Agreement; provided, however, that the Stockholder Representative shall not be entitled to indemnification hereunder to the extent it is finally determined in a court of competent jurisdiction that the actions taken or not taken by the Stockholder Representative constituted fraud or were taken or not taken in bad faith. The Stockholder Representative shall be protected in acting upon any notice, statement or certificate believed by him to be genuine and to have been furnished by the appropriate person and in acting or refusing to act in good faith or any matter.

                  (r) Taking of Necessary Action, Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Mediconsult and Merger Sub, the officers and directors of Andrx, Mediconsult and Merger Sub are fully authorized in the name of their respective companies or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

         3. Representations and Warranties of Mediconsult. Mediconsult represents and warrants to Andrx and Merger Sub that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3), except as disclosed in or contemplated by the Mediconsult Public Reports or as set forth on the disclosure schedule accompanying this Agreement and initialed by the Parties (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

                  (a) Organization, Qualification, and Corporate Power. Each of Mediconsult and its Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each of Mediconsult and its Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a material adverse effect on the business, operations, results of operations, assets, liabilities or financial condition of Mediconsult or Physicians' Online, or on the ability of the Parties to consummate the transactions contemplated by this Agreement (a "Mediconsult Material Adverse Effect"); it being understood, however, that Mediconsult's continuing to incur losses, as long as such losses are in the Ordinary Course of Business, shall not, alone, be deemed to be a Mediconsult Material Adverse Effect. Each of Mediconsult and its Subsidiaries has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Mediconsult has delivered or made available to Andrx a true and correct copy of the certificate or articles of incorporation, as amended, and bylaws, as amended, and any other charter or organizational documents, each as amended, of Mediconsult and each of its Subsidiaries. Neither Mediconsult nor any of its Subsidiaries is in violation of any of the provisions of its certificate or articles of incorporation or bylaws or other charter or organizational documents, each as amended. Mediconsult is the owner of all outstanding shares of capital stock or voting securities of each of its Subsidiaries, except for Pharma Marketing, LLC, which is 35% owned by Mediconsult, and all such shares and voting securities are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock and voting securities of each such Subsidiary are owned by Mediconsult, free and clear of all Security Interests or rights of others. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any such Subsidiary, or otherwise obligating Mediconsult or any such Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. The Disclosure Schedule sets forth all of Mediconsult's Subsidiaries. Mediconsult does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any other corporation, partnership, joint venture or other business association or entity.

                  (b) Capitalization. The entire authorized capital stock of Mediconsult consists of 100,000,000 shares of Mediconsult Common Stock, of which 54,190,636 shares are issued and outstanding, and 5,000,000 shares of preferred stock, each with a par value of $.001 per share, none of which are issued and outstanding. All of the issued and outstanding shares of Mediconsult Common Stock have been duly authorized and are validly issued, fully paid, and nonassessable and are free and clear of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Mediconsult Certificate of Incorporation or bylaws, each as amended, or any agreement to which Mediconsult is a party or by which it is bound. As of the close of business on December 31, 2000, Mediconsult has reserved an aggregate of 7,345,270 shares of Mediconsult Common Stock, net of exercises, for issuance to employees, consultants and directors pursuant to the Mediconsult Option Plans, of which 3,358,375 shares have been issued pursuant to option exercises or direct stock purchases, and 3,986,895 shares are subject to outstanding, unexercised options. As of the close of business on December 31, 2000, there were 1,703,425 shares of Mediconsult Common Stock issuable pursuant to the Mediconsult Warrants. Since September 30, 2000, Mediconsult has not issued or granted additional options under the Mediconsult Option Plans or otherwise. Mediconsult has not issued or granted any stock appreciation rights or performance units under the Mediconsult Option Plans or otherwise. Except for the rights created pursuant to this Agreement, the Mediconsult Option Plans or the Mediconsult Warrants, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Mediconsult is a party or by which it is bound obligating Mediconsult to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Mediconsult Capital Stock or obligating Mediconsult to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. Except for this Agreement or contemplated hereunder, there are no contracts, commitments or agreements relating to voting, purchase or sale of Mediconsult Capital Stock (i) between or among Mediconsult and any of the Mediconsult Stockholders or (ii) to Mediconsult's Knowledge, between or among any of the Mediconsult Stockholders. To the extent not terminated prior to Closing, the terms of the Mediconsult Option Plans and the Mediconsult Warrants permit the assumption of options or warrants, respectively, to purchase Mediconsult Common Stock as provided in this Agreement, without the consent or approval of the holders of such securities, the Mediconsult Stockholders, or otherwise. Since May 1, 1999, none of the forms of agreements and instruments relating to or issued under the Mediconsult Option Plans have been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments in any case from the existing forms. All outstanding shares of Mediconsult Common Stock and all Mediconsult Options and Mediconsult Warrants were issued in compliance with all applicable federal and state securities laws.

                  (c) Authorization of Transaction. Mediconsult has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder; provided, however, that Mediconsult cannot consummate the Merger unless and until it receives the Required Mediconsult Stockholder Vote and the Certificate of Merger is filed and recorded pursuant to the DGCL. Assuming the due authorization, execution and delivery by Andrx and Merger Sub, this Agreement constitutes the valid and legally binding obligation of Mediconsult, enforceable in accordance with its terms and conditions except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

                  (d) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) subject to obtaining the Required Mediconsult Stockholder Vote and (w) the filing of the Registration Statement with the SEC in accordance with the Securities Act, (x) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (y) the filing of the Proxy Statement/Prospectus with the SEC in accordance with the Securities Act and the Securities Exchange Act and (z) obtaining or filing such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the HSR Act (clauses (w) through (z), collectively, the "Required Filings") violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, Governmental Permit or other restriction of any Governmental Entity, or court to which any of Mediconsult and its Subsidiaries is subject; (ii) violate any provision of the charter or bylaws of any of Mediconsult and its Subsidiaries or; (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which any of Mediconsult and its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets), except, in the cases of (i) and (iii), where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, or failure to give notice would not have a Mediconsult Material Adverse Effect. Other than the Required Filings, none of Mediconsult and its Subsidiaries are required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or Governmental Entity in order for the Parties to consummate the transactions contemplated by this Agreement. Mediconsult is not aware of any reason why the approvals of any Governmental Entities necessary to permit consummation of the Merger or the other transactions contemplated by this Agreement will not be received without the imposition of a condition or requirement that would have a Mediconsult Material Adverse Effect.

                  (e) Filings with the SEC. Since January 1, 1999, Mediconsult has made all filings with the SEC that it has been required to make under the Securities Act and the Securities Exchange Act (collectively, the "Mediconsult Public Reports"). Each of the Mediconsult Public Reports has complied in all material respects with the Securities Act and the Securities Exchange Act in effect as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing). None of the Mediconsult Public Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading except to the extent corrected by a subsequently filed Mediconsult Public Report. Mediconsult has delivered or made available to Andrx a correct and complete copy of each Mediconsult Public Report (together with all exhibits and schedules thereto and as amended to date) and will promptly make available to Andrx all Mediconsult Public Reports and the exhibits thereto filed after the date hereof and prior to the Effective Time. Except as would not have a Mediconsult Material Adverse Effect, all documents required to be filed as exhibits to the Mediconsult Public Reports have been so filed, and all material contracts so filed as exhibits are in full force and effect, except those which have expired in accordance with their terms, and neither Mediconsult nor any of its Subsidiaries is in material default thereunder.

                  (f) Financial Statements. The financial statements included in the Mediconsult Public Reports and as otherwise provided to Andrx (the "Mediconsult Financial Statements") were complete and correct in all material respects as of their respective dates, comply in all material respects with the Securities Exchange Act and the rules and regulations of the SEC promulgated thereunder and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as may be permitted by the SEC on Form 10-Q under the Securities Exchange Act), present fairly the financial condition of Mediconsult and its Subsidiaries as of the indicated dates and the results of operations of Mediconsult and its Subsidiaries for the indicated periods, are correct and complete in all material respects as of their respective dates, and are consistent with the books and records of Mediconsult and its Subsidiaries, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount.

                  (g) Events Subsequent to Most Recent Mediconsult Fiscal Period End. Since September 30, 2000 (the "Most Recent Mediconsult Fiscal Period End"), Mediconsult has conducted its business in the Ordinary Course of Business and there has not occurred, (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or would result in, a Mediconsult Material Adverse Effect; provided, however, that for purposes of this section 3(g), the occurrence of any of the following events or circumstances, in and of themselves and in combination with any of the others, shall not constitute a Mediconsult Material Adverse Effect: (A) circumstances, changes in, or effects on Mediconsult or its business caused by (x) changes in its business plan or methods of operations made at the request of Andrx or (y) actions taken or decisions made by Andrx, (B) any adverse change, event or effect that is caused primarily by conditions generally affecting the United States economy, (C) any adverse change, event or effect that is caused primarily by conditions generally affecting the healthcare, technology, Internet or service industries, or (D) any adverse change that is demonstrated to be attributable primarily to the announcement or discovery of this Agreement and the transactions contemplated hereby (including employee attrition or any loss of business relationships), unless such change resulted from a breach by Mediconsult of its obligations under this Agreement; (ii) any acquisition, sale or transfer of any asset material to the ongoing business of Mediconsult or any of its Subsidiaries other than in the Ordinary Course of Business; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Mediconsult, except as required by concurrent changes in GAAP or any revaluation by Mediconsult of any of its or any of its Subsidiaries' assets, except as required by GAAP; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the Mediconsult Capital Stock, or any direct or indirect redemption, purchase or other acquisition by Mediconsult of any of its shares of the Mediconsult Capital Stock; (v) any contract entered into by Mediconsult or any of its Subsidiaries, other than in the Ordinary Course of Business, or any amendment or termination of, or default under, any contract to which Mediconsult or any of its Subsidiaries is a party or by which it is bound, which individually or in the aggregate would have a Mediconsult Material Adverse Effect; (vi) any amendment or change to the Mediconsult Certificate of Incorporation or bylaws of Mediconsult; (vii) any increase in or modification (other than a decrease in compensation or other benefits) of the compensation or benefits payable or to become payable by Mediconsult to any of its directors, officers or employees (except in the case of employees (other than officers) increases (x) in the Ordinary Course of Business or (y) as required by any relevant employee agreement or option agreement); (viii) any change in the interest rate risk management and hedging policies, procedures or practices of Mediconsult or any of its Subsidiaries, or any failure to comply with such policies, procedures and practices; or (ix) any negotiation or agreement by Mediconsult or any of its Subsidiaries to do any of the things described in the preceding clauses (i) through (viii) (other than negotiations with Andrx and its representatives regarding the transactions contemplated by this Agreement).

                  (h) Undisclosed Liabilities. Neither Mediconsult nor any of its Subsidiaries has any obligations or liabilities (contingent or otherwise) except obligations and liabilities (i) that are fully accrued or provided for in all material respects in the consolidated balance sheet of Mediconsult as of November 30, 2000, (the "Mediconsult Balance Sheet") in accordance with GAAP, or disclosed in the notes therein in accordance with GAAP or (ii) that were incurred after the Most Recent Mediconsult Fiscal Period End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law). All material agreements currently in effect, including all material agreements, arrangements or understandings with directors and officers of Mediconsult, are filed as exhibits to Mediconsult Public Reports.

                  (i) Litigation. Neither Mediconsult nor any of its Subsidiaries is (i) subject to any outstanding injunction, judgment, order, decree, ruling, or charge, which would have a Mediconsult Material Adverse Effect, or (ii) a party to or, to Mediconsult's Knowledge, threatened to be made a party to, any action, suit, proceeding, hearing, or investigation of, in, or before any Governmental Entity or before any arbitrator which would have a Mediconsult Material Adverse Effect.

                  (j) Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon Mediconsult or any of its Subsidiaries which has had or would have the effect of prohibiting or impairing any current business practice of Mediconsult or any of its Subsidiaries, any acquisition of property by Mediconsult or any of its Subsidiaries or the conduct of business by Mediconsult or any of its Subsidiaries as currently conducted by Mediconsult or any of its Subsidiaries.

                  (k) Compliance With Laws. Each of Mediconsult and its Subsidiaries has complied in all respects with all applicable federal, state, local, self-regulatory and foreign laws, statutes, ordinances, rules and regulations, and is not in violation in any respect of, and has not received any notices of violation with respect to, its respective certificate or articles of incorporation or bylaws or other charter or organizational documents, each as amended, or any federal, state, local, self-regulatory or foreign statute, law, ordinance, rule or regulation applicable to the conduct of its business or the ownership or operation of its business, except where such noncompliance or violation would not have a Mediconsult Material Adverse Effect.

                  (l) Title to Property. Mediconsult and its Subsidiaries have good, valid and marketable title to, or in the case of leased properties and assets, valid leasehold interests in, all of their respective properties, interests in properties and assets, real and personal, reflected in the Mediconsult Balance Sheet or acquired after the Most Recent Mediconsult Fiscal Period End (except properties, interests in properties and assets sold or otherwise disposed of since the Most Recent Mediconsult Fiscal Period End in the Ordinary Course of Business), or in the case of leased properties and assets, valid leasehold interests in, free and clear of all Security Interests of any kind or character, except (i) the lien of current Taxes not yet due and payable or which are being contested in good faith, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties and (iii) liens securing debt which is reflected on the Mediconsult Balance Sheet or in any Mediconsult Public Report filed with respect to the Mediconsult Balance Sheet.

The plants, property and equipment of Mediconsult and its Subsidiaries that are used in the operations of their businesses are in good operating condition and repair, subject to normal wear and tear. All properties used in the operations of Mediconsult and its Subsidiaries are reflected in the Mediconsult Balance Sheet to the extent GAAP requires the same to be reflected. Schedule 3(l) of the Disclosure Schedule identifies each parcel of real property owned or leased by Mediconsult or any of its Subsidiaries.

                  (m) Intellectual Property.

                           (i)      Intellectual Property - The term
"Intellectual Property" includes:

                                    (1) the name "Mediconsult.com, Inc.," all
fictional business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively, "Marks") owned or used by Mediconsult or any of its Subsidiaries;

                                    (2) all domestic or foreign patents, or
patent applications filed by Mediconsult or any of its Subsidiaries in the United States or foreign patent offices, any continuations, divisionals, reexaminations or reissues of these patents or patent applications, and inventions and discoveries and improvements thereof whether patentable or not, assigned to Mediconsult or any of its Subsidiaries or which is under obligation to be assigned to Mediconsult or any of its Subsidiaries (collectively, "Patents");

                                    (3) all copyrights in both published works
and unpublished works (collectively, "Copyrights"); and

                                    (4) all information including a formula,
pattern, compilation, program, device, method, technique, or process that (x) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can obtain economic value from its disclosure or use; and (y) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

                           (ii)     Agreements. Section 3(m)(ii) of the
Disclosure Schedule contains a complete and accurate list of all material contracts relating to the Intellectual Property to which Mediconsult or any of its Subsidiaries is a party or by which Mediconsult or any of its Subsidiaries is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $10,000 under which Mediconsult or any of its Subsidiaries is the licensee. There are no outstanding or, to Mediconsult's Knowledge, threatened disputes or disagreements with respect to any such agreement.

                           (iii)    Know-How Necessary for the Business.

                                    (1) The Intellectual Property is all such
property necessary for Mediconsult or any of its Subsidiaries to operate its business as it is currently conducted. Mediconsult or a Subsidiary is the owner of all right, title, and interest in and to each of the Intellectual Property, free and clear of all Security Interests, equities, and other adverse claims, and to Mediconsult's Knowledge, has the right to use without payment to a third party all of the Intellectual Property.

                                    (2) Except as set forth in Section 3(m)(iii)
of the Disclosure Schedule, all employees hired by Mediconsult and its Subsidiaries since May 1, 1999 (except for employees of Physicians' Online as to which this representation shall be made since December 16, 1999) have executed written Contracts with Mediconsult or its Subsidiaries that assign to Mediconsult or a Subsidiary all rights to any inventions, improvements, discoveries, or information relating to the business or technology of Mediconsult or a Subsidiary. No employee of Mediconsult or a Subsidiary has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than Mediconsult or a Subsidiary.

                           (iv)     Patents. Mediconsult has no Patents. To
Mediconsult's Knowledge, none of the products manufactured or sold, or any process or know-how used, by Mediconsult or any of its Subsidiaries infringes or is alleged to infringe any patent or other proprietary right of any other Person.

                           (v)      Trademarks.

                                    (1) Section 3(m)(v) of the Disclosure
Schedule contains a complete and accurate list of all material marks. Either Mediconsult or a Subsidiary is the owner of all right, title, and interest in and to each of the Marks, free and clear of all Security Interests, equities, and other adverse claims.

                                    (2) All Marks that have been registered with
the United States Patent and Trademark Office are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or Taxes or actions falling due within ninety days after the Closing Date, except where the noncompliance would not have a Mediconsult Material Adverse Effect.

                                    (3) No Mark has been or is now involved in
any opposition, invalidation, or cancellation and, to Mediconsult's Knowledge, no such action is threatened with the respect to any of the Marks.

                                    (4) To Mediconsult's Knowledge, there is no
potentially interfering trademark or trademark application of any third party.

                                    (5) To Mediconsult's Knowledge, since May 1,
1999, no Mark has been infringed or has been challenged or threatened in any way. To Mediconsult's Knowledge, none of the Marks used by Mediconsult or a Subsidiary infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

                                    (6) All products and materials containing a
Mark bear the proper federal registration notice where permitted by law, except where the failure to bear such notice would not have a Mediconsult Material Adverse Effect.

                           (vi)     Copyrights.

                                    (1) Either Mediconsult or a Subsidiary is
the owner of all right, title, and interest in and to each of the Copyrights, free and clear of all Security Interests, equities, and other adverse claims.

                                    (2) None of the Copyrights are registered.

                                    (3) To Mediconsult's Knowledge, no Copyright
is infringed or has been challenged or, to Mediconsult's Knowledge, threatened in any way. To Mediconsult's Knowledge, none of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

                                    (4) All works encompassed by the Copyrights
have been marked with the proper copyright notice, except where the failure to have such proper copyright notice would not have a Mediconsult Material Adverse Effect.

                           (vii)    Trade Secrets.

                                    (1) Mediconsult and its Subsidiaries have
taken reasonable precautions to protect the secrecy, confidentiality, and value of their Trade Secrets.

                                    (2) Either Mediconsult or a Subsidiary has
good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets, except where the failure to have good title and an absolute right would not have a Mediconsult Material Adverse Effect. The Trade Secrets have not been used, divulged, or appropriated either for the benefit of any Person (other than Mediconsult or any of its Subsidiaries) or to the detriment of Mediconsult or any of its Subsidiaries. No Trade Secret is subject to any adverse claim or has been challenged or, to Mediconsult's Knowledge, threatened in any way.

                  (n) Environmental Matters. (i) To Mediconsult's Knowledge, no ethylene chloride or asbestos is contained in or has been used at or released from the Facilities; (ii) to Mediconsult's Knowledge, all Hazardous Materials have been disposed of in accordance with all Environmental and Safety Laws;
(iii) to Mediconsult's Knowledge, Mediconsult and its Subsidiaries have received no written notice of any noncompliance of the Facilities or its past or present operations with Environmental and Safety Laws; (iv) no notices, administrative actions or suits are pending or, to Mediconsult's Knowledge, threatened relating to a violation of any Environmental and Safety Laws at any of the Facilities or by Mediconsult or any of its Subsidiaries; (v) to Mediconsult's Knowledge, neither Mediconsult nor any of its Subsidiaries is a potentially responsible party under CERCLA, or any analogous state statute, arising out of events occurring prior to the Effective Time; (vi) to Mediconsult's Knowledge, there have not been in the past, and are not now, any Hazardous Materials on, under or migrating to or from the Facilities or any Property; (vii) to Mediconsult's Knowledge, there have not been in the past, and are not now, any underground tanks or underground improvements at, on or under any Property including without limitation, treatment or storage tanks, sumps, or water, gas or oil wells;
(viii) to Mediconsult's Knowledge, there are no polychlorinated biphenyls ("PCBs") deposited, stored, disposed of or located on the Property or Facilities or any equipment on the Property containing PCBs at levels in excess of 50 parts per million; (ix) to Mediconsult's Knowledge, there is no formaldehyde on the Property or in the Facilities, nor any insulating material containing urea formaldehyde in the Facilities; (x) Mediconsult's and its Subsidiaries' uses of and activities in the Facilities and Property have at all times complied in all material respects with all Environmental and Safety Laws; and (xi) Mediconsult and its Subsidiaries have all the permits and licenses required to be issued under Environmental and Safety Laws for their respective uses of and activities in the Facilities and Property and are in compliance in all material respects with the terms and conditions of those permits.

                  (o) Taxes. Mediconsult and each of its Subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax purposes of which Mediconsult or any of its Subsidiaries is or has been a member have properly completed and timely filed all Tax Returns required to be filed by them and have paid all Taxes shown thereon to be due, other than any Taxes for which adequate reserves under GAAP have been recorded in the Mediconsult Financial Statements. Mediconsult has provided adequate accruals in accordance with GAAP in the Mediconsult Financial Statements for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns. Mediconsult has no liability for unpaid Taxes accruing after the Most Recent Mediconsult Fiscal Period End other than Taxes arising in the Ordinary Course of Business. There is (i) no claim for Taxes that is a lien against the property of Mediconsult or any of its Subsidiaries or is being asserted against Mediconsult or any of its Subsidiaries other than liens for Taxes not yet due and payable, (ii) Mediconsult has not been notified that any audit of any Tax Return of Mediconsult or any of its Subsidiaries is being conducted by a Tax Authority, (iii) no extension of the statute of limitations on the assessment of any Taxes granted by Mediconsult or any of its Subsidiaries is currently in effect, and (iv) there is no agreement, contract or arrangement to which Mediconsult or any of its Subsidiaries is a party that may result in the payment of any amount that would not be deductible by reason of Sections 280G, 162 or 404 of the Code. Mediconsult has not been and will not be required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Merger. Neither Mediconsult nor any of its Subsidiaries has filed or will file any consent to have the provisions of paragraph 341(f)(2) of the Code (or comparable provisions of any state Tax laws) apply to Mediconsult or any of its Subsidiaries. Neither Mediconsult nor any of its Subsidiaries is a party to any Tax sharing or Tax allocation agreement nor does Mediconsult or any of its Subsidiaries owe any amount under any such agreement. Neither Mediconsult nor any of its Subsidiaries has ever been a member of a consolidated, combined or unitary group of which Mediconsult was not the ultimate parent corporation. Any tax liability of Mediconsult and its Subsidiaries which, individually or in the aggregate, does not exceed $10,000 shall not be considered a breach of any representation contained in this Section 3(o).

                  (p) Employee Benefit Plans.

                           (i)      Schedule 3(p) of the Disclosure Schedule
lists, with respect to Mediconsult, any Subsidiary of Mediconsult and any trade or business (whether or not incorporated) which is treated as a single employer with Mediconsult (a "Mediconsult ERISA Affiliate") within the meaning of Section 414(b), (c), (m) or (o) of the Code, (1) all employee benefit plans (as defined in Section 3(3) of ERISA), (2) each loan to a non-officer employee in excess of $10,000, loans to officers and directors and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements, (3) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements, (4) other fringe or employee benefit plans, programs or arrangements that apply to senior management of Mediconsult and that do not generally apply to all employees, and (5) any current or former employment or executive compensation or severance agreements, written or otherwise, that are still operative and in effect for the benefit of, or relating to, any present or former employee, consultant or director of Mediconsult (together, the "Mediconsult Employee Plans").

                           (ii)     Mediconsult has furnished or made available
to Andrx a copy of each of the Mediconsult Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and any material employee communications relating thereto) and has, with respect to each Mediconsult Employee Plan which is subject to ERISA reporting requirements, provided copies or made available to Andrx the Form 5500 reports filed for the last three plan years. Any Mediconsult Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the IRS a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or will apply to the IRS for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination. Mediconsult has also furnished or made available to Andrx with the most recent IRS determination letter issued with respect to each such Mediconsult Employee Plan, and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the Tax-qualified status of any Mediconsult Employee Plan subject to Code Section 401(a). Mediconsult has also furnished or made available to Andrx all registration statements and prospectuses prepared in connection with each Mediconsult Employee Plan.

                           (iii)    None of the Mediconsult Employee Plans
promises or provides retiree medical or other retiree welfare benefits to any person except as required by Code Section 4980-B; there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Mediconsult Employee Plan, which could have, in the aggregate, a Mediconsult Material Adverse Effect; each Mediconsult Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), except as would not have, in the aggregate, a Mediconsult Material Adverse Effect, and Mediconsult and each Subsidiary or Mediconsult ERISA Affiliate have performed all obligations required to be performed by them under, are not in default under or violation of, and have no Knowledge of any default or violation by any other party to, any of the Mediconsult Employee Plans except as would not have, in the aggregate, a Mediconsult Material Adverse Effect; neither Mediconsult nor any Subsidiary or ERISA Affiliate is subject to any material liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Mediconsult Employee Plans; all contributions or premiums required to be made by Mediconsult or any Subsidiary or Mediconsult ERISA Affiliate to any Mediconsult Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Mediconsult Employee Plan for the current plan years; with respect to each Mediconsult Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the 30 day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 or ERISA has occurred; all outstanding indebtedness for services performed or accrued vacation, holiday pay, earned commissions, accrued bonuses or other benefits owed to any present or former employee, consultant or director have been paid when due; or to the extent set forth in Section 3(p)(iii) of the Disclosure Schedule accrued on the books of Mediconsult; and no action or failure to act with respect to any Mediconsult Employee Plan could subject Andrx or the Surviving Corporation or any of their respective Affiliates or any Mediconsult Employee Plan to any material Tax, penalty or other liability, for breach of fiduciary duty or otherwise, under ERISA or any other applicable law, whether by way of indemnity or otherwise. With respect to each Mediconsult Employee Plan subject to ERISA as either an employee pension plan within the meaning of
Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of
Section 3(l) of ERISA, Mediconsult has prepared in good faith and timely filed all requisite governmental reports (which were true and correct in all material respects as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Mediconsult Employee Plan. No suit, administrative proceeding, action or other litigation has been brought, or to the Knowledge of Mediconsult is threatened, against or with respect to any such Mediconsult Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor, and, to the Knowledge of Mediconsult, there are no facts that could give rise to any liability in excess of $10,000, individually or in the aggregate, in the event of any such suit, proceeding, action or other litigation. No payment or benefit which will or may be made (either as a result of the Merger or otherwise) by Mediconsult to any employee will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code. Neither Mediconsult nor any Subsidiary or other ERISA Affiliate is a party to, or has ever been a party to, or has made any contribution to or otherwise incurred any obligation under, any "multiemployer plan" as defined in Section 3(37) of ERISA. Neither Mediconsult nor any Subsidiary or Mediconsult ERISA Affiliate currently maintains, sponsors, participates in or contributes to, nor has it ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or
Section 412 of the Code.

                           (iv)     With respect to each Mediconsult Employee
Plan, Mediconsult and each of its Subsidiaries have complied with: (1) the applicable health care continuation and notice provisions of COBRA and the regulations (including proposed regulations) thereunder, (2) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations thereunder, and (3) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations (including proposed regulations) thereunder; except to the extent that such failure to comply with any of the aforementioned rights, would not, in the aggregate, have a Mediconsult Material Adverse Effect.

                           (v)      The consummation of the transactions
contemplated by this Agreement will not (either alone or when taken together)
(1) entitle any current or former employee or other service provider of Mediconsult, any Mediconsult Subsidiary or any other

Mediconsult ERISA Affiliate to severance benefits or any other payment, except as expressly provided in this Agreement, or (2) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or service provider.

                           (vi)     There has been no amendment to, or written
interpretation or announcement (whether or not written) by Mediconsult, any Subsidiary or other ERISA Affiliate relating to, or change in participation or coverage under, any Mediconsult Employee Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in the Mediconsult Financial Statements.

                           (vii)    There are no outstanding deferrals of any
cash or securities under the Mediconsult Option Plans.

                  (q) Employee Matters.

                           (i)      Neither the execution and delivery of this
Agreement nor the consummation of the transactions contemplated hereby will (1) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of Mediconsult or any of its Subsidiaries, (2) increase any benefits otherwise payable by Mediconsult or (3) result in the acceleration of the time of payment or vesting of any such benefits.

                           (ii)     Mediconsult and each of its Subsidiaries are
in compliance with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours, occupational safety and health and employment practices, and is not engaged in any unfair labor practice. Mediconsult and each of its Subsidiaries has withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees, and is not liable for any arrears of wages or any material Taxes or any penalty for failure to comply with any of the foregoing that would have a Mediconsult Material Adverse Effect. Mediconsult is not liable for any payment to any trust or other fund or to any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending claims against Mediconsult or any of its Subsidiaries under any workers compensation plan or policy or for long term disability. Neither Mediconsult nor any of its Subsidiaries has any obligations under COBRA with respect to any former employees or qualified beneficiaries thereunder, except for obligations that would not, individually or in the aggregate, have a Mediconsult Material Adverse Effect. There are no controversies pending or, to the Knowledge of Mediconsult, threatened between Mediconsult or any of its Subsidiaries, on the one hand, and any of their respective employees, on the other hand, which controversies have or would result in an action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity which would have a Mediconsult Material Adverse Effect. Neither Mediconsult nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract; nor does Mediconsult have Knowledge of any activities or proceedings of any labor union to organize any employees of Mediconsult or any of its Subsidiaries. To Mediconsult's Knowledge, no employees of Mediconsult are in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Mediconsult because of the nature of the business conducted or presently proposed to be conducted by Mediconsult or to the use of trade secrets or proprietary information of others. Except as disclosed in the Mediconsult Public Reports filed prior to the date of this Agreement, Mediconsult does not have any employment agreement with any of its officers or other employees.

                  (r) Interested Party Transactions. Except as disclosed in the Mediconsult Public Reports filed prior to the date of this Agreement, neither Mediconsult nor any of its Subsidiaries is indebted to any director, officer, employee or agent of Mediconsult or any of its Subsidiaries (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to Mediconsult or any of its Subsidiaries other than any employees (who is not an officer) for nonmaterial amounts, and there have been no other transactions of the type required to be disclosed pursuant to Items 402 and 404 of Regulation S-K under the Securities Act and the Securities Exchange Act.

                  (s) Insurance. Mediconsult and each of its Subsidiaries have policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of Mediconsult and its Subsidiaries. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Mediconsult and its Subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. Mediconsult has no Knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

                  (t) Regulatory Matters.

                           (i)      Mediconsult and its Subsidiaries have
complied, and are in compliance, in all respects with all applicable federal, state, local and self-regulatory laws, statutes, licensing requirements, rules, and regulations, except where such noncompliance would not have a Mediconsult Material Adverse Effect. Each of Mediconsult and its Subsidiaries has obtained and is in compliance in all respects with, all Governmental Permits of any and all Governmental Entities required for the carrying on of its business and the maintenance of its assets and such Governmental Permits are in full force and effect, and there are no circumstances of which Mediconsult is aware which indicate that any of such Governmental Permits may be revoked or not renewed or withdrawn or (except to an immaterial or beneficial extent) amended, in whole or in part, except where such noncompliance would not have a Mediconsult Material Adverse Effect. Schedule 3(t) to the Disclosure Schedule sets forth a true and complete list of all Governmental Permits held by or on behalf of Mediconsult or any of its Subsidiaries. Neither Mediconsult nor any of its Subsidiaries has received any written or, to the Knowledge of Mediconsult, oral notice from any Governmental Entity (1) asserting that Mediconsult or any of its Subsidiaries is not in compliance in any respect with any of the statutes, regulations, or ordinances that such Governmental Entity enforces or (2) threatening to revoke cancel or not renew any Governmental Permit or (3) restricting or disqualifying their activities. After giving effect to the Merger, all Governmental Permits of the Surviving Corporation and its Subsidiaries shall continue to be valid and in full force and effect to the same extent as they presently are for Mediconsult and its Subsidiaries. There is no order issued, investigation or proceeding pending or, to Mediconsult's Knowledge, threatened, or notice served which remains outstanding or unresolved, with respect to any violation of any law, statute, ordinance, order, writ, decree, rule, or regulation issued by any Governmental Entity applicable to either Mediconsult or any of its Subsidiaries or any of their respective directors, officers, employees or agents.

                           (ii)     Neither Mediconsult nor any of its
Subsidiaries is a party or subject to any agreement, consent decree or order, or other understanding or arrangement with, or any directive of any Governmental Entity which imposes any material restrictions on, or otherwise affects in any material respect, the conduct of the business of Mediconsult or any of its Subsidiaries. Schedule 3(t) of the Disclosure Schedule sets forth all compliance or enforcement proceedings or, to the Knowledge of Mediconsult, examinations, inspections, investigations or inquiries convened, and all fines, sanctions and other measures imposed by any Governmental Entity against, concerning or relating to Mediconsult, any of its Subsidiaries, any of their respective predecessor entities, or any of their respective directors, officers, employees or agents.

                  (u) Material Contracts.

                           (i)      Except for the contracts included as
exhibits to the Mediconsult Public Reports or in connection with this transaction, and other than contracts involving the payment or receipt of less than $10,000, neither Mediconsult nor any of its Subsidiaries is a party to or bound by any of the following (collectively and including the contracts which are included as exhibits to the Mediconsult Public Reports, the "Mediconsult Material Contracts"):

                                    (1) any contract or agreement for the
acquisition or sale of securities or any material portion of the assets or business of or to any other person or entity whether completed or pending other than pursuant to Mediconsult Options and Mediconsult Warrants;

                                    (2) any contract or agreement for the
purchase of materials, supplies, equipment, services or data involving in the case of any such contract or agreement more than $10,000 over the life of the contract or agreement;

                                    (3) any contract, agreement or instrument
that expires or may be renewed at the option of any person other than Mediconsult or its Subsidiaries so as to expire more than six months after the date of this Agreement, or which is not terminable by Mediconsult or a Subsidiary (as applicable) on sixty or fewer days' notice at any time without penalty, and involves the receipt or payment by Mediconsult or any of its Subsidiaries of more than $10,000 during any twelve month period;

                                    (4) any indenture, mortgage, note, loan
agreement installment obligation or other contract, agreement or instrument for the borrowing of money, any currency exchange, commodities or other hedging arrangement, any letter of credit or any leasing transaction of the type required to be capitalized in accordance with GAAP;

                                    (5) any contract or agreement for capital
expenditures in excess of $10,000, individually or in the aggregate, with other similar contracts or agreements;

                                    (6) any contract or agreement which
restricts the geographic and operational freedom of Mediconsult or any of its Subsidiaries or, to the Knowledge of Mediconsult, any of its officers or key employees to engage in any line of business (as that term is defined in the Exchange Act) or to compete with any Person except for competition in any lines of business in which neither Party is currently engaged or will foreseeably engage or any confidentiality, secrecy or non-disclosure contract or agreement other than an ancillary provision included as part of a contract or agreement entered into by Mediconsult or any of its Subsidiaries in the Ordinary Course of Business or other contracts or agreements which are substantially in the form as usually used by Mediconsult;

                                    (7) any contract or agreement involving
payments during any twelve-month period of $10,000 or more, pursuant to which Mediconsult or any of its Subsidiaries is a lessor or lessee of any real property, machinery, equipment, motor vehicles, office furniture, fixtures or other personal property;

                                    (8) any contract or agreement with any
person with whom Mediconsult or any of its Subsidiaries does not deal at arm's length within the meaning of the Code;

                                    (9) any agreement of guarantee, support,
indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other person;

                                    (10) any material consulting agreement;

                                    (11) any distribution, reseller, dealer,
agency, franchise, advertising, revenue sharing, marketing or similar agreement;

                                    (12) any clearing agency, investment
banking, placement, broker or similar agreement other than any agreement with McFarland Dewey in connection with this Agreement and the transactions contemplated hereby;

                                    (13) any agreement with any Governmental
Entity or any self-regulatory organization;

                                    (14) any agreement to provide brokerage
services or directly or indirectly participate in brokerage activities, commissions or fees in any manner (including any forms of customer brokerage agreements);

                                    (15) any data redistribution or other
agreement with any vendor of financial market data or relating in any manner to financial market data;

                                    (16) any product and/or service warranties,
price protection or return agreement or written policy or any similar written undertaking by or for which Mediconsult or any of its Subsidiaries remains responsible to perform (a form of any of the foregoing will be sufficient);

                                    (17) any agreement which would be terminable
other than by Mediconsult or its Subsidiaries or any agreement that provides for the payment of money, accelerates or increases benefits, vesting or compensation or entitles any person to take actions or receive benefits or otherwise triggers obligations as a result of the Merger or consummation of any of the transactions contemplated by this Agreement not otherwise disclosed in the Disclosure Schedule; or

                                    (18) any other agreement which is material
to the operations of Mediconsult's or its Subsidiaries' business or operations or which may have a material affect on Mediconsult's assets or, properties or the Merger.

                           (ii)     Each of Mediconsult and its Subsidiaries has
performed all of the obligations required to be performed by it and is entitled to all accrued benefits under, and is not in default, nor to Mediconsult's Knowledge, has a claim been made that it is in default in respect of, each Mediconsult Material Contract to which it is a party or by which it is bound, except where the nonperformance would not have a Mediconsult Material Adverse Effect. Each of the Mediconsult Material Contracts is in full force and effect and there exists no default or event of default or event, occurrence, condition or act, with respect to Mediconsult or its Subsidiaries or, to Mediconsult's Knowledge, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a material default or event of default under any Mediconsult Material Contract, except where the failure to give such notice would not have a Mediconsult Material Adverse Effect. There are no unwritten obligations or agreements or course of dealings contrary in any material respect to the specific terms and conditions of any Mediconsult Material Contract. True, correct and complete copies of all Mediconsult Material Contracts have been delivered or made available to Andrx or filed as an exhibit to the Mediconsult Public Reports.

                  (v) Mediconsult Options. Since September 30, 2000, Mediconsult has not granted any options, stock appreciation rights or other rights to acquire securities under the Mediconsult Option Plans other than grants of stock options; restricted stock, stock appreciation rights or other rights to acquire securities under the Mediconsult Option Plans to Mediconsult Employees and consultants of Mediconsult and its Subsidiaries other than in the Ordinary Course of Business. Except to the extent provided for under the terms of agreements in effect as of the date hereof, Mediconsult has not accelerated, amended or changed the period of exercisability or vesting of options, restricted stock or other rights granted, under the Mediconsult Option Plans, or authorized cash payments in exchange for any options, restricted stock or other rights granted under any of the Mediconsult Option Plans.

                  (w) Opinion of Financial Advisor. Mediconsult has been advised by its financial advisor, McFarland Dewey, that in such advisor's opinion, as of the date hereof, the Merger is fair, from a financial point of view, to the stockholders of Mediconsult. A copy of the written opinion to the foregoing effect of McFarland Dewey dated as of the date of this Agreement has been delivered to Andrx or will be delivered to Andrx within five business days from the date of this Agreement.

                  (x) Tax and Accounting Treatment. Mediconsult has not taken any action that would interfere with Andrx's or the Surviving Corporation's ability to account for the Merger as a purchase or would prevent the Merger from constituting a transaction qualifying as a reorganization within the meaning of Section 368(a) of the Code. Neither Mediconsult nor any of its Affiliates or agents is aware of any agreement, plan or other circumstance that is not contemplated by this Agreement that would interfere with Andrx's ability to account for the Merger as a purchase or prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

                  (y) Representations Complete. None of the representations or warranties made by Mediconsult herein or in any schedule hereto, including the Disclosure Schedule, or certificate furnished by Mediconsult pursuant to this Agreement, or the Mediconsult Public Reports, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                  (z) Brokers' Fees. None of Mediconsult or its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Andrx could become liable or obligated, except for fees to be paid to McFarland Dewey.

         4. Representations and Warranties of Andrx. Andrx hereby represents and warrants to Mediconsult that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as disclosed in or contemplated by the Andrx Public Reports or as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 4.

                  (a) Organization of Andrx. Andrx is a corporation duly organized and validly existing under the laws of Delaware. Andrx is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a material adverse effect on the business, operations, results of operations, assets, liabilities or financial condition of Andrx, taken as a whole, or on the ability of the Parties to consummate the transactions contemplated by this Agreement (an "Andrx Material Adverse Effect"). Andrx has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Andrx has delivered or made available to Mediconsult a true and correct copy of the Andrx Certificate of Incorporation and the bylaws of Andrx, each as amended. Andrx is not in violation of any of the provisions of the Andrx Certificate of Incorporation or its bylaws, each as amended.

                  (b) Capitalization. The entire authorized Andrx capital stock consists of 100,000,000 shares of Andrx Common Stock, of which 69,321,273 shares of Andrx Common Stock are issued and outstanding, 50,000,000 shares of Cybear Tracking Stock, of which 15,207,324 shares of Cybear Tracking Stock are issued and outstanding and 1,000,000 shares of preferred stock, par value $.001 per share, none of which are issued and outstanding. All of the issued and outstanding shares of Andrx Capital Stock have been duly authorized and are validly issued, fully paid, and nonassessable and are free and clear of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Andrx Certificate of Incorporation or the bylaws of Andrx, each as amended, or any agreement to which Andrx is a party or by which it is bound. The shares of Cybear Tracking Stock to be issued in the Merger will be, when issued, duly and validly issued, fully paid and nonassessable, and not subject to any restriction on transfer imposed by the Andrx Certificate of Incorporation or bylaws of Andrx. There are no outstanding or authorized options, warrants, stock appreciation rights, calls, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Andrx to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Andrx Capital Stock or obligating Andrx to grant or otherwise enter into any such option, warrant, call, stock appreciation, purchase, subscription, conversion, exchange or other right, contract, commitment or agreement, or otherwise cause to become outstanding any of its capital stock. There are no contracts, commitments or agreements relating to the voting, purchase or sale of Andrx Capital Stock (i) between or among Andrx and any of its stockholders, or (ii) to Andrx's Knowledge, between or among any of Andrx's stockholders.

                  (c) Authorization of Transaction. Andrx has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Andrx, enforceable in accordance with its terms and conditions except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

                  (d) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) subject to the Required Filings, violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, or Governmental Entity which Andrx is subject,
(ii) violate any provision of the charter or bylaws of Andrx, or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Andrx is a party or by which it is bound or to which any of its assets is subject, except, in the cases of (i) and
(iii), where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, or failure to give notice would not have an Andrx Material Adverse Effect. Other than the Required Filings, Andrx is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or Governmental Entity in order for the Parties to consummate the transactions contemplated by this Agreement. Andrx is not aware of any reason why the approvals of any Governmental Entities necessary to permit consummation of the Merger or the other transactions contemplated by this Agreement will not be received without the imposition of a condition or requirement that would have an Andrx Material Adverse Effect.

                  (e) Filings with the SEC. Since January 1, 1999, each of Andrx and Cybear has made all filings with the SEC that it has been required to make under the Securities Act and the Securities Exchange Act (collectively, the "Andrx Public Reports"). Each of the Andrx Public Reports has complied in all material respects with the Securities Act and the Securities Exchange Act in effect as of their respective dates. None of the Andrx Public Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading except to the extent corrected by a subsequently filed Andrx Public Report. Andrx has delivered or made available to Mediconsult a correct and complete copy of each Andrx Public Report (together with all exhibits and schedules thereto and as amended to date) and will promptly make available to Mediconsult all Andrx Public Reports and the exhibits thereto filed after the date hereof and prior to the Effective Time. Except as would not have an Andrx Material Adverse Effect, all documents required to be filed as exhibits to the Andrx Public Reports have been so filed, and all material contracts so filed as exhibits are in full force and effect, except those which have expired in accordance with their terms, and Andrx is not in material default thereunder.

                  (f) Financial Statements. The financial statements included in Andrx Public Reports were complete and correct in all material respects as of their respective dates, comply in all material respects with the Securities Exchange Act and the rules and regulations of the SEC promulgated thereunder and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as may be permitted by the SEC on Form 10-Q under the Securities Exchange Act), present fairly the financial condition of Andrx and its Subsidiaries as of the indicated dates and the results of operations of Andrx and its Subsidiaries for the indicated periods, are correct and complete in all material respects as of their respective dates, and are consistent with the books and records of Andrx and its Subsidiaries, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount.

                  (g) Events Subsequent to Most Recent Andrx Fiscal Period End. Since September 30, 2000 (the "Most Recent Andrx Fiscal Period End"), there has not been (i) any change which would have an Andrx Material Adverse Effect, (ii) any acquisition, sale or transfer of any material assets of Andrx, (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Andrx, except as required by concurrent changes in GAAP, or any revaluation by Andrx of any of its assets, except where such change will not have an Andrx Material Adverse Effect, (iv) any direct or indirect redemption, purchase or other acquisition by Andrx of any of the shares of Andrx Capital Stock, (v) any material contract entered into, other than in the Ordinary Course of Business, which relates to Cybear, or any material amendment or termination of, or material default under, any material contract which relates to Cybear or by which entities relating to Cybear are bound, (vi) any amendment or change to the Andrx Certificate of Incorporation or bylaws of Andrx, (vii) any material change in the interest rate risk management and hedging policies, procedures or practices of Andrx or any of its Subsidiaries, or any material failure to comply with such policies, procedures or practices; or (viii) any negotiation or agreement by Andrx or any of its Subsidiaries to do any of the things described in the preceding clauses (i) through (vii).

                  (h) Undisclosed Liabilities. Andrx does not have any obligations or liabilities (contingent or otherwise) except obligations and liabilities (i) that are fully accrued or provided for in all material respects in the consolidated balance sheet of Andrx as of the Most Recent Andrx Fiscal Period End in accordance with GAAP, or disclosed in the notes therein in accordance with GAAP or (ii) that were incurred after the Most Recent Andrx Fiscal Period End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law). All material agreements currently in effect, including all agreements, arrangements or understandings with directors and officers of Andrx, are filed as exhibits to the Andrx Public Reports.

                  (i) Brokers' Fees. Andrx does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any of Andrx and its Subsidiaries could become liable or obligated except for fees to be paid to CIBC World Markets Corp.

                  (j) Disclosure. The Registration Statement and the Proxy Statement/Prospectus will comply with the Securities Act and the Securities Exchange Act in all material respects. At the time it becomes effective under the Securities Act the Registration Statement and at the time it is mailed to the Mediconsult Stockholders and at the time of the Mediconsult Stockholders Meeting the Proxy Statement/Prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they will be made, not misleading, provided, however, that Andrx makes no representation or warranty with respect to any information that Mediconsult will supply specifically for use in the Registration Statement and the Proxy Statement/Prospectus. None of the information that Andrx will supply specifically for use in the Registration Statement or the Proxy Statement/Prospectus will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they will be made, not misleading.

                  (k) Litigation. Andrx is not (i) subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) a party to or, to Andrx's Knowledge, threatened to be made a party to, any action, suit, proceeding, hearing, or investigation of, in, or before any Governmental Entity or before any arbitrator which would have an Andrx Material Adverse Effect.

                  (l) Compliance With Laws. Each of Andrx and its Subsidiaries has complied in all respects with all applicable federal, state, local, self-regulatory and foreign laws, statutes, ordinances, rules and regulations, and is not in violation in any respect of, and has not received any notices of violation with respect to, its respective certificate or articles of incorporation or bylaws or other charter or organizational documents, each as amended, or any federal, state, local, self-regulatory or foreign statute, law, ordinance, rule or regulation applicable to the conduct of its business or the ownership or operation of its business, except where such noncompliance or violation by Andrx would not have an Andrx Material Adverse Effect.

                  (m) Tax and Accounting Treatment. Neither Andrx nor any of its directors or officers has taken any action that would interfere with Andrx's or the Surviving Corporation's ability to account for the Merger as a purchase or would prevent the Merger from constituting a transaction qualifying as a reorganization within the meaning of
Section 368(a) of the Code. Neither Andrx nor any of its Affiliates or agents is aware of any agreement, plan or other circumstance that would interfere with Andrx's ability to account for the Merger as a purchase or prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

         5. Representations and Warranties of Merger Sub. Merger Sub hereby represents and warrants to Mediconsult that the statements contained in this
Section 5 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
Section 5), except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 5.

                  (a) Organization of Merger Sub. Merger Sub is a corporation duly organized and validly existing under the laws of Delaware. Merger Sub is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a material adverse effect on the business, operations, results of operations, assets, liabilities or financial condition of Merger Sub taken as a whole or on the ability of the Parties to consummate the transactions contemplated by this Agreement. Merger Sub has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Andrx has delivered to Mediconsult a true and correct copy of the Merger Sub Certificate of Incorporation and Merger Sub Bylaws.

                  (b) Authorization of Transaction. Merger Sub has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Merger Sub, enforceable in accordance with its terms and conditions except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

                  (c) Undisclosed Liabilities. Merger Sub has no material obligations or liabilities (contingent or otherwise) of any nature other than those incurred or to be incurred in connection with the Merger and the transactions related thereto and/or contemplated pursuant hereto.

                  (d) Litigation. Merger Sub is not (i) subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) a party to or, to Merger Sub's Knowledge, threatened to be made a party to, any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

         6. Covenants. The Parties agree as follows with respect to the period from and after the execution of this Agreement through the earlier of Closing or termination of this Agreement.

                  (a) General. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 7 below).

                  (b) Notices and Consents. The Parties will give any notices (and will cause each of their respective Subsidiaries to give any notices) to third parties, and will use their reasonable best efforts to obtain (and will cause each of their Subsidiaries to use their reasonable best efforts to obtain) the third party consents listed on Schedule 6(b) hereto, or those reasonably requested by the other Party in connection with the matters referred to herein.

                  (c) Regulatory Matters and Approvals. As soon as may be reasonably practicable, each of the Parties will (and Mediconsult will cause each of its Subsidiaries to) give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3(d), Section 4(d) and Section 5(b) above. Without limiting the generality of the foregoing:

                           (i)      Securities Act, Securities Exchange Act, and
State Securities Laws; Registration Statement and Proxy Statement.

                                    (1) As soon as practicable after the
execution of this Agreement, Mediconsult shall, with the assistance and cooperation of Andrx, prepare and cause to be filed with the SEC preliminary proxy materials relating to the Mediconsult Stockholders Meeting and the vote of Mediconsult Stockholders with respect to the Merger. As soon as practicable after the execution of this Agreement, Andrx shall, with the assistance and cooperation of Mediconsult, prepare and cause to be filed with the SEC a registration statement on Form S-4 with respect to the Cybear Tracking Stock to be received by the Mediconsult Stockholders (the "Registration Statement") and shall take all action required under any applicable laws in connection with the issuance of shares of Cybear Tracking Stock pursuant to the Merger. Andrx and Mediconsult shall use all reasonable best efforts to cause the proxy materials and prospectus to be furnished to the Mediconsult Stockholders (the "Proxy Statement/Prospectus") to comply with applicable law and the rules and regulations promulgated by the SEC and all other applicable federal and state securities law requirements, to respond promptly to any comments of the SEC or its staff and to have the Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. Mediconsult shall use its reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to the Mediconsult Stockholders as promptly as practicable after the Proxy Statement/Prospectus is declared effective under the Securities Act. Andrx or Mediconsult shall promptly furnish to the other all information concerning itself, the Mediconsult Stockholders and its Affiliates that may be required or reasonably requested in connection with any action contemplated by this Section 6(c) and cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Registration Statement and the Proxy Statement/Prospectus. If any event relating to Andrx or Mediconsult occurs, or if Andrx or Mediconsult becomes aware of any information that should be disclosed in an amendment or supplement to the Proxy Statement/Prospectus, then Andrx or Mediconsult, as applicable, shall promptly inform the other thereof and shall cooperate with the other in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the stockholders of Mediconsult. Each of Andrx and Mediconsult will notify the other promptly upon the receipt of (i) any comments from the SEC or its staff or any other government officials, (ii) notice that the Registration Statement has become effective, (iii) notice of the issuance of any stop order, (iv) notice of the suspension of the qualification of Cybear Tracking Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or (v) any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement and the Proxy Statement/Prospectus or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, Proxy Statement/Prospectus or the Merger. The Proxy Statement/Prospectus shall include the recommendation of the Board of Directors of Mediconsult in favor of this Agreement, the Merger and the transactions contemplated hereby, subject to the right of Mediconsult's Board of Directors to withdraw or modify its recommendation to the extent that it determines in good faith that such action is necessary to comply with its fiduciary duties under applicable law. Nothing in this Agreement shall prevent Mediconsult's Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Securities Exchange Act.

                                    (2) Each of the Parties (in respect of the
information respectively supplied by it) agrees that: (A) none of the information to be supplied by it or its Affiliates for inclusion in the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; (B) none of the information to be supplied by it or its Affiliates for inclusion in the Proxy Statement/Prospectus will, at the time Proxy Statement/Prospectus is mailed to the stockholders of Mediconsult, at the time of the Mediconsult Stockholder Meeting, or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (C) as to matters respecting it, the Proxy Statement/Prospectus and the Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the Securities Exchange Act, as applicable, and the rules and regulations promulgated by the SEC thereunder, except that no covenant, representation or warranty is made by Mediconsult with respect to statements made or incorporated by reference therein based on information supplied by Andrx for inclusion or incorporation by reference therein and no covenant, representation or warranty is made by Andrx with respect to statements made or incorporated by reference therein based on information supplied by Mediconsult for inclusion or incorporation by reference therein.

                           (ii)     Mediconsult Stockholder Meeting. Mediconsult
shall promptly after the date hereof take all action necessary in accordance with applicable law and the Mediconsult Certificate of Incorporation and bylaws to hold and convene a meeting of the

Mediconsult Stockholders (the "Mediconsult Stockholders Meeting") as soon as practicable following the date the Registration Statement is declared effective by the SEC and not subject to any stop order or proceeding seeking a stop order. Except as required by the SEC or applicable court order and except as may be required in order to amend or supplement the Proxy Statement/Prospectus, Mediconsult shall not postpone or adjourn (other than for the absence of a quorum) the Mediconsult Stockholders Meeting without the consent of Andrx. Unless Mediconsult's Board of Directors has withdrawn or modified its recommendation of this Agreement and the Merger in compliance with Section 8(c), Mediconsult shall take all other action within its control necessary or advisable to secure the Required Mediconsult Stockholder Vote.

                           (iii)    HSR and other Filings; Reasonable Efforts.
As soon as may be reasonably practicable, the Parties shall, if required, file with the FTC and the DOJ the Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the Parties. The Parties shall promptly (A) supply the other with any information which may be required in order to effectuate such filings and ( B) supply any information which may be required by the FTC, the DOJ or the additional competition or merger control authorities of any other jurisdiction which the parties may reasonably deem appropriate.

                  (d) Operation of Business. Except as expressly required or permitted pursuant to this Agreement, Mediconsult will not (and will not cause or permit any of its Subsidiaries to) engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business without the prior consent of Andrx. Without limiting the generality of the foregoing:

                           (i)      none of Mediconsult and its Subsidiaries
will authorize or effect any change in its charter or bylaws;

                           (ii)     except as set forth on Schedule 6(d) of the
Disclosure Schedule, none of Mediconsult and its Subsidiaries will grant any options, warrants, or other rights to purchase or obtain any of its capital stock or issue, sell, or otherwise dispose of any of its capital stock (except upon the conversion or exercise of options, warrants, and other rights currently outstanding);

                           (iii)    none of Mediconsult and its Subsidiaries
will declare, set aside, or pay any dividend or distribution with respect to the Mediconsult Capital Stock (whether in cash or in kind), or split, combine, reclassify, redeem, repurchase, or otherwise acquire, directly or indirectly, Mediconsult Capital Stock;

                           (iv)     none of Mediconsult and its Subsidiaries
will issue any note, bond, or other debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligation outside the Ordinary Course of Business, except (A) any loan arrangements between Mediconsult and Andrx or any of its Subsidiaries or Affiliates, (B) in connection with the financing of working capital in the Ordinary Course of Business, (C) the incurrence of long-term indebtedness in connection with the refinancing of existing indebtedness either at its stated maturity or at a lower cost of funds in the Ordinary Course of Business (D) the incurrence of short-term indebtedness in the Ordinary Course of Business, (E) indebtedness incurred to finance activities permitted by Section 6(d)(vi) and
(vii);

                           (v)      none of Mediconsult and its Subsidiaries
will impose any Security Interest upon any of its assets outside the Ordinary Course of Business except as contemplated by this Agreement;

                           (vi)     none of Mediconsult and its Subsidiaries
will make any capital investment in, make any loan to, or acquire the securities or assets of any other Person outside the Ordinary Course of Business;

                           (vii)    none of Mediconsult and its Subsidiaries
will make any capital expenditures outside the Ordinary Course of Business;

                           (viii)   except as set forth on Schedule 6(d) of the
Disclosure Schedule, none of Mediconsult and its Subsidiaries will make any change in employment terms for any of its directors or executive officers, or enter into any other arrangement or agreement with directors or executive officers, and none of Mediconsult and its Subsidiaries will make any change in employment terms for any of its employees outside the Ordinary Course of Business;

                           (ix)     except as set forth on Schedule 6(d) of the
Disclosure Schedule, none of Mediconsult and its Subsidiaries will sell or transfer to any Person any material rights to Mediconsult's Intellectual Property, purchase any material right to Intellectual Property or enter into any material license agreement with any Person with respect to Mediconsult's Intellectual Property outside the Ordinary Course of Business; and

                           (x)      none of Mediconsult and its Subsidiaries
will commit to any of the foregoing.

                  (e) Full Access.

                           (i)      Mediconsult will (and will cause each of its
Subsidiaries to) permit representatives of Andrx to have reasonable full access during normal business hours, upon reasonable notice, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to each of Mediconsult and its Subsidiaries during the period prior to the Effective Time; provided that Andrx and its representatives will conduct any such review in a manner that does not interfere with the normal business operations of Mediconsult. Andrx will (and will cause each of its employees, agents or other representatives to) treat and hold as such any Confidential Information it receives from any of Mediconsult and its Subsidiaries in the course of the reviews contemplated by this Section 6(e)(i), will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, agrees to return to Mediconsult all tangible embodiments (and all copies) thereof which are in its possession. The provisions of this Section 6(e)(i) relating to the Confidential Information will survive any termination of this Agreement. No information or knowledge obtained by Andrx (or any of its employees, agents or other representatives) in any investigation pursuant to this Section 6(e)(i) will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the Merger.

                           (ii)     Andrx will (and will cause each of its
Subsidiaries to) permit representatives of Mediconsult to have reasonable full access during normal business hours, upon reasonable notice, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to each of Andrx and its Subsidiaries during the period prior to the Effective Time; provided that Mediconsult and its representatives will conduct any such review in a manner that does not interfere with the normal business operations of Andrx. Mediconsult will (and will cause each of its employees, agents or other representatives to) treat and hold as such any Confidential Information it receives from any of Andrx and its Subsidiaries in the course of the reviews contemplated by this Section 6(e)(ii), will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, agrees to return to Andrx all tangible embodiments (and all copies) thereof which are in its possession. The provisions of this Section 6(e)(ii) relating to the Confidential Information will survive any termination of this Agreement. No information or knowledge obtained by Mediconsult (or any of its employees, agents or other representatives) in any investigation pursuant to this Section 6(e)(ii) will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the Merger.

                  (f) Notice of Developments. Each Party will give prompt written notice to the other of any material adverse development causing a breach of any of its own representations and warranties in Section 3, Section 4 or
Section 5 above. No disclosure by any Party pursuant to this Section 6(f), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

                  (g) Insurance and Indemnification.

                           (i)      For a period of four years after the
Effective Time, Andrx shall indemnify, defend and hold harmless to the fullest extent permitted under applicable law each person who is now or has been an officer, director, employee, trustee or agent of Mediconsult (or any Subsidiary), including, without limitation, each person controlling any of the foregoing persons (individually, an "Indemnified Party" and collectively, the "Indemnified Parties,") against all losses, claims, damages, liabilities, costs or expenses (including reasonable attorneys' fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative, arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, whether commenced, asserted or claimed before or after the Effective Time; provided, however, that Andrx shall not be obligated to indemnify, defend or hold harmless any Indemnified Party in excess of the amount that Mediconsult currently provides its officers, directors, employees, trustees or agents. In the event of any such claim, action, suit, proceeding or investigation (an "Action"): (A) Andrx shall pay the reasonable fees and expenses of counsel selected by the Indemnified Party, which counsel shall be reasonably acceptable to Andrx, in advance of the final disposition of any such Action to the full extent and under all circumstances permitted by applicable law as in effect on the date hereof, upon receipt of any undertaking required by applicable law, and (B) Andrx will cooperate in the defense of any such matter; provided, however, that Andrx shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld) and provided, further, that Andrx shall not be obligated pursuant to this
Section 6(g) to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single Action, except to the extent that, in the opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such action. Andrx may obtain directors' and officers' liability insurance covering its obligations under this Section. In the event any Indemnified Party is required to bring any action to enforce rights or to collect moneys due under this Agreement and is successful in such action, Andrx shall reimburse such Indemnified Party for all of its expenses in bringing and pursuing such action.

                           (ii)     The certificate of incorporation and bylaws
of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Mediconsult Certificate of Incorporation and the bylaws of Mediconsult as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of four years from the Effective Time in any manner that would adversely affect the rights thereunder of any Indemnified Party or of individuals who, immediately prior to the Effective Time were employees or agents of Mediconsult, unless such modification is required by law.

                           (iii)    For a period of four years after the
Effective Time, the Surviving Corporation shall, and Andrx shall cause the Surviving Corporation to maintain in effect any existing policies of directors' and officers' liability insurance; provided that Andrx may substitute therefore policies with coverage containing terms and conditions at least as favorable as Mediconsult's existing policies with respect to claims arising from facts or events that occurred prior to the Effective Time, so long as such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time.

                           (iv)     The provisions of this Section 6(g) shall
survive the Effective Time and are (x) intended to be for the benefit of, and will be enforceable by, each of the Indemnified Parties and their heirs and representatives and (y) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Indemnified Party may have by contract or otherwise.

                           (v)      In the event Mediconsult or the Surviving
Corporation or any of their respective successors or assigns (x) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (y) transfers a material amount of its properties and assets to any person in a single transaction or a series of transactions, then, and in each case, Andrx will make or cause to be made proper provision so that the successors and assigns of Mediconsult or the Surviving Corporation, as the case may be, assume the indemnification obligations described herein for the benefit of the Indemnified Parties.

                           (vi)     The provision of this Section 6(g) shall
survive the Effective Time and are (x) intended to be for the benefit of, and will be enforceable by, each of the Indemnified Parties and their heirs and representatives and (y) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Indemnified party may have by contract or otherwise.

                  (h) Mediconsult Options and Warrants.

                           (i)      At the Effective Time, Andrx shall assume
all outstanding Mediconsult Options, whether or not vested, under the Mediconsult Option Plans (and shall assume the Mediconsult Option Plans and, prior to the Effective Time all outstanding Mediconsult Warrants, whether or not then exercisable): (i) Mediconsult represents and warrants to Andrx that
Schedule 6(h) of the Disclosure Schedule sets forth a true and complete list as of the date hereof of (1) all holders of outstanding options under the Mediconsult Stock Option Plan, including the number of shares of Mediconsult Capital Stock subject to each such option, the exercise or vesting schedule, the exercise price per share and the term of each such option, and (2) all holders of the Mediconsult Warrants, including the number of shares of Mediconsult Capital Stock subject to each Mediconsult Warrant, the exercise or vesting schedule, the exercise price per share and the term of the Mediconsult Warrants. On the Closing Date, Mediconsult shall deliver to Andrx an updated Schedule 3(b) current as of such date. Each such option so assumed by Andrx under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Mediconsult Option Plans and the applicable stock option agreements in effect immediately prior to the Effective Time, and each such Mediconsult Warrant so assumed by Andrx under this Agreement shall, after the Effective Time, continue to have, and be subject to, the same terms and conditions set forth in the applicable warrant agreements immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions and provisions regarding the acceleration of vesting and exercisability on certain transactions), except that (1) each such option or warrant will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Cybear Tracking Stock equal to the product of the number of shares of Mediconsult Common Stock that were issuable upon exercise of such option or warrant (assuming full vesting) immediately prior to the Effective Time multiplied by the Exchange Ratio and rounded down to the nearest whole number of shares of Cybear Tracking Stock, and (2) the per share exercise price for the shares of Cybear Tracking Stock issuable upon exercise of such assumed option or warrant will be equal to the quotient determined by dividing the exercise price per share of Mediconsult Common Stock at which such option or warrant was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent, subject to any adjustments necessary to protect the status of any option as an incentive stock option as defined in Section 422(b) of the Code. It is the intention of the Parties that any options so assumed by Andrx, which qualify as incentive stock options prior to the Effective Time, also qualify as incentive stock options, to the maximum extent permissible, following the Effective Time. Within 30 business days after the Effective Time, Andrx shall issue to each Person who, immediately prior to the Effective Time was a holder of an outstanding option under the Mediconsult Option Plans, a document evidencing the foregoing assumption of such option by Andrx. Within 30 days prior to the Effective Time, Andrx shall issue to each Person who, immediately prior to the Effective Time was a holder of an outstanding Mediconsult Warrant, a document evidencing the foregoing assumption of such warrants by Andrx. At the Effective Time, (x) all references in the related stock option agreements and warrant agreements to Mediconsult shall be deemed to refer to Andrx and (y) Andrx shall assume all of Mediconsult's obligations with respect to Mediconsult's options as so amended.

                           (ii)     Prior to the Effective Time, Andrx shall
take such action, including, without limitation, obtaining all necessary individual consents, as shall ensure that the

Mediconsult Options may be assumed by Andrx and will not have their vesting accelerated as a result of the consummation of the Merger and the transactions contemplated hereby.

                  (i) Certain Tax Matters.

                           (i)      Return Filing; Information Sharing Until the
Closing Date:

                                    (1) Mediconsult shall prepare and file, or
cause to be prepared and filed, with the appropriate Governmental Entity all federal Tax Returns and all material state, local and foreign Tax Returns required to be filed (with extensions) by or with respect to Mediconsult and its Subsidiaries, on or prior to the Closing Date; provided, however, Mediconsult shall not file any Tax Returns until Andrx has had an opportunity to review such Tax Return and approves such Tax Return.

                                    (2) Mediconsult agrees that it will, and
will cause its Affiliates to, make available all such information, employees and records of or relating to Mediconsult and its Subsidiaries, as Andrx may request with respect to matters relating to Taxes (including, without limitation, the right to make copies of such information and records) and will cooperate with respect to all matters relating to Taxes (including, without limitation, the filing of Tax Returns, the filing of amended Tax Returns, audits, and proceedings); and

                                    (3) If any of Mediconsult or any of its
Subsidiaries or any of their respective Affiliates receives any written notice from any Tax Authority proposing any audit or adjustment to any Tax relating to Mediconsult or any Subsidiary or any of their respective Affiliates, Mediconsult shall give prompt written notice thereof to Andrx, which notice shall describe in detail each proposed adjustment.

                                    (4) Andrx and Mediconsult shall cooperate in
causing the Merger to qualify as a Tax-free reorganization under Code Section 368(a) and shall treat the Merger as such a reorganization in which no other property or money (within the meaning of Code Section 356) is received by Mediconsult stockholders for all Tax purposes, including the reporting of the Merger as qualifying as such a reorganization on all relevant federal, state, local and foreign Tax Returns. Andrx and Mediconsult covenant and agree to (and to cause any Affiliate or successor to their assets or business to) vigorously and in good faith defend all challenges to the Tax-free status of the Merger.

                           (ii)     Tax Covenants.

                                    (1) Andrx and Merger Sub covenant and agree
not (i) to take any action (or cause the Surviving Corporation to take any action), and (ii) to fail to take any action (or cause the Surviving Corporation or any Subsidiaries or Affiliates of Andrx or Merger Sub, respectively, to fail to take any action) which if taken or not taken, as the case may be, would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

                                    (2) Mediconsult covenants and agrees not (i)
to take any action and (ii) fail to take any action (or cause any Subsidiaries or Affiliates of Mediconsult to fail to take any action) other than any action specifically contemplated by this Agreement which if taken or not taken, as the case may be, would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

         Each of Andrx and Mediconsult shall execute the officer's certificates substantially in the form attached as Exhibits A and B hereto, as of the date the Registration Statement is declared effective by the SEC and as of the Closing Date; provided, however, that the failure of Andrx, Merger Sub or Mediconsult to certify as to any matter in such certificates because of an event, or change in facts or law, in any case outside of such party's control, shall not constitute a breach of this covenant.

                  (j) No Solicitation. From and after the date of this Agreement until the Effective Time or earlier termination of this Agreement pursuant to
Section 8, Mediconsult and its Subsidiaries and the officers, directors, employees, agents, representatives and advisors of Mediconsult and its Subsidiaries (collectively, the "Representatives") will not, directly or indirectly, (i) take any action to solicit, initiate, encourage (including by way of furnishing information) or take any other action designed to facilitate or agree to any Takeover Proposal or (ii) subject to the next three sentences, engage in negotiations with, or disclose any nonpublic information relating to Mediconsult or its Subsidiaries to, or afford access to the properties, books or records of Mediconsult or any of its Subsidiaries to, any person that has advised Mediconsult that it may be considering making, or that has made, a Takeover Proposal; provided, nothing herein shall prohibit Mediconsult's Board of Directors from taking and disclosing to its stockholders a position with respect to an unsolicited tender offer pursuant to Rules 14d-9 and 14e-2 promulgated under the Securities Exchange Act. Notwithstanding the immediately preceding sentence, if an unsolicited Takeover Proposal shall be received by the Board of Directors of Mediconsult, then, to the extent the Board of Directors of Mediconsult believes in good faith (after receiving advice from a reputable financial advisor reasonably acceptable to Andrx) that such Takeover Proposal is reasonably capable of being consummated and would, if consummated, be reasonably likely to result in a transaction more favorable to the Mediconsult Stockholders than the transaction contemplated by this Agreement (any such more favorable Takeover Proposal being referred to in this Agreement as a "Superior Proposal") and the Board of Directors of Mediconsult determines in good faith that it could reasonably be deemed necessary for the Board of Directors of Mediconsult to further entertain and consider the Superior Proposal in order to comply with its fiduciary duties to stockholders under applicable law, Mediconsult and its Representatives may furnish information and afford access to the properties, books or records of Mediconsult or any of its Subsidiaries to the party making such Superior Proposal and engage in negotiations with such party, and such actions shall not be considered a breach of this Section 6(j) or any other provisions of this Agreement; provided that in any event Mediconsult shall notify Andrx of the receipt of a Takeover Proposal and shall notify Andrx of any determination by Mediconsult's Board of Directors and Mediconsult shall deliver to Andrx a true and complete copy of the Takeover Proposal (or summary of any oral proposal) received from such third party and all documents containing or referring to non-public information of Mediconsult that are supplied to such third party. Further, Mediconsult shall provide such non-public information pursuant to a nondisclosure agreement containing customary limitations on the use and disclosure of all written and oral information furnished to such third party by or on behalf of Mediconsult (which will not contain "standstill" or similar provisions). In addition, Mediconsult shall not agree to endorse, and shall not permit any of its officers, directors, employees or other representatives to agree to or endorse, any Takeover

Proposal or withdraw its recommendation of this Agreement and the Merger unless the Board of Directors of Mediconsult believes in good faith (after receiving advice from a reputable financial advisor reasonably acceptable to Andrx) that such action is required in order for the Board of Directors to comply with its fiduciary duties to stockholders under applicable law, and Mediconsult has terminated this Agreement pursuant to Section 8(a). Mediconsult will promptly (and in any event within 24 hours) notify Andrx after receipt of any Takeover Proposal or any notice that any person is considering making a Takeover Proposal or any request for non-public information relating to Mediconsult or any of its Subsidiaries or for access to the properties, books or records of Mediconsult or any of its Subsidiaries by any person that has advised Mediconsult that it may be considering making, or that has made, a Takeover Proposal (such notice to include the identity of such person or persons), and will keep Andrx fully informed of the status and details of any such Takeover Proposal notice, request or any correspondence or communications related thereto and shall provide Andrx with a true and complete copy of such Takeover Proposal notice or request or correspondence or communications related thereto, if it is in writing, or a complete written summary thereof, if it is not in writing. Mediconsult shall immediately cease and cause to be terminated any discussion or negotiations with any persons that may have existed with respect to a Takeover Proposal prior to the execution of this Agreement.

                  (k) Interim Financing. During the period from the execution of this Agreement through the earlier of the Closing Date or its termination, Andrx shall cause to be provided to Mediconsult up to $2,000,000 in interim financing to fund operating activities in the Ordinary Course of Business pursuant to a credit agreement of even date herewith, which interim financing will not be used without the prior consent of Andrx to (i) satisfy any closing conditions set forth in Section 7; (ii) pay any severance obligations which are not being currently paid; or (iii) pay any extraordinary expenses outside the Ordinary Course of Business.

                  (l) Voting Agreement. Within ten days of the date of this Agreement, Mediconsult will obtain, for the benefit of Andrx, an agreement from Robert A. Jennings and JHC Limited whereby they agree to vote in favor of this Agreement and the Merger in substantially the form attached as Exhibit C hereto.

         7. Conditions to Obligation to Close.

                  (a) Conditions to Obligation of Andrx and Merger Sub. The obligation of Andrx and Merger Sub to consummate the transactions to be performed by each in connection with the Closing is subject to satisfaction at or prior to the Closing of the following conditions:

                           (i)      this Agreement and the Merger shall have
received the Required Mediconsult Stockholder Vote;

                           (ii)     the representations and warranties set forth
in Section 3 above shall be true and correct in all respects at and as of the Closing Date;

                           (iii)    Mediconsult shall have performed and
complied with all of its covenants hereunder in all material respects through the Closing;

                           (iv)     no action, suit, or proceeding shall be
pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) adversely affect the right of the Surviving Corporation to own the former assets of Mediconsult, to operate the former businesses of Mediconsult and to control the former Mediconsult, or
(D) adversely affect the right of any of the former Subsidiaries of Mediconsult to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                           (v)      there shall not have been a Mediconsult
Material Adverse Effect; provided, however, that for purposes of this clause
(v), the occurrence of any of the following events or circumstances, in and of themselves and in combination with any of the others, shall not constitute a Mediconsult Material Adverse Effect: (A) circumstances, changes in, or effects on Mediconsult or its business caused by (x) changes in its business plan or methods of operations made at the request of Andrx or (y) actions taken or decisions made by Andrx; (B) any adverse change, event or effect that is caused primarily by conditions generally affecting the United States economy; or (C) any adverse change, event or effect that is caused primarily by conditions generally affecting the healthcare, technology, Internet or service industries and (D) any adverse change that is demonstrated to be attributable primarily to the announcement or discovery of this Agreement and the transactions contemplated hereby (including employee attrition or any loss of business relationships), unless such change resulted from a breach by Mediconsult or its obligations under this Agreement;

                           (vi)     the Registration Statement shall have become
effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC;

                           (vii)    Mediconsult shall amend its lease agreements
with Reckson Operating Partnership, L.P. and Brandywine Realty Services Corporation to Andrx's satisfaction;

                           (viii)   The lease agreements with 320 Front
Portfolio Inc. and Addiscott Investments Limited shall have been terminated and Mediconsult shall have been released from all liability under these lease agreements to Andrx's satisfaction;

                           (ix)     Mediconsult shall resolve its dispute with
the InterNational Counsel on Infertility Information Dissemination to Andrx's satisfaction;

                           (x)      The Mediconsult Education Services Agreement
by and between Mediconsult.com Limited and Bristol-Myers Squibb Company shall be amended such that it shall be in full force and effect following the Merger;

                           (xi)     Mediconsult shall have amended the
employment arrangements of its employees as set forth on Schedule 7(a) hereto;

                           (xii)    Mediconsult shall have entered into
agreements with its certified public accountants, legal counsel and McFarland & Dewey with respect to services rendered and to be rendered to Andrx's satisfaction;

                           (xiii)   Mediconsult shall have received agreements
from holders of Mediconsult Options representing no less than 85% of the outstanding Mediconsult Capital Stock underlying the Mediconsult Options to terminate the option agreements, as of the Effective Date, other than holders of Mediconsult Options whose employment has been terminated prior to the date of this Agreement;

                           (xiv)    Mediconsult shall have converted its
outstanding obligations to its note holders and Andersen Consulting LLP into Mediconsult Capital Stock, except for $200,000 in cash to be paid to Andersen Consulting LLP;

                           (xv)     Mediconsult's average monthly unique user
base during the shorter of (A) the period from the date of this Agreement to the Closing Date or (B) 90 days prior to the Closing Date, shall not have declined by more than 25% from Mediconsult's average monthly unique user base during the 90 days prior to the execution of this Agreement;

                           (xvi)    On the Closing Date, no Mediconsult
Subsidiary other than Mediconsult.com, Limited, a Bermuda corporation, Mediconsult.com (US), Ltd., a Delaware corporation, 3542491 Canada Inc. and Physicians' Online and such other Subsidiaries as may be designated by Andrx, shall have any assets, operations or employees.

                           (xvii)   Mediconsult shall have terminated its
employee 401(k) plan;

                           (xviii)  Mediconsult shall have delivered to Andrx
audited consolidated financial statements of Mediconsult for the year ended December 31, 2000;

                           (xix)    Dissenter's rights under DGCL shall not have
been exercised by holders of more than 10% of the outstanding shares of Mediconsult Capital Stock;

                           (xx)     Mediconsult shall have delivered to Andrx a
certificate signed by its Chief Executive Officer and Chief Financial Officer to the effect that each of the conditions specified above in Section 7(a)(i)-(v) is satisfied in all respects; and

                           (xxi)    all actions to be taken by Mediconsult in
connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Andrx.

Andrx and Merger Sub may waive any condition specified in this Section 7(a) if either executes a writing so stating at or prior to the Closing, except where such condition may not be waived as a matter of law.

The parties expressly agree that, other than with respect to the condition set forth in clause (v) above, the announcement or discovery of this Agreement and the transactions contemplated hereby (including employee attrition and any loss of business relationships) shall be no excuse for the failure of Mediconsult to satisfy any condition in this Section 7.

                  (b) Conditions to Obligation of Mediconsult. The obligation of Mediconsult to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction at or prior to the Closing of the following conditions:

                           (i)      this Agreement and the Merger shall have
received the Required Mediconsult Stockholder Vote;

                           (ii)     the Registration Statement shall have become
effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement/Prospectus shall have been initiated or threatened in writing by the SEC;

                           (iii)    the representations and warranties set forth
in Sections 4 and 5 above shall be true and correct in all material respects at and as of the Closing Date;

                           (iv)     Andrx and Merger Sub shall each have
performed and complied with all of its covenants hereunder in all material respects through the Closing;

                           (v)      no action, suit, or proceeding shall be
pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) adversely affect the right of Andrx, or the Surviving Corporation to own the former assets of Mediconsult, to operate the former businesses of Mediconsult, and to control the former Mediconsult, or (D) adversely affect the right of any of the former Subsidiaries of Mediconsult to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                           (vi)     there shall not have been an Andrx Material
Adverse Effect provided, however, that for purposes of this clause (vi), the occurrence of any of the following events or circumstances, in any of themselves and in combination with any of the others, shall not constitute an Andrx Material Adverse Effect: (A) any adverse change, event or effect that is caused primarily by conditions generally affecting the United States economy, (B) any adverse change, event or effect that is caused primarily by conditions generally affecting the healthcare, technology, Internet or service industries and (C) any adverse change that is demonstrated to be attributable primarily to the announcement or discovery of this Agreement and the transactions contemplated hereby (including employee attrition or any loss of business resulting from termination or modification of any vendor, customer or other business relationships), unless such change resulted from a breach of Andrx of its obligations under this Agreement; and

(vii) all actions to be taken by Andrx or Merger Sub in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Mediconsult.

Mediconsult may waive any condition specified in this Section 7(b) if it executes a writing so stating at or prior to the Closing, except where such condition may not be waived as a matter of law.

         8. Termination.

                  (a) Termination of Agreement. At any time prior to the Effective Time, either of the Parties may terminate this Agreement with the prior authorization of its board of directors (whether before or after stockholder approval) as provided below:

                           (i)      the Parties may terminate this Agreement by
mutual written consent;

                           (ii)     Andrx may terminate this Agreement by giving
written notice to Mediconsult (A) in the event Mediconsult has breached any representation, warranty, or covenant contained in this Agreement such that the conditions set forth in Section 7(a)(ii) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided that Andrx has notified Mediconsult of the breach, and if the breach is curable by Mediconsult through the exercise of its reasonable best efforts, Andrx may not terminate pursuant to this Section 8(a)(ii)(A) for a period of 30 days after the notice of breach, provided that Mediconsult continues to exercise commercially reasonable efforts to cure such breach (it being understood that Andrx may not terminate this Agreement pursuant to this
Section 8(a)(ii)(A) for such breach if such breach by Mediconsult is cured during such 30-day period) or (B) if the Closing shall not have occurred on or before May 15, 2001, by reason of the failure of any condition precedent under
Section 7(a) hereof (unless the failure results primarily from Andrx breaching any representation, warranty, or covenant contained in this Agreement);

                           (iii)    Mediconsult may terminate this Agreement by
giving written notice to Andrx (A) in the event Andrx has breached any representation, warranty, or covenant contained in this Agreement such that the conditions set forth in Section 7(b)(iii) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided that Mediconsult has notified Andrx of the breach, and if the breach is curable by Andrx through the exercise of its reasonable best efforts, Mediconsult may not terminate pursuant to this Section 8(a)(iii)(A) for a period of 30 days after the notice of breach, provided that Andrx continues to exercise commercially reasonable efforts to cure such breach (it being understood that Mediconsult may not terminate this Agreement pursuant to this
Section 8(a)(iii)(A) for such breach if such breach by Andrx is cured during such 30-day period) or (B) if the Closing shall not have occurred on or before May 15, 2001, by reason of the failure of any condition precedent under Section 7(b) hereof (unless the failure results primarily from Mediconsult breaching any representation, warranty, or covenant contained in this Agreement);

                           (iv)     Either Party may terminate this Agreement by
giving written notice to the other at any time after the Mediconsult Stockholders Meeting, (including any adjournment thereof) in the event this Agreement and the Merger fail to receive the Required Mediconsult Stockholder Vote;

                           (v)      Mediconsult may terminate this Agreement if
after receiving an unsolicited Takeover Proposal, Mediconsult's Board of Directors in compliance with the procedures set forth in Section 6(j) determines in good faith that such Takeover Proposal is a Superior Proposal and that it is required by its fiduciary duty to accept such Takeover Proposal and advises Andrx thereof; and

                           (vi)     Either Party may terminate if (A) there
shall be a final nonappealable order of a federal or state court restraining or prohibiting the consummation of the Merger, or (B) there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any governmental authority, that would make the consummation of the Merger illegal.

                  (b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 8(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party except (i) as otherwise provided in this Section 8 or (ii) to the extent that such termination results from fraud or the willful or intentional breach by any party of its representations, warranties or covenants set forth in this Agreement or the Breakup Warrant, the purpose of which is to terminate this Agreement in which event the breaching party shall pay to the other as liquidated damages an amount equal to $750,000 by wire transfer to an account designated by such party within five business days from the termination of this Agreement; provided that (a) the provisions of Section 6(e) relating to Confidential Information, Section 8(c) and this Section 8(b) shall remain in full force and effect and survive any termination of this Agreement. No termination of this Agreement shall affect the obligations of the Parties contained in the Confidentiality Agreement, dated on or about October 9, 2000, between Andrx and Mediconsult, all of which obligations survive the termination of this Agreement in accordance with their terms.

                  (c) Expenses and Termination Fees.

                           (i)      Subject to Section 8(b) and subsections (ii)
and 8(c)(iii) of this Section 8(c), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Merger, and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisers, brokers, finders, agents, accountants and legal counsel) shall be paid by the Party incurring such expense, except that expenses incurred in connection with the filing and printing the proxy materials and the Proxy Statement/Prospectus, registration and filing fees incurred in connection with the Proxy Statement/Prospectus and the HSR Act shall be shared equally by Andrx and Mediconsult.

                           (ii)     In the event that this Agreement is
terminated pursuant to Section 8(a)(ii)(B), 8(a)(iv), or 8(a)(v) or the Board of Directors of Mediconsult changes or withdraws or modifies its recommendation of this Agreement or the Merger or any transaction contemplated hereby in a manner adverse to or shall have resolved to do any of the foregoing and within 12 months of the date of this Agreement, Mediconsult sells the capital stock of Physicians Online or substantially all its assets, the transaction substantially contemplated by the Takeover Proposal is consummated, or Mediconsult consummates a financing transaction or series of related financing transactions with net proceeds equal to or greater than $7,500,000, Mediconsult shall pay Andrx an amount equal to $1,000,000 by wire transfer to an account designated by Andrx (the "Cash Breakup Fee") and issue a warrant, in a form substantially similar to that attached hereto as Exhibit D, to purchase 19.9% of the then outstanding shares of Mediconsult Common Stock on a fully diluted basis (the "Breakup Warrant") with an exercise price of $0.125 per share. The Cash Breakup Fee and Breakup Warrant shall be due and payable within five business days of the consummation of any of the transactions mentioned in the previous sentence. Andrx understands and agrees that the sum of the consideration of the Cash Breakup Fee and Breakup Warrant shall not exceed the maximum consideration permitted under the DGCL.

                           (iii)    In the event that this Agreement is
terminated pursuant to Section 8(a)(ii)(A) or 8(a)(iii)(A), the non-terminating Party shall pay to and reimburse the terminating Party the actual out-of-pocket expenses incurred by the terminating Party in connection with this Agreement and the transactions contemplated hereby by wire transfer to an account designated by the terminating Party within five business days from the non-terminating Party's receipt of a statement from the terminating Party indicating the amount of such out-of-pocket expenses that have been incurred. In addition, in the event this Agreement has been terminated pursuant to Section 8(a)(ii)(A) or 8(a)(iii)(A) as a result of a nonwillful material breach of or failure to perform the provisions of this Agreement by the non-terminating Party, the terminating Party shall have the right to recover any damages arising from such nonwillful breach or failure to perform.

         9. Miscellaneous.

                  (a) Survival. None of the representations, warranties, covenants and other agreements of the Parties contained herein, other than the provisions in Section 6(g) concerning insurance and indemnification and the other provisions in Section 6 that are post-closing covenants, will survive the Effective Time or earlier termination of this Agreement pursuant to Section 8. Nothing in this Section 9(a) shall relieve any party from any liability for any willful breach of any representation, warranty, covenant or other agreement in this Agreement occurring prior to the Effective Time or earlier termination of this Agreement.

                  (b) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party (which approval shall not be unreasonably withheld or delayed); provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its best efforts to advise the other Party and its counsel at least one day prior to making the disclosure).

                  (c) No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns; provided, however, that (i) the provisions in Section 2 above concerning issuance of the

Cybear Tracking Stock are intended for the benefit of the Mediconsult Stockholders, (ii) the provisions in Section 6(g) above concerning indemnification are intended for the benefit of the individuals specified therein and their respective legal representatives, and (iii) the provisions in
Section 6(h) above concerning certain post-closing covenants for the benefit of the holders of Mediconsult Options are intended for the holders thereof.

                  (d) Entire Agreement. This Agreement (including the Disclosure Schedule) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they are related in any way to the subject matter hereof.

                  (e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

                  (f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

                  (g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                  (h) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

                               If to Mediconsult:
                               ------------------

                                  Ian Sutcliffe
                        560 White Plains Road, 4th Floor
                            Tarrytown, New York 10591
                            Telephone: (914) 332-6100
                            Facsimile: (914) 332-6445

                                    Copy to:
                                    --------

                                E. Michael Ingram
                        560 White Plains Road, 4th Floor
                            Tarrytown, New York 10591
                            Telephone: (914) 332-6100
                            Facsimile: (413) 826-4026

                                       and

                              Scott F. Smith, Esq.
                          Covington & Burlington, P.A.
                           1330 Avenue of the Americas
                            New York, New York 10019
                            Telephone: (212) 841-1000
                            Facsimile: (212) 841-1010

                                  If to Andrx:
                                  ------------

                                Scott Lodin, Esq.
                                Andrx Corporation
                                4955 Orange Drive
                                 Davie, FL 33314
                           Telephone: (954) ) 584-0300
                            Facsimile: (954) 792-1034

                                    Copy to:
                                    --------

                              Dale S. Bergman, Esq.
                                Broad and Cassel
                                   Suite 3000
                            201 South Biscayne Blvd.
                                 Miami, FL 33131
                            Telephone: (305) 373-9400
                            Facsimile: (305) 373-9493

         Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

                  (i) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

                  (j) Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time with the prior authorization of their respective boards of directors; provided, however, that any amendment effected subsequent to stockholder approval will be subject to the restrictions contained in the DGCL. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

                  (k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. The Parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

                  (l) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word "including" shall mean including without limitation.

                  (m) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

                  (n) Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF

                  (o) Consent to Jurisdiction. Each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware and the United States District Court for the State of Delaware, for the purpose of any action or proceeding arising out of or relating to this Agreement and each of the Parties hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined exclusively in any Delaware state or federal court. Each of the Parties agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment in any other matter provided by law.

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                    ANDRX CORPORATION, a Delaware corporation



                                    By: /s/ Alan P. Cohen
                                       -----------------------------------------
                                       Alan P. Cohen, Co-Chairman and CEO



                                    MEDICONSULT ACQUISITION CORP., a
                                    Delaware corporation



                                    By: /s/ Timothy E. Nolan
                                       -----------------------------------------
                                       Timothy E. Nolan, President


                                    MEDICONSULT.COM, INC., a Delaware
                                    corporation



                                    By: /s/ Ian D. Sutcliffe
                                       -----------------------------------------
                                       Ian D. Sutcliffe, Chief Executive Officer

                                     ANNEX B

                                 January 9, 2001

Board of Directors
Mediconsult.com, Inc.
560 White Plains Road
Tarrytown, NY 10591

Gentlemen:

         Mediconsult.com, Inc. ("Mediconsult" or the "Company") and Andrx Corporation ("Andrx") have proposed entering into an Agreement and Plan of Merger among Andrx, its wholly-owned subsidiary ("Merger Sub") and Mediconsult, as outlined in the latest draft dated January 5, 2001 (the "Merger Agreement") pursuant to which Merger Sub will be merged into Mediconsult in a transaction (the "Merger") in which each outstanding share of Mediconsult common stock, (the "Mediconsult Shares"), will be converted into the right to receive 0.143 shares (the "Exchange Ratio") as set forth in the Merger Agreement of Cybear Group Common Stock ("Cybear Tracking Stock"). Cybear Tracking Stock is a class of common stock issued by Andrx to track the performance of Cybear, Inc. ("Cybear"). As a result of the Merger, Mediconsult shall become a wholly-owned subsidiary of Andrx. It is the intention of the Parties that the holders of Mediconsult Common Stock will, as a result of the Merger, own in the aggregate approximately 42.9% of the Cybear Tracking Stock outstanding after the Merger on a fully diluted basis assuming no adjustment in the Exchange Ratio.

         You have asked us whether, in our opinion, the Exchange Ratio, including potential adjustments, pursuant to the Merger Agreement is fair from a financial point of view to the shareholders of Mediconsult, other than Andrx and its affiliates.

         In arriving at the opinion set forth below, we have, among other things:

1. Reviewed certain publicly available business and financial information relating to Mediconsult, Andrx and Cybear that we deemed to be relevant;

2. Reviewed certain confidential information furnished to us by Mediconsult, including financial forecasts relating to the business, earnings, cash flow, assets, liabilities and prospects of Mediconsult, and Cybear, as well as the amount and timing of synergies projected by management to result from the Merger;

3. Conducted discussions with members of senior management and representatives of Mediconsult, Andrx and Cybear concerning the matters described in clauses 1 and 2 above, including assumptions of Mediconsult and Cybear relating to financial forecasts, as well as their respective businesses and prospects before and after giving effect to the Merger and the synergies projected by management; Visited the facilities of Mediconsult and Cybear;

4. Reviewed the market prices and valuation multiples for Mediconsult Shares and Cybear Tracking Stock and compared them with those of certain publicly traded companies that we deemed to be relevant;

5. Reviewed the results of operations of Mediconsult and Cybear and compared them with those of certain publicly traded companies that we deemed to be relevant;

6. Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

7.       Reviewed the potential pro forma financial impact of the Merger;

8. Reviewed the latest draft dated January 5, 2001 of the Merger Agreement which we are advised reflects in all material aspects the final Merger Agreement; and

9. Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

         In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us for discussion or review, as well as all information publicly available, and we have not assumed any responsibility for independently verifying such information nor have we undertaken an independent evaluation or appraisal of any of the assets or liabilities of Mediconsult or Cybear or been furnished with any such evaluation or appraisal. With respect to the financial forecast information and the projected synergies furnished to or discussed with us by Mediconsult or Cybear, we have assumed with your consent that they have been reasonably prepared and reflect the best currently available estimates and judgment of Mediconsult's or Cybear's management as to the expected future financial performance of Mediconsult or Cybear, as the case may be, and the projected synergies. We have further assumed with your consent that the Merger will be accounted for as a purchase under generally accepted accounting principles and that it will qualify as a tax-free reorganization for U.S. federal income tax purposes.

         Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger.

         We have not been engaged by the Company to participate in or advise with respect to the negotiation of the terms of the Merger or any other alternative transaction and have not done so. Without limiting the foregoing, in connection with the preparation of this opinion, we have not been requested by you or by the Company to, nor did we, solicit or assist the Company in soliciting indications of interest for the acquisition of the Company. Further, we express no opinion herein as to the terms of any transaction related or ancillary to the Merger, financial or otherwise such as the financings contemplated by Mediconsult in the form of a loan(s) from Cybear in connection with the Merger.

         We have, in the past, provided financial advisory services to Mediconsult and have received fees for the rendering of such services. We will receive fees, including shares of Mediconsult, for providing this fairness opinion. In addition, Mediconsult has agreed to indemnify us for certain liabilities arising out of our engagement.

         This opinion is for the use and benefit of the Board of Directors of Mediconsult. Our opinion does not address the merits of the underlying decision by Mediconsult to engage in the

Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Merger or any matter related thereto.

         We are not expressing any opinion herein as to the prices at which Mediconsult Shares or Cybear Tracking Stock will trade following the announcement or consummation of the Merger.

         On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio, including potential adjustments, pursuant to the Merger Agreement is fair from a financial point of view to the shareholders of Mediconsult, other than Andrx and its affiliates.


                                       Very truly yours,



                                       By: ___________________________
                                            John W. Hyland, Jr., Member

                                    ANNEX C

                               ANDRX CORPORATION
                          CERTIFICATE OF INCORPORATION

                                                                        ANNEX C

                             AMENDED AND RESTATED

                         CERTIFICATE OF INCORPORATION
                                      OF
                             NEW ANDRX CORPORATION

     Pursuant to the requirements of Sections 242 and 245 of the Delaware Business Corporation Act, the undersigned, Elliot F. Hahn, hereby certifies that he is the duly and acting President of New Andrx Corporation, a Delaware corporation, and does hereby make, swear to, adopt and file these Amended and Restated Articles of Incorporation of New Andrx Corporation.

     1. The name under which the corporation was originally incorporated is New Andrx Corporation, and the date of filing the original certificate of incorporation of the corporation with the Secretary of State of the State of Delaware is March 23, 2000.

   2. The Certificate of Incorporation shall be amended and restated to read in full as follows:

                                  ARTICLE I.

                                     NAME

   The name of the corporation is Andrx Corporation (the "Corporation").

                                  ARTICLE II.

                                MAILING ADDRESS

     The current mailing address of the principal place of business of the Corporation is 4001 Southwest 47th Avenue, Suite 201, Ft. Lauderdale, Florida 33314.

                                 ARTICLE III.

                                    PURPOSE

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "DGCL").

                                  ARTICLE IV.

                                 CAPITAL STOCK

     Section 1. Authorization. The aggregate number of shares of stock which the Corporation shall have authority to issue is 151,000,000 shares, of which 100,000,000 shares shall be shares of a class of common stock designated as "Andrx Corporation - Andrx Group Common Stock," having a par value of $0.001 per share (the "Andrx Stock"), 50,000,000 shares shall be shares of a class of common stock designated as "Andrx Corporation - Cybear Group Common Stock," having a par value of $0.001 per share (the "Cybear Stock"), and 1,000,000 shares shall be shares of a class of preferred stock having a par value of $.00l per share (the "Preferred Stock") and issuable in one or more series as hereinafter provided. The Andrx Stock and the Cybear Stock shall hereinafter collectively be called "Common Stock" and either shall sometimes be called a class of Common Stock. For purposes of this Article IV, references to the "Board of Directors" shall refer to the Board of Directors of the Corporation, as established in accordance with Article V of the Certificate of Incorporation of the Corporation, and references to "the Certificate of Incorporation" shall refer to this Amended and Restated Certificate of Incorporation as the same may be amended from time to time. Certain capitalized terms used in this Article IV, shall have the meanings set forth in Section 2.6 of this Article. For purposes of this Article IV, the Andrx Stock, when issued, shall be considered issued in respect of the Andrx Group and the Cybear Stock, when issued, shall be considered issued in respect of the Cybear Group. The number of authorized shares of any class or classes of capital stock of the Corporation may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote generally in the election of directors.

     Section 2. Common Stock. The voting powers, preferences and relative, participating, optional or other special rights of the Common Stock, and the qualifications and restrictions thereon, shall be as follows in this Section 2.

       Section 2.1 Dividends. Subject to any preferences and relative, participating, optional or other special rights of any outstanding class or series of preferred stock of the Corporation and any qualifications or restrictions on either class of Common Stock created thereby, dividends may be declared and paid upon either class of Common Stock, upon the terms with respect to each such class, and subject to the limitations provided for below in this Section 2.1, as the Board of Directors may determine.

      (a) Dividends on Andrx Stock. Dividends on Andrx Stock may be declared and paid only out of the lesser of (i) the funds of the Corporation legally available therefor and (ii) the Andrx Group Available Dividend Amount.

      (b) Dividends on Cybear Stock. Dividends on Cybear Stock may be declared and paid only out of the lesser of (i) the funds of the Corporation legally available therefor and (ii) the Cybear Group Available Dividend Amount.

      (c) Discrimination in Dividends Between Classes of Common Stock. The Board of Directors, subject to the provisions of Sections 2.1(a) and 2.1(b), may at any time declare and pay dividends exclusively on Andrx Stock, exclusively on Cybear Stock, or on both such classes, in equal or unequal amounts, notwithstanding the relative amounts of the Available Dividend Amount with respect to either Group, the amount of dividends previously declared on either class, the respective voting or liquidation rights of either class or any other factor.

      (d) Share Distributions. Except as permitted by Sections 2.4(a), the Board of Directors may declare and pay dividends or distributions of shares of Andrx Stock or Cybear Stock (or Convertible Securities convertible into or exchangeable or exercisable for shares of Andrx Stock or Cybear Stock) on shares of a class of Common Stock or shares of a class or series of preferred stock of the Corporation only as follows:

       (i) dividends or distributions of shares of Andrx Stock (or Convertible Securities convertible into or exchangeable or exercisable for shares of Andrx Stock) on shares of Andrx Stock or shares of preferred stock attributed to the Andrx Group;

       (ii) dividends or distributions of shares of Cybear Stock (or Convertible Securities convertible into or exchangeable or exercisable for shares of Cybear Stock) on shares of Cybear Stock or shares of preferred stock attributed to the Cybear Group; and

       (iii) dividends or distributions of shares of Cybear Stock (or Convertible Securities convertible into or exchangeable or exercisable for shares of Cybear Stock) on shares of Andrx Stock or shares of preferred stock attributed to the Andrx Group, but only if the sum of (1) the number of shares of Cybear Stock to be so issued (or the number of such shares which would be issuable upon conversion, exchange or exercise of any Convertible Securities to be so issued) and (2) the number of shares of Cybear Stock which are issuable upon conversion, exchange or exercise of any Convertible Securities then outstanding that are attributed to the Andrx Group is less than or equal to the Number of Cybear Group Designated Shares.

       Section 2.2 Voting Rights. (a) General. Except as otherwise provided by law, by the terms of any outstanding class or series of preferred stock of the Corporation or by any provision of the Certificate of Incorporation restricting the power to vote on a specified matter to other stockholders, the entire voting power of the stockholders of the Corporation shall be vested in the holders of the Common Stock, who shall be entitled to vote on any matter on which the holders of stock of the Corporation shall by law or by the provisions of the Certificate of Incorporation or Bylaws of the Corporation (the "Bylaws"), be entitled to vote, and both classes of Common Stock shall vote thereon together as a single class.

        (b) Number of Votes for each Class of Common Stock. On each matter to be voted on by the holders of both classes of Common Stock voting together as a single class, the number of votes per share of each class shall be as follows:

              (i)    each outstanding share of Andrx Stock shall have one vote;
                     and

              (ii) each outstanding share of Cybear Stock shall have a number of votes (including a fraction of one vote) equal to the quotient (rounded to the nearest three decimal places) of the average Market Value of one share of Cybear Stock during the 20-Trading-Day Period ending on the tenth Trading Day prior to the record date for determining the stockholders entitled to vote, divided by the average Market Value of a share of Andrx Stock during such 20-Trading Day period; provided, however, that in the event the foregoing calculation results in the holders of Cybear Stock holding in excess of 30% of the total voting power of all outstanding shares of Common Stock, the vote of each share of Cybear Stock shall be reduced such that all of the outstanding shares of Cybear Stock in the aggregate represent 25% of the total voting power of all outstanding shares of Common Stock.

       Notwithstanding the foregoing, if shares of only one class of Common Stock are outstanding on the record date for determining the holders of Common Stock entitled to vote on any matter, then each share of that class shall be entitled to one vote and, if either class of Common Stock is entitled to vote as a separate class with respect to any matter, each share of that class shall, for purpose of such vote, be entitled to one vote on such matter.

        (c) Class Vote of Cybear Stock. The holders of Cybear Stock, voting as a separate class, shall be entitled to approve by the affirmative vote of the holders of a majority of the outstanding shares any amendment, alteration or repeal of any provision of the Certificate of Incorporation which adversely affects the rights, powers, or privileges of the Cybear Stock.

        (d) Class Vote of Andrx Stock. The holders of Andrx Stock, voting as a separate class, shall be entitled to approve by the affirmative vote of the holders of a majority of the outstanding shares any amendment, alteration or repeal of any provision of the Certificate of Incorporation which adversely affects the rights, powers, or privileges of the Andrx Stock.

       Section 2.3 Liquidation Rights. In the event of any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and the full preferential amounts (including any accumulated and unpaid dividends) to which the holders of any outstanding shares of preferred stock of the Corporation are entitled (regardless of the Group to which such shares of preferred stock were attributed), the holders of the Andrx Stock and Cybear Stock shall be entitled to receive the assets, if any, of the Corporation remaining for distribution to holders of Common Stock on a per share basis (regardless of the Group to which such assets are attributable) in proportion to the respective liquidation units per share of such class. Each share of Andrx Stock shall have one liquidation unit and each share of Cybear Stock shall have a number of liquidation units (including a fraction of one liquidation unit) equal to the quotient (rounded to the nearest five decimal places) of the average Market Value of one share of Cybear Stock during the 20-Trading Day period ending on the 40th Trading Day after the effective date of this Certificate of Incorporation, divided by the average Market Value of one share of Andrx Stock during such 20-Trading Day period. Neither the merger nor consolidation of the Corporation into or with any other corporation, nor a sale, transfer or lease of all or any part of the assets of the Corporation, shall, alone, be deemed a liquidation or winding up of the Corporation or cause the dissolution of the Corporation, for purposes of this Section 2.3.

       If the Corporation shall in any manner subdivide (by stock split, reclassification or otherwise) or combine (by reverse stock split, reclassification or otherwise) the outstanding shares of Andrx Stock or Cybear Stock, or declare a dividend in shares of either class to holders of such class, the per share liquidation units of either class of Common Stock specified in the preceding paragraph of this Section 2.3, as adjusted from time to time, shall be appropriately adjusted as determined by the Board of Directors, so as to avoid dilution in the aggregate, relative liquidation rights of the shares of any class of Common Stock.

       Section 2.4 Conversion or Redemption of the Cybear Stock. Cybear Stock is subject to conversion or redemption, in each case, upon the terms provided below in this Section 2.4.

       (a) Mandatory and Optional Conversion and Redemption of Cybear Stock Other than for Cybear Subsidiary Stock. (i) In the event of the Disposition, in one transaction or a series of related transactions, by the Corporation and/or its subsidiaries of all or substantially all of the properties and assets attributed to the Cybear Group to one or more persons or entities (other than the Disposition (w) by the Corporation of all or substantially all of its properties and assets in one transaction or a series of related transactions in connection with the dissolution, liquidation or winding up of the Corporation and the distribution of assets to stockholders as referred to in Section 2.3, (x) of the properties and assets attributed to the Cybear Group as contemplated by Section 2.4(b) or otherwise to all holders of shares of Cybear Stock divided among such holders on a pro rata basis in accordance with the number of shares of Cybear Stock outstanding, (y) to any person or entity controlled (as determined by the Board of Directors) by the Corporation or (z) in connection with a Related Business Transaction in respect of the Cybear Group), the Corporation shall, on or prior to the 95th Trading Day after the date of consummation of such Disposition (the "Disposition Date"), pay a dividend on Cybear Stock or redeem some or all of Cybear Stock or convert Cybear Stock into Andrx Stock (or another class or series of common stock of the Corporation), all as provided by the following Sections 2.4(a)(i)(1) and 2.4(a)(i)(2) and, to the extent applicable, by Section 2.4(d), as the Board of Directors shall have selected among such alternatives:

                     (1) provided that there are funds of the Corporation
              legally available therefor:

                     (A) pay to the holders of the shares of Cybear Stock a
              dividend pro rata in accordance with the number of shares of Cybear Stock held by each such holder, as the Board of Directors shall have declared subject to compliance with Section 2.1, in cash and/or in securities (other than a dividend of shares of a class of Common Stock) or other property having a Fair Value as of the Disposition Date in the aggregate equal to the Fair Value as of the Disposition Date of the Net Proceeds of such Disposition; or

                     (B)(I) subject to the last sentence of this Section
              2.4(a)(i), if such Disposition involves all (not merely substantially all) of the properties and assets attributed to the Cybear Group, redeem or exchange as of the Redemption Date determined as provided by Section 2.4(d)(iii), all outstanding shares of Cybear Stock in exchange for, on a pro rata basis, cash and/or for securities (other than shares of a class of Common Stock) or other property having a Fair Value as of the Disposition Date in the aggregate equal to the Fair Value as of the Disposition Date of the Net Proceeds of such Disposition; or

                     (II) subject to the last sentence of this Section
              2.4(a)(i), if such Disposition involves substantially all (but not all) of the properties and assets attributed to the Cybear Group, redeem or exchange as of the Redemption Date determined as provided by Section 2.4(d)(iv) such number of whole shares of Cybear Stock (which may be all, but not more than all, of such shares outstanding) as have in the aggregate an average Market Value during the period of ten consecutive Trading Days beginning on the 26th Trading Day immediately succeeding the Disposition Date closest to the Fair Value as of the Disposition Date of the Net Proceeds of such Disposition in consideration for, on a pro rata basis, cash and/or securities (other than shares of a class of Common Stock) or other property having a Fair Value as of the Disposition Date in the aggregate equal to such product; or

                     (2) declare that each outstanding share of Cybear Stock
              shall be converted as of the Conversion Date determined as provided by Section 2.4(d)(vi) into a number of fully paid and nonassessable shares of Andrx Stock (or, if Andrx Stock is not Publicly Traded at such time and shares of another class or series of common stock of the Corporation (other than Cybear Stock) are then Publicly Traded, of such other class or series of the common stock of the Corporation as has the largest Market Capitalization as of the close of business on the Trading Day immediately preceding the date of the notice of such conversion required by
              Section 2.4(d)(vi)) equal to 110% of the ratio, expressed as a decimal fraction rounded to the nearest five decimal places, of the average Market Value of one share of Cybear Stock over the period of ten consecutive Trading Days beginning on the 26th Trading Day immediately succeeding the Disposition Date to the average Market Value of one share of Andrx Stock (or such other class or series of common stock) over the same ten Trading Day period.

Notwithstanding the foregoing provisions of this Section 2.4(a)(i), the Corporation shall redeem shares of a class of Common Stock as provided by
Section 2.4(a)(i)(1)(B)(I) or (II) only if the amount to be paid in redemption of such stock is less than or equal to the Cybear Group Available Dividend Amount as of the Redemption Date.

              (ii) For purposes of this Section 2.4(a): (1) as of any date, "substantially all of the properties and assets" attributed to the Cybear Group shall mean a portion of such properties and assets (A) that represents at least 80% of the Fair Value of the properties and assets attributed to the Cybear Group as of such date or (B) from which were derived at least 80% of the aggregate revenues for the immediately preceding twelve fiscal quarterly periods of the Corporation (calculated on a pro forma basis to include revenues derived from any of such properties and assets acquired during such period) derived from the properties and assets attributed to the Cybear Group as of such date;
                     (2) in the case of a Disposition of the properties and assets attributed to the Cybear Group in a series of related transactions, such Disposition shall not be deemed to have been consummated until the consummation of the last of such transactions; and (3) the Board of Directors may pay any dividend or redemption price referred to in Section 2.4(a)(i) in cash, securities (other than shares of a class of Common Stock) or other property, regardless of the form or nature of the proceeds of the Disposition.

              (iii) The Board of Directors may, at any time or from time to time after either the first anniversary of the Effective Date or the occurrence of a Tax Event (defined below), in its sole discretion declare that each outstanding share of Cybear Stock shall be converted, as of the Conversion Date provided by Section 2.4(d)(v), into a number of fully paid and nonassessable shares of Andrx Stock (or, if Andrx Stock is not Publicly Traded at such time and shares of any other class or series of common stock of the Corporation (other than Cybear Stock) are then Publicly Traded, of such other class or series of common stock of the Corporation that has the largest Market Capitalization as of the close of business on the fifth Trading Day immediately preceding the date of the notice of conversion required by Section 2.4(d)(v)) equal the applicable percentage, on the Conversion Date set forth below of the Market Value Ratio of Cybear Stock to Andrx Stock as of the fifth Trading Day prior to the date of the notice of such conversion required by Section 2.4(d)(v):

            Any Conversion Date
  Occurring After the Following Anniversary       Percentage of Market
    Of the Effective Date and on or Prior     Value Ratio of Cybear Stock
         to the Next Such Anniversary              to the Andrx Stock
--------------------------------------------  ----------------------------
  First ...................................               125%
  Second ..................................               120%
  Third ...................................               115%
  Fourth and Thereafter ...................               110%

However, if a Tax Event has occurred, such number of fully paid and nonassessable shares shall equal 100% of such ratio.

       (b) Redemption of Cybear Stock for Cybear Subsidiary Stock and Redemption of Andrx Stock for Andrx Subsidiary Stock. (i) At any time at which all of the assets and liabilities attributed to the Cybear Group (and no other assets or liabilities of the Corporation or any subsidiary thereof) are held directly or indirectly by one or more wholly-owned subsidiaries of the Corporation (each, a "Cybear Subsidiary"), the Board of Directors may, provided that there are funds of the Corporation legally available therefor, redeem all of the outstanding shares of Cybear Stock, on a Redemption Date of which notice is delivered in accordance with Section 2.4(d)(vi), in exchange for all of the shares of common stock of each Cybear Subsidiary as will be outstanding immediately following such exchange of shares, such shares of common stock of each Cybear Subsidiary to be delivered to the holders of shares of Cybear Stock on the Redemption Date either directly or indirectly through the delivery of shares of another Cybear Subsidiary that owns directly or indirectly all such shares, and to be divided among the holders of Cybear Stock pro rata in accordance with the number of shares of Cybear Stock held by each such holder on such Redemption Date, each of which shares of common stock of such Cybear Subsidiary shall be, upon such delivery, fully paid and nonassessable.

              (ii) At any time at which all of the assets and liabilities attributed to the Andrx Group (and no other assets or liabilities of the Corporation or any subsidiary thereof) are held directly or indirectly by one or more wholly-owned subsidiaries of the Corporation (each, a "Andrx Subsidiary"), the Board of Directors may, provided that there are funds of the Corporation legally available therefor, redeem all of the outstanding shares of Andrx Stock, on a Redemption Date of which notice is delivered in accordance with Section 2.4(d)(vi), in exchange for all of the shares of common stock of each Andrx Subsidiary as will be outstanding immediately following such exchange of shares, such shares of common stock of each Andrx Subsidiary to be delivered to the holders of shares of Andrx Stock on the Redemption Date either directly or indirectly through the delivery of shares of another Andrx Subsidiary that owns directly or indirectly all such shares, and to be divided among the holders of Andrx Stock pro rata in accordance with the number of shares of common stock of such Andrx Subsidiary shall be, upon such delivery, fully paid and nonassessable.

       (c) Treatment of Convertible Securities. After any Conversion Date or Redemption Date on which all outstanding shares of Cybear Stock are converted or redeemed, any share of such class of Common Stock that is to be issued on conversion, exchange or exercise of any Convertible Securities shall, immediately upon such conversion, exchange or exercise and without any notice from or to, or any other action on the part of, the Corporation or its Board of Directors or the holder of such Convertible Security:

              (i) in the event the shares of Cybear Stock outstanding on such Conversion Date were converted into shares of Andrx Stock (or another class or series of common stock of the Corporation) pursuant to Section 2.4(a)(i)(2) or 2.4(a)(iii), be converted into the amount of cash and/or the number of shares of the kind of capital stock and/or other securities or property of the Corporation that number of shares of Andrx Stock that were to be issued upon such conversion, exchange or exercise would have received had such shares been outstanding on such Conversion Date; or

              (ii) in the event the shares of Cybear Stock outstanding on such Redemption Date were redeemed pursuant to Section 2.4(a)(i)(1)(B)(I) or 2.4(b) to the extent of funds of the Corporation legally available therefor, for $.0l per share in cash for each share of Cybear Stock that otherwise would be issued upon such conversion, exchange or exercise.

The provisions of the preceding sentence of this Section 2.4(c) shall not apply to the extent that other adjustments in respect of such conversion, exchange or redemption of Cybear Stock are otherwise made pursuant to the provisions of such Convertible Securities.

       (d)    Notice and Other Provisions.

              (i) Not later than the 20th Trading Day following the consummation of a Disposition referred to in Section 2.4(a)(i), the Corporation shall announce publicly by press release (1) the estimated Net Proceeds of such Disposition,
                     (2) the number of shares outstanding of Cybear Stock and
                     (3) the number of shares of Cybear Stock into or for which Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof. Not earlier than the 36th Trading Day and not later than the 40th Trading Day following the consummation of such Disposition, the Corporation shall announce publicly by press release which of the actions specified in Section 2.4(a)(i), as the case may be, it has irrevocably determined to take in respect of such Disposition.

              (ii)   If the Corporation determines to pay a dividend pursuant to
                     Section 2.4(a)(i)(1)(A), the Corporation shall, not later than the 40th Trading Day following the consummation of the Disposition referred to in such Section, cause notice to be given to the holders of shares of Cybear Stock and to each holder of Convertible Securities that are convertible into or exchangeable or exercisable for shares of Cybear Stock (unless alternate provision for such notice to the holders of such Convertible Securities is made pursuant to the terms of such Convertible Securities), setting forth (1) the record date for determining holders entitled to receive such dividend, which shall be not earlier than the tenth Trading Day and not later than the 20th Trading Day following the date of such notice, (2) the anticipated payment date of such dividend (which shall not be more than 95 Trading Days following the consummation of such Disposition), (3) the type of property to be paid as such dividend in respect of the outstanding shares of Cybear Stock, (4) the Net Proceeds of such Disposition, (5) the number of outstanding shares of Cybear Stock and the number of shares of such class of Common Stock into or for which outstanding Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof and (6) in the case of notice to be given to holders of Convertible Securities, a statement to the effect that a holder of such Convertible Securities shall be entitled to receive such dividend only if such holder properly converts, exchanges or exercises such Convertible Securities on or prior to the record date referred to in clause (1) of this sentence. Such notice shall be sent by first-class mail, postage prepaid, to each such holder at such holder's address as the same appears on the transfer books of the Corporation on the record date fixed for such notice.

              (iii) If the Corporation determines to undertake a redemption pursuant to Section 2.4(a)(i)(1)(B)(I), the Corporation shall, not earlier than the 45th Trading Day and not later than the 35th Trading Day prior to the Redemption Date, cause notice to be given to the holders of shares of Cybear Stock and to each holder of Convertible Securities convertible into or exchangeable or exercisable for shares of Cybear Stock (unless alternate provision for such notice to the holders of such Convertible Securities is made pursuant to the terms of such Convertible Securities), setting forth (1) a statement that all shares of Cybear Stock outstanding on the Redemption Date shall be redeemed,
                     (2) the Redemption Date (which shall not be more than 95 Trading Days following the consummation of such Disposition), (3) the type of property in which the redemption price for the shares of Cybear Stock to be redeemed is to be paid, (4) the Net Proceeds of such Disposition, (5) the place or places where certificates for shares of Cybear Stock, properly endorsed or assigned for transfer (unless the Corporation waives such requirement), are to be surrendered for delivery of cash and/or securities or other property, (6) the number of outstanding shares of Cybear Stock and the number of shares of Cybear Stock into or for which outstanding Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof, (7) in the case of notice to be given to holders of Convertible Securities, a statement to the effect that a holder of such Convertible Securities shall be entitled to participate in such redemption only if such holder properly converts, exchanges or exercises such Convertible Securities on or prior to the Redemption Date referred to in clause (2) of this sentence and a statement as to what, if anything, such holder will be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, this Section
                     2.4 if such holder thereafter converts, exchanges or exercises such Convertible Securities and (8) a statement to the effect that, except as otherwise provided by Section 2.4(d)(x), dividends on shares of Cybear Stock shall cease to be paid as of such Redemption Date. Such notice shall be sent by first-class mail, postage prepaid, to each such holder at such holder's address as the same appears on the transfer books of the Corporation on the record date fixed for such notice.

              (iv) If the Corporation determines to undertake a redemption pursuant to Section 2.4(a)(i)(1)(B)(II), the Corporation shall, not later than the 40th Trading Day following the consummation of the Disposition referred to in such Section, cause notice to be given to the holders of shares of Cybear Stock and to each holder of Convertible Securities that are convertible into or exchangeable or exercisable for shares of Cybear Stock (unless alternate provision for such notice to the holders of such Convertible Securities is made pursuant to the terms of such Convertible

                     Securities) setting forth (1) a date not earlier than the tenth Trading Day and not later than the 20th Trading Day following the date of such notice on which shares of Cybear Stock shall be selected for redemption, (2) the anticipated Redemption Date (which shall not be more than 95 Trading Days following the consummation of such Disposition), (3) the type of property in which the redemption price for the shares to be redeemed is to be paid, (4) the Net Proceeds of such Disposition, (5) the number of shares of Cybear Stock outstanding and the number of shares of Cybear Stock into or for which outstanding Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof, (6) in the case of notice to be given to holders of Convertible Securities, a statement to the effect that a holder of such Convertible Securities shall be eligible to participate in such selection for redemption only if such holder properly converts, exchanges or exercises such Convertible Securities on or prior to the record date referred to in clause (1) of this sentence, and a statement as to what, if anything, such holder will be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, this Section 2.4 if such holder thereafter converts, exchanges or exercises such Convertible Securities and (7) a statement that the Corporation will not be required to register a transfer of any shares of Cybear Stock for a period of 15 Trading Days next preceding the date referred to in clause (1) of this sentence. Promptly following the date referred to in clause (1) of the preceding sentence, the Corporation shall cause a notice to be given to each holder of record of shares of Cybear Stock to be redeemed setting forth (1) the number of shares of Cybear Stock held by such holder to be redeemed,
                     (2) a statement that such shares of Cybear Stock shall be redeemed, (3) the Redemption Date, (4) the kind and per share amount of cash and/or securities or other property to be received by such holder with respect to each share of Cybear Stock to be redeemed, including details as to the calculation thereof, (5) the place or places where certificates for shares of Cybear Stock, properly endorsed or assigned for transfer (unless the Corporation shall waive such requirement), are to be surrendered for delivery of such cash and/or securities or other property, (6) if applicable, a statement to the effect that the shares being redeemed may no longer be transferred on the transfer books of the Corporation after the Redemption Date and (7) a statement to the effect that, subject to Section 2.4(d)(x), dividends on Cybear Stock shall cease to be paid as of the Redemption Date. Such notices shall be sent by first-class mail, postage prepaid, to each such holder at such holder's address as the same appears on the transfer books of the Corporation on the record date fixed for such notice.

              (v) If the Corporation determines to convert Cybear Stock into Andrx Stock (or another class or series of common stock of the Corporation) pursuant to Section 2.4(a)(i)(2) or 2.4(a)(iii), the Corporation shall not earlier than the 45th Trading Day and not later than the 35th Trading Day prior to the Conversion Date cause notice to be given to the holders of shares of Cybear Stock and to each holder of Convertible Securities that are convertible into or exchangeable or exercisable for shares of Cybear Stock (unless alternate provision for such notice to the holders of such Convertible Securities is made pursuant to the terms of such Convertible Securities) setting forth (1) a statement that all outstanding shares of Cybear Stock shall be converted, (2) the Conversion Date (which, in the case of a conversion after a Disposition, shall not be more than 95 Trading Days following the consummation of such Disposition), (3) the per share number of shares of Andrx Stock (or another class or series of common stock of the Corporation) to be received with respect to each share of Cybear Stock, including details as to the calculation thereof, (4) the place or places where certificates for shares of Cybear Stock, properly endorsed or assigned for transfer (unless the Corporation shall waive such requirement), are to be surrendered for delivery of certificates for shares of Cybear Stock, (5) the number of outstanding shares of Cybear Stock and the number of shares of Cybear Stock into or for which outstanding Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof, (6) a statement to the effect that, subject to Section 2.4(d)(x), dividends on shares of Cybear Stock shall cease to be paid as of such Conversion Date and (7) in the case of notice to holders of such Convertible Securities, a statement to the effect that a holder of such Convertible Securities shall be entitled to receive shares of Cybear Stock upon such conversion if such holder properly converts, exchanges or exercises such Convertible Securities on or prior to such Conversion Date and a statement as to what, if anything, such holder will be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, this Section 2.4 if such holder thereafter converts, exchanges or exercises such Convertible Securities. Such notice shall be sent by first-class mail, postage prepaid, to each such holder at such holder's address as the same appears on the transfer books of the Corporation on the record date fixed for such notice.

              (vi) If the Corporation determines to redeem shares of Cybear Stock pursuant to Section 2.4(b)(i) or Andrx Stock pursuant to Section 2.4(b)(ii), the Corporation shall cause notice to be given to each holder of shares of such class of Common Stock to be redeemed and to the holders of Convertible Securities that are convertible into or exchangeable or exercisable for shares of such class of Common Stock (unless alternate provision for such notice to the holders of such Convertible Securities is made pursuant to the terms of such Convertible Securities), setting forth
                     (1) a statement that all shares of Common Stock outstanding on the Redemption Date shall be redeemed in exchange for shares of common stock of each Cybear Subsidiary or Andrx Subsidiary, as applicable, (2) the Redemption Date, (3) the place or places where certificates for shares of the class of Common Stock to be redeemed, properly endorsed or assigned for transfer (unless the Corporation shall waive such requirement), are to be surrendered for delivery of certificates for shares of common stock of each Cybear Subsidiary or Andrx Subsidiary, as applicable, (4) a statement to the effect that, subject to Section 2.4(d)(x), dividends on shares of such class of Common Stock being redeemed shall cease to be paid as of such Redemption Date,
                     (5) the number of shares of such class of Common Stock outstanding and the number of shares of such class of Common Stock into or for which outstanding Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof and (6) in the case of notice to holders of Convertible Securities, a statement to the effect that a holder of Convertible Securities shall be entitled to receive shares of common stock of each Cybear Subsidiary, or Andrx Subsidiary, as applicable upon redemption only if such holder properly converts, exchanges or exercises such Convertible Securities on or prior to the Redemption Date and a statement as to what, if anything, such holder will be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, this Section 2.4(d), if such holder thereafter converts, exchanges or exercises such Convertible Securities. Such notice shall be sent by first-class mail, postage prepaid, not less than 35 Trading Days nor more than 45 Trading Days prior to the Redemption Date to each such holder at such holder's address as the same appears on the transfer books of the Corporation on the record date fixed for such notice.

              (vii) If less than all of the outstanding shares of Cybear Stock are to be redeemed pursuant to Section 2.4(a)(i)(1), the shares to be redeemed by the Corporation shall be selected from among the holders of shares of Cybear Stock outstanding at the close of business on the record date for such redemption on a pro rata basis among all such holders or by lot or by such other method as may be determined by the Board of Directors to be equitable.

              (viii) The Corporation shall not be required to issue or deliver fractional shares of any capital stock or of any other securities to any holder of Cybear Stock upon any conversion, redemption, dividend or other distribution pursuant to this Section 2.4. If more than one share of Cybear Stock shall be held at the same time by the same holder, the Corporation may aggregate the number of shares of any capital stock that shall be issuable or any other securities or property that shall be distributable to such holder upon any conversion, redemption, dividend or other distribution (including any fractional shares). If fractional shares of any capital stock or of any other securities would be required to be issued or distributed to the holders of Cybear Stock, the Corporation shall, if such fractional shares are not issued or distributed. to the holder, pay cash in respect of such fractional shares in an amount equal to the Fair Value thereof (without interest).

              (ix) No adjustments in respect of dividends shall be made upon the conversion or redemption of any shares of Cybear Stock; provided, however, that if the Conversion Date or Redemption Date, as the case may be, with respect to any shares of Cybear Stock shall be subsequent to the record date for the payment of a dividend or other distribution thereon or with respect thereto, the holders of Cybear Stock at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on or with respect to such shares on the date set for payment of such dividend or other distribution, in each case without interest, notwithstanding the subsequent conversion or redemption of such shares.

              (x) Before any holder of shares of Cybear Stock shall be entitled to receive any cash payment and/or certificates or instruments representing shares of any capital stock and/or other securities or property to be distributed to such holder with respect to Cybear Stock pursuant to this
                     Section 2.4, such holder shall surrender at such place as the Corporation shall specify certificates for such shares of Cybear Stock, properly endorsed or assigned for transfer (unless the Corporation shall waive such requirement). The Corporation shall as soon as practicable after receipt of certificates representing such shares of Cybear Stock deliver to the person for whose account such shares of Cybear Stock were so surrendered, or to such person's nominee or nominees, the cash and/ or the certificates or instruments representing the number of whole shares of the kind of capital stock and/or other securities or property to which such person shall be entitled as aforesaid, together with any payment in respect of fractional shares contemplated by Section 2.4(d)(ix), in each case without interest. If less than all of the shares of Cybear Stock represented by any one certificate are to be redeemed, the Corporation shall issue and deliver a new certificate for the shares of Cybear Stock not redeemed.

              (xi) From and after any applicable Conversion Date or Redemption Date, as the case may be, all rights of a holder of shares of Cybear Stock that were converted or redeemed shall cease except for the right, upon surrender of the certificates representing such shares of Cybear Stock as required by
                     Section 2.4(d)(xi), to receive the cash and/or the certificates or instruments representing shares of the kind and amount of capital stock and/or other securities or property for which such shares were converted or redeemed, together with any payment in respect of fractional shares contemplated by Section 2.4(d)(viii) (which shall be held by the Corporation for the holder of such shares of Cybear Stock that were redeemed until the receipt of certificates representing such shares of Cybear Stock as provided in Section 2.4(d)(xi)) and rights to dividends as provided in Section 2.4(d)(x), in each case without interest. No holder of a certificate that immediately prior to the applicable Conversion Date or Redemption Date represented shares of a class of Cybear Stock shall be entitled to receive any dividend or other distribution or interest payment with respect to shares of any kind of capital stock or other security or instrument for which Cybear Stock was converted or redeemed until the surrender as required by this Section 2.4 of such certificate in exchange for a certificate or certificates or instrument or instruments representing such capital stock or other security. Subject to applicable escheat and similar laws, upon such surrender, there shall be paid to the holder the amount of any dividends or other distributions (without interest) which theretofore became payable on any class or series of capital stock of the Corporation as of a record date after the Conversion Date or Redemption Date, but that were not paid by reason of the foregoing, with respect to the number of whole shares of the kind of capital stock represented by the certificate or certificates issued upon such surrender. From and after a Conversion Date or Redemption Date, the Corporation shall, however, be entitled to treat the certificates for Cybear Stock that have not yet been surrendered for conversion or redemption as evidencing the ownership of the number of whole shares of the kind or kinds of capital stock of the Corporation for which the shares of Cybear Stock represented by such certificates shall have been converted or redeemed, notwithstanding the failure to surrender such certificates.

              (xii) The Corporation shall pay any and all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issuance or delivery of any shares of capital stock and/or other securities upon conversion or redemption of shares of Cybear Stock pursuant to this
                     Section 2.4. The Corporation shall not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issuance or delivery of any shares of capital stock and/or other securities in a name other than that in which the shares of Cybear Stock so converted or redeemed were registered, and no such issuance or delivery shall be made unless and until the person requesting such issuance or delivery has paid to the Corporation the amount of any such tax or has established to the satisfaction of the Corporation that such tax has been paid.

              (xiii) Neither the failure to mail any notice required by this
                     Section 2.4 to any particular holder of Cybear Stock or of Convertible Securities nor any defect therein shall affect the sufficiency thereof with respect to any other holder of outstanding shares of Cybear Stock or of Convertible Securities or the validity of any such conversion or redemption.

              (xiv) The Board of Directors may establish such rules and requirements to facilitate the effectuation of the transactions contemplated by this Section 2.4 as the Board of Directors shall determine to be appropriate.

     Section 2.5 Application of the Provisions of Article IV.

     (a) Certain Determinations by the Board of Directors. The Board of Directors shall make such determinations with respect to the businesses, assets, properties and liabilities to be attributed to the Groups, the application of the provisions of the Certificate of Incorporation to transactions to be engaged in by the Corporation and the voting powers, preferences and relative, participating, optional and other special rights of the holders of Cybear Stock, and the qualifications and restrictions thereon, provided by the Certificate of Incorporation as may be or become necessary or appropriate to the exercise of such powers, preferences and relative, participating, optional and other special rights, including, without limiting the foregoing, the determinations referred to in this Section 2.5. A record of any such determination shall be filed with the records of the actions of the Board of Directors.

          (i) Upon any acquisition by the Corporation or its subsidiaries of any assets or business, or any assumption of liabilities, outside of the ordinary course of business of the Andrx Group or the Cybear Group, as the case may be, the Board of Directors shall determine whether such assets, business and liabilities (or an interest therein) shall be for the benefit of the Andrx Group or the Cybear Group or that an interest therein shall be partly for the benefit of the Andrx Group and partly for the benefit of the Cybear Group and, accordingly, shall be attributed to the Andrx Group or the Cybear Group, or partly to each, in accordance with
                    Section 2.6(c) or 2.6(f), as the case may be.

          (ii) Upon any issuance of any shares of Cybear Stock at a time when the Number of Cybear Group Designated Shares is greater than zero, the Board of Directors shall determine, based on the use of the proceeds of such issuance and any other relevant factors, whether all or any part of the shares of Cybear Stock so issued shall reduce the Number of Cybear Group Designated Shares and the Number of Cybear Group Designated Shares shall be adjusted accordingly.

          (iii) Upon any issuance by the Corporation or any subsidiary thereof of any Convertible Securities that are convertible into or exchangeable or exercisable for shares of Cybear Stock, if at the time such Convertible Securities are issued the Number of Cybear Group Designated Shares is greater than zero, the Board of Directors shall determine, based on the use of the proceeds of such issuance and any other relevant factors, whether, upon conversion, exchange or exercise thereof, the issuance of shares of Cybear Stock pursuant thereto shall, in whole or in part, reduce the Number of Cybear Group Designated Shares and the Number of Cybear Group Designated Shares shall be adjusted accordingly.

          (iv) Upon any issuance of any shares of any class or series of preferred stock of the Corporation, the Board of Directors shall attribute, based on the use of proceeds of such issuance of shares of preferred stock in the business of the Andrx Group or the Cybear Group and any other relevant factors, the shares so issued entirely to the Andrx Group or entirely to the Cybear Group or partly to the Andrx Group also partly to the Cybear Group in such proportion as the Board of Directors shall determine.

          (v) Upon any redemption or repurchase by the Corporation or any subsidiary thereof of shares of preferred stock of any class or series or of other securities or debt obligations of the Corporation, the Board of Directors shall determine, based on the property used to redeem or purchase such shares, other securities or debt obligations, which, if any, of such shares, other securities or debt obligations redeemed or repurchased shall be attributed to the Andrx Group and which, if any, of such shares, other securities or debt obligations shall be attributed to the Cybear Group and, accordingly, how many of the shares of such class or series of preferred stock or of such other securities, or how much of such debt obligations, that remain outstanding, if any, are thereafter attributed to the Andrx Group or the Cybear Group.

     (b) Sources of Dividends and Distributions; Use of Proceeds of Share Issuances. Notwithstanding the attribution of properties or assets of the Corporation to the Andrx Group or Cybear Group as provided by
          Section 2.6(c) or Section 2.6(f), but
          subject to the limitations of Section 2.1(a), 2.1(b), and 2.1(d), the Board of Directors (i) may cause dividends or distributions or other payments to the holders of any class of Common Stock or any class or series of Preferred Stock to be made out of the properties or assets attributed to any Group, subject, however, to any contrary term or any series of Preferred Stock fixed in accordance with Section 3, and
          (ii) may cause the proceeds of issuance of any shares of Andrx Stock or Cybear Stock or any class or series of Preferred Stock, to whichever Group attributable in accordance with Section 2.5(a)(iv), to be used in the business of, and to be attributed either to the Andrx Group in accordance with Section 2.6(c) or to the Cybear Group in accordance with Section 2.6(f).

     (c) Certain Determinations Not Required. Notwithstanding the foregoing provisions of this Section 2.5, the provisions of Section 2.6(c) or 2.6(f) or any other provision of the Certificate of Incorporation, at any time when there are not outstanding both (i) one or more shares of Andrx Stock or Convertible Securities convertible into or exchangeable or exercisable for Andrx Stock and (ii) one or more shares of Cybear Stock or Convertible Securities convertible into or exchangeable or exercisable for Cybear Stock, the Corporation need not (A) attribute any of the assets or liabilities of the Corporation or any of its subsidiaries to the Andrx Group or the Cybear Group or (B) make any determination required in connection therewith, nor shall the Board of Directors be required to make any of the determinations otherwise required by this Article, and in such circumstances the holders of the shares of Andrx Stock and Cybear Stock outstanding, as the case may be, shall (unless otherwise specifically provided by the Certificate of Incorporation) be entitled to all the voting powers, preferences and relative, participating, optional and other special rights of both classes of Common Stock without differentiation between the Andrx Stock and the Cybear Stock.

     (d) Board Determinations Binding. Subject to applicable law, any determinations made in good faith by the Board of Directors of the Corporation under any provision of this Section 2.5 or otherwise in furtherance of the application of this Section 2 shall be final and binding on all stockholders.

       Section 2.6 Certain Definitions. As used in the Certificate of Incorporation, the following terms shall have the following meanings (with terms defined in the singular having comparable meaning when used in the plural and vice versa), unless the context otherwise requires. As used in this Section 2.6, a "contribution" or "transfer" of assets or properties from one Group to another shall refer to the reattribution of such assets or properties from the contributing or transferring Group to the other Group and correlative phrases shall have correlative meanings.

     (a) Andrx Corporation Earnings (Loss) Attributable to the Andrx Group shall mean, for any period through any date, (i) the net income or loss of the Andrx Group for such period determined in accordance with generally accepted accounting principles in effect at such time, reflecting income and expense of the Corporation attributed to the Andrx Group on a basis substantially consistent with attributions of income and expense made in the calculation of Andrx Corporation Earnings (Loss) Attributable to the Cybear Group, including, without limitation, corporate administrative costs, net interest and other financial costs and income taxes, increased by (ii) the amount reducing Andrx Corporation Earnings (Loss) Attributable to the Cybear Group for such period pursuant to clause (ii) of Section 2.6(b).

     (b) Andrx Corporation Earnings (Loss) Attributable to the Cybear Group shall mean, for any period through any date, (i) the net income or loss of the Cybear Group for such period determined in accordance with generally accepted accounting principles in effect at such time, reflecting income and expense of the Corporation attributed to the Cybear Group on a basis substantially consistent with attributions of income and expense made in the calculation of Andrx Group Earnings (Loss) Attributable to the Andrx Corporation, including, without limitation, corporate administrative costs, net interest and other financial costs and income taxes, reduced by (ii) the aggregate amount of consolidated allowable tax benefits for federal income tax purposes generated by the Cybear
          Group for such period which cannot be utilized by the Cybear Group but can be utilized by the Corporation on a consolidated basis for such period to the extent such amount was included in the calculation of net income or loss under clause (i) for such period ("Excludable Cybear Group Tax Benefits").

     (c)  Andrx Group shall mean, as of any date:

          (i) the interest of the Corporation or any of its subsidiaries on such date in all of the businesses, assets, properties and liabilities of the Corporation or any of its subsidiaries (and any successor companies), other than any businesses, assets, properties and liabilities attributed in accordance with this Article to the Cybear Group;

          (ii) all businesses, assets, properties and liabilities transferred to the Andrx Group from the Cybear Group (other than in a transaction pursuant to Section 2.6(c)(iii)) pursuant to transactions in the ordinary course of business of the Andrx Group and the Cybear Group or otherwise as the Board of Directors may have directed as permitted by the Certificate of Incorporation;

          (iii) all properties and assets transferred to the Andrx Group from the Cybear Group in connection with a reduction of the Number of Cybear Group Designated Shares; and

          (iv) the interest of the Corporation or any of its subsidiaries in any business or asset acquired and any liabilities assumed by the Corporation or any of its subsidiaries outside of the ordinary course of business and attributed to the Andrx Group, as determined by the Board of Directors as contemplated by Section 2.5(a)(i);

     provided that from and after any transfer of any assets or properties from the Andrx Group to the Cybear Group, the Andrx Group shall no longer include such assets or properties so transferred.

     (d)  Andrx Group Available Dividend Amount shall mean, on any date, either:

          (i) the amount equal to the fair market value of the total assets attributed to the Andrx Group less the total liabilities attributed to the Andrx Group (provided that preferred stock shall not be treated as a liability), in each case, as of such date and determined on a basis consistent with that applied in determining Andrx Group Earnings (Loss) Attributable to the Andrx Group, minus (ii) the aggregate par value of, or any greater amount determined in accordance with applicable law to be capital in respect of, all outstanding shares of Andrx Stock and each class or series of preferred stock attributed in accordance with the Certificate of Incorporation to the Andrx Group, or

          (ii) in case the total amount calculated pursuant to clause (i) above is not a positive number, an amount equal to Andrx Group Earnings (Loss) Attributable to the Andrx Group (if positive) for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

Notwithstanding the foregoing provisions of this Section 2.6(d), and consistent with Section 2.5(c), at any time when there are not outstanding both (i) one or more shares of Andrx Stock or Convertible Securities convertible into or exchangeable or exercisable for Andrx Stock and (ii) one or more shares of Cybear Stock or Convertible Securities convertible into or exchangeable or exercisable for Cybear Stock, the "Available Dividend Amount," on any calculation date during such time period, with respect to the Andrx Stock or the Cybear Stock, as the case may be (depending on which of such classes of Common Stock or Convertible Securities convertible into or exchangeable or exercisable for Cybear Stock is outstanding), shall mean the amount available for the payment of dividends on such Common Stock in accordance with law.

     (e) Available Dividend Amount shall mean, as the context requires, a reference to the Andrx Group Available Dividend Amount or the Cybear Group Available Dividend Amount.

     (f)  Cybear Group shall mean, as of any date:

          (i) the interest of the Corporation on such date in Cybear, Inc., (the "Cybear Company"), any successor companies, and all of the businesses, assets and liabilities of the Cybear Company and any subsidiaries thereof;

          (ii) all assets and liabilities of the Corporation and its subsidiaries attributed by the Board of Directors to the Cybear Group, whether or not such assets or liabilities are or were also assets and liabilities of the Cybear Company;

          (iii) all businesses, assets, properties and liabilities transferred to the Cybear Group from the Andrx Group (other than in a transaction pursuant to Section 2.6(f)(iv)) pursuant to transactions in the ordinary course of business of the Cybear Group and the Andrx Group or otherwise as the Board of Directors may have directed as permitted by the Certificate of Incorporation;

          (iv) all properties and assets transferred to the Cybear Group from the Andrx Group in connection with an increase in the Number of Cybear Group Designated Shares; and

          (v) the interest of the Corporation or any of its subsidiaries in any business or asset acquired and any liabilities assumed by the Corporation or any of its subsidiaries outside of the ordinary course of business and attributed to the Cybear Group, as determined by the Board of Directors as contemplated by Section 2.5(a)(i);

provided that from and after any transfer of any assets or properties from the Cybear Group to the Andrx Group, the Cybear Group shall no longer include such assets or properties so transferred.

     (g) Cybear Group Available Dividend Amount shall mean, on any date, either:

          (i) an amount equal to the fair market value of the total assets attributed to the Cybear Group less the total liabilities attributed to the Cybear Group (provided that preferred stock shall not be treated as a liability), in each case, as of such date and determined on a basis consistent with that applied in determining Andrx Corporation Earnings (Loss) Attributable to the Cybear Group, minus (ii) the aggregate par value of, or any greater amount determined in accordance with applicable law to be capital in respect of, all outstanding shares of Cybear Stock and each class or series of preferred stock attributed in accordance with the Certificate of Incorporation to the Cybear Group, or

          (ii) in case the total amount calculated pursuant to clause (i) above is not a positive number, an amount equal to Andrx Corporation Earnings (Loss) Attributable to the Cybear Group (if positive) for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

Notwithstanding the foregoing provisions of this Section 2.6(g), and consistent with Section 2.5(c), at any time when there are not outstanding both (i) one or more shares of Andrx Stock or Convertible Securities convertible into or exchangeable or exercisable for Andrx Stock and (ii) one or more shares of Cybear Stock or Convertible Securities convertible into or exchangeable or exercisable for Cybear Stock, the "Available Dividend Amount," on any calculation date during such time period, with respect to the Andrx Stock or the Cybear Stock, as the case may be (depending on which of such classes of Common Stock or Convertible Securities convertible into or exchangeable or exercisable for Cybear Stock is outstanding), shall mean the amount available for the payment of dividends on such Common Stock in accordance with law.

     (h) Conversion Date shall mean the date fixed by the Board of Directors as the effective date for the conversion of shares of Cybear Stock into shares of Andrx Stock (or another class or series of common stock of the Corporation) as shall be set forth in the notice to holders of shares of Cybear Stock and to holders of any Convertible Securities that are convertible into or exchangeable or exercisable for shares of Cybear Stock required pursuant to Section 2.4(d)(vi).

     (i) Convertible Securities shall mean, as of any date, any securities of the Corporation or of any subsidiary thereof (other than shares of a class of Common Stock), including warrants and options, outstanding at such time that by their terms are convertible into or exchangeable or exercisable for or evidence the right to acquire any shares of Andrx Stock or Cybear Stock, whether convertible, exchangeable or exercisable at such time or a later time or only upon the occurrence of certain events; provided that securities shall only be Convertible Securities in respect of the number of shares of Common Stock into or for which such securities are then convertible, exchangeable or exercisable.

     (j) Disposition shall mean a sale, transfer, assignment or other disposition (whether by merger, consolidation, sale or contribution of assets or stock or otherwise) of properties or assets (including stock, other securities and goodwill).

     (k) Effective Date shall mean the date on which the Certificate of Incorporation shall become effective.

     (l) Fair Value shall mean, (i) in the case of equity securities or debt securities of a class or series that has previously been Publicly Traded, the Market Value thereof (if such Market Value, as so defined, can be determined); (ii) in the case of an equity security or debt security for the Market Value of which cannot be determined, the fair value per share of stock or per other unit of such security, on a fully distributed basis, as determined by an independent investment banking firm experienced in the valuation of securities selected in good faith by the Board of Directors, or, if no such investment banking firm is, as determined in the good faith judgment of the Board of Directors, available to make such determination, in good faith by the Board of Directors; (iii) in the case of cash denominated in U.S. dollars, the face amount thereof and in the case of cash denominated in other than U.S. dollars, the face amount thereof converted into U.S. dollars at the rate published in The Wall Street Journal on the date for the determination of Fair Value or, if not so published, at such rate as shall be determined in good faith by the Board of Directors based upon such information as the Board of Directors shall in good faith determine to be appropriate; and (iv) in the case of property other than securities or cash, the "Fair Value" thereof shall be determined in good faith by the Board of Directors based upon such appraisals or valuation reports of such independent experts as the Board of Directors shall in good faith determine to be appropriate. Any such determination of Fair Value shall be described in a statement filed with the records of the actions of the Board of Directors.

     (m) Group shall mean, as of any date, the Andrx Group or the Cybear Group, as the case may be.

     (n) Market Capitalization of any class or series of capital stock on any date shall mean the product of (i) the Market Value of one share of such class or series of capital stock on such date and (ii) the number of shares of such class or series of capital stock outstanding on such date.

     (o) Market Value of a share of any class or series of capital stock of the Corporation on any day shall mean the average of the high and low reported sales prices regular way of a share of such class or series on such Trading Day or, in case no such reported sale takes place on such Trading Day, the average of the reported closing bid and asked prices regular way of a share of such class or series on such Trading Day, in either case as reported on the New York Stock Exchange Composite Tape or, if the shares of such class or series are not listed or admitted to trading on such Exchange on such Trading Day, on the principal national securities exchange in the United States on which the shares of such class or series are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange on such Trading Day, on the Nasdaq National Market or, if the shares of such class or series are not fisted or admitted to trading on any national securities exchange or quoted on the Nasdaq National Market on such Trading Day, the average of the closing bid and asked prices of a share of such class or series in the over-the-counter market on such Trading Day as furnished by any New York Stock Exchange member firm selected from time to time by the Corporation or, if such closing bid and asked prices are not made available by any such New York Stock Exchange member firm on such Trading Day, the Fair Value of a share of such class or series as set forth in clause (ii) of the definition of Fair Value; provided that, for purposes of determining the "Market Value" of a share of any class or series of capital stock for any period, (i) the "Market Value" of a share of capital any day prior to any "ex-dividend" date or any similar date occurring during such period for any dividend or distribution (other than any dividend or distribution contemplated by clause (ii)(B) of this sentence) paid or to be paid with respect to such capital stock shall be reduced by the Fair Value of the per share amount of such dividend or distribution and (ii) the "Market Value" of any share of capital stock on any day prior to (A) the effective date of any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of outstanding shares of such class or series of capital stock occurring during such period or (B) any "ex-dividend" date or any similar date occurring during such period for any dividend or distribution with respect to such capital stock to be made in shares of such class or series of capital stock or Convertible Securities that are convertible, exchangeable or exercisable for such class or series of capital stock shall be appropriately adjusted, as determined by the Board of Directors, to reflect such subdivision, combination, dividend or distribution.

     (p) Market Value Ratio of Cybear Stock to Andrx Stock as of any date shall mean the fraction (which may be greater or less than 1/1), expressed as a decimal (rounded to the nearest five decimal places), of a share of Andrx Stock (or another class or series of common stock of the Corporation, if so provided by Section 2.4(a)(iii) because Andrx Stock is not then Publicly Traded) to be issued in respect of a share of Cybear Stock upon a conversion of Cybear Stock into Andrx Stock (or another class or series of common stock of the Corporation) in accordance with Section 2.4(a)(iii), the numerator of which shall be the average Market Value of one share of Cybear Stock during the 20-Trading Day period ending on such date and the denominator of which shall be the average Market Value of one share of Andrx Stock (or such other common stock) during the 20- Trading Day period ending on such date.

     (q) Net Proceeds shall mean, as of any date with respect to any Disposition of any of the properties and assets distributed to the Cybear Group, an amount, if any, equal to what remains of the gross proceeds of such Disposition after payment of, or reasonable provision is made as determined by the Board of Directors for, (i) any taxes payable by the Corporation (or which would have been payable but for the utilization of tax benefits attributable to the other Group) in respect of such Disposition or in respect of any resulting dividend or redemption pursuant to Section 2.4(a)(i)(1)(A) or 2.4(a)(i)(1)(B),
          (ii) any transaction costs, including, without limitation, any legal, investment banking and accounting fees and expenses and (iii) any liabilities (contingent or otherwise) of or attributed to such Group, including, without limitation, any liabilities for deferred taxes or any indemnity or guarantee obligations of the Corporation incurred in connection with the Disposition or otherwise, and any liabilities for future purchase price adjustments and any preferential amounts plus any accumulated and unpaid dividends in respect of the preferred stock attributed to such Group. For purposes of this definition, any properties and assets attributed to the Group, the properties and assets of which are subject to such Disposition, remaining after such Disposition shall constitute "reasonable provision" for such amount of taxes, costs and liabilities (contingent or otherwise) as the Board of Directors determines can be expected to be supported by such properties and assets.

     (r) Number of Cybear Group Designated Shares shall be, as of the date of the Effective Date, zero; provided, however, that the "Number of Cybear Group Designated Shares" shall from time to time thereafter be:

          (i) adjusted, if before such adjustment such number is greater than zero, as determined by the Board of Directors to be appropriate to reflect equitably any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of the Cybear Stock or any dividend or other distribution of shares of Cybear Stock to holders of shares of Cybear Stock or any reclassification of Cybear Stock,

          (ii) decreased (but to not less than zero), if before such adjustment such number is greater than zero, by action of the Board of Directors by (1) the number of shares of Cybear Stock issued or sold by the Corporation that, immediately prior to such issuance or sale, were included in the Number of Cybear Group Designated Shares, (2) the number of shares of Cybear Stock issued upon conversion, exchange or exercise of Convertible Securities that, immediately prior to the issuance or sale of such Convertible Securities, were included in the Number of Cybear Group Designated Shares,
                    (3) the number of shares of Cybear Stock issued by the Corporation as a dividend or other distribution (including in connection with any reclassification or exchange of shares) to holders of Andrx Stock, (4) the number of shares of Cybear Stock issued upon the conversion, exchange or exercise of any Convertible Securities issued by the Corporation as a dividend or other distribution (including in connection with any reclassification or exchange of shares) to holders of Andrx Stock, and (5) the number (rounded, if necessary, to the nearest whole number) equal to the quotient of (A) the aggregate Fair Value as of the date of contribution of properties or assets (including cash) transferred from the Cybear Group to the Andrx Group in consideration for a reduction in the Number of Cybear Group Designated Shares divided by (B) the average Market Value of one share of Cybear Stock during the 20- Trading Day period ending on the date immediately prior to the date of such transfer, and

          (iii) increased by the number (rounded, if necessary, to the nearest whole number) equal to the quotient of (A) the Fair Value of properties or assets (including cash) theretofore attributed as provided by Section 2.6(c) to the Andrx Group that are contributed to the Cybear Group in consideration of an increase in the Number of Cybear Group Designated Shares divided by (B) the average Market Value of one share of Cybear Stock during the 20-Trading Day period ending on the date immediately prior to the date of such contribution.

     (s) Publicly Traded with respect to any security shall mean that such security is (i) registered under Section 12 of the Securities Exchange Act of 1934, as amended (or any successor provision of law), and (ii) listed for trading on the New York Stock Exchange or the American Stock Exchange (or any national securities exchange registered under Section 7 of the Securities Exchange Act of 1934, as amended (or any successor provision of law), that is the successor to either such exchange) or fisted on The Nasdaq Stock Market (or any successor market system).

     (t) Redemption Date shall mean the date fixed by the Board of Directors as the effective date for a redemption of shares of Cybear Stock, as set forth in a notice to holders thereof required pursuant to Section 2.4(d)(iv), (v), (vi) or (vii).

     (u) Related Business Transaction means any Disposition of all or substantially all the proper-ties and assets attributed to the Andrx Group or the Cybear Group, as the case may be, in a transaction or series of related transactions that result in the Corporation receiving in consideration of such properties and assets primarily equity securities (including, without limitation, capital stock, debt securities convertible into or exchangeable for equity securities or interests in a general or limited partnership or limited liability company, without regard to the voting power or other management or governance rights associated therewith) of any entity which (i) acquires such properties or assets or succeeds (by merger, formation of a joint venture or otherwise) to the business conducted with such properties or assets or controls such acquiror or successor and (ii) is engaged primarily or proposes to engage primarily in one or more businesses similar or complementary to the businesses conducted by such Group prior to such Disposition, as determined by the Board of Directors.

     (v) Tax Event shall mean the receipt by the Corporation of an opinion of tax counsel to the Corporation experienced in such matters, who shall not be an officer or employee of the Corporation or any of its affiliates, that, as a result of any amendment to, or change in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein (including any announced proposed change by an applicable legislative committee or the chair thereof in such laws or by an administrative agency in such regulations), or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, it is more likely than not that for United States federal income tax purposes (i) the Corporation or its stockholders is or, at any time in the future, will be subject to tax upon the issuance of shares of either Andrx Stock or Cybear Stock or (ii) either Andrx Stock or Cybear Stock is not or, at any time in the future, will not be treated solely as stock of the Corporation.

     (w) Trading Day shall mean each weekday other than any day on which the relevant class of common stock of the Corporation is not traded on any national securities exchange or listed on the Nasdaq Stock Market or in the over-the- counter market.

     Section 3. Preferred Stock. The Preferred Stock may be issued from time to time in one or more series, each with such distinctive designation as may be stated in the Certificate of Incorporation or in any amendment hereto, or in a resolution or resolutions providing for the issue of such stock from time to time adopted by the Board of Directors or a duly authorized committee thereof. The authority of the Board of Directors with respect to each such series shall include, but not be limited to, determination of the following:

    (a) the number of shares constituting that series and the distinctive designation of that series;

    (b) the dividend rate on the shares of that series, the conditions and dates upon which such dividends shall be payable, whether dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

    (c) whether that series shall have voting rights in addition to the voting rights provided by law and, if so, the terms of such voting rights;

    (d) whether that series shall have conversion privileges and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the Board of Directors shall determine;

    (e) whether or not the shares of that series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions, and at different redemption dates;

    (f) whether that series shall have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms and amount of such sinking fund;

    (g) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights or priority, if any, of payment of shares of that series; and

    (h) any other relative rights, preferences and limitations of that series, unless otherwise provided by the certificate of determination.

                                  ARTICLE V.

                         ADDRESS OF REGISTERED OFFICE;
                            NAME OF REGISTERED AGENT

     The address of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle. The name of its registered agent is Corporation Service Company.

                                  ARTICLE VI.

                              BOARD OF DIRECTORS

     Section 1. Number and Term of Directors. The Board of Directors shall consist of not less than three nor more than twelve members, with the exact number to be fixed from time to time in the manner provided in the Bylaws. No decrease in the number of directors shall have the effect of shortening the term of any incumbent director. The Board of Directors shall be divided into three classes. The number of directors elected to each class shall be as nearly equal in number as possible. Each director in the first class shall be elected to an initial term expiring at the next ensuing annual meeting of stockholders, each director in the second class shall be elected to an initial term expiring at the annual meeting of stockholders held one year thereafter and each director in the third class shall be elected to an initial term expiring at the annual meeting of stockholders held one year thereafter, in each case until his or her successor us duly elected and qualified or until his or her earlier resignation, death, incapacity or removal from office. Upon the expiration of the initial terms of office for each class of directors, the successor directors of each class shall be elected for a full term of three years, to serve until their successors are duly elected and qualified or until their earlier resignation, death, incapacity or removal from office. The Board of Directors shall apportion any increase or decrease in the number of directors among the classes as nearly equal in number as possible.

     Section 2. Vacancies. Whenever any vacancy on the Board of Directors shall occur due to death, resignation, retirement, disqualification, removal, increase in the number of directors, or otherwise, a majority of the remaining directors in office, although less than a quorum of the Board of Directors, may fill the vacancy for the balance of the unexpired term of the vacant directorship, at which time a successor or successors shall be duly elected by the stockholders and qualified. Notwithstanding the provisions of any other Article hereof, only the remaining directors of the Corporation shall have the authority, in accordance with the procedure stated herein, to fill any vacancy that arises on the Board of Directors.

     Section 3. Removal. A director may be removed from office prior to the expiration of his or her term: (i) only for cause; and (ii) only upon the affirmative vote of at least two-thirds of the outstanding shares of capital stock of the Corporation entitled to vote for the election of directors.

     Section 4. Amendments. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, this Article VI shall not be altered, amended or repealed except by an affirmative vote of at least two-third of the outstanding shares of capital stock of the Corporation entitled to vote for the election of directors.

                                 ARTICLE VII.

                       LIMITATION ON DIRECTOR LIABILITY

     A director shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the DGCL, or (iv) for any transaction from which such director derives an improper personal benefit. This Article VII shall be read to authorize the limitation of liability to the fullest extent permitted under Delaware law. If the DGCL is hereafter amended to authorize the further or broader elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. No repeal or modification of this Article VII shall adversely affect any right of or protection afforded to a director of the Corporation existing immediately prior to such repeal or modification.

                                 ARTICLE VIII.

                       SPECIAL MEETINGS OF STOCKHOLDERS

     Except as otherwise require by law and subject to the rights of the holders of the Preferred Stock, special meetings of the stockholders of the Corporation may be called only by (i) the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors, (ii) the Corporation's Chief Executive Officer or (iii) the holders of at least one-third of the outstanding shares of capital stock of the Corporation. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, this Article VIII shall not be altered, amended or repealed except by an affirmative vote of at least two-thirds of the outstanding shares of capital stock of the Corporation entitled to vote at a stockholders' meeting duly called for such purpose.

                                  ARTICLE IX.

                    NO SHAREHOLDER ACTION WITHOUT A MEETING

     Any action required or permitted to be taken by the stockholders of the Corporation shall be taken at a duly called annual or special meeting of such holders and may not be taken by any consent in writing by such holders. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, this Article IX shall not be altered, amended or repealed except by an affirmative vote of at least two-thirds of the outstanding shares of capital stock of the Corporation entitled to vote at a stockholders' meeting duly called for such purpose.

                                  ARTICLE X.

                                INDEMNIFICATION

     The Corporation shall indemnify and advance expenses to, and may purchase and maintain insurance on behalf of, its officers and directors to the fullest extent permitted by law as now or hereafter in effect. Without limiting the generality of the foregoing, the Bylaws may provide for indemnification and advancement of expenses to officers, directors, employees and agents on such terms and conditions as the Board of Directors may from time to time deem appropriate or advisable.

                                  ARTICLE XI.

                                    BYLAWS

     The Board of Directors shall have the power to adopt, amend or repeal the Bylaws of the Corporation or any part thereof. Certain provisions of the Bylaws, as stated therein, may not be altered, amended or repealed except by the affirmative vote of at least two- thirds of the outstanding shares of capital stock of the Corporation entitled to vote at a Stockholders' meeting duly called for such purpose. Except for such provisions requiring a two-third vote to alter, amend or repeal, the Bylaws may be altered, amended or repealed, and new bylaws may be adopted, by the Stockholders upon the affirmative vote of at least a majority of the outstanding shares of capital stock of the Corporation entitled to vote at a Stockholders' meeting duly called for such purpose. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, this Article XI shall not be altered, amended or repealed except by an affirmative vote of at least two-thirds of the outstanding shares of capital stock of the Corporation entitled to vote at a stockholders' meeting duly called for such purpose.

                                 ARTICLE XII.

                                   AMENDMENT

     Except as provided herein, this Certificate of Incorporation may be altered, amended or repealed by the stockholders of the Corporation in accordance with Delaware law.

     IN WITNESS WHEREOF, the undersigned, being the President of the Corporation, has signed this Certificate of Incorporation this _____ day of ___________, 2000.

                                        ANDRX CORPORATION

                                        By:
                                            ------------------------------------
                                            Name:
                                                 -------------------------------
                                            Title:
                                                  ------------------------------

                                     ANNEX D

                                ANDRX CORPORATION
    Common Stock Policies Governing the Interests of Andrx Corporation to be
             Allocated Between the Andrx Group and the Cybear Group

General

         Because the Andrx Group and the Cybear Group will each be a part of a single company, Andrx Corporation, a Delaware corporation (the "Company") has carefully considered a number of issues with respect to the financing of the Andrx Group and the Cybear Group, competition between the Groups, inter-Group business transactions, corporate opportunities and the allocation of debt, corporate overhead, interest, taxes and other charges between the two Groups. The Company's board of directors (the "Board") and management have established policies to accomplish the fundamental objectives of the merger and reorganization (collectively, the "Reorganization"). These policies establish guidelines to help the Company allocate costs and charges between the two Groups on an objective basis and, except as described below, to ensure that transactions between the Andrx Group and the Cybear Group are made on terms that approximate the terms that could be obtained from unaffiliated third parties. All capitalized terms used but not defined herein have the respective meaning assigned thereto in the Company's Restated Certificate of Incorporation (the "Certificate of Incorporation").

Policies Subject to Change Without Shareholder Approval

         These policies will be effective upon the Reorganization. The Company is not requesting shareholder approval of these policies.

         The Board may modify or rescind these policies, or may adopt additional policies, in its sole discretion without shareholder approval, subject to any limitations imposed by the Board's fiduciary duties and applicable law. However, the Board has no present plans to modify or rescind these policies or to adopt additional policies inconsistent with these policies. The Board's decision to modify or rescind such policies, or adopt additional policies could have different effects upon holders of Andrx Stock and holders of Cybear Stock or could result in a benefit or detriment to one class of stockholders compared to the other class. The Board would make any such decision in accordance with its good faith business judgment that such decision is in the best interests of the Company and all of its stockholders as a whole.

Interests to be Attributed to the Andrx Group and the Cybear Group

         It is the current intent of the Company to attribute to the Cybear Group all of the Company's interests worldwide in Internet business related to the healthcare industry other than any Internet business related to the marketing, manufacture, purchase, warehousing, developing, sale and distribution of pharmaceuticals. All other Company interests not allocated to the Cybear Group will be allocated to the Andrx Group.

Fiduciary and Management Responsibilities

         Because the Andrx Group and the Cybear Group will be a part of a single company, the directors and officers will have the same fiduciary duties both to holders of the Andrx Stock and the holders of the Cybear Stock. Under Delaware law, absent an abuse of discretion, a director or officer will be deemed to have satisfied his or her fiduciary duties to the Company and its stockholders if that person is disinterested and acts in accordance with his or her good faith business judgment in the interests of the Company and all of its stockholders as a whole. The Board, in establishing policies with regard to intracompany matters such as business transactions between Groups and allocations of assets, liabilities, debt, corporate overhead, taxes, interest, corporate opportunities and other matters, will consider various factors and information which could benefit or cause detriment to the stockholders of the respective Groups and will make determinations in the best interests of the Company and all of its stockholders as a whole.

         The officers of Andrx Corporation prior to the Reorganization will be the officers of the Company subsequent to the Reorganization, and they will hold the positions they held previously and will continue to have the same general responsibilities that they had prior to the Reorganization. The costs attributable to their responsibilities will be allocated as discussed below under "Financial Statements; Allocation Matters - Corporate Overhead and Administrative Shared Services."

         The Company's chief executive officer, with the approval of the Board, has designated separate management teams for each of the Andrx Group and the Cybear Group to ensure that the efforts of each team of managers are focused on the business and operations for which they have responsibility.

Common Stock Ownership of Directors and Senior Officers

         As a policy, the Board will periodically monitor the ownership of shares of Andrx Stock and shares of Cybear Stock by its directors and senior officers and its option grants to them so that their interests are generally aligned with the two classes of common stock and with their duty to act in the best interests of the Company and its stockholders as a whole. However, because of the anticipated differences in trading values between the Andrx Stock and the Cybear Stock, the actual value of their interests in the Andrx Stock and Cybear Stock may vary significantly.

Financing Activities/Treasury and Cash Management Policies

         The Company will manage most financing and treasury activities on a centralized basis. These activities include, but are not limited to, the issuance and repayment of short-term and long-term debt and the issuance and repurchase of any preferred stock. Each of the Andrx Group and the Cybear Group will remit its cash receipts to the Company and the Company will fund each Group's cash disbursements on a daily basis. If the Company transfers cash or other property allocated to one Group to the other Group, it will account for such transfer in one of the following ways, as determined by the Board, except as set forth in the Tax Sharing Agreement entered into between the Company and its subsidiaries dated the Effective Date (the "Tax Sharing Agreement"):

         o As a short-term or long-term loan from one Group to the other, or as a repayment of a previous borrowing, as described under "Inter-Group Loans" below;

         o As an increase or decrease in the Number of Cybear Designated Shares, as described under "Future Equity Contributions to be Reflected as the Number Designated Shares" below; or

         o  As a sale of assets between the two Groups.

         The Board has not adopted specific criteria to determine which of the foregoing will be applied to a particular transfer of cash or property from one Group to the other. The Board will make these determinations, either in specific instances or by setting applicable policies generally, in the exercise of its business judgment based on all relevant circumstances. The Company will make all transfers of material assets from one Group to the other on a fair value basis for the foregoing purposes, as determined by the Board. See "Transfers of Assets Between Groups."

         Company Debt. The Company will allocate its debt between the Groups or, if it so determines, in its entirety to a particular Group. If the Company allocates debt for a particular financing in its entirety to one Group, the interest rate, amortization, maturity, redemption and other terms shall be on then prevailing terms on which the Andrx Group could borrow such funds. Any expense related to debt that is allocated in its entirety to a Group will be allocated in whole to that Group.

         Preferred Stock. The Company will allocate preferred stock, if issued, between the Groups or, if it so determines, in its entirety to a particular Group. If the Company allocates preferred stock for a particular financing in its entirety to one Group, that Group will be charged the dividend cost. If the dividend cost is higher than the Company's actual cost, the other Group will receive a credit for an amount equal to the difference as compensation for the use of its credit capacity. Any expense related to preferred stock that is allocated in its entirety to a Group will be allocated in whole to that Group.

         Inter-Group Loans. If the Board decides to account for a transfer of cash or other property from one Group to the other Group as a short-term or long-term loan, the Board will establish the terms on which such short-term or long-term loans between the Groups will be made, including interest rate, amortization schedule, maturity and redemption terms; provided, however, any cash transfers from one Group to the other Group will have interest rates, amortization, maturity, redemption and other terms that reflect the then prevailing terms on which the Andrx Group could borrow such funds.

         Future Equity Contributions to be Reflected as the Number of Cybear Designated Shares. Cash or other property that the Company allocates to the Andrx Group that is contributed as additional equity to the Cybear Group will increase the Number of Cybear Designated Shares. Cash or other property that the Company allocates to the Cybear Group that is transferred to the Andrx Group will, if so determined by the Board, decrease the Number of Cybear Designated Shares.

         Equity Issuances and Repurchases and Dividends. The Company will reflect all financial effects of issuances and repurchases of shares of Andrx Stock or Cybear Stock entirely in the financial statements of that Group except as described in the next sentence. The Company will reflect all financial effects of issuances of additional shares of Cybear Stock, which have been reflected as a reduction in the Number of Cybear Designated Shares, entirely in the financial statements of the Andrx Group. The Company will reflect financial effects of dividends or other distributions on, and purchases of, shares of Andrx Stock or Cybear Stock entirely in the respective financial statements of the Andrx Group and the Cybear Group.


Competition Between Groups

         Neither the Andrx Group nor the Cybear Group intend to engage in each other's principal businesses. To the extent practicable, the Groups shall establish joint ventures or other collaborative arrangements to develop, market, sell and support new products and services where both Groups principal businesses are involved. Third parties may also participate in such joint transactions. See "Transfers of Assets Between Groups - Joint Transactions." The terms of any joint transactions will be determined by the Board. Any existing or subsequently developed Internet and Internet-based applications of the Andrx Group which is either related to its pharmaceuticals business or is not related to the healthcare industry shall not be deemed as competing with the Cybear Group.

         The Board will make decisions whether to permit indirect competition between the Groups. Indirect competition could occur if and when:

         o one Group uses products of third parties in that Group's products rather than using the other Group's products;

         o a third party uses a product of one Group in the third party's products which compete with the other Group's products; or

         o a Group licenses technology allocated to that Group to a third party that is a competitor of the other Group.

         The Groups may compete in a business which is not a principal business of the other Group.

Transfers of Assets Between Groups

         The Articles of Incorporation permits the transfer of assets between Groups without shareholder approval. The Board has determined that all such transfers will be made at fair value, as determined by the Board, except as described below. The consideration for such transfers may be paid by one Group to the other in cash or other consideration, as determined by the Board. Notwithstanding the foregoing, all cash and cash equivalents on the balance sheet of the Cybear Group as of the effective date of the Reorganization (the "Effective Date") shall be used by the Cybear Group only to fund Cybear Group's operations.

         The Board has adopted specific policies for the sale of products and services between Groups and joint transactions with each other and third parties as set forth below.

         Sales of Products and Services Between Groups. A Group will sell products or services to the other Group on terms that would be available from third parties in commercial transactions. If terms for such transactions are not available from a third party, the purchasing Group will (1) pay for such products at fair value as determined by the Board and (2) pay for such services at fair value, as determined by the Board, or at the cost, including overhead, of the selling Group.

         Joint Transactions. The Groups may from time to time engage in transactions jointly, including with third parties, as described under "Competition Between Groups." Research and development and other services performed by one Group for a joint venture or other collaborative arrangement will be charged at fair value, as determined by the Board. The Company will continue to cause the Andrx Group to provide to the Cybear Group, at no cost or expense to the Cybear Group, telemarketing and distribution services in connection with the "Cybear Marketplace" operations.

         Review of Corporate Opportunities

         The Board will review any matter which involves the allocation of a corporate opportunity to either the Andrx Group or the Cybear Group or in part to the Andrx Group and in part to the Cybear Group. In accordance with Delaware law, the Board will make its determination with regard to the allocation of any such opportunity and the benefit of such opportunity in accordance with its good faith business judgment of the best interests of the Company and all of its stockholders as a whole. Among the factors that the Board may consider in making this allocation is whether a particular corporate opportunity is principally related to the business of the Andrx Group or the Cybear Group; whether one Group, because of its managerial or operational expertise, will be better positioned to undertake the corporate opportunity; and existing contractual agreements and restrictions.

         Financial Statements

         The Company will prepare financial statements in accordance with generally accepted accounting principles, consistently applied, for the Andrx Group and the Cybear Group, and these financial statements, taken together, will comprise all of the accounts included in the Company's corresponding consolidated financial statements. The financial statements of each of the Andrx Group and the Cybear Group will reflect the financial condition, results of operations and cash flows of the businesses included therein.

         Allocation Matters

         Group financial statements will also include allocated portions of the Company's debt, interest, and corporate overhead and costs of administrative shared services. The Company will make these allocations for the purpose of preparing each Group's financial statements; however, holders of Andrx Stock and Cybear Stock will continue to be subject to all of the risks associated with an investment in the Company and all of its businesses, assets and liabilities.

         In addition to allocating debt and interest as described above under "Financing Activities" and assets as described above under "Transfers of Assets Between Groups," the Board has adopted the following allocation policies:

         o Direct Charges. The Company will allocate to a Group all direct expenses incurred on behalf of such Group.

         o Corporate Overhead and Administrative Shared Services. The Company will allocate a portion of its corporate overhead to the Andrx Group and the Cybear Group based upon the use of services by that Group. Corporate overhead includes, but is not limited to, costs of the Company's executive management, payroll, human resources, legal, auditing, tax, mergers and acquisitions, treasury, and strategic planning functions. The Company will allocate in a similar manner a portion of its costs of administrative shared services, such as information technology services. Where determinations based on use alone are not practical, the Company will use other methods and criteria that it believes are equitable and provide a reasonable estimate of the cost attributable to the Groups. The allocated costs of providing such services and facilities will include, among other things, the following:

                           All costs and expenses of personnel employed in connection with the services and facilities, including all direct costs of those personnel, for example payroll, payroll taxes and fringe benefit costs, calculated at the appropriate annual composite rate therefor.

                           All overhead costs and expenses directly related to the personnel, and the services or facilities provided by them, including departmental, divisional and administrative overhead and a reasonable allocation of capital charges for assets used to provide these services or facilities, including equipment and training.

         All materials used in connection with the services or facilities, billed at their net cost to the provider of the services or facilities plus all overhead costs and expenses related to the materials, including departmental, divisional and administrative overhead and a reasonable allocation of capital charges for assets used to provide the materials.

         The corporate general and administrative services and facilities to be allocated between the Groups will include general and administrative services and facilities (for example, legal services, accounting services, tax and financial services, treasury services, telemarketing services, purchasing and material procurement, corporate travel, information systems support and corporate offices, warehouses and other facilities).

         The Company will allocate consolidated federal income tax provisions and related tax payments or refunds between the Groups based on the Tax Sharing Agreement.

Capital Stock Committee

         At the Effective Time of the Reorganization, the Company will amend its bylaws and take whatever other action is required to establish a capital stock committee of the Company's Board (the "Capital Stock Committee"). To the extent the Cybear nominee to the Board is a member of the Board, Cybear's nominee shall be a member of the Capital Stock Committee, however, in the event that Cybear's nominee is a member of the Capital Stock Committee, the Capital Stock Committee shall have at least one other member. The Capital Stock Committee will have authority to:

         o Interpret, make determinations under, and oversee the implementation of these policies in order to resolve potential and actual conflicts between the Groups.

         o Adopt additional general policies governing the relationship between the Andrx Group and the Cybear Group with respect to these policies; and

         o Engage the services of accountants, investment bankers, appraisers, attorneys and other service providers to assist in discharging its duties.

         The Capital Stock Committee's decision-making authority shall not extend to general supervision and management of the business enterprises of either Group. Furthermore, the decisions of the Capital Stock Committee shall be subject to ultimate approval of the Company's Board.

                                     ANNEX E

                        DELAWARE GENERAL CORPORATION LAW

Section 262.      Appraisal rights

         (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

         (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ss.251 (other than a merger effected pursuant to ss.251(g) of this title), ss.252, ss.254, ss.257, ss.258, ss.263 or ss.264 of this title:

                         (1) Provided, however, that no appraisal rights under
this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of ss.251 of this title.

                         (2) Notwithstanding paragraph (1) of this subsection,
appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss.ss. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                              a. Shares of stock of the corporation surviving or
resulting from such merger or consolidation, or depository receipts in respect thereof;

                              b. Shares of stock of any other corporation, or
depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;


                              c. Cash in lieu of fractional shares or fractional
depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

                              d. Any combination of the shares of stock,
depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

                  (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ss.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

         (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

         (d)      Appraisal rights shall be perfected as follows:

                  (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

                  (2) If the merger or consolidation was approved pursuant to ss.228 or ss.253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

         (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

         (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

         (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

         (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

         (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

         (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

         (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

         (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20:  Indemnification of Directors and Officers.

         Section 145 of the Delaware General Corporation Law, or the DGCL, empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers. In addition, Section 102(b)(7) of the DGCL empowers a corporation to add a provision to its certificate of incorporation limiting the personal liability of its directors to the corporation and its stockholders for monetary damages for breach of fiduciary duty as a director; provided that this provision shall not eliminate or limit the liability of a director: (1) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, or
(4) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under a corporation's by-laws, any agreement, a vote of stockholders or otherwise. The Andrx Corporation certificate of incorporation eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the DGCL and provides that it may fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was an Andrx Corporation director or officer or is or was serving at Andrx Corporation's request as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.


Item 21:  Exhibits and Financial Statement Schedules.


         (a)      No.                Description of Exhibit
                  ---                ----------------------
                  2.3                Agreement  and Plan of Merger,  dated as of January 9, 2001, by and among Andrx
                                     Corporation, Mediconsult Acquisition Corp. and Mediconsult.com, Inc.(1)
                  3.1                Andrx Corporation Amended and Restated Certificate of Incorporation(2)
                  3.2                Andrx Corporation Amended and Restated Bylaws(3)
                  5.1                Opinion of Broad and Cassel (4)
                  8.1                Opinion of Broad and Cassel regarding certain tax matters (4)
                  9.1                Voting Agreement,  dated January 9, 2001, by Robert A. Jennings and JHC Limited
                                     (1)
                  10.46              Breakup Warrant,  dated as of January 9, 2001, by and between  Mediconsult.com,
                                     Inc. and Andrx Corporation (1)
                  10.47              Credit  Agreement,  dated as of January 9, 2001, by and among  Mediconsult.com,
                                     Inc., Physicians' Online, Inc. and Cybear Inc. (1)
                  10.48              Line of Credit  Convertible  Note,  dated January 9, 2001, by  Mediconsult.com,
                                     Inc., Physicians' Online, Inc. in favor of Cybear Inc. (1)
                  10.49              Warrant, dated as of January 9, 2001, by and between Mediconsult.com,  Inc. and
                                     Cybear Inc. (1)
                  21.1               Subsidiaries of Andrx Corporation(4)


         (a)      No.                Description of Exhibit
                  ---                ----------------------
                  23.1               Consent of Broad and Cassel (included in its opinion filed as Exhibit 5.1) (4)
                  23.2               Consent of Arthur Andersen LLP (4)
                  23.3               Consent of PricewaterhouseCoopers(4)
                  23.4               Consent of McFarland Dewey & Co., LLC(4)
                  99.1               Press release, dated January 10, 2001 (1)
                  99.2               Form of Proxy Card of Mediconsult.com (4)
                  99.3               Form of Letter of Transmittal (4)
                  --------------------
                  (1)      Filed as an exhibit of the same number to Andrx Corporation's Form 8-K on January 17, 2001 and
                           incorporated herein by reference.
                  (2)      Filed as Annex C to this Registration Statement on Form S-4.
                  (3)      Filed as an exhibit of the same number to Andrx Corporation's Registration Statement on Form S-4
                           (File No. 333-38226) and incorporated herein by reference.
                  (4)      Filed herewith.

         (b)      Financial Statement Schedules

         Schedules for which provision is made in the applicable accounting regulations of the Commission are not required under the related instructions or are not applicable, and therefore have been omitted.

Item 22:  Undertakings

         (a)      The Registrant undertakes:

         (1) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (2) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense or any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registrant Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on January 31, 2001.

                               ANDRX CORPORATION

                               By: /s/Angelo C. Malahias
                                   ----------------------------------------
                                   Angelo C. Malahias
                                   Vice President and Chief Financial Officer

                                POWER OF ATTORNEY

         Each person whose signature appears below constitutes and appoints Alan
P. Cohen, Elliot F. Hahn and Angelo C. Malahias, or any one of them, as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him or her and in his or her name, place and stead in any and all capacities to execute in the name of each such person who is then an officer or director of the Registrant any and all amendments (including post-effective amendments) to this Registration Statement, and any registration statement relating to the offering hereunder pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises as fully as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents; or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

               Signatures                                         Title                                  Date
               ----------                                         -----                                  ----
/s/ Alan P. Cohen                              Co-Chairman,  Chief  Executive  Officer  and     January 31, 2001
---------------------------
Alan P. Cohen                                  Director (Principal Executive Officer)

/s/Chih-Ming J. Chen, Ph.D                     Co-Chairman,  Chief  Scientific  Officer and     January 31, 2001
------------------------------------
Chih-Ming J. Chen, Ph.D.                       Director

/s/ Elliot F. Hahn, Ph.D.                      President and Director                           January 31, 2001
------------------------------------
Elliot F. Hahn, Ph.D.

/s/Angelo C. Malahias                          Vice President and Chief  Financial  Officer     January 31, 2001
---------------------
Angelo C. Malahias                             (Principal Financial and Accounting Officer)

/s/Lawrence J. DuBow                           Director                                         January 31, 2001
------------------------------------
Lawrence J. DuBow

/s/ Irwin C. Gerson                            Director                                         January 31, 2001
------------------------------------
Irwin C. Gerson

               Signatures                                         Title                                  Date
               ----------                                         -----                                  ----
/s/ Timothy D. Nolan                           Director                                         January 31, 2001
------------------------------------
Timothy D. Nolan

/s/ Michael A. Schwartz, Ph.D.                 Director                                         January 31, 2001
------------------------------
Michael A. Schwartz, Ph.D.

/s/ Melvin Sharoky, M.D.                       Director                                         January 31, 2001
---------------------------
Melvin Sharoky, M.D.

                                 EXHIBIT INDEX

          EXHIBIT No.                EXHIBIT DESCRIPTION
          -----------                -------------------

                  2.3                Agreement  and Plan of Merger,  dated as of January 9, 2001, by and among Andrx
                                     Corporation, Mediconsult Acquisition Corp. and Mediconsult.com, Inc.(1)
                  3.1                Andrx Corporation Amended and Restated Certificate of Incorporation(2)
                  3.2                Andrx Corporation Amended and Restated Bylaws(3)
                  5.1                Opinion of Broad and Cassel (4)
                  8.1                Opinion of Broad and Cassel regarding certain tax matters (4)
                  9.1                Voting Agreement,  dated January 9, 2001, by Robert A. Jennings and JHC Limited
                                     (1)
                  10.46              Breakup Warrant,  dated as of January 9, 2001, by and between  Mediconsult.com,
                                     Inc. and Andrx Corporation (1)
                  10.47              Credit  Agreement,  dated as of January 9, 2001, by and among  Mediconsult.com,
                                     Inc., Physicians' Online, Inc. and Cybear Inc. (1)
                  10.48              Line of Credit  Convertible  Note,  dated January 9, 2001, by  Mediconsult.com,
                                     Inc., Physicians' Online, Inc. in favor of Cybear Inc. (1)
                  10.49              Warrant, dated as of January 9, 2001, by and between Mediconsult.com,  Inc. and
                                     Cybear Inc. (1)
                  21.1               Subsidiaries of Andrx Corporation(4)
                  23.1               Consent of Broad and Cassel (included in its opinion filed as Exhibit 5.1) (4)
                  23.2               Consent of Arthur Andersen LLP (4)
                  23.3               Consent of PricewaterhouseCoopers(4)
                  23.4               Consent of McFarland Dewey & Co., LLC(4)
                  99.1               Press release, dated January 10, 2001 (1)
                  99.2               Form of Proxy Card of Mediconsult.com (4)
                  99.3               Form of Letter of Transmittal (4)
                  --------------------
                  (1)      Filed as an exhibit of the same number to Andrx Corporation's Form 8-K on January 17, 2001 and
                             incorporated herein by reference.
                  (2)      Filed as Annex C to this Registration Statement on Form S-4.
                  (3)      Filed as an exhibit of the same number to Andrx Corporation's Registration Statement on Form S-4
                             (File No. 333-38226) and incorporated herein by reference.
                  (4)      Filed herewith.